Exhibit 96.2

T R S

www.atlanticlithium.com.au

EWOYAA LITHIUM

PROJECT

Prepared For:	Piedmont Lithium Inc.
Prepared By:	Atlantic Lithium Limited [1] Ashmore Advisory Pty Ltd [2] Mining Focus Consultants Pty Ltd [3] Trinol Pty Ltd [4]
Authors:	[1] Keith Muller [1] Lennard Kolff [2] Shaun Searle [3] Harry Warries

[4] Noel O'Brien

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

STATEMENT OF USE AND PREPARATION

This Technical Report Summary (TRS) with an effective date of December 31, 2023, and was prepared by Atlantic Lithium (AIM: ALL, ASX: A11, OTCQX: ALLIF, "Atlantic Lithium", ALL or the "Company") for the sole use of Piedmont Lithium Inc. ("Piedmont" or "Registrant") and its affiliated and subsidiary companies and advisors. Copies or references to information in this report may not be used without the written permission of Atlantic Lithium Ltd or Piedmont Lithium Inc.

This report includes methodologies behind the derivation of mineral resources and ore reserves, as defined under the United States Securities and Exchange Commission (SEC) and Joint Ore Reserve Committee (JORC), through the consideration of geological, mining and environmental factors. Certain information set forth in this report contains "forward-looking information", including production of reserves, associated productivity rates, operating costs, capital costs, sales prices, and other assumptions. These statements are not guarantees of future performance and undue reliance should not be placed on them. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

By definition, "Indicated" and "Probable" terminology carries a lower level of geological and engineering confidence than that which would be reflected through the derivation of "Measured" resources and "Proved" reserves. Indicated definitions provide a confidence level to support broad estimates of Mineral Resource quantity and grade adequate for long-term mine planning to support Probable Reserve definitions. Resource and reserve estimations, and their impacts on production schedules, processing recoveries, saleable product tonnages, costs, revenues, profits, and other results presented in this TRS align with the definition and accuracy of Indicated Mineral Resources and Probable Ore Reserves. Through future exploration campaigns, geological and engineering studies, Atlantic Lithium desires to elevate classifications of resources and reserves in due time.

The statement is based on information provided by Atlantic Lithium and reviewed by various professionals and Competent/Qualified Persons from Ashmore Advisory Pty Ltd., Trinol Pty Ltd. and Mining Focus Consultants Pty Ltd.

Competent/Qualified professionals who contributed to the drafting and review of this report meet the definition of Qualified Persons (QPs), consistent with the requirements of the SEC and Competent Persons consistent with the requirements of JORC. The information in this TRS related to ore resources and mineral reserves is based on, and fairly represents, information compiled by the QPs as of the effective date of the report.

REPORT DATE

This Report entitled "Technical Report Summary of a Feasibility Study of the Ewoyaa Lithium Project in Ghana", issue date February 26, 2024, was prepared and signed by the following Authors and based on contributions, reports and reviews by QPs for which consent forms have been provided.

Page 2 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

TABLE OF CONTENTS

1.0	**EXECUTIVE SUMMARY**		**16**
	1.1	INTRODUCTION	16
	1.2	PROPERTY DESCRIPTION	19
	1.3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	21
	1.4	HISTORY	22
	1.5	GEOLOGICAL SETTINGS, MINERALISATION AND DEPOSIT	22
	1.6	EXPLORATION	23
	1.7	SAMPLE PREPARATION, ANALYSIS AND SECURITY	23
	1.8	DATA VERIFICATION	24
	1.9	METALLURGICAL TESTING AND MINERAL PROCESSING	25
	1.10	MINERAL RESOURCES ESTIMATE	26
	1.11	ORE RESERVE ESTIMATES	27
	1.12	MINING	29
	1.13	PROCESSING AND RECOVERY METHODS	35
	1.14	INFRASTRUCTURE	38
	1.15	MARKET ANALYSIS	41
	1.16	ENVIRONMENTAL STUDIES, SOCIAL AND PERMITTING	42
	1.17	CAPITAL AND OPERATING COSTS	45
	1.18	ECONOMIC MODEL AND SENSITIVITY ANALYSIS	49
	1.19	OTHER RELEVANT INFORMATION	53
	1.20	RISK AND OPPORTUNITY	56

	1.21	INTERPRETATION AND CONCLUSIONS	58
	1.22	RECOMMENDATIONS	59
2.0	**INTRODUCTION**		**60**
	2.1	PROJECT BACKGROUND	60
	2.2	AUTHORS AND SITE INSPECTIONS	60
	2.3	STUDY PARTICIPANTS AND RESPONSIBILITIES	63
	2.4	ABBREVIATIONS, ACRONYMS AND UNITS OF MEASURE	63
	2.5	SCOPE OF WORK	74
	2.6	UPDATES TO PREVIOUS TRS	74
3.0	**PROPERTY DESCRIPTION**		**75**
	3.1	LOCATION	75
	3.2	TITLES, CLAIMS OR LEASES	76
	3.3	MINERAL RIGHTS	76

Page 3 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

	3.4	ENCUMBRANCES	84
	3.5	OTHER RISKS	84
4.0	**ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY**		**85**
	4.1	TOPOGRAPHY, ELEVATION, AND VEGETATION	85
	4.2	ACCESS AND TRANSPORT	85
	4.3	POPULATION AND ECONOMY	86
	4.4	CLIMATE AND LENGTH OF OPERATING SEASON	86
	4.5	INFRASTRUCTURE	86
5.0	**HISTORY**		**87**
	5.1	PREVIOUS LITHIUM MINING IN THE REGION	87
	5.2	PREVIOUS EXPLORATION	87
6.0	**GEOLOGICAL SETTINGS, MINERALISATION AND DEPOSIT**		**88**
	6.1	REGIONAL, LOCAL AND PROPERTY GEOLOGY	88
	6.2	WEATHERING AND OXIDATION	96
	6.3	STRUCTURE AND ALTERATION	96
	6.4	MINERALISATION	99
7.0	**EXPLORATION**		**101**

	7.1	NATURE AND EXTENT OF EXPLORATION	101
	7.2	DRILLING PROCEDURES	106
8.0	**SAMPLE PREPARATION, ANALYSIS AND SECURITY**		**108**
	8.1	SAMPLING	108
	8.2	BLANKS	108
	8.3	FIELD DUPLICATES	109
	8.4	CERTIFIED REFERENCE MATERIAL	110
	8.5	UMPIRE LABORATORY CHECK ASSAY	110
	8.6	DATA QUALITY ASSESSMENT	111
	8.7	DENSITY	111
9.0	**DATA VERIFICATION**		**113**
	9.1	PROCEDURES OF QUALIFIED PERSON	113
	9.2	LIMITATIONS	114
	9.3	OPINION OF QUALIFIED PERSON	114
10.0	**MINERAL PROCESSING AND METALLURGICAL TESTING**		**115**
	10.1	SAMPLE SELECTION	115
	10.2	MINERALOGY	121

Page 4 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

	10.3	COMMINUTION	121
	10.4	PARTICLE SIZE DISTRIBUTIONS	122
	10.5	HEAVY LIQUID SEPARATION (HLS)	124
	10.6	DENSE MEDIA SEPARATION	130
	10.7	RHEOLOGY	132
	10.8	THICKENING	133
	10.9	RECOVERY SUMMARY	133
	10.10	OPPORTUNITIES & BY-PRODUCT POTENTIAL	134
11.0	**MINERAL RESOURCE ESTIMATES**		**138**
	11.1	GEOLOGICAL MODELLING	138
	11.2	STATISTICAL AND GEOSTATISTICAL ANALYSIS	143
	11.3	BLOCK MODELLING	156
	11.4	MINERAL RESOURCE REPORTING	164
	11.5	CLASSIFICATION	165
	11.6	REASONABLE PROSPECTS FOR ECONOMIC EXTRACTION	168
	11.7	MINERAL RESOURCE ESTIMATE	168
	11.8	QUALIFIED PERSON'S OPINION	173
12.0	**ORE RESERVE ESTIMATES**		**174**
	12.1	QUALIFIED PERSON'S ESTIMATES	175
	12.2	QUALIFIED PERSON'S OPINION	176
13.0	**MINING METHODS**		**177**
	13.1	INTRODUCTION	177
	13.2	MINING OPERATION BASIS	178
	13.3	HYDROLOGY AND HYDROGEOLOGY	178
	13.4	GEOTECHNICAL DATA	186
	13.5	PIT OPTIMISATION	188
	13.6	MINE DESIGN	189
	13.7	MINE PRODUCTION SCHEDULE	192
	13.8	MINING COST ESTIMATION	194
14.0	**PROCESSING AND RECOVERY METHODS**		**196**
	14.1	KEY PROCESS DESIGN CRITERIA	196
	14.2	PROCESS PLANT	196
	14.3	PROCESS PLANT LAYOUT	203
	14.4	PRE-PRODUCTION PROCESSING	204
15.0	**INFRASTRUCTURE**		**208**

Page 5 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

	15.1	SITE DEVELOPMENT	208
	15.2	SITE WATER MANAGEMENT	208
	15.3	WATER BALANCE	210
	15.4	WATER SUPPLY	212
	15.5	TAILINGS STORAGE AND MANAGEMENT	215
	15.6	ROADS	220
	15.7	PLANT SITE DEVELOPMENT	221
	15.8	POWER	222
	15.9	COMMUNICATIONS SYSTEMS INFRASTRUCTURE	224
	15.10	PLANT AREA BUILDINGS AND FACILITIES	224
	15.11	OTHER SUPPORT FACILITIES	226
	15.12	WORKFORCE ACCOMMODATION	226
	15.13	FUEL STORAGE	227
	15.14	PORT INFRASTRUCTURE AND TRANSPORT LOGISTICS	227
16.0	**MARKET STUDIES**		**232**
	16.1	MARKETING	232
	16.2	MARKETING STRATEGY	233
	16.3	PRODUCT PRICING	233
	16.4	MATERIAL CONTRACTS	233
17.0	**ENVIRONMENTAL STUDIES, SOCIAL AND PERMITTING**		**235**
	17.1	INTRODUCTION	235
	17.2	ENVIRONMENTAL PERMITTING	235
	17.3	LEGAL AND REGULATORY FRAMEWORK	236
	17.4	PERMITTING PROCESS	245
	17.5	EXISTING ENVIRONMENTAL CONTEXT	251
	17.6	EXISTING SOCIAL CONTEXT	258
	17.7	BIOPHYSICAL DATA	260
	17.8	SOCIO-ECONOMIC DATA	274
	17.9	PRELIMINARY IDENTIFICATION OF POTENTIAL IMPACTS	275
	17.10	ENVIRONMENT, SOCIAL, HEALTH AND SAFETY MANAGEMENT SYSTEM (ESHMS)	277
	17.11	STAKEHOLDER ENGAGEMENT	282

17.12 GRIEVANCE MECHANISM 282
17.13 COMMUNITY DEVELOPMENT 283
17.14 REHABILITATION AND CLOSURE 284
18.0 CAPITAL AND OPERATING COSTS 285

Page 6 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

18.1 CAPITAL COST (CAPEX) INTRODUCTION 285
18.2 CAPEX SUMMARY 285
18.3 CAPEX BASIS OF ESTIMATES 285
18.4 SITE GENERAL & INFRASTRUCTURE 289
18.5 MINING 290
18.6 PROJECT INDIRECTS 291
18.7 OWNER'S COSTS 292
18.8 EARLY PHASE PRODUCTION PLANT 294
18.9 CONTINGENCY 294
18.10 DEFERRED AND SUSTAINING CAPITAL 295
18.11 OPERATING COSTS LOM SUMMARY 296
18.12 OPEX BASIS OF ESTIMATE 296
18.13 MINING OPERATING COSTS 297
18.14 OPERATING COSTS 297
18.15 PRE-PRODUCTION MODULAR DMS PLANT OPERATING COSTS 302
19.0 ECONOMIC MODEL AND SENSITIVITY ANALYSIS 304
19.1 INTRODUCTION 304
19.2 FINANCIAL MODEL BASIS AND INPUTS 304
19.3 FINANCIAL MODEL RESULTS 306
19.4 SENSITIVITY ANALYSIS 308
20.0 ADJACENT PROPERTIES 310
21.0 OTHER RELEVANT DATA AND INFORMATION 311
21.1 PROJECT IMPLEMENTATION 311
21.2 ORGANISATION 331
22.0 INTERPRETATION AND CONCLUSIONS 349
22.1 MINERAL RESOURCE 349

22.2	MINING	349
22.3	METALLURGY TESTING	349
22.4	RECOVERY METHODS	350
22.5	RISK & OPPORTUNITY EVALUATION	350
23.0	**RECOMMENDATIONS**	**365**
23.1	MINERAL RESOURCE	365
23.2	MINING	365
23.3	METALLURGY TESTING / RECOVERY METHODS	365

Page 7 of 368

ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

24.0	**REFERENCES**	**366**
24.1	GEOLOGY	366
24.2	MINING AND GEOTECHNICAL	366
24.3	METALLURGICAL TESTWORK	366
24.4	INFRASTRUCTURE	366
24.5	ENVIRONMENTAL, SOCIAL AND PERMITTING	367
25.0	**RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT**	**368**

LIST OF TABLES

TABLE 1-1	EWOYAA LITHIUM PROJECT FS KEY METRICS (100% PROJECT BASIS)	16
TABLE 1-2	SUBSIDIARY COMPANIES PROPERTY RIGHTS	20
TABLE 1-3	EWOYAA LITHIUM PROJECT MINERAL RIGHTS	21
TABLE 1-4	SUMMARY OF DRILLING USED FOR THE EWOYAA RESOURCE ESTIMATE	23
TABLE 1-5	ORE PHYSICAL PARAMETERS SUMMARY	25
TABLE 1-6	FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE	26
TABLE 1-7	EWOYAA MRE BY DEPOSIT AND JORC CLASSIFICATION (0.5% LI_2O CUT-OFF, ABOVE 190 M RL)	26
TABLE 1-8	SOURCE MODIFYING FACTORS USED FOR ORE RESERVE DETERMINATION	27
TABLE 1-9	SUMMARY OF MODIFYING FACTORS FOR ORE RESERVE DETERMINATION	28
TABLE 1-10	ORE RESERVES AS AT 16 JUNE 2023	29
TABLE 1-11	SUMMARY OF KEY PIT OPTIMISATION INPUT PARAMETERS	30
TABLE 1-12	SUMMARY OF PIT DESIGN PARAMETERS	32
TABLE 1-13	COMPARISON PIT DESIGN VERSUS PIT OPTIMISATION SHELL	33
TABLE 1-14	MINE PRODUCTION SCHEDULE SUMMARY	34
TABLE 1-15	PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA	42
TABLE 1-16	CAPITAL ESTIMATE SUMMARY (USD, Q2 2023, -15% + 15%)	45
TABLE 1-17	SOURCE OF CAPITAL COST PRICING	46
TABLE 1-18	SUSTAINING AND CLOSURE CAPITAL COSTS, LOM	46
TABLE 1-19	LOM OPERATING COSTS	47
TABLE 1-20	SUMMARY OF DMS OPERATING COST (USD, Q2 2023, -15% + 15%)	48
TABLE 1-21	PRE-PRODUCTION OPEX SUMMARY	48
TABLE 1-22	KEY FINANCIAL MODEL INPUTS	49
TABLE 1-23	PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA	50
TABLE 1-24	CASH FLOW MODEL KEY RESULTS	51
TABLE 1-25	PROJECT SCHEDULE MILESTONES	54
TABLE 1-26	FELDSPAR ESTIMATES	57
TABLE 1-27	POTENTIAL FLOTATION PLANT FEEDSTOCK PER ANNUM	58

Page 8 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

TABLE 2-1	QUALIFIED PERSONS AND RESPONSIBILITIES	60
TABLE 2-2	REPORT CONTRIBUTORS	63
TABLE 2-3	ABBREVIATIONS, ACRONYMS AND UNITS OF MEASURE	63
TABLE 3-1	CORPORATE STRUCTURE AND IDENTIFIERS	79
TABLE 3-2	ELP MINERAL RIGHTS	79
TABLE 3-3	SUBSIDIARY COMPANIES PROPERTY RIGHTS	79
TABLE 3-4	ANNUAL MINERAL RIGHTS FEES	82
TABLE 3-5	GHANIAN DOUBLE TAXATION AGREEMENTS	83
TABLE 7-1	SCALE OF THE AWUAYA – OKWESIKROM PEGMATITES (EWOYAA AND ABONKO)	102
TABLE 7-2	GRADE OF THE AWUAYA – OKWESIKROM PEGMATITES (EWOYAA AND ABONKO)	102
TABLE 7-3	SUMMARY OF DRILLING AT THE ELP	107
TABLE 8-1	CERTIFIED STANDARD SUMMARY FOR LI (PPM)	110
TABLE 8-2	BULK DENSITY STATISTICS	112
TABLE 9-1	DRILL HOLE COLLAR VERIFICATION	113
TABLE 10-1	SUMMARY OF TEST WORK COMPOSITES	117
TABLE 10-2	MASTER COMPOSITE HEAD ASSAYS	119
TABLE 10-3	HEAD SAMPLE XRD RESULTS FOR THE T3141 COMPOSITE SAMPLES	121
TABLE 10-4	SUMMARY OF COMMINUTION DATA	121
TABLE 10-5	T3141 CRUSHING WORK AND ABRASIVE INDEX	122
TABLE 10-6	COMPARISON OF HLS PERFORMANCE FOR ALL DEPOSITS (-10+0.5MM)	124
TABLE 10-7	PROCESS SIZE FRACTIONS	127
TABLE 10-8	SCREENING RESULTS	129
TABLE 10-9	DMS-250 RESULTS BEFORE MIDDLINGS RE-CRUSH TO 6.3MM	131
TABLE 10-10	DMS-250 RESULTS AFTER MIDDLINGS RE-CRUSH TO 6.3MM	131
TABLE 10-11	FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE	134
TABLE 10-12	ESTIMATE OF POTENTIAL ADDITIONAL PRODUCTS	134
TABLE 10-13	SUMMARY OF THE MAGNETIC SEPARATION TO REMOVE IRON	135
TABLE 10-14	FELDSPAR PRODUCTION USING ORE SORTER	136
TABLE 10-15	LOSS OF LITHIUM TO GRAVITY MIDDLINGS	136
TABLE 10-16	FLOTATION FEED PREP	137
TABLE 11-1	LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES	144
TABLE 11-2	LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)	145
TABLE 11-3	LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)	146
TABLE 11-4	LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)	147
TABLE 11-5	LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)	147
TABLE 11-6	DOMAIN 1 CORRELATION MATRIX	148

Page 9 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

TABLE 11-7	KRIGING PARAMETERS – DOMAIN 1	152
TABLE 11-8	OK ESTIMATION PARAMETERS – MINERALISED DOMAINS (LI_2O)	157
TABLE 11-9	BULK DENSITY STATISTICS (T/M^3)	159
TABLE 11-10	AVERAGE COMPOSITE INPUT V BLOCK MODEL OUTPUT – SEPARATED BY WEATHERING (CONT.)	160
TABLE 11-11	EWOYAA LITHIUM PROJECT MARCH 2023 MINERAL RESOURCE ESTIMATE BY DEPOSIT (0.5% LI_2O CUT-OFF, ABOVE -190MRL)	170
TABLE 11-12	MATERIAL TYPES, RECOVERIES AND CONCENTRATE GRADES (AT -10+0.5MM CRUSH AND LABORATORY SETTING)	172
TABLE 12-1	SUMMARY OF MODIFYING FACTORS FOR ORE RESERVE DETERMINATION	174
TABLE 12-2	EWOYAA LITHIUM PROJECT – ESTIMATE OF ORE RESERVES AS OF 16 JUNE 2023	175
TABLE 13-1	SUMMARY OF BOREHOLE INFORMATION	179
TABLE 13-2	PUMPING TEST RESULTS	181
TABLE 13-3	PIT SLOPE DESIGN PARAMETERS	186
TABLE 13-4	SUMMARY OF KEY PIT OPTIMISATION INPUT PARAMETERS	188
TABLE 13-5	PIT DESIGN PARAMETERS SUMMARY	189
TABLE 13-6	PIT DESIGN BREAKDOWN SUMMARY	190
TABLE 13-7	COMPARISON OF PIT DESIGN VS. PIT OPTIMISATION SHELL	191
TABLE 13-8	SUMMARY MINE PRODUCTION SCHEDULE	193
TABLE 13-9	LOM MINING OPERATING COSTS	195
TABLE 14-1	PLANT SCHEDULE - DESIGN CRITERIA	196
TABLE 14-2	KEY DESIGN CRITERIA	205
TABLE 14-3	PRE-PRODUCTION CRUSHING AND MODULAR DMS PLANT OVERVIEW	205
TABLE 15-1	WATER BALANCE ASSUMPTIONS AND VARIABLES	211
TABLE 15-2	SITE WATER DEMAND	212
TABLE 15-3	AVERAGE AND MAXIMUM RAINFALL DATA	215
TABLE 15-4	TAILINGS FEED CHARACTERISTICS TEST RESULTS	216
TABLE 15-5	TAILINGS SETTLEMENT PARAMETERS	216
TABLE 15-6	PRODUCT LOGISTICS COSTS	229
TABLE 16-1	PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA	233
TABLE 17-1	RELEVANT GHANAIAN LEGISLATION	236
TABLE 17-2	THE EQUATOR PRINCIPLES IV (2020)	242
TABLE 17-3	REQUIREMENTS OF IFC PS AND GUIDELINES	243

TABLE 17-4	MONTHLY RAINFALL (MM) 2010 TO 2018	251
TABLE 17-5	MONTHLY RECORDED WIND DIRECTION IN THE ELP AREA (2019-2023)	262
TABLE 17-6	CONCENTRATION LEVELS OF WATER SAMPLES FROM SURFACE WATER SOURCES	266
TABLE 17-7	CONCENTRATION LEVELS IN WATER SAMPLED FROM BOREHOLE SOURCES	269
TABLE 17-8	CONCENTRATION LEVELS IN WATER SAMPLED FROM DUGOUT SOURCES	270

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ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

TABLE 17-9	MEAN AIR QUALITY BASELINE RESULTS OF THE ELP AREA (JUNE 2021 – MARCH 2022)	272
TABLE 17-10	MEAN NOISE LEVEL BASELINE RESULTS OF THE ELP AREA (JUNE 2021 – MARCH 2022)	273
TABLE 17-11	ESTIMATED 2020 POPULATION OF ELP COMMUNITIES	274
TABLE 17-12	SUMMARY OF POTENTIAL IMPACTS PRELIMINARILY IDENTIFIED	276
TABLE 17-13	PROJECT ENVIRONMENTAL, SOCIAL, HEALTH AND SAFETY MANAGEMENT SYSTEM DOCUMENTS	278
TABLE 17-14	LIST OF ENVIRONMENTAL MONITORING PARAMETERS FOR EMP	281
TABLE 18-1	CAPITAL COST ESTIMATE SUMMARY (US$, Q2 2023, -15% + 15%)	285
TABLE 18-2	SOURCE OF CAPITAL COST PRICING	286
TABLE 18-3	PROCESS PLANT CAPITAL COST SUMMARY (US$ M)	287
TABLE 18-4	EQUIPMENT AND BULK MATERIALS	287
TABLE 18-5	ESTIMATE GROWTH FACTORS	289
TABLE 18-6	SITE GENERAL AND INFRASTRUCTURE COSTS	289
TABLE 18-7	PROJECT INDIRECT COST SUMMARY	291
TABLE 18-8	CONTRACTOR PRELIMINARY & GENERAL COSTS	292
TABLE 18-9	OWNER'S COSTS SUMMARY	292
TABLE 18-10	OWNER'S TEAM COSTS	293
TABLE 18-11	SUSTAINING CAPITAL ESTIMATE SUMMARY (Q2 2023, -15% + 15%)	295
TABLE 18-12	LOM C1 OPERATING COSTS	296
TABLE 18-13	EXCHANGE RATE SUMMARY	296
TABLE 18-14	OVERALL OPEX SUMMARY (USD, 2Q23, -15% + 15%)	298
TABLE 18-15	LABOUR HEADCOUNT AND ANNUAL COSTS (EXCL. MINING CONTRACTOR)	299
TABLE 18-16	COST SUMMARY FOR REAGENTS	299
TABLE 18-17	ANNUAL POWER COSTS	299
TABLE 18-18	ANNUAL MAINTENANCE MATERIALS COSTS	300
TABLE 18-19	SUMMARY OF CONCENTRATE TRANSPORT COSTS	300
TABLE 18-20	GENERAL & ADMINISTRATION COSTS	301
TABLE 18-21	OVERALL PRE-PRODUCTION MODULAR PLANT OPEX SUMMARY	302

TABLE 19-1	KEY FINANCIAL MODEL PHYSICALS AND INPUTS	304
TABLE 19-2	PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA	306
TABLE 19-3	PROJECT CASH FLOW MODEL RESULTS	306
TABLE 19-4	PROJECT CASH FLOW MODEL RESULTS	308
TABLE 21-1	PROJECT MILESTONES	312
TABLE 21-2	PROJECT DEVELOPMENT RESPONSIBILITIES	314
TABLE 21-3	PROJECT BATTERY LIMITS	321
TABLE 21-4	WORK BREAKDOWN STRUCTURE	321
TABLE 21-5	ATLANTIC LITHIUM OPERATIONS LABOUR LIST	331

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT
ATLANTIC LITHIUM

TABLE 21-6	SUMMARY OF ROSTERS	336
TABLE 22-1	FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE	350
TABLE 22-2	RISK LIKELIHOOD OF OCCURRENCE	351
TABLE 22-3	RISK CONSEQUENCE RATING	352
TABLE 22-4	RISK RANKING MATRIX	353
TABLE 22-5	PROJECT RISK REGISTER	354
TABLE 22-6	FELDSPAR ESTIMATES	364
TABLE 22-7	POTENTIAL FLOTATION PLANT FEEDSTOCK PER ANNUM	364

LIST OF FIGURES

FIGURE 1-1	SITE OVERVIEW LOOKING NORTHEAST, YEAR 1 OPERATION	16
FIGURE 1-2	PROJECT LOCATION AND EXPLORATION PERMITS	19
FIGURE 1-3	ALL CORPORATE STRUCTURE	20
FIGURE 1-4	EWOYAA LITHIUM PROJECT PIT LAYOUT	30
FIGURE 1-5	PIT OPTIMISATION RESULTS TOTAL RESOURCE	32
FIGURE 1-6	TOTAL MATERIAL MOVEMENT BY CUTBACK	35
FIGURE 1-7	PROCESSING PLANT AND INFRASTRUCTURE VIEWED FROM THE WEST	35
FIGURE 1-8	OVERALL SIMPLIFIED PROCESS FLOWSHEET	37
FIGURE 1-9	MINING SERVICES, ADMIN, SERVICES, WORKSHOP AND WAREHOUSE FACILITIES	41
FIGURE 1-10	LOM CONCENTRATE PRODUCTION	51
FIGURE 1-11	EWOYAA LITHIUM PROJECT MARGIN	52
FIGURE 1-12	CASH FLOW SENSITIVITIES GRAPH, NPV8 BASIS	53
FIGURE 1-13	ESTIMATED EMPLOYMENT FOR LOM	56
FIGURE 3-1	EWOYAA LITHIUM PROJECT LOCATION	75
FIGURE 3-2	ALL CORPORATE STRUCTURE	78
FIGURE 6-1	REGIONAL GEOLOGY MAP SHOWING THE POSITION OF THE MANKESSIM LICENCE AREA EDGED IN RED	89
FIGURE 6-2	INTERPRETED GEOLOGY OF THE MANKESSIM & MANKESSIM SOUTH PL AREAS	90
FIGURE 6-3	EXTRACT OF REGIONAL STRUCTURAL INTERPRETATION BY GHANA GEOLOGICAL SURVEY (HUGHES & FARRANT, 1963) SUPERIMPOSED OVER CURRENTLY KNOWN PEGMATITES IN THE IMMEDIATE ELP AREA	91
FIGURE 6-4	DEPOSIT AND PROSPECT NAMES AT THE EWOYAA LITHIUM PROJECT	92
FIGURE 6-5	ABONKO TREND	93
FIGURE 6-6	EWOYAA TREND	94
FIGURE 6-7	TYPICAL P1 COARSE GRAINED SPODUMENE (>20MM ACROSS) IN PEGMATITE IN WHOLE AND CUT CORE	95
FIGURE 6-8	TYPICAL P2 FINER GRAINED SPODUMENE (<20MM ACROSS) IN PEGMATITE CORE	96
FIGURE 6-9	K-FELDSPAR AND SECONDARY MUSCOVITE ALTERATION OF P1 SPODUMENE PEGMATITE FROM EWOYAA MAIN. INTENSE CHLORITE ALTERATION PROXIMAL TO SOME FRACTURES	98

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

FIGURE 6-10	SPODUMENE CRYSTAL EXHIBITING CHLORITE ALTERATION ALONG ITS PERIMETER AND ALONG CLEAVAGE AND FRACTURE PLANES	99
FIGURE 7-1	LEFT: IDEALISED ZONED PEGMATITE FIELD AROUND A SOURCE GRANITE.	104
FIGURE 7-2	CAPE COAST BATHOLITH MARGIN AND PROSPECTIVE TARGETS DEFINED FROM GEOLOGICAL SETTING AND GOOGLE EARTH GROUND FEATURES (AREA 1 BEING THE EWOYAA DISCOVERY LOCATION).	104
FIGURE 7-3	EARLY DUE-DILIGENCE ROCK-CHIP AND TRENCH SAMPLING RESULTS	105
FIGURE 8-1	QA/QC PERFORMANCE OF BLANK MATERIAL IN LI ASSAY	109
FIGURE 8-2	QA/QC PERFORMANCE OF FIELD DUPLICATE SAMPLES IN LI ASSAY	109
FIGURE 8-3	UMPIRE CHECK ANALYSIS LI	111
FIGURE 10-1	EWOYAA METALLURGICAL SAMPLE LOCATIONS AND COMPOSITES	120
FIGURE 10-2	PARTICLE SIZE DISTRIBUTIONS FOR CRUSHED COMPOSITES	123
FIGURE 10-3	MASS AND LITHIUM DEPORTMENT AT DIFFERENT BOTTOM SIZES FOR DMS FEED	124
FIGURE 10-4	GRADE RECOVERY CURVES FOR ALL HLS TESTS	126
FIGURE 10-5	GRADE RECOVERY CURVES, ISOLATED TO P1 AND P2. P1 (GREY), P2 (TURQOISE)	127
FIGURE 10-6	HLS RECOVERY VARIABILITY OF SAMPLES WITH RESPECT TO P1, P2 AND BLENDS	128
FIGURE 10-7	GRADE VS RECOVERY CURVE FOR FRACTIONAL HLS RESULTS	130
FIGURE 11-1	LOG HISTOGRAM AND LOG PROBABILITY PLOTS OF THE RAW ASSAYS AT ELP	138
FIGURE 11-2	PLAN VIEW OF EWOYAA WIREFRAMES AND DRILLING	140
FIGURE 11-3	LONG SECTION Z-Z' OF EWOYAA MAIN WIREFRAMES AND DRILLING	141
FIGURE 11-4	CROSS-SECTION A-A' OF EWOYAA WIREFRAMES AND DRILLING	142
FIGURE 11-5	SAMPLE LENGTHS INSIDE WIREFRAMES	143
FIGURE 11-6	LI2O STATISTICAL PLOTS FOR DOMAIN 1	144
FIGURE 11-7	SCATTER PLOTS FOR DOMAIN 1	149
FIGURE 11-8	LI2O VARIOGRAMS FOR DOMAIN 1	150
FIGURE 11-9	BLOCK SIZE ANALYSIS CHART – DOMAIN 1	153
FIGURE 11-10	NUMBER OF SAMPLES ANALYSIS CHART – DOMAIN 1	154
FIGURE 11-11	SEARCH DISTANCE ANALYSIS CHART – DOMAIN 1	155
FIGURE 11-12	BLOCK DISCRETISATION ANALYSIS CHART – DOMAIN 1	156
FIGURE 11-13	CROSS-SECTION OF BLOCK MODEL LI2O GRADES ON SECTION A-A	158
FIGURE 11-14	VALIDATION BY 20M NORTHING AND 10M EASTING AND 10M ELEVATION – DOMAIN 1 BELOW TOFR; LI2O (BLUE=DECLUSTERED MEAN, BLACK=OK)	164
FIGURE 11-15	MINERAL RESOURCE CLASSIFICATION OBLIQUE VIEW – EWOYAA MAIN (FACING NE)	166
FIGURE 11-16	MINERAL RESOURCE CLASSIFICATION PLAN VIEW	167
FIGURE 11-17	ELP TONNAGE AND GRADE 10M BENCH LEVEL	172
FIGURE 11-18	ELP GRADE – TONNAGE CURVE	173
FIGURE 13-1	EWOYAA LITHIUM PROJECT PIT LAYOUT	177
FIGURE 13-2	LOCATION OF COMMUNITY BOREHOLES (SOURCE: ESS, 2021)	179

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

FIGURE 13-3	MONITORING BOREHOLES LOCATED WITHIN THE EWOYAA PROJECT	180
FIGURE 13-4	PASSIVE INFLOWS TO PITS (LIFE OF MINE)	182
FIGURE 13-5	TOTAL PASSIVE INFLOW VS. TOTAL RESIDUAL INFLOW	184
FIGURE 13-6	POTENTIAL DEWATERING WELLS	185
FIGURE 13-7	DRAWDOWN	186
FIGURE 13-8	TOTAL RESOURCE PIT OPTIMISATION RESULTS	189
FIGURE 13-9	TOTAL MATERIAL MOVEMENT BY PIT	194
FIGURE 14-1	BLOCKFLOW DIAGRAM - CRUSHING CIRCUIT	197
FIGURE 14-2	BLOCKFLOW DIAGRAM - DMS PLANT	198
FIGURE 14-3	PROCESS PLANT AND INFRASTRUCTURE VIEWED FROM THE WEST	204
FIGURE 15-1	UPSTREAM CATCHMENT VOLUMES	209
FIGURE 15-2	SITE AVERAGE WATER BALANCE WITH FISSURE PIT INFLOWS	213
FIGURE 15-3	WSD LOCATION	214
FIGURE 15-4	WSD EMBANKMENT TYPICAL CROSS-SECTION	214
FIGURE 15-5	IWLTSF GENERAL ARRANGEMENT (PLAN)	218
FIGURE 15-6	IPTSF GENERAL ARRANGEMENT (PLAN)	218
FIGURE 15-7	IWLTSF DEVELOPMENT PROFILE	219
FIGURE 15-8	IPTSF DEVELOPMENT PROFILE	220
FIGURE 15-9	POWERLINE RELOCATION ROUTE	223
FIGURE 15-10	MINING SERVICES, ADMINISTRATION, WORKSHOP AND WAREHOUSE FACILITIES	225
FIGURE 15-11	TAKORADI PORT CONFIGURATION AND INDICATIVE STOCKPILING OPTIONS	230
FIGURE 15-12	INDICATIVE INLAND PORT LOCATION AND PORT ACCESS ROUTE	231
FIGURE 16-1	PEV SALES FORECASTS (S&P, JUNE 2023)	232
FIGURE 17-1	MINING LEASE PROCESS (SOURCE: MINERALS COMMISSON)	246
FIGURE 17-2	ENVIRONMENTAL PERMIT ACQUISITION PROCESS FLOW CHART (SOURCE: GHANA EPA)	247
FIGURE 17-3	SALTPOND MONTHLY RAINFALL, MM	252
FIGURE 17-4	AVERAGE MONTHLY TEMPERATURE AND RAINFALL FOR SALTPOND, WATERSHED 462 GHANA (1991-2016)	252

FIGURE 17-5	SPATIAL DISTRIBUTION OF THE ELP SITE VULNERABILITY	253
FIGURE 17-6	REGIONAL HYDROGEOLOGICAL MAP	255
FIGURE 17-7	EXPLORATION AREA SHOWING POTENTIAL AND ACTUAL NATURAL SURFACE DRAINAGE	256
FIGURE 17-8	GEOLOGY OF THE MFANTSEMAN MUNICIPALITY AND ITS ADJOINING MUNICIPALITIES	257
FIGURE 17-9	MONTHLY AVERAGE RAINFALL AND HUMIDITY OF THE ELP AREA (2019-2023)	261
FIGURE 17-10	MONTHLY TEMPERATURE, DEW POINT AND PAR OF THE ELP AREA (2019-2023)	261
FIGURE 17-11	AVERAGE MONTHLY WIND SPEED OF ELP AREA (2019-2023)	262
FIGURE 17-12	PROJECT AREA HYDROLOGY AND WATER MONITORING LOCATIONS	265

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

FIGURE 17-13	DUGOUT AT MPESIADUADZE (RHS) AND DOMESTIC BOREHOLE WITH SANITARY CONCRETE SEAL AT EWOYAA (LHS)	268
FIGURE 17-14	AIR QUALITY AND NOISE BASELINE DATA LOCATIONS FOR ELP	272
FIGURE 17-15	VISUAL REPRESENTATION OF ESHS MANAGEMENT SYSTEM	280
FIGURE 17-16	PROJECT ORGANISATIONAL STRUCTURE FOR ESHS GOVERNANCE AND MANAGEMENT	281
FIGURE 17-17	ALL GRIEVANCE MECHANISM FLOWCHART	283
FIGURE 19-1	UNDISCOUNTED (FREE CASH) POST-TAX PROJECT CASHFLOWS - – YEARLY	307
FIGURE 19-2	CASHFLOW SENSITIVITIES, NPV8 BASIS	309
FIGURE 21-1	PROJECT ORGANISATIONAL STRUCTURE – ENGINEERING AND PROCUREMENT	327
FIGURE 21-2	PROJECT ORGANISATIONAL STRUCTURE –CONSTRUCTION	328
FIGURE 21-3	PROJECT ORGANISATIONAL STRUCTURE –COMMISSIONING	328
FIGURE 21-4	OVERALL ATLANTIC ORGANISATIONAL STRUCTURE	343
FIGURE 21-5	MANAGEMENT STRUCTURE	344
FIGURE 21-6	MINING AND TECHNICAL SERVICES DEPARTMENTS	344
FIGURE 21-7	PROCESSING DEPARTMENT	345
FIGURE 21-8	ADMINISTRATION DEPARTMENT	346
FIGURE 21-9	HEALTH SAFETY & SECURITY DEPARTMENT	347
FIGURE 21-10	ENVIRONMENT AND SOCIAL DEPARTMENT	347
FIGURE 21-11	CONTRACTOR ORGANISATIONAL CHART	348

Page 15 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

1.0 EXECUTIVE SUMMARY

1.1 INTRODUCTION

Atlantic Lithium has undertaken a Feasibility Study ("FS") for the development of the Ewoyaa Lithium Project ("Ewoyaa" or the "Project") in Ghana, West Africa. The FS builds upon previous studies completed in 2021 and 2022.

The Project development involves open cut mining of several lithium-bearing pegmatite deposits, conventional Dense Media Separation ("DMS") processing and supporting infrastructure to target the production of spodumene concentrate and secondary product by Q2 2025 (Figure 1-1). The development timeline is contingent on the permitting schedule as outlined in Section 1.19.1.



FIGURE 1-1 SITE OVERVIEW LOOKING NORTHEAST, YEAR 1 OPERATION

Initial processing of approximately 450,000 t of ore will be carried out over the first nine months, starting Q2 2025, in an early production processing plant fed from Ewoyaa South 2 and Ewoyaa Main starter pits, prior to processing through the main 2.7 Mtpa processing facility from Q1 2026 for 11 years.

Over the life of mine ("LOM"), the Project is estimated to produce 3.37 Mt of 6% (SC6) and 5.5% (SC5.5) grade spodumene concentrates, as well as 4.45 Mt of secondary product, which have been identified to be saleable given current and forecast lithium demand projections.

Key Project metrics from the FS are listed in, demonstrating robust Project financial outcomes and metrics.

TABLE 1-1 EWOYAA LITHIUM PROJECT FS KEY METRICS (100% PROJECT BASIS)

Item	Units	FS Result
Mine Life	Years	12
Ore Reserves (Probable)	Mt @ %	25.6 Mt @ 1.22% Li_2O
Total Material Movement LOM	Mt	401

Page 16 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Item	Units	FS Result
Mined Waste	Mt	375.3
Mined Crusher Feed Material	Mt	25.6
Strip Ratio	W:O	14.8
Processed Crusher Feed Material, LOM	Mt	25.6
DMS Plant Feed Rate	Mtpa	2.7
Li_2O Head Grade (average)	%	1.22
Average Whole of Ore Recovery SC6	%	62.1
Average Whole of Ore Recovery SC5.5	%	67.2
Secondary Product Mass Yield (% of ROM Feed)	%	17.0
SC6 Produced	LOM, t	1,682,792
SC5.5 Produced	LOM, t	1,678,396
Secondary Product Produced	LOM, t	4,448,661
Project Total Upfront Capital Cost	US$M	185
SC6 Sell Price, LOM Average, FOB Ghana	US$/t	1,709
SC5.5 Sell Price, LOM Average, FOB Ghana	US$/t	1,490
Secondary Product Sell Price, LOM Average, FOB Ghana	US$/t	187
Revenue (all products)	US$M	6,212
Post-tax IRR	%	94.5
C1 Cash Cost, after secondary product credits	US$/t	402
All In Sustaining Cost (AISC)	US$/t	708
Surplus Cashflow, Post Tax	US$M	1,921
NPV8 Post Tax	US$M	1,219
Payback	Months	13.8
NPAT, LOM	US$M	1,819

[1] Whilst the asset is currently wholly owned by Atlantic Lithium Ltd, Piedmont Lithium Inc. can earn up to half of the Company's ownership in the Project through its funding agreement where Piedmont will sole fund the first US$70M, and 50% of additional costs thereafter, of the total US$185M development expenditure indicated in the DFS for the Project. The Government of Ghana has the right to a 13% free carry once in production and the Minerals Income Investment Fund has agreed Heads of Terms with the Company, which will see it earn a 6% contributing interest in the Project.

[2] Mr S. Searle of Ashmore Advisory Pty Ltd for Mineral Resources and Mr H. Warries of Mining Focus Consultants Pty Ltd for Ore Reserves. For full Competent Persons statements, refer to Table 1-7 and

Page 17 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

Table 11-11.

Page 18 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

1.2 PROPERTY DESCRIPTION

1.2.1 Location

The Project area is immediately north of Saltpond in the Central Region of Ghana and falls within the Mfantseman Municipality where Saltpond is the district capital (Figure 1-2). The site is approximately 100 km southwest of the capital city of Accra.


650000
700000
750000
800000
600000
550000
N
W
E
S
AKIM ODA
ADAMANKESE
DODOWA
NSAWAM
AMASAMAN
ASSIN FOSU
TWIFO PRASO
BREMAN ASIKUMA
AGONA SWEDRU
ACCRA
AJUMAKO
WINNEBA
ABURA DUNKWA
APAM
SALTPOND
DABOASE
CAPE COAST
ELMINA
SEKONDI
TAKORADI
0 10 20 40 60 80
Kilometers
Legend
Atlantic Lithium Deposits
Ewoyaa Lithium Project
PL3/67_Apam_East_License_Obotan Minerals Ltd
PL3/92_Apam_West_License_Obotan Minerals Ltd
RL 3/55_Mankessim_License_Barari DV Ghana Ltd
PL3/102_Saltpond_License_Joy Transporters Ltd
PL3/109_Mankessim_South_License_Green Metals Resources Ltd
PL3/106_Cape Coast License Joy Transporters Ltd
GH_APP_Egyasimanku_Hill_Obotan Minerals Company Ltd
GH_APP_Winneba Nth_Green Metals Resources Ltd
Takoradi Port
Rail Line Corridor
District Capital
Political Capital
National Highway ; Freeway
AFR_Country
World Imagery

FIGURE 1-2 PROJECT LOCATION AND EXPLORATION PERMITS

1.2.2 Titles, Claims or Leases

ALL does not currently own or hold any titles or claims over the area in which mineral rights are currently granted. Section 3.3 outlines key legislative details and the ALL-company structures pertaining to the mineral rights held. At the time of writing, the Company has been awarded a Mining lease to exploit the minerals in the licence area and are awaiting parliamentary ratification of this grant.

For the properties hosting the MRE in this report, ALL or its subsidiaries will control 100% of the surface and mineral rights.

The Competent/Qualified Persons have not carried out a separate title verification for the property and neither company has verified leases, deeds, surveys, or other property control instruments pertinent to the subject resources.

Page 19 of 368

ATLANTIC LITHIUM
TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

ALL has represented to its Competent/Qualified Persons that it controls the mining rights to the resources as shown on its property maps, and both Ashmore and MFC have accepted these as being a true and accurate depiction of the mineral rights controlled by ALL. The TRS assumes the Property is developed under responsible and experienced management.

The project central point is: 579,550 N 716,035 E located within the Ewoyaa NE Deposit.

1.2.3 Mineral Rights

Atlantic Lithium holds 100% ownership over IronRidge Resources Singapore Pte Ltd, and IronRidge Resources Singapore Pte Ltd holds both 100% ownership of Green Metals Resources Ltd ("GMR") and 81% ownership in Barari Development Ghana Ltd ("BDV") once the Project is in production. The inter-corporate relationship is depicted in Figure 1-3.


Atlantic Lithium Limited
IronRidge Resources Singapore Pte Ltd
Charger Minerals Singapore Pte Ltd
Moda Minerals Singapore Pte Ltd
Barari DV Ghana Ltd
Joy Transporters Ltd
Moda Minerals Ltd
Green Metals Resources Limited

FIGURE 1-3 ALL CORPORATE STRUCTURE

The subsidiary companies and related tenement/mineral right to which this FS relates is summarised in Table 1-2.

TABLE 1-2 SUBSIDIARY COMPANIES PROPERTY RIGHTS

Subsidiary	Identifying Number	Incorporated Location and Date	Percentage Holding	Activity
IronRidge Resources Singapore Pte Ltd	UEN 201829622K	Incorporated in Singapore on 29 August 2018	Atlantic Lithium Limited owns 100%	Holder of shares in Barari DV Ghana Ltd & Green Metals Resources Ltd
Green Metals Resources Limited	CS080712016	Incorporated in Ghana on 10 May 2016	IronRidge Resources Singapore Pte Ltd owns 100%	Owns assets being the tenements / mineral rights #PL3/109
Barari DV Ghana Ltd	CS134902018	Incorporated in Ghana on 27 April 2011	IronRidge Resources Singapore Pte Ltd owns 90%	Owns assets being the tenements / mineral rights #ML3/239

Page 20 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 21 of 368 Atlantic Lithium holds rights to a mining lease described in the following table, which is host to the current Project site. TABLE 1-3 EWOYAA LITHIUM PROJECT MINERAL RIGHTS Number Tenement name Size (km2) Minerals Holder Date of grant Renewal date Expiry date Term ML3/239 Barari ML 42.63 Lithium, Feldspar, other minerals Barari DV Ghana Ltd 20 Oct 2023 N/A 19 Oct 2038 15 yrs Key legislation relevant to the Project is the Minerals and Mining Act, 2006, (Act 703) as amended and the Minerals and Mining Regulations passed under the Act. Together, these instruments regulate mine development and operation in Ghana. The Ministry of Lands and Natural Resources, and the Minerals Commission, are primarily responsible for the administration of mining activity in Ghana. Operating Companies are required to obtain a Mining Lease to exploit minerals in the licence area. Mining companies are also required under the Environmental Protection Agency Act, 1994 (Act 490) to obtain an environmental permit from the EPA before commencing exploration and mining operations. All taxes, royalties, fees, charges, and costs applicable to the Project in accordance with Ghanaian legislation have been identified. These elements are implemented in the financial model for assessment of post-tax financial performance. 1.3 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 1.3.1 Site Access Site access is from the sealed N1 Accra-Cape Coast-Takoradi highway, which runs along the southern coastal boundary of the Project and links Accra and the deep-sea port of Takoradi approximately 110 km west of the site. Several unsealed roads extend northwards from the highway and link communities within the Project area. A new site access road will be developed to join to existing roads and to the highway. 1.3.2 Climate The climate around Cape Coast is typical of the dry equatorial region of Ghana, characterised by an average temperature of 24°C and relative humidity of 70%. There are double rainfall peaks with a pronounced rainfall increase during May-June and a lesser rainfall peak sometimes occurring around September-October. Mean annual rainfall ranges from 730 mm to 1,230 mm along the coast and up to 1,600 mm inland, and dry seasons extend from December to February and from July to September. 1.3.3 Topography, Elevation, and Vegetation The topography of the Project area varies with steep hills surrounding low-lying valleys throughout the proposed mining area. The terrain of the Project area rises sharply from a narrow coastal plane to an undulating peneplane where elevation ranges from 20 m to 120 m above mean sea level. 1.3.4 Population and Economy The project area is in Mfantseman Municipality, which falls under the local governance of the Mfantseman Municipal Assembly which also falls under the Central Regional Coordinating Council. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 22 of 368 The Municipality has a projected population of 176,288 representing 6.6% of the Central Region. Mfantseman is largely an agrarian economy with 27% of the economically active population employed in mainstream agriculture. Industrial activity occurs in the various market centres at Anomabo, Biriwa, and Yamoransa, with Mankessim as the commercial hub. The three major industries of employment in the municipality include agriculture/forestry/fishing (37%), wholesale/retail trade/auto repairs (23.7%) and manufacturing (8.4%). 1.3.5 Infrastructure The existing, sealed N1 Accra-Cape Coast-Takoradi highway provides access to Accra and the Takoradi port. Several HV powerlines traverse or run nearby to the project site, facilitating connection to the existing power grid and access to existing power supply. Relocation of some HV powerlines within planned mining areas will be required and forms part of the project scope. No water supply for the operation currently exists but will be sourced from a combination of pit dewatering, site water capture and pumped supply from a nearby reservoir for makeup water. Connection to existing communications infrastructure for internet and telephony will also be possible. Existing port facilities are available at Takoradi approximately 110 km west of the site and at Tema, 25 km east of Accra for project construction and operations logistics requirements. The nearest international airports are the Kotoka International Airport in Accra and Sekondi-Takoradi Airport Port in Takoradi; thus, no site airstrip will be required. 1.4 HISTORY Historical trenching and mapping were completed by the Ghana Geological survey during the 1960’s. But for some historical Geological Survey archive reports and referenced bulk sampling results from trenching, none of the surface plan data or precise locational data from this work was located. Many of the historical trenches were located, cleaned and re-logged. No historical drilling was completed at the Ewoyaa project. No previous mining of pegmatites is known in the areas of interest of the Company’s mineral right. 1.5 GEOLOGICAL SETTINGS, MINERALISATION AND DEPOSIT The regional geology of western Ghana is characterised by a thick sequence of steeply dipping metasediments, alternating with metavolcanic units of Proterozoic age. The sequences belong to the Birimian Supergroup and extend for approximately 200 km along strike in several parallel north-easterly trending volcano-plutonic belts and volcano- sedimentary basins, of which the Kibi-Winneba Belt and Cape Coast Basin extend through the region in the Company’s Mankessim licence area. The mineralised pegmatite intrusions generally occur as sub-vertical bodies with two dominant trends as briefly outlined earlier: either striking north-northeast (Ewoyaa Main) and dipping sub-vertically to moderately southeast to east-southeast, or striking west-northwest to east-west (Abonko, Kaampakrom, Anokyi, Okwesi, Grasscutter and Ewoyaa NE) dipping sub-vertically to moderately northeast or north. Pegmatite thickness varies across the Project, with thinner mineralised units intersected at Abonko and Kaampakrom between 4 m and 12 m; and thicker units intersected at Ewoyaa Main between 30 m and 60 m, and up to 100 m at surface. The mineralisation at Ewoyaa has been confirmed to be associated with spodumene-bearing pegmatite as the main lithium bearing mineral. No petalite or lepidolite have been observed in any of the resource RC and diamond core drill logging. The pegmatites are predominantly quartz-albite-muscovite +/- microcline and spodumene in composition with accessory blue-green apatite, and less common colourless to light blue beryl, barite and secondary Fe-Mn-Li bearing phosphates. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 23 of 368 The Project has two clearly defined geometallurgical domains or material types of spodumene bearing lithium mineralisation. ALL has termed these material types as Pegmatite Type (“P1”) and Pegmatite Type (“P2”): • P1: Coarse grained spodumene material (>20 mm), the dominant spodumene-bearing pegmatite encountered to date, exhibiting very coarse to pegmatoidal, euhedral to subhedral spodumene crystals composing 20 to 40% of the rock and • P2: Medium to fine grained spodumene material (<20 mm), where abundant spodumene crystals of a medium crystal size dominates. The spodumene is euhedral to subhedral and can compose up to 50% of the rock. The spodumene can be bimodal with some larger phenocrysts entrained within the medium grained spodumene bearing matrix. There are indications of very minor occurrences of other lithium bearing phases present. The vast majority of the finer grained spodumene P2 ore is found within the Ewoyaa Main pegmatite bodies and preferentially occurring towards the footwall contact of the Ewoyaa Main pegmatites, but with some exceptions. Any finer grained spodumene P2 pegmatite material occurring in the Abonko trending pegmatite bodies are generally rare and of limited extent. 1.6 EXPLORATION Drilling programs undertaken at the Project site used reverse circulation (“RC”) drill rigs and a portion using diamond core (“DD”) drill rigs. Over several drilling phases to date a total of 137,153 m in 1,025 holes were drilled (Table 1-4). Drilling at the deposit extends to a maximum drill depth of 386 m. Earlier phase RC drilling was completed on a nominal 100 m by 50 m grid pattern, with subsequent phases of RC and DD reducing the wide spacing to 80 m by 40 m and down to 40 m by 40 m during infill drilling phases. TABLE 1-4 SUMMARY OF DRILLING USED FOR THE EWOYAA RESOURCE ESTIMATE Hole Type In Database In Mineral Resource Drill holes Drill holes Intersection Number Metres Number Metres Metres RCH 11 1,100 RC 878 119,745 616 88,967 16,959 RCD 35 4,998 32 4,568 733 DD 101 11,310 93 10,159 4,987 Total 1,025 137,153 741 103,694 22,679 1.7 SAMPLE PREPARATION, ANALYSIS AND SECURITY RC drill chips were collected, and riffle spilt (Phases 1 and 2) or cone spit on rig cyclone (Phases 3-6) at 1-metre intervals producing an assay sample of nominally between 4 kg and 5 kg. A retention sample is also produced by riffle split or cone split which are archived at Atlantic’s Mankessim facility. Diamond drill core recoveries are always determined at the rig site by ALL personnel. On each core run the drill core is removed from the core barrel into a v-rail and each core run was reassembled and measured with a tape measure, assessing recovery against core block depth measurements and recording any measured core loss for each core run. Drill core is carefully conveyed to the core facility where it is geologically logged, and the sampling procedures ensures that ½ and further ¼ core is cut where possible and that minimum and maximum sample lengths are 0.3 m and 1 m respectively but cut to geological boundaries. A ¼ core is dispatched to the assay laboratory. A minimum ¼ core sample is retained for reference at all times. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 24 of 368 RC and DD sampling have quality control (“QC”) samples consisting of standards or certified reference materials (“CRM”), coarse blank and field duplicates were inserted nominally every 35th to 50th sample. Since December 2018, samples were sent to Intertek Laboratory in Tarkwa for sample prep and a representative pulp sample is sent to Intertek Laboratory in Perth for analysis (FP6/MS/OES). Analysis is conducted by Inductively Coupled Plasma Mass Spectrometry (“ICP-MS”). Prior to December 2018, Phase 1 samples were submitted to SGS Johannesburg and later SGS Vancouver for analysis (ICP90A). All phase 1 SGS pulps were subsequently sent to Intertek Laboratory Perth for re-analysis (FP6/MS/OES) and included in the resource estimate. The coarse blank material used is building aggregate sourced from a granitic quarry near Dominase (771400 E 606900 N UTM Z30 N) in the Gomoa East area, some 62 km to the east of the ELP area. Blank sample performance at the assay labs indicates good laboratory performance overall, with only rare assay spikes in the data from 1,174 blank samples inserted into the assay stream. Check sampling was performed to determine whether the sampling procedure was producing assay subsamples that were representative of the original sample. A total of 486 field duplicates were split using a riffle splitter and results indicate good repeatability of the original sample. ALL utilised a suite of lithium standards sourced from Geostats and AMIS, which assessed lithium assays. A total of 3,319 field standards were inserted in the ALL drilling. Monitoring of standards and field duplicates was undertaken by ALL geologists. There was a significant accuracy issue with the first batch of sample submissions for assaying completed at SGS Laboratory in Johannesburg and Vancouver. As a result, ALL changed laboratories to Intertek Laboratory in Perth as well as re-assaying the affected samples. Subsequent standards analysis demonstrates a marked improvement in the performance of standards. An umpire laboratory check assaying program was conducted by ALL whereby a total of 155 samples were analysed at ALS Laboratory in Perth and compared to the original assays that were analysed at Intertek Laboratory in Perth. The results indicate that there is very good repeatability between the two laboratories. Bulk density measurements were completed on selected intervals of diamond core drilled at the deposit. The measurements were conducted at ALL’s Mankessim core processing facility using the water immersion/Archimedes method on all materials. The weathered samples were coated in paraffin wax to account for porosity of the weathered samples. The average density for each weathering types and lithology was applied to the corresponding coded domains in the block model. A total of 13,901 measurements were conducted on the ELP mineralisation, with samples obtained from oxide, transitional and fresh material. 1.8 DATA VERIFICATION Ashmore Advisory Pty Ltd.’s QP Shaun Searle visited the site during February 2019 to review exploration sites, drill core and work practices. Visual validation of mineralisation against assay results was undertaken for several holes. All drill hole data was imported into Surpac software version 2019 and data validation then completed. Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations at the Property. The data are of sufficient quantity and reliability to reasonably support the lithium resource estimates in this TRS.

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

ATLANTIC LITHIUM

1.9 METALLURGICAL TESTING AND MINERAL PROCESSING

Testwork was conducted at the Nagrom Laboratories in Western Australia under the supervision of Trinol Pty Ltd and included specific gravity, uniaxial compressive strength ("UCS"), abrasion index ("Ai"), crushing work index ("CWi"), Bond ball plant work index ("BBWi"), size by analysis, crush size establishment, variability heavy liquid separation ("HLS") testing, DMS-100 and DMS-250 pilot scale testing, and sighter flotation tests.

1.9.1 Metallurgical Testwork

Over 30 diamond drill holes generating more than 375 pegmatite samples were used to develop a total of 69 composite pegmatite samples across the Ewoyaa and Abonko trends.

Before core composites were crushed, key physical parameters were tested from five deposits as summarised in

Table 1-5. The CWi and UCS values confirm the P1 ore is more crystalline and easier to crush than P2.

TABLE 1-5 ORE PHYSICAL PARAMETERS SUMMARY

Parameter	Unit	Deposit				
		Ewoyaa Starter		Ewoyaa Main		Anokyi
Comp ID		Comp 17	Comp 5	Comp 10	Comp 16	Comp 31
Lithology		P1 fresh	P2 fresh	P1 fresh	P2 fresh	P1 fresh
BCWi	kWh/t	10.9	11	7.8	10.5	8.4
UCS	MPa	84	124	82	127	105
BBMWi	kWh/t	21.39	18.06	20.19	19.72	21.43

The crushing facility has been designed with a target crushed product top-size of 10 mm, which, based on crushing simulation modelling conducted, should provide a particle size distribution P80 of approximately 7.0 mm.

Sixty-nine composites were made up from 15 of the identified deposits at Ewoyaa. All the composites were crushed to 10 mm and screened at 0.5 mm for HLS comparisons in order to benchmark the deposits. The results demonstrate variable recovery response of 50% to 80% for gravity processing of P1 ores (with the exception of Ewoyaa South 1 and Ewoyaa NW Sill). P1 ore makes up over 80% of the MRE.

A feature of the testwork has been the consistently good quality of lithium concentrates produced via DMS only testing. In the main, the results show the iron content of the concentrates, as expressed by % Fe_2O_3, as being consistently below 1% and total alkalis (Na_2O + K_2O) to be less than 3%. Coupled with the coarse size of the concentrates, these are desirable properties for off-takers.

1.9.2 Recovery

The recoveries for P1 and P2 materials were based on HLS and DMS-250 test results and on calculation of assumed additional recovery from middlings. Laboratory tests were performed on -10 +0.5 mm material, the bottom size being finer than the proposed plant flowsheet bottom size of 0.85 mm.

Recoveries for P1 material into primary concentrate at a 10 mm crush were 50-80% from the HLS test work with an average 68% recovery for weathered and 70% for the fresh.

Ore recoveries for the DMS plant for both 5.5% and 6.0% spodumene and % of ore type are summarised in Table 1-6, include a factor for expected increased fines generated in full scale crushing, increases to the DMS bottom size (for both 1 mm and 0.85 mm), HLS to DMS effects, and the use split size fractions, as well as the minimum benefit from re-crushing.

Page 25 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

TABLE 1-6 FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE

Concentrate Grade (% Li_2O)	Ore Type	HLS Recovery (% Li_2O) -10 +0.5 mm	Plant Recovery (% Li_2O) -10 +0.85 mm	Plant Recovery (% Li_2O) -10 +1.0 mm
5.50%	>90% P1	74.4%	67.2%	64.9%
	>80% P2	25.0%	14.9%	12.6%
6.00%	>90% P1	69.6%	62.1%	59.8%
	>80% P2	17.5%	7.0%	4.7%

There is significant indicated recovery improvement for a bottom size of 0.85 mm compared to 1 mm and on the basis that the plant design can accommodate the finer bottom size, these numbers have been adopted for plant financial modelling and plant design.

1.10 MINERAL RESOURCES ESTIMATE

An updated JORC (2012) compliant Mineral Resource Estimate ("MRE") was prepared by Ashmore Advisory Pty Ltd using analytical data from a total of 741 drillholes totalling 103,694 m and ordinary kriging methods for resource estimation. The MRE is based on a 0.5% reporting cut-off grade (constrained to above -190 m RL), within a 0.4% Li_2O wireframed pegmatite body.

The MRE was classified as Measured, Indicated and Inferred Mineral Resource based on data quality, sample spacing, and lode continuity. The Measured Mineral Resource was confined to fresh rock within areas drilled at 20 m by 15 m along with robust continuity of geology and Li_2O grade. The Indicated Mineral Resource was defined within areas of close spaced drilling of less than 40 m by 40 m, and where the continuity and predictability of the lode positions was good. In addition, Indicated Mineral Resource was classified in weathered rock overlying fresh Measured Mineral Resource. The Inferred Mineral Resource was assigned to transitional material, areas where drill hole spacing was greater than 40 m by 40 m, where small, isolated pods of mineralisation occur outside the main mineralised zones and to geologically complex zones.

TABLE 1-7 EWOYAA MRE BY DEPOSIT AND JORC CLASSIFICATION (0.5% LI_2O CUT-OFF, ABOVE 190 M RL)

Cape Coast Lithium Project - By Deposit (Internal), 0.4% Wireframes (Exclusive of Reserves) January 2023 Mineral Resource Estimate (0.5% Li_2O Cut-off)			
Classification	Tonnage Mt	Li_2O %	Cont. Lithium Oxide t
Measured	0.0	-	-
Indicated	2.3	1.09	24,700
Total Measured and Indicated	**2.3**	**1.09**	**24,700**
Inferred	1.9	1.07	20,700

COMPETENT PERSONS NOTE:

The Mineral Resource has been compiled under the supervision of Mr. Shaun Searle who is a director of Ashmore Advisory Pty Ltd and a Registered Member of the Australian Institute of Geoscientists. Mr. Searle has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he has undertaken to qualify as a Competent Person as defined in the JORC Code. Mr Searle consents to the inclusion in the report of the matters based on his information in the form and context in which it appears.

Page 26 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

All Mineral Resources figures reported in the table above represent estimates at January 2023. Mineral Resource estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimate. Rounding may cause some computational discrepancies.

Mineral Resources are reported in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (The Joint Ore Reserves Committee Code – JORC 2012 Edition).

1.11 ORE RESERVE ESTIMATES

1.11.1 Introduction

This section describes the methodology used and the economic criteria applied to derive at the Ore Reserves as defined in the 'Australasian Code for Reporting of Mineral Resources and Ore Reserves' of December 2012 ("JORC Code") as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy and S-K 1300.

The Ore Reserves were determined as part of the mine planning work that MFC undertook for Atlantic Lithium as part of the Company's Feasibility Study.

Mining will be undertaken by conventional open pit methods of drill and blast, followed by load and haul. Processing incorporates well-tested technology and uses conventional dense media separation techniques to produce SC6.0 and SC5.5 concentrate products and a secondary product of fines material (-0.85 +0.053 mm).

1.11.2 Modifying Factors

The term 'Modifying Factors' is defined to include mining, metallurgical, economic, marketing, legal, environmental, social and governmental considerations. The sources for the Modifying Factors are summarised in Table 1-8.

TABLE 1-8 SOURCE MODIFYING FACTORS USED FOR ORE RESERVE DETERMINATION

Item	Source
Commodity price	Atlantic Lithium
Royalty, insurance and marketing	Atlantic Lithium
Processing and administration cost	Atlantic Lithium, Primero Ltd
Mining costs	RFQ submissions
Other miscellaneous costs	Atlantic Lithium
Mine planning	MFC
Metallurgy and processing	Primero Ltd, Trinol Pty Ltd, Nagrom
Capital costs	Atlantic Lithium, Primero Ltd
General site infrastructure	Atlantic Lithium, Primero Ltd
Geotechnical investigation	SRK Consulting
Hydrogeology	SRK Consulting South Africa & Ghana
Tailings storage facility	Geocrest & REC
Mining dilution and recovery	MFC
Social and Environmental	NEMAS Consult Limited and Environmental and Social Sustainability (ESS)
Legal tenure	Atlantic Lithium

Page 27 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Item	Source
Government	Atlantic Lithium

The Ore Reserves as determined for the Project were based on the Modifying Factors as summarised in Table 1-9. All currencies are denominated in United States of America dollars, unless specifically stated otherwise.

TABLE 1-9 SUMMARY OF MODIFYING FACTORS FOR ORE RESERVE DETERMINATION

Item		Unit	Value	
			P1 Pegmatite	P2 Pegmatite
Plant throughput		Mtpa	2.7	
Spodumene price (SC6.0 and SC5.5 product)		$/t	1,587	
Concentrate grade - SC6.0 Product (50% of total production) - SC5.5 Product (50% of total production)		%	6.0 5.5	
Concentrate produced (SC5.5 + SC6)		Mt	3.36	
Secondary product price		$/t	186	
Secondary product recovery (of total crusher feed)		%	17	
Secondary product produced		Mt	4.45	
Royalty		%	6.0	
Processing recovery	SC6.0 SC5.5	%	62.1 67.2	NA 14.9
Processing Cost		$/t processed	7.77	
General and Administration (Incl. Marketing and insurance)		$/t processed	6.18	
Lithium Concentrate Transport Costs SC6.0 and SC5.5 Secondary product		$/t conc.	29.81 32.65	
Average Mining Cost (Contract mining)		$/t mined	3.82	
Mining recovery		%	95	
Mining dilution		%	5	
Overall Pit Wall Slope Angle (inclusive of a ramp system)		Degree	Ranging from 30.0° (Oxide) to 50.4° (Fresh)	
Capital expenditure		$M	185.2	
Sustaining capital		$M	112.2	
Discount rate		%	8	

1.11.3 Ore Reserve Summary

ALL developed a cash flow model based exclusively on Measured and Indicated Resources. This cash flow model indicated that the Project is financially robust when all Inferred Resources plant feed is treated as waste with the All-In-Sustaining Cost (AISC) margin greater than 50%.

BASED ON THE DATA PROVIDED IN TABLE 1-9, ORE RESERVES WERE DECLARED FOR THE PROJECT.

Page 28 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Table 1-10 provides a summary of the Ore Reserves as of 16 June 2023 that were determined for the Project.

TABLE 1-10 ORE RESERVES AS AT 16 JUNE 2023

Classification	Ore Reserve (0.5% Li_2O Cut-off)	
	Tonnes (Mt)	Li_2O Grade (%)
Probable	25.6	1.22

COMPETENT PERSONS NOTE:

All stated Ore Reserves are completely included within the quoted Mineral Resources and are quoted in dry tonnes. The reported Ore Reserves have been compiled by Mr Harry Warries. Mr Warries is a Fellow of the Australasian Institute of Mining and Metallurgy and an employee of Mining Focus Consultants Pty Ltd. He has sufficient experience, relevant to the style of mineralisation and type of deposit under consideration and to the activity he is undertaking, to qualify as a Competent Person as defined in the 'Australasian Code for Reporting of Mineral Resources and Ore Reserves' of December 2012 ("JORC Code") as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. Mr Warries gives Atlantic Lithium Limited consent to use this reserve estimate in reports.

1.12 MINING

1.12.1 Overview and Mining Methods

Mining Focus Consultants Pty Ltd were engaged to undertake a mining study for the FS. The scope of works included Pit Optimisations, Mine pit design and scheduling, Mining Cost development and preparation of an Ore Reserve statement.

The Project comprises eight main deposits including Ewoyaa, Okwesi, Anokyi, Grasscutter, Abonko, Kaampakrom and Sill (Figure 1-4). Deposits are broadly 4 km apart, spread out over approximately 8 km^2. Two waste dumps will be constructed west and northeast of Ewoyaa Main pit.

Conventional open pit mining methods of drill and blast followed by load and haul will be employed at the Project. Drilling and blasting will be performed on benches between 5 m and 10 m high. Mining equipment will likely consist of 100 t to 200 t hydraulic excavators and 90 t to 150 t off-highway dump trucks, supported by standard open-cut drilling and auxiliary equipment.

A contract mining model will be employed under the supervision of an Atlantic Lithium mining management team.

Mining operations are scheduled to work 365 days a year, less unscheduled delays such as high rainfall events. The mine workforce will operate on a two shift, three panel roster, seven days a week, in two 12-hour working shifts.

Page 29 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


582500 N
Lease boundary
582000 N
581500 N
Kaampakrom
581000 N
North-eastern WD
580500 N
Ewoyaa North
Western WD
580000 N
Grasscutter
579500 N
Ewoyaa Village
Ewoyaa Main
Abonko
Ewoyaa NE
579000 N
Okwesi
Ewoyaa South 1
Middlings pad
Crusher
Anokyi
578500 N
ROM overflow
Ewoyaa South 2
Sill
Process Plant
578000 N
ROM pad
ROM haul road after Year 10
Mining Contractor
577500 N
713500 E
714000 E
714500 E
715000 E
715500 E
716000 E
716500 E
717000 E
717500 E
718000 E

FIGURE 1-4 EWOYAA LITHIUM PROJECT PIT LAYOUT

1.12.2 Pit Optimisation

Mine pit optimisation works were undertaken based on the updated MRE (Section 11.7) and using WHITTLE™ Four-X optimisation software using the Lerchs-Grossmann algorithm. Optimisations were carried out on two scenarios:

1. The total MRE; and
2. The Measured and Indicated resource only.

The supplied resource model was re-blocked from a sub-blocked model to a regular parent block size of 10 m E x 10 m N x 10 m RL, which is considered a reasonable selective mining unit for the size of mining equipment envisaged for the Project. The key economic input parameters used for the pit optimisation are shown in Table 1-11.

TABLE 1-11 SUMMARY OF KEY PIT OPTIMISATION INPUT PARAMETERS

Item		Unit	Value	
			P1 Pegmatite	P2 Pegmatite
Plant throughput		Mtpa	2.0	
Spodumene price		$/t	1,500	
Concentrate grade		%	6	
Royalty		%	6.2	
Marketing and insurance (% of gross sales)		%	1	
Processing recovery	Transition	%	68	35
	Fresh	%	70	35
Processing cost		$/t processed	13.50	
General and administration		$/t processed	3.20	
Land freight		$/t conc.	25.00	
Average mining cost (contract mining)		$/t mined	3.61	
Rehandle cost (P2 pegmatite only)		$/t	0.54	
Sustaining capital		$/t processed	0.44	
Closure cost		$/t processed	0.64	
Mining recovery		%	95	
Mining dilution		%	5	

Page 30 of 368

ATLANTIC LITHIUM
TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Overall pit wall slope angle (inclusive of a ramp system)	Degree	Ranging from 30.0° (Oxide) to 50.4° (Fresh)

Pit optimisation results for the Total Resource scenario are presented below (Figure 1-5).

Page 31 of 368

ATLANTIC LITHIUM
TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT


Optimum Pit Shell 29 based on max. UCF
Tonnes (Mt)
Operating Cashflow ($ million)
Pit Shell
750
600
450
300
150
0
5,000
4,000
3,000
2,000
1,000
0


Waste
Undisc. CF
Disc. CF Best
Disc. CF Worst
Disc. CF Av.

FIGURE 1-5 PIT OPTIMISATION RESULTS TOTAL RESOURCE

1.12.3 Mine Design and Scheduling

Pit shell 29, based on the total MRE pit optimisation was selected as the basis for the life of mine detailed pit design. Pit design parameters for the FS are based on established mining practices and parameters detailed in Table 1-12.

TABLE 1-12 SUMMARY OF PIT DESIGN PARAMETERS

Pit Design Parameter		
Pit Wall Parameters		As per Section 13.4
Haul Road Design	Width - Dual Lane - Single Lane	25 m 16 m
	Gradient	10%
Working width	Minimum pit base width (goodbye cut)	10 m
	Minimum cutback width	20 m

Comparison of the LOM pit design to the Whittle optimised shell is provided in Table 1-13.

Page 32 of 368

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

TABLE 1-13 COMPARISON PIT DESIGN VERSUS PIT OPTIMISATION SHELL

Item	Total Material	Waste*	Strip Ratio	Plant Feed		Concentrate	Sub-grade Material	
				Tonnes	Li_2O Grade		Tonnes	Li_2O Grade
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[kt]	[Mt]	[%]
Shell 29	370.7	339.9	11.0	30.8	1.21	4,146	5.9	0.27
LOM Pit	412.7	381.7	12.3	31.1	1.21	4,163	5.9	0.26
Variance [%]	11.3	11.7	11.3	0.8	-0.2	0.6		

*Inclusive of sub-grade material (< 0.5% Li_2O) that is shown as plant feed in the optimisation results.

Variances between pit design and the Whittle shell are a function of applying ramp design parameters and detailed slope design parameters to the pit design, using actual batter and berm values compared to initial estimates of the overall slope angle (inclusive of a ramp system) used for the pit optimisation.

Waste Dumps

The mine generates 382 Mt of waste or about 195 Mm^3 at a swell factor of 25%. Two waste dumps with a total capacity of about 190 Mm^3 have been designed, with some waste to be backfilled into the southern end of the Ewoyaa Main pit. The Western waste dump reaches a maximum height of 70 m RL, covers about 34 Ha and has a capacity of approximately 6.5 Mm^3. The North-eastern waste dump reaches a maximum height of 95 m RL, covers about 340 Ha and has a capacity of approximately 182.4 Mm^3.

Three to five years' worth of tailings will be stored in an Integrated Waste Landform Tailings Storage Facility (IWLTSF) within the north-eastern waste dump.

Stockpiling and ROM

A stockpiling strategy has been adopted where P1 Pegmatite is being preferentially processed, with P2 Pegmatite limited to 10% of the ore blend where possible.

A ROM area adjacent to the crushing plant will accommodate about 500 kt of stockpiling, with two additional stockpile areas identified some 600 m NE of the ROM pad.

Haul Roads

Mine Roads will be designed to allow all-weather trafficability. This will include regular spreading and compaction of suitable crushed rock road base material. A total of six major haul road segments that connect pits with the ROM/crusher and waste dumps. Most roads traverse over moderately sloping terrain and do not require any major cut and fill, other than the main road connecting the pits with the ROM/crusher will traverse through some steeper terrain and will require cut and fill.

By the end of Year 10, an alternative road to the crusher needs to be developed and a preliminary design has been completed in the study.

1.12.4 Mine Production Schedule

Subsequent to the pit design work, pits with 100% of plant feed classified as Inferred Resources were removed from FS mine schedule. Five pits were removed, namely both Bypass pits, Anokyi South, Abonko East and Kaampakrom Far East pits. Further, no inferred material was included in subsequent production schedules, and instead sent to waste.

The mine production schedule was developed in monthly increments and is based on a total material movement of 406 Mt, comprising 380 Mt of waste and 25.6 Mt of ore at 1.21% Li_2O, for a 14.8:1 waste to ore strip ratio.

Page 33 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

Staged development of the pits is driven by the desire to maximise the grade of the initial plant feed, minimise waste pre-stripping and the requirement for consistent total material movement. In addition, four constraints were imposed on the mine production schedule as listed below:

- First access to mining areas: mining commences in Ewoyaa South-2 pit whilst removal of existing HV powerlines traversing the Ewoyaa main pit location occurs;
- Processing rate: The Early Production Phase targets 50 kt per month of crusher feed with the first year of full production targeting 2 Mt, increasing to an annual crusher feed rate of 2.7 Mt per annum thereafter;
- P2 ore limit: % of P2 in the ore blend is limited to 10% where possible; and
- All inferred material is categorised as waste.

During the Early Production Phase, the total material movement is 6.1 Mt, including a total of 453 kt of ore that is processed by early production DMS plant. Total material movement increases to 18 Mt in the first year of the fixed process plant operation and thereafter gradually increases on account of higher mining strip ratios.

Stockpile tonnages fluctuate significantly, reaching about 0.1 Mt at the end of Year 1 (Early Production Phase), increasing to 0.7 Mt and 0.9 Mt at the end of Year 2 and Year 3 respectively, after which it decreases to about 30 kt in Year 4 to then increase to about 500 kt in Year 5 with a maximum reached in Year 6 (1.0 Mt).

TABLE 1-14 MINE PRODUCTION SCHEDULE SUMMARY

Year	Total Material	Waste	Strip Ratio	Crusher Feed Mined		Stockpile (End of Year)		Ore processed	
				Tonnes	Li_2O	Tonnes	Li_2O	Tonnes	Li_2O
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[Mt]	[%]	[Mt]	[%]
1(1)	6.1	5.5	9.4	0.6	1.37	0.1	1.14	0.5	1.43
2	18.2	15.6	6.1	2.5	1.27	0.7	1.21	2.0	1.29
3	24.8	21.9	7.4	2.9	1.25	0.9	1.15	2.7	1.27
4	38.6	36.8	20.2	1.8	1.07	0.03	0.99	2.7	1.09
5	41.1	38.0	12.0	3.2	1.20	0.5	0.96	2.7	1.24
6	39.5	36.6	12.4	2.9	1.35	1.0	1.26	2.4	1.31
7	43.6	41.3	17.8	2.3	1.23	0.9	1.30	2.4	1.22
8	45.3	43.1	18.9	2.3	0.7	0.7	1.24	2.4	1.22
9	48.9	47.2	27.6	1.7	1.15	0.03	1.30	2.4	1.17
10	48.7	46.4	20.1	2.3	1.12	0		2.3	1.12
11	43.9	41.5	17.0	2.4	1.25	0.3	1.21	2.1	1.26
12	7.2	6.6	11.0	0.6	1.24	0		0.9	1.23
Total	406.0	380.3	14.8	25.6	1.22			25.6	1.22

*Early production phase, which covers 14 months.

Page 34 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


Total Materila Movement (t) Millions
60
50
40
30
20
10
0
Pre-prod...
1 (Early...
2
3
4
5
6
7
8
9
10
11
12
13
Year
Ewoyaa South
Ewoyaa Main
Ewoyaa NE
Anokyi
Ewoyaa North
Grasscutter
Abonko
Kaampakrom
Okwesi North Pit
Sill

FIGURE 1-6 TOTAL MATERIAL MOVEMENT BY CUTBACK

1.13 PROCESSING AND RECOVERY METHODS

1.13.1 Overview

The processing facility (Figure 1-7) has been designed in accordance with accepted industry practice and the flowsheet incorporates unit operations that are well proven in the industry and commensurate with the test work conducted and results achieved to date. The test work supports a flowsheet that utilises conventional DMS processing to recover spodumene to a saleable concentrate.

The plant layout provides ease of access to all equipment for operating and maintenance requirements while maintaining a compact footprint to minimise construction costs.



FIGURE 1-7 PROCESSING PLANT AND INFRASTRUCTURE VIEWED FROM THE WEST

The key Project and ore specific design criteria for the processing facility design are as follows:

Page 35 of 368

ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

- 2.7 Mtpa of Run-of-Mine (“ROM”) ore through the crushing plant operating at 70% utilisation (6,132 hr/y);
- DMS plant utilisation of 85% (7,446 hr/y) supported by crushed ore storage and standby equipment in critical areas; and
- Sufficient automated plant control to minimise the need for continuous operator interface and allow manual override and control if and when required.

1.13.2 Plant Flowsheet

The overall process flowsheet is depicted in Figure 1-8.

ROM feed is direct-tipped or loaded by front-end loader into a ROM feed bin. Material is then subjected to three stages of crushing through separate crushing circuits to produce a +10 mm top size material ready for feed to a conventional DMS beneficiation circuit.

The feed material is separated into three size fractions to maximise DMS efficiency, namely Coarse (-10 +5.6 mm), Fines (-5.6 +2.8 mm) and Ultrafines (-2.8 +0.85 mm) fractions. Each fraction is then processed in a two stage DMS circuit. A review of the metallurgy and testwork to date indicates that a bottom size fraction of 0.85 mm is preferential to overall recovery than the 1.0 mm design, and the plant design and equipment will be able to meet capacity at the 0.85 mm bottom size.

In each two stage DMS circuit, the Primary DMS sinks are upgraded in the secondary stage. Secondary sinks from each size fraction are combined to produce a DMS concentrate product.

To improve recovery, coarse DMS floats are fed to a recrush circuit. The recrush circuit crushes the material to -4 mm and the recrush DMS circuit recovers liberated spodumene.

Page 36 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


Stockpile
Rom Bin
Vibrating Grizzly
Primary Crusher
Secondary Crushing Screen
Secondary Crusher
Tertiary Crusher Feed Bin 1 & 2
Tertiary Crushing Screen
Tertiary Crusher 1 & 2
Crushed Ore Bin
Coarse DMS Screen
Primary Coarse DMS Cyclone
Secondary Coarse DMS Cyclone
Rolls Crusher
Fines DMS Screen
Primary Fine DMS Cyclone
Secondary Fine DMS Cyclone
Recrush DMS Prep Screen
Recrush DMS Cyclone
Ultrafines DMS Screen
Ultrafine DMS Feed Bin
Primary Ultrafine DMS Cyclone
Secondary Ultrafine DMS Cyclone
Fines Dewatering Cyclone
Fines Dewatering
Tails Thickener
Tailings Storage Facility
DMS Concentrate
Secondary Concentrate
Recrush DMS Concentrate
DMS Middlings
DMS Rejects

FIGURE 1-8 OVERALL SIMPLIFIED PROCESS FLOWSHEET

The screened -0.85 mm fraction is pumped to the fines dewatering circuit. Dewatered fines material is stacked in a fines stockpile. The material will be sold as a secondary product. In the future it is expected this material may be processed through a flotation circuit.

The dewatering cyclone overflow or slimes fraction is sent to the thickener and is pumped to tailings storage facility. There are no toxic chemicals used in the DMS circuit and therefore the tailings themselves are chemically and biologically inert.

The design includes all associated utilities, including water services, compressed air and reagents.

1.13.3 Pre-Production Processing

Atlantic Lithium has identified an opportunity to conduct early processing operations using a modular DMS processing plant and contract crushing services. The early production will precede the primary processing plant by nine months. The pre-production flowsheet design criteria are as follows:

- 600,000 tpa ore processed, with the DMS plant treating 375,000 tpa after fines are removed; and
- The modular DMS plant will be operating at 80% utilisation for a feed rate of 50 tph.

The contract crushing provider will crush ore to a top size of 10 mm. The DMS feed material will be screened at 3 mm to produce DMS feed (-10 mm +3 mm) and a fines stream (-3 mm). The DMS plant will produce a spodumene concentrate, along with the deslimed fines as a secondary product for sale.

Page 37 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

The DMS plant will be a two-stage single size fraction process all using conventional DMS equipment. Grits and fines generated in the process will be thickened and filtered to produce dry tailings which will be stockpiled along with the middlings.

The crushing contractor will provide an all-inclusive crushing service. The Modular DMS plant provider will supply experienced labour to commission and operate the processing plant for the first three months. A small team of Atlantic Lithium operations personnel will be recruited for the operation of this plant to be trained and become familiar with DMS operation and will later transition to the primary processing plant when the primary plant begins production.

1.14 INFRASTRUCTURE

1.14.1 Overview

Existing infrastructure supporting the site includes:

- Sealed N1 highway running to the south of the site;
- Existing unsealed roads traversing the site;
- HV powerlines in the vicinity of and traversing the site;
- Ports of Takoradi, approximately 110 km to the west of site, and Tema, 140 km to the east; and
- Airports at Accra and Takoradi.

Infrastructure required to be developed or modified to support the site includes:

- Water supply and sources including a water storage dam (WSD);
- Power supply from the existing grid and existing electrical powerlines relocation for mine development;
- Integrated Waste Landform Tailings Storage Facility (IWLTSF);
- Plant site access road;
- Buildings and facilities;
- Fuel supply and storage; and
- Communications.

Given the proximity and road quality to Accra and Takoradi, no airstrip is required to support the site.

1.14.2 Site Access

Access to the site from Accra is along the existing sealed N1 Accra-Cape Coast-Takoradi highway which runs along the southern boundary of the Project. Several existing unsealed roads extend northwards from the highway and link communities in the Project area.

1.14.3 Transport, Logistics and Port Facilities

The deep-sea port of Takoradi is 110 km west of the site and accessible via the N1 highway. Travel time from Project site to port will be less than four hours, even during peak times. Products from the operation are stockpiled on site and loaded by front end loader onto 35-t tipper trucks for offsite transport.

Based on annual product export volumes and loading only on day shift, a trucking fleet of fifty 35-t tipper trucks and two front end loaders will be required to maintain average 15-minute cycle times.

Assistance was sought from established freight forwarding and transport companies established at the port to provide a product transport solution on an FOB Incoterms basis. Transport companies will provide all equipment under contracted services to the operation, eliminating the need to purchase equipment. A combination of warehousing and outdoor storage be used near the port to manage product volumes prior to ship loading.

1.14.4 Water Supply and Sources

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Raw water supply for the Project will be from passive inflows to mine pits, runoff inflows to the water storage dam ("WSD") and tailings storage facility ("TSF") and augmented via a pump and pipeline from Lake Agege, 7 km north of the WSD. An overall site water balance was completed for the Project, predicting life-of-mine average raw water makeup volumes of 8.6 m^3/h.

Groundwater inflows to mine pits were modelled for the FS, with combined inflows from all pits gradually increasing from 184 m^3/d during pre-production to a peak of 10,585 m^3/d, meaning the reliance on the external Lake Agege water supply to the operation is expected to be short-term.

Given the relatively low pit inflows, additional active dewatering from ex-pit boreholes is considered unnecessary. Once additional geological structural information is available and exposed in pits, horizontal drain holes targeting the structures from inside the pit could be used to manage inflows into Ewoyaa Main and North-East pits.

Although the zone of drawdown does not extend a large distance from the mining area, there are some settlements near the mining area. There is a risk, although deemed low, of some reduction in water levels. Atlantic Lithium has installed monitoring bores for mapping these impacts.

1.14.5 Power

Site power supply is from the electricity grid in Ghana at an average operating cost of $US0.14/kWh. Installed power to the operation is estimated at 8,500 kW and an average continuous load of 4,270 kW. The Ghana Grid Company Ltd (GRIDCo) owns the National Interconnected Transmission System in Ghana and Volta River Authority (VRA) is the primary energy provider in Ghana, augmented by other IPP power generation companies providing alternative sources of energy which can be wheeled through the grid.

Ghana currently has 12 commercial power generation facilities with total installed capacity of 4,210 MW. The makeup of generation capacity is based on 56% from three hydro power plants at Akosombo, Kpong and Bui, 44% from an array of thermal plants including combined cycle gas turbines, simple cycle gas turbines and diesel generators and less than 0.1% from solar power.

The preferred option for providing power to the Project is to construct a 34.5 kV single circuit transmission line approximately 3 km from a 161/34.5 kV substation at Saltpond to a new substation constructed at the Project site, that in turn distributes power to site electrical substations.

Two existing transmission lines traverse the planned mining areas and will be diverted prior to mining commencement. The revised line route length will be approximately 15 km and require 30 km of new transmission line construction and a major shutdown to decommission existing lines and connect the new lines.

1.14.6 Tailings Management

An integrated waste landform TSF ("IWLTSF") will be constructed in two stages to take advantage of the proposed integrated waste dump and the natural landforms. The facility will be operational for the first three years. The third stage of tailings storage comprises of an IPTSF (In Pit Tailings Facility) within the Ewoyaa South 2 Pit.

The WSD comprises of a low permeability face situated on the western face of the Waste Dump East Stage 1. The embankments of the IWLTSF are proposed to be constructed using excavated and borrowed low permeability material and waste rock, with borrowed material to be used to construct the WSD.

The operation of these facilities is based on an anticipated high-water recovery, at least 50% of the slurry water volume entering the TSF. The decant pumping system (return water pumps and pipelines) must be designed to accommodate a water return of up to 65% of the tailings slurry water to the process plant. The results of high-water recovery can be directly attributed to a small decant pond, high in-situ dry density of the deposited tailings and minimal seepage losses.

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The designs of the TSFs assume an average dry density of 1.5 t/m^3 for operation which will provide 0.5 Mm^3 of storage capacity for 0.75 Mt of tailings in the IWLTSF and 0.97 Mm^3 of storage capacity for 1.46 Mt of tailings in the IPTSF. The WSD can provide a water storage capacity of 187,500 m^3.

In accordance with the DMP Code of Practice (CoP) (DMP, 2013), the IWLTSF is assessed as 'Medium' with a classification of 'Category 2', with the IPTSF as a 'Low' and 'Category 3' and the WSD as 'Low' and 'Category 2'. Construction work must be undertaken in accordance with drawings and earthworks specifications. Furthermore, operation of the facilities must be executed in accordance with the design intent and Operating Manual (OM).

The IWLTSF and WSD each have capacity for a 1:200-year annual exceedance probability (AEP) 72-hour storm event in accordance with GISTM requirements, Government of Ghana and DMP required freeboard. The design objectives were developed to ensure both IWLTSF and WSD are decommissioned and rehabilitated in an ecologically sustainable manner and in accordance with both DMIRS principal closure objectives for rehabilitated mines and EPA objectives for rehabilitation and decommissioning.

1.14.7 Site Roads

A range of road types will be required for both site internal and access roads to meet a wide range of duties. The hierarchy of road types includes dedicated mine haul roads, the main access roads, general access roads and minor use roads and tracks. Some roads will border service corridors, e.g., raw water supply pipelines, or tailings pump line access. Hence, road alignments also need to consider service routes in addition to transport requirements.

The road widths and construction details have been selected to match the required duties. The main haul road will intersect the existing dirt road that connects the Ewoyaa village to the main highway.

1.14.8 Buildings and facilities

The Project will develop several buildings and facilities to support the operation, including:

- Administration building housing management and administrative personnel;
- Services building to house medical, training and other support facilities;
- Workshop and warehouse;
- Reagent storage sheds;
- Worker changeroom, ablutions building; and
- Site access building and access turnstile gate.

Mining services facilities will be provided by the mining contractor under their contracted works.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 41 of 368 FIGURE 1-9 MINING SERVICES, ADMIN, SERVICES, WORKSHOP AND WAREHOUSE FACILITIES 1.14.9 Accommodation Accommodation for most of the workforce is proposed utilising the available accommodation in the region. Accommodation for senior management, visitors and dignitaries will be provided at a nearby resort facility, which is currently under care and maintenance and will require minor upgrade works and maintenance to be operational. A contract to operate the resort will be let to a suitable provider, inclusive of resort management, cleaning, maintenance and provision of all meals and accommodation requirements. 1.14.10 Fuel Storage and Distribution Fuel storage and distribution will be provided and controlled by the mining contractor as the main user of fuels and lubricants at the site. Atlantic Lithium will make use of locally available services for maintenance of light vehicles, and to support the basic administrative supplies requirements for the operation. 1.14.11 Communications Site communications, consisting of phone, internet, and a communications tower, will be established for the site and connected to nearby existing Internet Service providers in the vicinity of the N1 highway. 1.15 MARKET ANALYSIS 1.15.1 Lithium Supply and Demand Outlook Spodumene concentrate demand is underpinned by associated lithium demand for the manufacture of lithium-ion batteries that are expected to play a critical role in decarbonising energy production and achieving global net zero aims by 2050 via global automotive fleet electrification and renewable-generated energy storage. Existing reliance on China dominated battery manufacturing supply chains has prompted a global response in terms of critical minerals policy development, legislation and incentives to encourage development of global battery manufacturing capability, particularly in the US and the EU. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 42 of 368 Lithium supply is therefore rising in response to growing demand, policy settings and incentives. The market is expected to remain in deficit after 2025 based not only on demand but on timelines to develop projects introduce new supply, which themselves are at risk based on cost pressures, jurisdictional and permitting challenges and growing ESG requirements. Therefore, lithium demand profiles and supply deficits and challenges provide the fundamentals to underpin product pricing to support project development. 1.15.2 Spodumene Concentrate Pricing Spodumene concentrate pricing is based on a consensus SC6 forecast provided by ALL. This Pricing has been used for the component of SC6 produced on the Project. SC5.5 pricing is calculated with a 5% discount to the SC6.0 Li2O unit pricing and factored by a ratio of the product grades, i.e., SC5.5 price = (5.5/6) *SC6 Price*0.95. Secondary product pricing is calculated with a 45% discount to the SC6.0 Li2O pricing and factored by a ratio of the product grade. The pricing basis for the discount is from preliminary discussions between ALL and potential offtakers for the material. TABLE 1-15 PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA Year 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 FS SC6.0 (median consensus), US$ 3,000 2,557 2,000 1,841 1,770 1,666 1,560 1,452 1,410 1,410 1,410 1,410 FS SC5.5 (calculated), US$ 2,613 2,227 1,742 1,603 1,541 1,451 1,359 1,264 1,228 1,228 1,228 1,228 Secondary Product (calculated), US$ 375 286 222 176 191 189 163 155 144 139 154 152 1.15.3 Product Sales The Project will be funded under a co-development agreement with Piedmont Lithium Inc. (“Piedmont", “PLL” or “Registrant”), where Piedmont has the right to earn up to 50% at the Project level and 50% of the total spodumene concentrate (SC6) offtake at market rates by funding US$17M towards studies and exploration and US$70M towards the development. Any cost overruns or savings for the Project (i.e., where development costs are more or less than the funding in the agreement) will be shared equally between Atlantic Lithium and PLL. The Company will sell the remaining 50% of total spodumene concentrate product and other secondary products via offtake agreements to be investigated and negotiated after Decision to Mine and granting of Mining license. 1.16 ENVIRONMENTAL STUDIES, SOCIAL AND PERMITTING 1.16.1 Introduction Under Ghanaian environmental and social legislation, all undertakings, including mining and allied activities, must be compliant with the Environmental Protection Agency Act 1994, Act 490, and the Environmental Assessment Regulations 1999 (LI 1652). In addition to these two key national legislations, there are over 40 other environmental and social related legislations that any undertaking must be compliant with, depending on the nature, scope, and location of the undertaking. The project has adopted critical international environmental and social guiding principles and benchmarks, including: • Equator Principles (EP); EP3 – EP10; • International Finance Corporation Performance Standards (IFC PS); PS1 – PS6 and PS8; • WB EHS Guidelines (General) (2007) and WB EHS Guidelines (Mining) (2007); and TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 43 of 368 • International Labour Organisation (ILO) Conventions. 1.16.2 Regulatory Framework and Approvals Process The Ghana Environmental Protection Agency (EPA) is the legally authorised body for granting of Environmental Permits to undertakings in country. Ghanaian environmental approval requirements for mining require a full Environmental and Social Impact Assessment (ESIA). The ESIA and permitting process commence with project registration with the EPA, who then screen the application and decides on the need for further study based on the project scope, potential environmental and social impacts, and the consent and support of various stakeholders in the Project footprint. After this is a scoping stage once EPA has requested the conduct of a detailed ESIA study. A Scoping Report will be developed and submitted to the EPA for review and approval. The report will also be made publicly available and will include Terms of Reference for the ESIA, a description of any issues raised during the consultation process and how they will be addressed in the ESIA. The ESIA study will cover potential positive and negative impacts on environmental, social, economic, and cultural aspects in relation to the different project phases, including transboundary impacts. Upon completion of the study, a draft Environmental Impact Statement (EIS) will be developed and submitted to the EPA for review and approval. EIS Approval by the EPA will be premised on satisfaction with the identified impacts and mitigation and management measures outlined in the EIS. The EPA may also recommend amendments to the report or the conduct of further studies to warrant approval of the EIS. Once the EPA is satisfied and approves the EIS, an Environmental Permit will be issued for the Project. 1.16.3 Existing Environmental Setting Topography and Geology Generally, the Project area landscape is undulating with isolated hills at different locations with an elevation of between 15 m to 110 m above sea level. The area geologically lies within the Birimian Supergroup, a Proterozoic volcano- sedimentary basin located in western Ghana. The site is also classed as B and C under the Euro Code 8 seismic site classification for soil which consists of outcrop rock masses or very rigid soils and medium-dense sand, gravel, or stiff clay respectively. Analyses of ground vibration data within the Project area indicate that generally the peak particle velocity (PPV) recorded do not pose an elevated seismic vulnerability risk. Climate The Ewoyaa area experiences mild temperatures averaging between 24 and 28 degrees Celsius all year round and relative humidity of about 70% due to its proximity to the ocean. The area experiences double maximum rainfall with peaks in May-June and October. Annual total rainfall ranges between 90 cm and 110 cm in coastal savannah areas and between 110 cm and 160 cm in the interior close to the margin of the forest zone. Dry seasons usually occur from December to February and from July to September. Hydrology and Hydrogeology The natural drainage in the Project area indicates the possibility of several streams and rivers existing or flowing through the area. Nonetheless, very few surface water bodies are encountered on the ground, with the majority being dugouts or water holding areas that temporarily dry out during the dry season. Water from dugout sources normally is a mixture of surface runoff and groundwater mostly from the unsaturated zone. No perennial streams or rivers occur within the immediate Project area. Typical borehole yields are from 0.1 to 0.5 l/sec. Surveys conducted in the Project area indicate that the water chemistry is predominantly alkaline, with elevated fluoride levels which is normal for basement geology, and high nitrate levels which indicate contamination from human and animal waste. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 44 of 368 Air Quality and Noise Results of air quality monitoring conducted in the Project area since 2021 to date revealed that prevailing air quality of the Project area generally falls within the recommended Ghana EPA and WHO levels. Noise levels in some areas monitored exceed Ghana EPA and IFC/WHO recommended levels, attributed mainly to the proximity of the communities/ sampling areas to the Accra-Cape Coast Highway (N1) which is a significant source of noise pollution. Long-term Environmental Monitoring The Project has gathered extensive environmental baseline data from 2019 to date, which provides a snapshot of the quality and nature of the environment. Additionally, the Project has instituted and is implementing a long-term environmental monitoring program (exploration phase through to closure phase) which will afford prompt detection of deteriorating and/or improving environmental conditions within the Project area to enable appropriate action to be taken where required. 1.16.4 Existing Social Setting Traditional Ownership of Land The Project communities where land ownership is likely to be affected are Abonko, Anokyi, Ewoyaa, Krofu, Krampakrom and Lower Saltpond. Land title in these communities is predominantly held by families rather than chiefs and stools, as is common in Ghana. Family lands, implicitly inferred by the 1992 Constitution as private property, are devoid of extensive government regulatory mechanisms compared to stool or skin lands. Traditional authorities however have played a key role in resolving and/or mediating conflicts arising in land ownership. Population A 2020 survey conducted on communities within a 2km radius from active areas of mineralisation estimated that over 3,562 people were living within the survey area. The surveyed communities included Abonko, Anokyi, Ewoyaa, Krofu, Krampakrom, Ansaadze, and Afrangua. Cultural Heritage and Archaeology Cultural heritage and archaeological studies conducted in the Project area revealed 33 archaeological and heritage resources. These resources are shrines believed to be a link between the living and dead. All shrines in these communities are networked and rituals for one can be performed at another. Almost all shrines share common ritual items, functions and taboos. Some of these resources may need to be relocated, which will be done in consultation with the various Deity-Heads to avoid social disruption and prevent potential non-cooperation. 1.16.5 Health, Safety, Environment and Communities Management System (HSECMS) The Project has developed several mechanisms to facilitate sustainable and effective management of HSEC concerns within its footprint. This includes documented plans, agreements, toolkits, and registers that provide the framework to manage the HSEC management system of the Project. • Stakeholder Engagement Plan (SEP): Describes the applicable regulatory and/or other requirements for disclosure, consultation and ongoing engagement with the Project’s stakeholders, and provides the framework to build a two-way communication between the Project, the potentially affected communities and other project stakeholders through a clear, simple and effective communication strategy. • Community Development Plan (CDP): Aimed at ensuring inclusive decision-making with host communities, supporting environmental and socio-economic development, enhancing community wellbeing, and expanding the capabilities of communities to effectively engage with the Project, government, and Community-Based Organisations (CBOs) on development issues that concern the communities. • Emergency Response Plan (ERP): Identifies potential emergency scenarios likely to occur in association with the Project, their likely consequences, preventive strategies, response procedures and corresponding responsible

TECHNICAL REPORT SUMMARY
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parties/persons, resource requirements for efficient emergency response, response timing, reporting channels and procedures.

- HSEC Risk Register: Details all the identified risks of the Project (Exploration Phase), the potential impacts or consequences of those risks occurring, control and management measures for each identified risk and responsible parties for managing the risks.
- Baseline Exceedance Level Tracking: Serves as a proactive monitoring tool to identify deteriorating or improving environmental conditions (air and water quality, and noise levels) within the Project footprint based on data from monthly environmental monitoring.

1.17 CAPITAL AND OPERATING COSTS

1.17.1 Capital Costs

The Project capital cost estimate was compiled based on input from the following key contributors:

- Primero: process plant, bulk earthworks and various infrastructure costs;
- Geocrest Group / REC for Tailings and water storage dam earthworks;
- ECG Engineering for HV powerline relocation and power supply connection costs; and
- Atlantic Lithium for owner's costs, land and resettlement costs and sustaining costs.

The upfront capital cost estimate is based on the scope described in this report and has been peer reviewed for acceptance by the study team. All costs are expressed in United States Dollars (US$) unless otherwise stated, with an estimate basis date of Q2 2023. The estimate has been developed in accordance with Primero's capital cost estimating procedures, with an accuracy of ±15%.

The upfront capital cost estimate summary is presented in Table 1-16. Mining costs are discussed in Section 4.0 and have been included directly into the financial model.

TABLE 1-16 CAPITAL ESTIMATE SUMMARY (USD, Q2 2023, -15% + 15%)

WBS Area	US$M	% of Total
Site General and Infrastructure	23.5	12.7
Process Plant - DMS	73.2	39.5
Project Indirects	27.6	14.9
Owners Costs	33.4	18.0
Modular Plant - DMS	15.3	8.3
Subtotal	173.0	93.4
Contingency	12.2	6.6
Total	**185.2**	**100.0**

Estimate Basis

The estimate has been presented in United States dollars as at Q2 2023. Prices obtained in other currencies have been converted to US$ using agreed Project exchange rates. The estimate build-up is based on FS level of engineering and design across most scope areas to size equipment and prepare material quantities. Quantity information was derived from a combination of sources and categorised to reflect design information maturity:

- Study engineering including quantities derived from Project specific engineering, equipment lists, drawings and 3D modelled facilities;

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- Reference projects with quantities drawn from previously constructed projects or detailed designs, adjusted to suit (where required) this Project works scope;
- Estimates that include quantities derived from sketches or redline mark-ups of previous Project drawings and data, compiled by estimating; and
- Factored quantities derived from percentages applied to previous Project estimates.

Estimate pricing was derived from a combination of the following sources:

- Priced: Market pricing solicited specifically for the Project estimate from enquiry to reputable suppliers, fabricators and construction contractors in Ghana and internationally;
- Estimated: Historical database quantities or pricing older than six months, with some use of priced information (above) such as unit rates for cost build ups; and
- Allowance: Cost allowances based on Project team experience, benchmarking.

The breakdown of estimate pricing source (excluding contingency) is shown in Table 1-17.

TABLE 1-17 SOURCE OF CAPITAL COST PRICING

Source of Pricing	US$M	% of Total
Priced	136.6	79.0
Estimated	27.4	15.8
Allowance	9.0	5.2
Total	**173.0**	**100.0**

The capital cost estimate excludes sunk costs, corporate costs, company overheads, exploration costs, Project financing costs, taxes, duties, working capital, exchange rate variations and escalation.

Deferred and Sustaining Capital

Additional capital expenditure over the life of operation (Table 1-18) to sustain mining and processing operations has been prepared and included in the financial model.

TABLE 1-18 SUSTAINING AND CLOSURE CAPITAL COSTS, LOM

Cost Item	US$ M
Land Access and Resettlement Costs	98.9
Sustaining capital TSF Development Stages 2 and 3	0.8
New Tailings Line to Ewoyaa Pit	0.9
New Water Line from Ewoyaa Pit to Plant	0.5
Sediment Control Structures 3-5	0.1
Sustaining capital Plant and Buildings	7.0
Vehicle and Fleet Replacements	1.1
Sustaining Capital Infrastructure and Equipment:	2.9

Rehabilitation and Closure Costs	45.8
Total	**158.0**

The costs exclude expenditure for new or expanded process plant and infrastructure.

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ATLANTIC LITHIUM

1.17.2 Operating Costs

LOM Operating Costs

The Project has an estimated C1 cash cost, FOB Ghana detailed in Table 1-19 below.

TABLE 1-19 LOM OPERATING COSTS

Operating Cost	$ M (LOM)	*Unit of measure*	Unit cost by activity	$/dmt concentrate
Mining Contractor	1,529,673	*$/t mined*	3.81	455
Atlantic Mine Management	38,785	*$/t mined*	0.10	12
Processing	202,169	*$/t processed*	7.88	60
General and Administration	168,758	*$/dmt concentrate*	50.15	50
Spodumene Selling	100,195	*$/dmt concentrate*	29.81	30
Secondary Product Selling Costs	145,242	*$/dmt secondary product*	32.65	43
Secondary Product Credits	-834,681	*$/dmt concentrate*		-248
Total Operating Cost	**1,349,946**	***$/dmt concentrate***		**402**

C1 operating cost are defined as direct cash operating costs of production FOB, Ghana Port. Direct cash operating costs include mining, processing, transport, and general and administration costs, net the credit from secondary product sales. Secondary product credits do not include Feldspar sales.

The operating cost estimates are detailed below.

Mining Costs

Estimation of direct mining costs was developed on the basis of a mining contractor operation, under the management of the Atlantic Lithium site operations team. Mining costs were based on:

- Contract mining costs established via a request for quotation ("RFQ") process involving eight established mining contractors active in the region for the full scope of contract mining services, excluding grade control drilling. Contract grade control costs were provided by the exploration drilling company that conducted the resource drilling at the Project (Geodrill Limited);
- Capital works related to mobilising and establishing mining operations were included in the RFQ process; and
- Owner's operations mining management team costs were estimated by ALL and included in the OPEX.

Contract mining quotes were obtained from eight mining contractors experienced in the region. For conforming contractor quotes, unit mining costs excluding site establishment, mobilisation and de-mobilisation ranged from \$3.21/t to \$4.60/t mined based on material movement for the first seven years of mine life.

Mining costs were estimated at \$3.82/t mined, over the life of mine, inclusive of contractor mobilisation, establishment, pre-production mining and demobilisation.

DMS Processing Costs

Process operating costs have been developed on an annualised basis and using the parameters specified in the plant process design criteria for the main plant operation. The operating cost estimate includes all owner management, administration and processing costs to process 2.7 Mtpa of ore annually to produce spodumene concentrate and secondary product.

Operating costs are expressed in United States Dollars (US\$) unless otherwise stated, with an estimate basis date of Q2 2023, and are summarised in Table 1-20.

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TABLE 1-20 SUMMARY OF DMS OPERATING COST (USD, Q2 2023, -15% + 15%)

Item	\$M/year	\$/t Crusher Feed	\$/t Product
Labour (Processing and Maintenance)	6.8	2.51	11.61
Reagents and Operating Consumables	2.2	0.82	3.77
Maintenance Materials	3.6	1.34	6.18
Power	3.0	1.11	5.11
Labour (Atlantic Lithium)	3.4	1.24	5.75
Labour (General and Administration)	5.4	2.01	9.27
General and Administration Expenses	9.3	3.44	15.90
General and Administration Power	0.3	0.11	0.50
Material Handling	1.9	0.71	3.30

Early Production Plant Operating Cost

Operating costs for the smaller pre-production Modular DMS processing plant (Table 1-21) were prepared on an annualised basis for the period of operation prior to the main plant coming online.

Costs were developed with the same basis as the main processing plant operating cost, apart from labour requirements being reduced appropriately, higher reagent consumptions applied, and diesel costs calculated for associated power consumption given the permanent power supply will not be online.

TABLE 1-21 PRE-PRODUCTION OPEX SUMMARY

Item	\$M/year	\$/t Crusher Feed	\$/t Product
Crushing	6.2	10.31	22.30
Labour (Processing and Maintenance)	2.2	3.65	7.90

Reagents and Operating Consumables	0.7	1.11	2.40
Maintenance Materials	1.7	2.83	6.13
Diesel	2.0	3.28	7.12
Labour (Atlantic Lithium)	1.8	3.00	6.50
Labour (General and Administration)	1.7	2.80	6.07
General and Administration Expenses	2.7	4.40	9.52
Material Handling	0.4	0.64	1.39

Estimate Basis

Labour costs were developed based on the operations team (position and headcount) defined in the operations organisation chart and the expected cost of salaries, allowances, statutory charges and costs for each position.

Reagents and operating consumables costs were calculated based on expected consumption rates either from process design criteria information, benchmarking against similar operations or operational experience, and applied to unit rate pricing for each reagent and consumable item.

Power costs are based on unit rate power costs advised by ECG and applied to expected power consumption for the plant and operation.

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ATLANTIC LITHIUM

General and administrative costs include priced costs for contracted services such as the metallurgical laboratory, site security, site medical etc. as well as costs such as insurances, legal and accounting fees, training, general stationery and supplies, annual permits and licensing fees, consultant fees, travel and expenses, social and community expenditure.

Product transportation and logistics costs are based on unit costs for the complete transport and logistics chain between site and product loading onto ships at Takoradi port, applied to the calculated annual product tonnages. Waste material handling costs are based on mining contractor waste haulage rates.

The OPEX excludes exchange rate and inflation variations from date of estimate, Project financing costs and interest charges, corporate overheads, VAT, Royalties, mining contractor costs (included directly in the financial model) and exploration costs.

1.18 ECONOMIC MODEL AND SENSITIVITY ANALYSIS

1.18.1 Model Inputs and Basis

A financial model has been prepared to collate the study results to estimate and evaluate Project cash flows and economic viability. The model is based on the following key inputs and assumptions.

TABLE 1-22 KEY FINANCIAL MODEL INPUTS

Model Parameter	Basis	Basis	Value/Input
Capital Funding Base Case:		100% Equity, 0% Debt	Equity
Discount rate		% per annum	8.0
Royalties	Govt.	%	10.0
Royalties	3rd Party	%	1.0
Royalties	3rd Party	%, capped at $2m total	1.0
Royalties - *Growth and Sustainability 1% levy*		%	1.0
DMS Recovery		P1 SC6.0	62.1%
DMS Recovery		P1 SC5.5	67.2%
DMS Recovery		P2 5.5	14.9%
DMS Modular Recovery		SC5.5	34.0%
Li Product Moisture Content		%	5.0
Secondary Product Moisture Content		%	15.0
Corporate Tax Rate		%	35
GET FUND	Paid in year after cost incurred	% of goods and services cost	2.5
NHIL FUND	Paid in year after cost incurred	% of goods and services cost	2.5
CDA FUND	Paid in year after cost incurred	% of earnings/profit (NPAT)	1.0
VAT Rate		% of goods and services cost	15.0
Return Frequency for VAT (post Construction)	Quarters		2.00
COVID 19 HRL - levy on non-exempt goods and services	Paid in year after cost incurred		1%

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Model Parameter	Basis	Basis	Value/Input
Goods and Services Costs estimate based on % of Opex			17%
Import duties on op consumables			5%
Marketing Costs		%	3
Environmental Bond first year payment		US$	4,522,995
Annual Premium as % Insurance Bond			0%
With-holding Tax Rate on non-resident services			20%
Withholding Tax Rate on Interest and dividends			8%
Import Duties on Op Consumables (incl. ECoWAS and Proc)			5%
Carried forward losses in Ghana		Years	4
Refining Costs		%	0.00
Governments Free Carry Requirement		%	13

1.18.2 Spodumene Concentrate Pricing Basis

Spodumene concentrate pricing is based on a consensus SC6 forecast (Table 1-23). This Pricing has been used for the component of SC6 produced on the Project. SC5.5 pricing is calculated with a 5% discount to the SC6.0 Li_2O unit pricing and factored by a ratio of the product grades, i.e., SC5.5 price = (5.5/6)*SC6 Price*0.95.

Secondary product pricing is calculated with a 45% discount to the SC6.0 Li_2O pricing and factored by a ratio of the product grade. The pricing basis for the discount is from preliminary discussions with offtakers for the material.

TABLE 1-23 PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA

Year	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
FS SC6.0 (median consensus), US$	3,000	2,557	2,000	1,841	1,770	1,666	1,560	1,452	1,410	1,410	1,410	1,410
FS SC5.5 (calculated), US$	2,613	2,227	1,742	1,603	1,541	1,451	1,359	1,264	1,228	1,228	1,228	1,228
Secondary Product (calculated), US$	375	286	222	176	191	189	163	155	144	139	154	152

1.18.3 Spodumene Concentrate Production

Figure 1-10 depicts spodumene concentration production over Life of Mine. The Modular DMS units will deliver early production during the first year. An uptick in production is anticipated in the second year, running at 75% of the nominal capacity on an annualised basis, which factors in both the commissioning and ramp-up stages. Year 4 production considers a higher volume of P2 ore processed.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


450
400
350
300
250
200
150
100
50
-
Year 1 (Early Prod. Phase) 2025
Year 2 2026
Year 3 2027
Year 4 2028
Year 5 2029
Year 6 2030
Year 7 2031
Year 8 2032
Year 9 2033
Year 10 2034
Year 11 2035
Year 12 2036
SC5.5
SC6

FIGURE 1-10 LOM CONCENTRATE PRODUCTION

STATEMENT:

The estimated Ore Reserves and Inferred Resources underpinning the production target in Figure 1-10 have been prepared by a Competent Persons in accordance with the requirement in Appendix 5A (JORC Code).

1.18.4 Project Funding

The Project will be funded under a co-development agreement with Piedmont, where Piedmont has the right to earn up to 50% at the Project level and 50% of the total spodumene concentrate (SC6) offtake at market rates by funding US$17M towards studies and exploration and US$70M towards the development. Any cost overruns or savings for the Project (i.e., where development costs are more or less than the funding in the agreement) will be shared equally between Atlantic Lithium and PLL.

The Minerals Income Investment Fund of Ghana ("MIIF") has agreed non-binding Heads of Terms with the Company to invest a total of US$32.9M in the Company to support the development of the project. This will be done by acquiring 6% contributing interest of the Project for US$27.9M as well as a US$5M investment into Atlantic Lithium.

Project funding has been included on the premise that all Project development requirements will be funded by the PLL agreement, with additional funding required by Atlantic Lithium to be sourced from cash or equity.

1.18.5 Project Financial Results

Key financial model outputs are shown in Table 1-24. The Project demonstrates robust financial metrics and rapid payback.

TABLE 1-24 CASH FLOW MODEL KEY RESULTS

Item	Units	FS Result
Revenue (all products)	US$M	6,212
Spodumene Revenue	US$M	5,378
Secondary Product Revenue	US$M	835
NPV$_8$ Post Tax	US$M	1,219
IRR	%	94.5
Payback	Months	13.8
EBITDA	US$M	3,101
EBIT	US$M	2,759
NPAT, LOM	US$M	1,819
Surplus Cashflow, Post Tax	US$M	1,921
C1 Cash Cost (net by-product credit)	US$/t	402
All In Sustaining Cost (AISC)	US$/t	708

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ATLANTIC LITHIUM
TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

All-In Sustaining Costs (AISC) are defined as Operating Costs plus 3rd party royalties, government royalties and sustaining capital. AISC are calculated and reported from commencement of commercial production. AISC exclude Non-Sustaining Capital expenditure.

The FS illustrates that the Project has strong operating margins. The realised concentrate price (FOB) is derived from the concentrate pricing in Figure 1-11, adjusted for the product mix.


3,000
2,500
2,000
1,500
1,000
500
-
Year 1 (Early Prod. Phase) 2025
Year 2 2026
Year 3 2027
Year 4 2028
Year 5 2029
Year 6 2030
Year 7 2031
Year 8 2032
Year 9 2033
Year 10 2034
Year 11 2035
Year 12 2036
Cash Cost (net by-product credit)
Concentrate Price
AISC

FIGURE 1-11 EWOYAA LITHIUM PROJECT MARGIN

1.18.6 Cash Flow Sensitivities

Sensitivities are applied to key Project estimates and assumptions. Favourable and unfavourable movements relative to Post-Tax NPV_8 are illustrated in Figure 1-12 below.

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT


Sensitivity to NPV (-25% +25%)
Li Price
Head Grade
Lithium Recovery
All OPEX
Mining Costs
Transport
Capital Costs
Processing Costs
600
800
1,000
1,200
1,400
1,600
1,800

FIGURE 1-12 CASH FLOW SENSITIVITIES GRAPH, NPV8 BASIS

Project cash flows are most sensitive to changes in concentrate selling price, where a 10% change in price resulted in a 17.3% change to the Post-Tax NPV8. This was closely followed by sensitivity to changes in head grade (14.9%) and recovery at (14.2%).

Sensitivity adjustments of Project expenses demonstrated that mining costs, which made up the largest portion of operating expenditure, resulted in the most significant movements in Project NPV8 followed by concentrate transport, processing. The Project is insensitive to changes in capital cost.

1.19 OTHER RELEVANT INFORMATION

1.19.1 Project Implementation

Implementation Basis

The overall Project objective is to design, fabricate, build and commission a successful lithium mine, concentrate production facility and associated infrastructure to a high safety standard whilst meeting all statutory laws and regulations and minimising impact to local communities.

The execution strategy to meet the Project objective will be to employ an Engineering, Procurement and Construction Management) ("EPCM") methodology, whereby EPCM contractors will provide the engineering, procurement, construction management and commissioning support services necessary for delivery of the process plant, associated infrastructure and services works scopes. The EPCM approach is commonly employed in mining projects in the region and allows Atlantic Lithium to monitor and control the budget, schedule and quality of the end product through all stages of project development and execution.

EPCM contractors will provide management, engineering, design and procurement services for their work packages aligned with a "fit for purpose" approach to design, tender, evaluate, recommend for award, purchase and expedite all required equipment and materials for the Project.

EPCM contractors will manage their teams and report to Atlantic Lithium's management structure, who will be supported by a Project Team staffed to the meet Project objectives and manage any owner-led work packages.

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TECHNICAL REPORT SUMMARY

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EPCM contractors will establish construction management teams to manage and supervise on-site contractor construction progress, quality of workmanship, safety and environmental compliance. The Project will maximise the use of majority Ghanaian owned contractors and suppliers of key bulk materials and services in accordance with recently legislated requirements. Over 400 personnel are expected on-site during the peak construction phase.

Equipment fabricated outside of Ghana will be imported through the ports of Tema and Takoradi and transported by road to site. A transport and logistics (TandL) contractor (freight forwarder) with local and international presence will oversee all TandL requirements under EPCM contractor supervision.

EPCM contractors will manage and complete the commissioning of plant and infrastructure and perform handover to the Atlantic Lithium team for production ramp up once the agreed acceptance requirements are achieved.

The Project has completed FEED work packages for the process plant design and for the HV powerline relocation and Project power supply works package. These works expedite readiness for long lead equipment item selection and purchase and de-risk the overall Project schedule. The balance of the detailed design will be completed after Decision to Mine ("DTM").

Project Schedule

A detailed Project implementation schedule has been developed based on inputs from the Atlantic Lithium team and all FS and FEED consultants. The schedule outlines a 30-month duration from FS completion until introduction of first ore into the main process plant in January 2026. The schedule has zero float and is contingent upon the following assumptions and basis:

- Atlantic Lithium will use the FS and completed FEED works for its preliminary Mining Lease application to the Minerals Commission of Ghana with receipt in Q3 2023;
- In parallel, internal assessment with Project JV partners for a DTM;
- Following FID, access to agreed funds based on JV partner Project investment agreements and projected cashflow requirements identified in the FS to commence;
- Engineering detailed design and procurement of long lead capital items;
- Design, supply and execute works scope for the relocation of existing HV powerlines that traverse the Project site;
- Carrying out ESIA works, application for environmental permits and developing the RAP requirements and implementation plant;
- The critical path relates to the activities and durations associated with completing ESIA and RAP works to apply for and receive an environmental permit;
- After ratification of the Mining Lease application, implementation of Phase 1 RAP activities will commence ahead of construction works (breaking ground) and mining contractor mobilisation for site establishment and mine pre-stripping;
- Concurrent mine development and construction of processing facilities and infrastructure; and
- Development of an early production DMS plant ahead of completion of the main process plant, for early production of spodumene products for early revenue streams, as well as training of operators and developing co-ordination between mining and operations departments.

The key milestones for the Project are outlined in Table 1-25.

TABLE 1-25 PROJECT SCHEDULE MILESTONES

Project Milestone	Start	Finish
Complete FS		Jun-23
Process Plant Engineering and Procurement of Vendor Data Award	Jul-23	
Commence Commercial Negotiations (LLI)	Aug-23	
Process Plant Procurement Package Award	Sep-23	

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Project Milestone	Start	Finish
Ghana Presidential and Parliamentary Election Canvasing Commences (12m ahead)	Dec-23	
Complete EIA and RAP and Submit to EPA		Mar-24
Permit Application Process (Opp to expedite)		Mar-24
Environmental Permit Granted (EIA and RAP) (Independent of ML Ratification)		Jun-24
Parliamentary Ratification of Mining Lease (Obtain 6 months post ML Application)		Jul-24
2024 Wet Season	May-24	Sep-24
Earthworks Contractor Mobilisation to Site for Process Plant Construction	Sep-24	
Phase 1.1 Commence Process Plant Construction (Break Ground)	Sep-24	
Ghana Presidential and Parliamentary Election	Dec-24	
First Ore Available Early Production Plant		Mar-25
First Product (Early Production plant)		Apr-25
Commence Mining for Process Plant feed	May-25	
2025 Wet Season	May-25	Sep-25
Power Feed Line to Process Plant Complete		Sep-25
Power On Date		Sep-25
First Ore Available Process Plant		Oct-25
Process Plant Construction Complete		Nov-25
First Ore Through Plant (SC6)		Jan-26
First Shipment of Concentrate (SC6)		Feb-26

1.19.2 Operations

Ghana has an established mining industry with several currently operating gold, bauxite and manganese mines. It has established supporting industries and supply chains for mining operations as well as a skilled and experienced workforce for mining and plant operations, albeit without experience with lithium mining and processing in the country.

The overall organisational structure of the operation has been developed with a breakdown of each department and function with associated headcount, position level and identification of expatriates, local workforce and contractors. More than 800 direct jobs will be created at the Project across security, medical, mining, processing and laboratory functions. The structure has also been used to develop labour costs in the operating cost estimate.

A structured recruitment procedure will be carried out to identify and employ suitable candidates for all required positions and in the identified timeframes prior to productions and operation to ensure all training and other operational readiness requirements are implemented. Wherever possible, the operation will employ experienced Ghanaian management and supervision personnel, supplemented by a small number of expatriates with specific expertise in lithium production.

Expatriates will be critical for operational readiness, local workforce training, guidance and management for successful operations startup, plant commissioning and ramp-up. Some expatriates will remain with the operation for one to three years, after which time it is anticipated that the operation can employ 100% Ghanaian personnel.

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TECHNICAL REPORT SUMMARY

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The Project will implement a hire local philosophy. This will provide contributions to economic growth and stability at the local level in the community. Atlantic Lithium will encourage its staff to live and work in the region and, by employing locally, the Company can be a more active part of the community and provide residents with an opportunity to access the jobs Atlantic Lithium creates.


1000
900
800
700
600
500
400
300
200
100
0
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
Processing & Maintenance
Mine Management
Admin & General (minus Enviro)
Enviro & Social
Security
Medical
Laboratory
Mining Contractor

FIGURE 1-13 ESTIMATED EMPLOYMENT FOR LOM

1.20 RISK AND OPPORTUNITY

The study undertook analysis at two levels:

- Hazards identification associated with the plant operation ("HAZID"); and
- Project development risk and opportunity analysis

1.20.1 HAZID

A HAZID was undertaken focusing on design and operational elements that have the potential to cause significant personal injury or environmental damage, to allow these to be addressed early in the detailed design.

The HAZID was carried out for the FS in a workshop setting with attendees from Atlantic Lithium and Primero and facilitated by an independent representative. The results of the assessment constitute the HAZID risk register, into which subsequent HAZID reviews were then conducted to complete the analysis.

Overall, no hazards (uncontrolled) were classified as extreme, and only two hazards were classified as high, related to interactions of personnel with vehicles and mobile plant. With future implementation of industry standard design practices and operational controls, the residual risk ratings for these items are all low. All other hazards have both uncontrolled and residual risk lower ratings to either medium or low.

1.20.2 Project Risk Assessment

A risk assessment was undertaken to assess the impact of uncertainties on the objective of delivering and operating the Project within budget and on schedule. The risks identified related to Compliance, Electrical supply, Environmental

Page 56 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 57 of 368 and approvals, Health and Safety, Human Resources, Infrastructure, logistics, water modelling and owner’s risks, Metallurgy, Geology, Mining, Processing, Security and Tailings and water dams. A standard Risk Assessment procedure was used for the Project Risk Review, which categorises risks by project development area. This allows specific risks and their impacts to be identified, along with current control measures. A severity of consequence and a likelihood of occurrence was assigned to rate risks and allow the effects of further control actions to be considered to arrive at a residual risk rating. The Project risk assessment was carried out for the FS in a workshop setting with attendees from Atlantic Lithium and all consultants and facilitated by an independent representative. The results of the assessment constitute the Project risk register, into which further reviews were then conducted by individual teams to complete risk works for their areas of study scope, including assignment of actions and risk owners for ongoing risk management. The results of the workshops are presented in the Project Risk Register. In the categories studied, one risk (uncontrolled) was classified as EXTREME, related to risk of obtaining and keeping an environmental permit (EP) required to conduct construction and operations. Long Project delays and delays to revenues would result. Mitigation actions relate to developing a strong understanding of the requirements to obtain and maintain the EP and carrying out the planned ESIA and RAP readiness works for the EP application in parallel to engineering and design works during 2023-24, leading to a residual risk rating of MEDIUM. Several risks were classified as HIGH, however with ongoing or future mitigation actions, all residual risk ratings lower to either MEDIUM or LOW. 1.20.3 Project Opportunities The Project has opportunities to capture further value from plant streams and to upgrade secondary products to generate additional revenue. These opportunities will need to be investigated in future further studies and testwork programs to assess their feasibility. Feldspar Product Feldspar recovery consists of an additional DMS circuit and WHIMS iron removal stage treating the DMS rejects stream. A high-quality feldspar concentrate could be produced with greater than 10% alkalis, and less than 0.1% Fe2O3. Potential production qualities are shown in the table below. TABLE 1-26 FELDSPAR ESTIMATES Product % of plant feed tonnage Quantity est. tpa Size range (mm) Grade % Li2O Feldspar (future product) ~20% - 40% 500 - 1,000ktpa -10+1 n/a Flotation Another opportunity for the Project includes processing fines (<0.85 mm) and middlings streams through a flotation plant. Preliminary flotation sighter testwork performed indicates encouraging flotation stage recovery and achievement of >5% Li2O concentrate grades. The fines and middlings streams making up the proposed flotation feed represent approximately 1.1 Mtpa feed stream with an estimated grade of 0.7% Li2O. Preliminary calculations for concentrate production are in the range of 80,000 tpa for a >5% Li2O concentrate which represents an opportunity to increase Project value. The flotation concentrate product would replace the current (lower grade) secondary product and would be a higher value, lower volume product. The opportunity has potential to de-risk the Project in the event that low-grade lithium bearing products market is adversely affected in the future. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 58 of 368 TABLE 1-27 POTENTIAL FLOTATION PLANT FEEDSTOCK PER ANNUM Stream Quantity float feed est. tpa % Li2O Fines 450,000 1.2 DMS Middlings 650,000 0.4 Total 1,100,000 0.7 1.21 INTERPRETATION AND CONCLUSIONS The following main interpretation and conclusions are summarised below: 1.21.1 Mineral Resource • Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations of the lithium-bearing pegmatite deposit on the Property. The data are of sufficient quantity and reliability to reasonably support the resource estimates in this TRS. • The geology of the Project area and controls to mineralisation are well-understood. Exploration techniques employed on the Project are appropriate and data derived from them are of sufficient quality to support the modelling of Mineral Resources in accordance with the JORC Code. • Based on an assessment of available QA/QC data, the entire lithium and whole-rock drill core assay dataset is acceptable for resource estimation with assaying posing minimal risk to the overall confidence level of the MRE. • Sufficient data are available to generate reliable mineral grade estimates using the ordinary kriging method for the ALL properties. • The depth, geometry, and grade of pegmatites on the properties make them amenable to exploitation by open cut mining methods. • For the Ewoyaa Lithium Project, this study has defined (at a 0.5% Li2O reporting cut-off) a global Indicated and Inferred MRE of 4.2 Mt at 1.08% Li2O, containing 45,400 t of lithium oxide with an effective date of March 2023. 1.21.2 Mining • The depth, geometry, and grade of pegmatites on the properties make them amenable to exploitation by open cut mining methods. • Inferred resources may be converted to indicated resources with future infill drilling. 1.21.3 Metallurgy and Recovery • A total of approximately 370 pegmatite drill core samples were taken from across the Ewoyaa deposits. These samples captured the varying mineralisation and levels of weathering, including “P1" coarse and “P2” fine mineralogy types from weathered ‘transitional’ and unweathered ‘fresh’ domains. From these samples, sixty- nine (69) drill hole composite samples were created and used for testing and represented a combination of variability and composite samples. • Heavy Liquid Separation (HLS) and Dense Medium Separation (DMS) were undertaken on variability and production composites. Recoveries attributable to P1 material and P2 material were partly based on HLS and DMS-250 test results and partly on calculation of assumed additional recovery from middlings. • The recovery of lithium from ore to final product has been achieved through a DMS concentration stage. • The DMS technology for the recovery of spodumene is a widely used technology for beneficiation of spodumene and therefore considered low risk technology. • Testwork confirming the technologies applicability was undertaken across samples considered representative of the ore zones. • Concentrate grades of 5.5-6.0% Lithia were achieved, making a saleable product. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 59 of 368 • The average spodumene recovery for each ore type is shown below. • The production schedule for the project is based on processing 2.7 Mtpa of ROM ore to produce a nominal 215 kt per annum of concentrate (6% Li2O). • Coarse rejects from the DMS plant will be hauled to the waste rock dump. • Wet tailings from the plant are pumped to a TSF integrated into the waste rock dump area/ landform. 1.22 RECOMMENDATIONS Specific recommendations for the Ewoyaa Lithium project are summarised below for the project areas. 1.22.1 Mineral Resource ALL is continuing to work both internally and with outside assistance to continue to further define their Resource Base and to Optimise the proposed LOM Plan. • Additional drilling along strike, up-dip and down-dip to extend known mineralisation. • Conduct infill drilling within non-mineralised pegmatite domains, where grade is more than 0.5% Li2O, in order to wireframe these zones within the mineralised domains. • Review four blanks from the 2022 drilling that appear to have been mis-labelled. 1.22.2 Mining The following mining related work is recommended to be investigated or progressed. • Appointment of the preferred bidder for contract mining, after final contract negotiations. • Short-term mine planning work including, but not limited to the following: • Review of pit staging. • Review of waste dump location / design • Review of potential for additional pit backfill. • More detailed designs on pit development works, including access roads and short-term mine production schedules for the first two years. • Detailed ROM pad design and assessment of potential long-term stockpile requirements and location. • Increase UCS database to improve drill and blast analysis. • Pegmatites are notoriously hard and baseline penetration rates using blast hole drilling trials are recommended. • Undertake infill drilling in order to convert in-pit Inferred Resources to at least Indicated. • Optimise waste dumping strategy. • Assess possibility of relaxing the vibration limit from 2mm/s to the more world-wide accepted standard of 5 mm/s. 1.22.3 Metallurgy Testing / Recovery Methods It is recommended to complete on-going testwork programs which will be completed H2 2023 and 2024: • Recrushing DMS testing. • Flotation testing of P1 and P2 ores. It is also recommended to further explore: • Flotation testing specifically with site water. ALL is continuing to work both internally and externally to continue to further refine their process and technology selections. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 60 of 368 2.0 INTRODUCTION 2.1 PROJECT BACKGROUND Atlantic Lithium Ltd (AIM: ALL, ASX: A11, the Company, “ALL”, Owner, Client) has undertaken a Feasibility Study (FS) for the development of the Ewoyaa Lithium Project (the Project, “ELP”) in Ghana, West Africa. The FS builds upon previous scoping and pre-feasibility studies completed in 2021 and 2022. The project development involves open cut mining of several lithium bearing pegmatite deposits, conventional dense media separation (DMS) processing and supporting infrastructure to target production of spodumene concentrates and secondary product by Q2 2025. The development timeline is contingent on receipt of an environmental permit and ratified Mining License (ML) by Q3 2024. Initial processing of approximately 450,000 tonnes of ore will be carried out over the first 9 months starting Q2 2025 in an early production processing plant fed from Ewoyaa South 2 pit, prior to processing through the main 2.7 Mtpa processing facility from Q1 2026 for 11 years. Over the LOM, the project is estimated to produce 3.36 Mt of 6% (SC6) and 5.5% (SC5.5) grade lithium spodumene concentrates, as well as 4.45 Mt of secondary product which have been identified to be saleable given current and forecast lithium demand projections. Residue from the operation will be stored within various TSFs that take advantage of an integrated waste dump design approach and input tailings storage. The Project will be self-sufficient, with all necessary supporting infrastructure and ancillary equipment included in the Project Development plan. The Project will operate in a safe, responsible and technically efficient manner to the benefit of all stakeholders including the government of Ghana, the owners, shareholders, employees, and local communities. 2.2 AUTHORS AND SITE INSPECTIONS The details of the Qualified Persons (QP) and the sections of the report for which they are responsible are provided in Table 2-1. TABLE 2-1 QUALIFIED PERSONS AND RESPONSIBILITIES Report Section Title Qualified Person Section 1: Executive Summary All Section 2: Introduction Keith Muller Section 3: Property Description Keith Muller Section 4: Accessibility, Climate, Local Resources, Infrastructure and Physiography Keith Muller Section 5: History Lennard Kolff Section 6: Geological Setting, Mineralisation and Deposit Shaun Searle Section 7: Exploration Lennard Kolff Section 8: Sample Preparation, Analysis and Security Shaun Searle Section 9: Data Verification Shaun Searle Section 10: Mineral Processing and Metallurgical Testing Noel O’Brien Section 11: Mineral Resource Estimates Shaun Searle Section 12: Ore Reserve Estimates Harry Warries

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 61 of 368 Report Section Title Qualified Person Section 13: Mining Methods Harry Warries Section 14: Processing and Recovery Methods Noel O’Brien Section 15: Infrastructure Keith Muller Section 16: Market Studies Keith Muller Section 17: Environmental Studies, Social and Permitting Keith Muller Section 18: Capital and Operating Costs Keith Muller Section 19: Economic Model and Sensitivity Analysis Keith Muller Section 20: Adjacent Properties Keith Muller Section 21: Other Relevant Data and Information Keith Muller Section 22: Interpretation and Conclusions Keith Muller Section 22.1: Mineral Resource Shaun Searle Section 22.2: Mining Harry Warries Section 22.3: Metallurgy Testing Noel O’Brien Section 22.4: Recovery Methods Noel O’Brien Section 23: Recommendations Keith Muller Section 23.1: Mineral Resource Shaun Searle Section 23.2: Mining Harry Warries Section 23.3: Metallurgy Testing / Recovery Methods Noel O’Brien Section 24: References Keith Muller Section 24.1: Geology Shaun Searle Section 24.2: Mining and Geotechnical Harry Warries Section 24.3: Metallurgical Testwork Noel O’Brien Section 25: Reliance on Information Provided by the Registrant All Mr Keith Muller is a mining engineer with a BEng in Mining Engineering and a MMinEng in Mine Management. He has over 20 years of experience in mine planning, mine operations and management and project evaluation for different commodities (Li, Au, Cu, REE). As a mining engineer, he has worked at pegmatite projects producing Lithium for 5 years and evaluated several lithium pegmatite projects. He is a Qualified Person as defined by Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Muller has acted as Chief Executive Officer for Atlantic Lithium during preparation of this report. Mr Lennard Kolff is a geologist with a Masters of Economic Geology, BSc (Hons, ARSM) in Geology and a graduate of the Australian Institute of Company Directors. He has over 25 years of grassroots and brownfields exploration and project studies for lithium, iron ore, copper-gold, base metals, gold, PGMs and diamonds, and mine geology experience for iron ore and copper-gold mineralised systems. Mr Kolff has over 7 years of direct lithium experience and was instrumental in the discovery and evaluation of the Ewoyaa lithium project. He has sufficient experience, relevant to the style of mineralisation and type of deposit under consideration and to the activity he is undertaking, to qualify as a Competent Person as defined in the ‘Australasian Code for Reporting of Exploration Results’ of December 2012 (“JORC Code”) as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. Mr Kolff is a member of the Australian Institute of Geoscientists, a member of the Society of Economic Geologists, an Associate of the Royal School of Mines, Imperial College London. Mr Kolff has acted in the position of Head Business Development and Chief Geologist in the preparation of this report. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 62 of 368 Mr Noel O’Brien is a metallurgist with a BE in Metallurgical Engineering and an MBA. He is also a Fellow with the Australasian Institute of Mining and Metallurgy and managing director or Trinol Pty Ltd. Mr. O’Brien has extensive experience in working with processing of minerals including gold, base metals, ferroalloys and ores, lithium and diamonds. He has sufficient experience, relevant to the style of mineralisation and type of deposit under consideration and to the activity he is undertaking, to qualify as a Competent Person as defined in the ‘Australasian Code for Reporting of Mineral Resources and Ore Reserves’ of December 2012 (“JORC Code”) as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. He is a Qualified Person as defined by Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission. Mr Shaun Searle is a geologist with a BSc (Hons) in Applied Geology. He has 20 years of experience as a geologist in resource evaluation, mining and Mineral Resource estimation consulting for various commodities (lithium, graphite, iron ore, gold, nickel and base metals). Mr. Shaun Searle is a director of Ashmore Advisory Pty Ltd and a Registered Member of the Australian Institute of Geoscientists. Mr. Searle has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he has undertaken to qualify as a Competent Person as defined in the ‘Australasian Code of Reporting of Mineral Resources and Ore Reserves’ of December 2012 (“JORC Code”) as prepared by the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. He is a Qualified Person as defined by Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission. Mr Harry Warries is a mining engineer with a MS Mining, he has over 30 years of experience in mine planning, mine operations, project evaluation and consulting, for different commodities (Li, Fe, Au, base metals, uranium, graphite). Mr Warries is a Fellow of the Australasian Institute of Mining and Metallurgy and an employee of Mining Focus Consultants Pty Ltd. He has sufficient experience, relevant to the style of mineralisation and type of deposit under consideration and to the activity he is undertaking, to qualify as a Competent Person as defined in the ‘Australasian Code for Reporting of Mineral Resources and Ore Reserves’ of December 2012 (“JORC Code”) as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. He is a Qualified Person as defined by Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission. The qualified persons responsible for the development of this TRS have visited the subject site as summarised below. Ashmore Advisory Pty Ltd (Ashmore): Ashmore Advisory Pty Ltd’s QP Shaun Searle visited the site during February 2019 to review exploration sites, drill core and work practices. Visual validation of mineralisation against assay results was undertaken for several holes. All drill hole data was imported into Surpac software version 2019 and data validation then completed. Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations at the Property. The data are of sufficient quantity and reliability to reasonably support the lithium resource estimates in this TRS. Mining Focus Consultants Pty Ltd (MFC): MFC Qualified Person, Harry Warries, visited site between 21 to 25 November 2022. Trinol Pty Ltd. (Trinol): Trinol Qualified Person, Noel O’Brien, visited site in November 2022, for general orientation, discussions of site layout and inspection of port facilities for export of concentrate. Atlantic Lithium Limited: Atlantic Qualified Persons Keith Muller and Len Kolff have conducted numerous site visits. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 63 of 368 2.3 STUDY PARTICIPANTS AND RESPONSIBILITIES The following individuals and organisations have contributed to this document: TABLE 2-2 REPORT CONTRIBUTORS Area Contribution By Geology & Resources Atlantic Lithium Mineral Resources Ashmore Advisory Mine Geotechnical, Hydrology & Hydrogeology SRK Consulting Mine Engineering Mining Focus Consultants Pty Ltd Metallurgical Testwork Trinol Pty Ltd (supervision) and NAGROM (laboratory) Metallurgy Trinol Pty Ltd Site Geotechnical Geocrest & Associates, REC Engineering Tailings Storage Facility Geocrest & Associates, REC Engineering Water Storage Dam Geocrest & Associates, REC Engineering ESIA Study NEMAS Ghana Process Plant Engineering Primero Power Supply ECG Engineering Infrastructure Geocrest, REC Engineering, PPS/SRK, Atlantic Lithium Project Implementation Primero, Atlantic Lithium Operating Cost Primero, Atlantic Lithium, ACC Logistics, Bolloré Africa, Glen Falloch Consulting Capital Cost Primero, Atlantic Lithium, ECG, REC Engineering Risks and Opportunities Atlantic Lithium, Increva Financial Analysis Aspire Solutions 2.4 ABBREVIATIONS, ACRONYMS AND UNITS OF MEASURE 2.4.1 Units and Currency Unless stated otherwise Le Système International d'Unités (SI) units have been used throughout the reports. Some more commonly used non-metric units may have been retained for ease of understanding. Currencies used in the report are US in dollars, unless noted otherwise. Conversion rates from local or other currencies to US dollars used in cost estimates or financial analyses are reported in Section 18.0. 2.4.2 Abbreviations and Acronyms TABLE 2-3 ABBREVIATIONS, ACRONYMS AND UNITS OF MEASURE Abbreviation Description $ United States Dollars (unless otherwise noted) % Percentage TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 64 of 368 Abbreviation Description ~ Symbol for “Approximately” °C Degree Celsius µm Microns 3D Three Dimensional a Annum A Amperes AA Ashmore Advisory AEP Annual Exceedance Probability Ai Abrasion Index AIM Alternative Investment Market (London Stock Exchange) AISC All In Sustaining Cost ALL Atlantic Lithium ANCOLD Australian National Committee on Large Dams AS Australian Standard AS Australian Standard ASX Australian Stock Exchange Atlantic Atlantic Lithium PLC or Atlantic Lithium Limited Atlantic Lithium PLC Atlantic Lithium PLC or Atlantic Lithium Limited AUD Australian Dollars AUS Australia BBMWi Bond Ball Mill Work Index bcm, BCM Bank Cubic Metres BDV Barari Developments Limited Ghana (CS134902018 ) BOQ Bill Of Quantities CAPEX Capital Expenditure CBO Community Based Organisation

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 65 of 368 Abbreviation Description CCLP Cape Coast Lithium Portfolio CCM Compacted Cubic Metre CCTV Closed Circuit Television CDF Community Development Fund CDP Community Development Plan CEPS Customs Excise and Preventive Service CFP Chance Find Procedure CHPS Community-based Health Planning and Services CIF Cost, Insurance and Freight CIT Corporate Income Tax CM Construction Management CMP Contractor Management Plan COG Cut-Off Grade CRM Certified Reference Materials Cwi Crushing Work Index DCF Discounted Cash Flow DCP Dynamic Cone Penetrometer DD Diamond Drill deg. Degrees DGPS Differential Global Positioning System DMIRS Department of Mines, Industry Regulation and Safety DMS Dense Media Separation dmt Dry Metric Tonne (i.e., exclusive of water content) DSIMS Dynamic Secondary Ion Mass Spectrometry DTM Decision to Mine EBITDA Earnings Before Interest, Tax, Depreciation and Amortisation TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 66 of 368 Abbreviation Description ECG ECG Engineering and Consultants Group Pty Ltd EIA Environmental Impact Assessment EIC Electrical, Instrumentation and Controls EIS Environmental Impact Statement ELP Ewoyaa Lithium Project ELP, "the Project" Ewoyaa Lithium Project EOI Expressions of Interest EP Equator Principles EPA Environmental Protection Agency EPCM Engineering, Procurement & Construction Management ERP Emergency Response Plan ESG Environmental and Social Governance ESHS Environment, Social, Health, and Safety ESIA Environmental and Social Impact Assessment EW East-West EWY Ewoyaa Excl Excluding FEED Front-End Engineering and Design FEL Front End Loader FeSi Ferrosilicon FIDIC International Federation of Consulting Engineers FIP Fire Indication Panel FOB Free On Board FS Feasibility Study FX Foreign Exchange G&A General and Administration TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 67 of 368 Abbreviation Description g/t Grams per Metric Tonne GBC George Boucher Consulting GBIF Global Biodiversity Information Facility GHCN Global Historical Climatology Network GHS Ghanaian Cedi GIIP Good International Industry Practice GISTM Global Industry Standard on Tailings Management GM General Manager GMR Green Metal Resources GOG Government of Ghana GPHA Ghana Port and Harbour Authority GPO General Purpose Outlet (power point) GRA Ghana Revenue Authority GRI Global Reporting Initiative GridCo Ghana Grid Company GSL Growth and Sustainability Levy Ha Hectares HAZID Hazard Identification HDPE High Density Polyethylene HLS Heavy Liquid Separation HQ 63.5mm Drill Core HR Human Resources HS&S Health, Safety & Security HSE Health, Safety and Environment HSECMG Health, Safety, Environment and Communities Management Guidelines HSECMS Health, Safety, Environment and Communities Management System TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 68 of 368 Abbreviation Description HV High Voltage IA Investment Agreement ICMM International Council on Mining & Metals ICP Inductively Coupled Plasma ID Identification IESC Independent Environmental and Social Consultant IFC Issued for Fabrication ILO International Labour Organisation Incl Including IRA Inter-ramp Slope Angle IRR Internal Rate of Return IT Information Technology IWL Integrated Waste Landform IWLTSF Integrated Waste Landform Tailings Storage Facility JHS Junior High School JORC Joint Ore Reserves Committee reporting standard JV Joint Venture kg Kilograms km Kilometres KNA Kriging Neighbourhood Analysis KSA Kinematic Stability Analyses kt Thousand metric tonnes kV Kilovolt kVA Kilo-Volt Amperes kWh Kilowatt hours LAN Local Area Network

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 69 of 368 Abbreviation Description LCM Loose Cubic Metre LEA Limit Equilibrium Analysis Li Chemical Symbol for Lithium Li2O Chemical Symbol for Lithium Dioxide LLI Long Lead Items LOM Life of Mine LV Low Voltage m Metres MAR Market Abuse Regulation MCC Motor Control Centre MCRP Mine Closure and Rehabilitation Plan MEL Mechanical Equipment List MFC Mining Focus Consultants Pty Ltd mg/L Milligrams per Litre MIF Measured, Indicated and Inferred Mincom Minerals Commission of Ghana ML Mining License MLNR Ministry of Lands and Natural Resources Mm3 Millions of cubic metres MMF Monthly Management Fee MRE Mineral Resource Estimate MS Mass Spectrometry MSA Mine Services Area Mt Million metric tonnes Mtpa, Mt/y Million tonnes per annum MW Mega-Watts TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 70 of 368 Abbreviation Description NAF Non-Acid Forming Nagrom Nagrom the Mineral Processor (testwork laboratory) NAV Net Asset Value NE Northeast NHIL National Health Insurance levy NPAT Net profit After Tax NPI Non-Process Infrastructure NPV Net Present Value NS North-South NVTI National Vocational Training Institute NW Northwest ø Diameter OASL Office of the Administrator of Stool Lands OES Optical Emission Spectrometry OH&S, OHS Occupational Health & Safety OHL Overhead Line OK Ordinary Kriging OPEX, Opex Operational Expenditure Owner Atlantic Lithium Ltd including subsidiary companies P1 Material type 1 - characterised by coarse grained spodumene P2 Material type 2 - characterised by medium grained spodumene P80 Percentage passing 80% PAR Photosynthetically Active Radiation PAYE Pay-As-You-Earn PDC Process Design Criteria PFD Process Flow Diagram TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 71 of 368 Abbreviation Description PFS Pre-Feasibility Study PLL Piedmont Lithium Inc. PLT Point Load Tests POP Procurement Operating Plan PPE Personal Protective Equipment ppm Parts per Million PPV Peak Particle Velocity PQ 85.0mm Drill Core PRI Principles for Responsible Investment Project, "Ewoyaa" Ewoyaa Lithium Project, Ghana PSD Particle Size Distribution PVC Poly Vinyl Chloride QA Quality Assurance QAQC Quality Assurance Quality Control QC Quality Control RAP Resettlement Action Plan RC Reverse Circulation RCD RC with DD Tails RD Relative Density REC REC Resource Engineering Consultants RFQ Request For Quotation RL Relative Level RO Reverse Osmosis ROM Run of Mine RQD Rock Quality Designation RSA Republic of South Africa TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 72 of 368 Abbreviation Description RWD Return Water Dam SA South Africa SC6 Spodumene Concentration 6% Li2O SCADA Supervisory Control and Data Acquisition SCS Sediment Control Structure SDG Sustainable Development Goals SEM Scanning Electron Microscopy SEP Stakeholder Engagement Plan SG Specific Gravity SG or SGs Specific Gravity, Specific Gravities SMP Structural, Mechanical and Piping SMU Selective Mining Unit Spod Spodumene SRK SRK Consulting SSNIT Social Security and National Insurance Trust Surpac GEOVIA Surpac™ geology and mine planning software SWF Slotted With Flow SWMM Storm Water Management Model t Metric Tonne t/m3 Tonnes per Cubic Metre TDS Total Dissolved Solids TMP Transport Management Plan TOFR Top Of Fresh Rock ToR Terms of Reference TP Test Pit TSF Tailings Storage Facility

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Abbreviation	Description
UCF	Undiscounted Cashflow
UCS	Unconfined Compressive Strength
UHF	Ultra-High Frequency
UK	United Kingdom
UNEP	United Nations Environment Programme
UNGP	UN Guiding Principles on Business and Human Rights
UPS	Uninterruptible Power Supply
US	United States
USCS	Unified Soil Classification System
UST	Unidirectional Solidification Texture
V	Volt
VAT	Value Added Tax
VPSHR	Voluntary Principles on Security and Human Rights
VRA	Volta River Authority
VRPO	VAT Relief Purchase Order
VSD	Variable Speed Drives
w/w	Weight Percentage as Fraction of Total Solution Weight
W:O, w:o	Waste to Ore mine stripping ratio
WAN	Wide Area Network
WB	World Bank
WBS	Work Breakdown Structure
WHGMS	Wet High Gradient Magnetic Separator
WHIMS	Wet High Intensity Magnetic Separator
WHO	World Health Organisation
WHT	Withholding Tax
wmt	Wet Metric Tonne (i.e., inclusive of water content)

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Abbreviation	Description
WRD, WRD's	Waste Rock Dump(s)
WSD, WSF	Water Storage Dam / Facility
XLPE	Cross-linked Polyethylene
XRD	X-Ray Diffraction
XRT	X-Ray Transmission
y or yr	Year(s)
ZAR	South African Rand

2.5 SCOPE OF WORK

The scope of work for the study was to deliver an overall report summarising the associated technical scopes of work, CAPEX and OPEX estimates of ±15% accuracy, an economic assessment and risk assessment.

The study considers the technical, engineering and cost elements of the project for the mine, concentrator and infrastructure facilities and was undertaken by the study contributors described in Section 2.1. The final report compiled by Primero.

2.6 UPDATES TO PREVIOUS TRS

No previous Technical Report Summary (TRS) for the project has been submitted.

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3.0 PROPERTY DESCRIPTION

3.1 LOCATION

The Project area is immediately north of Saltpond in the Central Region of Ghana and falls within the Mfantseman Municipality where Saltpond is the district capital (Figure 3-1).

The site is approximately 100 km southwest of the capital city of Accra. Site access is from the sealed N1 Accra-Cape Coast-Takoradi highway, which runs along the southern coastal boundary of the Project and links Accra and the deep-sea port of Takoradi approximately 110 km west of the site. Several unsealed roads extend northwards from the highway and link communities within the Project area. A new site access road will be developed to join existing roads and to the highway.


Upper East
Upper West
North East
Northern
Savannah
Côte d'Ivoire
Togo
Bono East
Ghana
Oti
Bono
Ahafo
Ashanti
Eastern
Volta
Western North
Greater Accra
Tema
Accra
Central
Western
Cape Coast
Takoradi
Ewoyaa Lithium Project
4.2 Mt @ 1.08% Li20 Reserve
spodumene pegmatite
ATLANTIC OCEAN

FIGURE 3-1 EWOYAA LITHIUM PROJECT LOCATION

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3.2 TITLES, CLAIMS OR LEASES

ALL does not currently own or hold any titles or claims over the area in which mineral rights are currently granted. Section 3.3 outlines key legislative details and the ALL company structures pertaining to the mineral rights held. At the time of writing, the Company has been awarded a Mining lease to exploit the minerals in the licence area and are awaiting parliamentary ratification of this grant.

For the properties hosting the MREs in this report, ALL or its subsidiaries will control 100% of the surface and mineral rights.

The Competent/Qualified Persons have not carried out separate title verification for the property and neither company has verified leases, deeds, surveys, or other property control instruments pertinent to the subject resources.

ALL has represented to its Competent/Qualified Persons that it controls the mining rights to the resources as shown on its property maps, and both Ashmore and MFC have accepted these as being a true and accurate depiction of the mineral rights controlled by ALL. The TRS assumes the Property is developed under responsible and experienced management.

3.3 MINERAL RIGHTS

This section outlines key legislative details and the ALL company structure that pertains to the mineral rights held.

3.3.1 Legislation

The key pieces of local legislation that exist that are particularly relevant to the Project are the Minerals and Mining Act, 2006, (Act 703) as amended and the Minerals and Mining Regulations passed under the Act. Together, these instruments regulate mine development and operation in Ghana. The Ministry of Lands and Natural Resources, and the Minerals Commission, are primarily responsible for the administration of mining activity in Ghana.

The principal legal instruments relevant to the Project include the following:

- Minerals and Mining Act, 2006, (Act 703) (as amended) by the Minerals and Mining (Amendment) Act, 2015 (Act 900) and the Minerals and Mining (Amendment) Act, 2019 (Act 995);
- Minerals and Mining (General) Regulations, 2012, (L.I. 2173);
- Minerals and Mining (Support Services) Regulations, 2012, (L.I. 2174);
- Minerals and Mining (Compensation and Resettlement) Regulations, 2012, (L.I. 2175);
- Minerals and Mining (Licensing) Regulations, 2012, (L.I. 2176);
- Minerals and Mining (Explosives) Regulations, 2012, (L.I. 2177);
- Minerals and Mining (Health, Safety and Technical) Regulations, 2012 (L.I. 2182);
- Minerals and Mining (Ground Rent) Regulations, 2018, (L.I. 2357);
- Minerals and Mining (Mineral Operations –Tracking of Earth Moving and Mining Equipment) Regulations, 2020, (L.I. 2404);
- Minerals and Mining (Local Content and Local Participation) Regulations, 2020, (L.I. 2431);
- Minerals Commission Act, 1993(Act 450);
- Minerals Income Investment Fund, 2018 (Act 978)
- Environmental Protection Agency Act, 1994 (Act 490);
- Environmental Assessment Regulations, 1999 (L.I 1652) ("L.I. 1652"); and
- 1992 Constitution of the Republic of Ghana.

3.3.2 Legal Framework

The Government of Ghana has established regulators and government agencies to assist private investors in the mining sector. These structures include:

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- Ministry of Lands and Natural Resources (MLNR);
- Minerals Commission (MinCom);
- Environmental Protection Agency (EPA);
- Ghana Revenue Authority; and
- The Ghana Investment Promotion Centre.

Mineral Rights

The following types of mineral rights are available in Ghana: mining lease, prospecting licence and reconnaissance licence. Other variations of leases and licences include restricted reconnaissance licences, restricted prospecting licences and restricted mining leases for mining industrial minerals. For the purposes of this Feasibility Study, the focus will be on the mining lease held by Barari DV Ghana LTD (the "Operating Company").

Operating Companies are required to obtain a mining lease in order to exploit the minerals in the licence area. A holder of a reconnaissance licence or a prospecting licence may, prior to the expiration of the licence, apply for one (1) or more mining leases in respect of all or any of the minerals the subject of the licence and in respect of all or any one or more of the blocks which constitutes the licence area.

A prospecting licence entitles the holder to prospect for specified minerals for periods of up to three (3) years over a concession which does not exceed seven hundred and fifty (750) contiguous blocks. A prospecting licence may be extended for up to three (3) years. Upon the extension of the prospecting licence, the holder of the licence is required to surrender not less than half the number of blocks of the prospecting area so long as, inter alia, a minimum of one hundred and twenty-five (125) blocks remain subject to the licence.

Under the Minerals and Mining Act, 2006, (Act 703) as amended, the grant of a prospecting licence confers on the holder the right to carry on prospecting in the area covered by the mineral right. This would operate to preclude the grant of a mineral right for the same mineral to anyone other than the licence holder in the prospecting area.

The holder of a prospecting licence must commence operations within three (3) months from the date of the issue of the licence, or such other time specified by the Minister.

The holder of a prospecting licence may, at any time but not later than three (3) months before the expiration of the initial term of the licence, apply for an extension of the term of the prospecting licence for a further period of not more than three (3) years.

Pursuant to regulation 6(1) of the Minerals and Mining - Health, Safety and Technical Regulations, 2012 (L.I. 2182), the holder of a prospecting licence is required to obtain an exploration operating permit from the Inspectorate Division of the Minerals Commission prior to commencement of any exploration operations. The exploration operating permits are renewable annually.

Mining companies are required under the Environmental Protection Agency Act, 1994 (Act 490) to obtain an environmental permit from the EPA before commencing exploration and mining operations.

An environmental permit is valid for eighteen (18) months, effective from the date of the issue of the permit. In accordance with regulation 22(1) of the Environmental Assessment Regulations, 1999 (L.I 1652). Where an undertaking in respect of which a preliminary environmental report or an environmental impact statement is approved, and the operation commences activities after obtaining an environmental permit, it is required to obtain an environmental certificate within twenty-four (24) months of the date of the commencement of operations.

The Government of Ghana will be entitled to a ten percent (10%) royalty on revenue. Two additional private royalties of one percent (1%) on revenue with one capped at US$2m with all royalties payable once exploitation of the minerals begins.

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Economic, Financial and Fiscal Conditions

The Ghana Revenue Authority implements a comprehensive taxation regime including with respect to the legislation below. Further detail is provided in Section 3.3.5.

- Minerals and Mining Act, 2006, (Act 703) as amended;
- Income Tax Act, 2015 (Act 896) as amended and its related regulations (L.I.2244);
- Customs Act, 2015 (Act 891) as amended;
- Value Added Tax Act, 2013 (Act 870), as amended and its related regulations (L.I.2243);
- National Health Insurance Levy Act, 2012 (Act 852) as amended;
- Ghana Education Trust Fund Levy Act, 2000 (Act 581) as amended;
- COVID-19 Health Recovery Levy Act, 2021 (Act 1068);
- Stamp Duty Act, 2005, Act (Act 689);
- Ghana Revenue Authority Practice Notes on Withholding Tax under the Income Tax Act, 2015 (Act 896) DT/2016/001, 6th October 2016;
- Growth and Sustainability Levy Act, 2023 (Act 1095); and
- Revenue Administration Act, 2016 (Act 915) as amended.

3.3.3 Owner and Operator

The Operating Company which holds the mineral right is a Ghanaian incorporated subsidiary with its registered office in Ghana.

3.3.4 Corporate Structure

Figure 3-2 depicts the inter-corporate relationships amongst ALL and its subsidiaries, including a summary of tenement holdings. The Operating Company is ninety percent (90%) owned by IronRidge Resources Singapore Pte Ltd. IronRidge Resources Singapore Pte Ltd in turn is hundred percent (100%) owned by ALL.


Atlantic Lithium
Limited


IronRidge Resources Singapore Pte Ltd
Charger Minerals Singapore Pte Ltd
Moda Minerals Singapore Pte Ltd
Barari DV Ghana Ltd
Joy Transporters Ltd
Moda Minerals Ltd
Green Metals Resources Limited

FIGURE 3-2 ALL CORPORATE STRUCTURE

The Corporate Structure including identifying numbers are summarised in Table 3-1.

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TABLE 3-1 CORPORATE STRUCTURE AND IDENTIFIERS

Subsidiary	Identifying Number	Incorporated Location and Date	Percentage Holding	Activity
IronRidge Resources Singapore Pte Ltd	UEN 201829622K	Incorporated in Singapore on 29 August 2018	Atlantic Lithium Limited owns 100%	Holder of 90% of the shares in Barari DV Ghana Ltd and 100% of the shares in Green Metals Resources Ltd
Barari DV Ghana Ltd	CS134902018	Incorporated in Ghana on 27 April 2011	IronRidge Resources Singapore Pte Ltd owns 90%	Owns assets being the tenements / mineral rights #ML3/239

TABLE 3-2 ELP MINERAL RIGHTS

Number	Tenement name	Size (km^2)	Minerals	Holder	Date of grant	Renewal date	Expiry date	Term
ML3/239	Barari ML	42.63	Lithium, Feldspar, other minerals	Barari DV Ghana Ltd	20 Oct 2023	N/A	19 Oct 2038	15 yrs

The Large-Scale Mining Lease Concession was granted on 20 October 2023 and has an area of 42.63 km^2.

The subsidiary companies and related tenement / mineral right for the FS is summarised in Table 3-3.

TABLE 3-3 SUBSIDIARY COMPANIES PROPERTY RIGHTS

Subsidiary	Identifying Number	Incorporated Location and Date	Percentage Holding	Activity
IronRidge Resources Singapore Pte Ltd	UEN 201829622K	Incorporated in Singapore on 29 August 2018	Atlantic Lithium Limited owns 100%	Holder of shares in Barari DV Ghana Ltd and Green Metals Resources Ltd
Green Metals Resources Limited	CS080712016	Incorporated in Ghana on 10 May 2016	IronRidge Resources Singapore Pte Ltd owns 100%	Owns assets being the tenements / mineral rights #PL3/109
Barari DV Ghana Ltd	CS134902018	Incorporated in Ghana on 27 April 2011	IronRidge Resources Singapore Pte Ltd owns 90%	Owns assets being the tenements / mineral rights #ML3/239

3.3.5 Tax Regulation

This section summarises the taxes, royalties, fees, charges, etc. applicable to the ELP in accordance with Ghanaian legislation as listed in Section 3.3.1. These elements have been accounted for in the Financial Analysis (Section 19.0).

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General Tax Regime

Mining companies are required to pay Corporate Income Tax ("CIT") of thirty-five percent (35%). Companies are permitted deductions of outgoings incurred wholly, exclusively, and necessarily to produce income. These outgoings include:

- A minimum chargeable income of five percent (5%) of turnover where the business has been declaring losses for the previous five years of assessment. This does not apply to a person within the first five (5) years of commencement of operations and farming business. Tax paid under the minimum chargeable income will not be a tax-deductible expense;
- Royalties paid to the government;
- Interest expenses incurred on borrowing used to produce income (subject to the thin-capitalisation rules discussed below);
- Capital allowances on depreciable assets used for the mineral operation;
- Foreign exchange losses on discharge of a debt claim or obligation or foreign currency holding (foreign exchange losses of a capital nature are not deductible, unrealised foreign exchange loss shall not be allowed as a deduction; and foreign exchange loss arising from a transaction between two resident persons shall not be deductible);
- Repair of plant, machinery, premises or fixtures employed to produce income provided the amount do not exceed five percent (5%) of net book value of the related asset;
- Health and safety costs;
- Costs incurred for the training of Ghanaians;
- Contributions and other expenses incurred in respect of approved rehabilitation fund;
- Rent incurred on property used to produce income; and
- Costs incurred for the purposes of reclamation, rehabilitation, and closure of mine site.

Tax losses can be carried forward for five (5) years. Exploration companies can carry forward its losses for five (5) years or less and use these losses when it is formally confirmed as commercial mining operation.

Property Plant and Equipment and Development Costs

Depreciation of depreciable assets of a business is not a permissible deduction in deriving taxable profits. In its stead, capital allowance is granted at a flat rate of twenty percent (20%) on the cost base of a qualifying depreciable mining asset.

Costs are to be capitalised as part of a separate mineral operation before the commencement of commercial production for the purpose of claiming capital allowance. Exploration companies capitalise its exploration and development expenditure and claim capital allowance thereon when it commences mining operations.

Mining Fees and Charges

The annual mineral right fee is charged per cadastral unit as summarised in

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Table 3-4.

Ground rent is payable annually in respect of a cadastral unit of land as summarised below:

- Exploration or mining rights with respect to mining lease and restricted mining lease – GHS778.38 per cadastral unit;
- Exploration or mining rights with respect to Small Scale mining Licence – GHS31.50 per cadastral unit; and
- Exploration right with respect to Reconnaissance Licence, Restricted Reconnaissance Licence, Prospecting Licence and Restricted Prospecting Licence – GHS6.75 per cadastral unit.

Royalties are payable at a rate of five percent (5%) on the total revenue earned from minerals obtained at ELP.

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TABLE 3-4 ANNUAL MINERAL RIGHTS FEES

Mineral Right	Year 1	Year 2	
Reconnaissance Licence	US$16	US$20	
	Year 1 - 3	Year 4 – 6	Year 7 - 9
Prospecting Licence	US$32	US$50	US$70
	Year 1 - 2	Year 3 – 30	
Mining Lease	US$700	US$1,000	

Value Added Tax (VAT)

Construction Purchases and Import Duties

The Mining List provides a list of mining machinery, equipment and consumables agreed upon by the Minerals Commission, Ghana Revenue Authority, Value Added Tax Service and the Ghana Chamber of Mines to be exempted or charged concessionary rate for customs import duties and value added tax.

Mining companies can also apply to the Ministry of Finance for further exemptions from payment of import duty in respect of plant, machinery, equipment and accessories imported specifically and exclusively for the mining operation. At the time of writing, ALL had commenced the process required for making this application.

An Import Duty exemption application letter is required for submission to Ministry of Finance for approval to be exempted for payment of duties on importation of mining machinery and equipment.

VAT and Levies on Sales and Purchase Once in Operation

Domestic sales of precious metals are subject to fifteen percent (15%) Value Added Tax (VAT), two-point five percent (2.5%) National Health Insurance Levy (NHIL), two-point five percent (2.5%) Ghana Education Trust Fund Levy and one percent (1.0%) COVID-19 Health Recovery Levy. The VAT rate of fifteen percent (15%) is expressed on the value of the item plus the levies.

The export of precious minerals attracts VAT and levies at zero percent.

Where the Operating Company receives imported services such as management services, the Operating Company will be required to self-assess their VAT on the gross value of the services received and pay the VAT to the GRA within twenty-one (21) days after the period in which the services were imported. Following the month of payment, the Operating Company will be entitled to a credit for the VAT paid.

The Operating Company will be entitled to claim VAT incurred on imports and local purchases if they are incurred wholly, exclusively and necessarily for the furtherance of its business. The Operating Company is not entitled to input VAT deduction in the following cases:

- Input VAT on purchases or imports in respect of exempt supplies;
- Input VAT on vehicles (other than motor cars) and spare parts purchased or imported;
- Input VAT on motor cars except where the motor car is used wholly, exclusively and necessarily for the business;
- Input VAT on entertainment (restaurant, meals, hotel expenses, etc.); and
- Input VAT not supported by an original VAT Invoice unless the Commissioner-General confirms that the input tax claim is correct and is satisfied that the Operating Company has taken all reasonable steps to acquire the tax invoice and the failure to acquire was not the fault of the Operating Company.

VAT Credit / Refunds

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As an exporter, the Operating Company can apply for a refund of the excess tax. An application for a refund must be supported with the completed refund or credit forms (VAT Form 35) and the relevant tax invoices. Typically, refunds are preceded by tax verification to confirm the VAT credit.

In view of the fact that the suppliers of the Operating Company will attract VAT and levies at zero percent (0%), it is expected that the Operating Company will receive VAT credits.

To help prevent the Operating Company from locking its capital in VAT refunds, the Operating Company can apply to the Commissioner-General to be granted use of the VAT Relief Purchase Order (VRPO). VRPO is used by many Ghana mining companies with a mining lease to procure goods and services without payment of VAT and levies.

VAT and Levies on Sales and Purchase Before Operation

VAT and levies incurred prior to the commencement of production is capitalised as part of the exploration and development costs and as such will represent a capital cost to the Operating Company. Capital allowance is claimable on the VAT and levies inclusive of capitalised cost.

Electronic Transfer Levy

The Electronic Transfer Levy Act, 2022 (Act 1075) imposes a one percent (1%) tax on electronic transfers such as bank transfers on an instant pay digital platform or application originating from a bank account belonging to the Operating Company.

Growth and Sustainability Levy (GSL) Act, 2023 (ACT 1095)

The Growth and Sustainability Levy imposes a tax of one percent (1%) on gross production of mining companies. The levy is payable quarterly and due on 31 March, 30 June, 30 September and 31 December annually. The levy is not an allowable deduction under the Income Tax Act, 2015.

It is expected to be in force for the 2023 to 2025 years of assessment.

Withholding Tax (WHT)

A company is required to withhold tax from payments to resident and non-resident persons for the supply of goods, works and services unless those payments are exempt from withholding taxes. The applicable withholding rates are as follows:

The withholding tax on Resident persons is:

- Supply of goods - 3%
- Supply of works - 5%
- Supply of services - 7.5%

The withholding tax on non-resident persons is:

- Withholding tax rate applicable for payment to non-resident persons is twenty percent (20%). The withholding tax applies whether or not the non-resident persons carried out the services outside Ghana.
- The rates may, however, be reduced by a Double Tax Treaty entered into with Ghana with other contracting states as listed in Table 3-5.

TABLE 3-5 GHANIAN DOUBLE TAXATION AGREEMENTS

Countries		
Belgium	Italy	South Africa
Denmark	Mauritius	Switzerland

France	Netherlands	United Kingdom
Germany	Singapore	

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

Taxes on Dividends

Dividends paid to both non-resident and resident entities attract a final withholding tax of eight percent (8%). This means that the taxpayer will not be liable to any further taxes on the same income after incurring the eight percent (8%) withholding tax.

Tax on Realisation of Assets and Liabilities

A person who realises an asset or liability shall, within thirty (30) days, file a return to the Commissioner-General.

A resident person that pays consideration to another person with respect to the realisation of an asset or liability (which does not fall under withholding tax on investment returns) must withhold at the rate of three percent (3%) where a recipient is a resident person or ten percent (10%) where the recipient is a non-resident.

Employment Taxes

The remuneration paid to the employees of the Operating Company (both expatriate and local staff) for exercising their employment in Ghana is subject to tax in Ghana. In addition, any benefits in kind provided to employees for their employment relationship with the Operating Company is also subject to tax in Ghana.

The tax rate applicable to the income derived by the employees depends on their tax residency status. Generally, an individual is considered resident in Ghana if present in Ghana for at least one hundred and eighty-three (183) days in a given year. Thus, for non-resident employees i.e., employees who are present in Ghana for less than one hundred and eighty-three (183) days in any twelve-month period, their income earned in Ghana will be subject to twenty percent (20%) final withholding tax. Resident employees will be subject to tax using the graduated Pay-As-You-Earn (PAYE) rates. The highest bracket attracts a thirty-five percent (35%) tax.

Pension

Companies are required to be registered with the Social Security and National Insurance Trust (SSNIT). Requisite details of all persons in the employment of a company are required to be registered with SSNIT and approved Trustees for a privately managed pension scheme for payment of monthly contributions of employees to the mandatory occupational pension scheme.

Rehabilitation Funds

Mining companies are eligible for upfront deductions to rehabilitation payments into an approved rehabilitation fund. The EPA requires mining companies that have been granted mining leases to provide security for any default on reclamation or rehabilitation of disturbed land. The security is commonly provided by way of a reclamation bond in the form of a performance bond, mining bond or rehabilitation bond or funds set aside in a reputable bank. The terms of such security are agreed upon between the EPA and the Operating Company under the terms of a reclamation security agreement. In accordance with an environmental permit, the reclamation bond must be established prior to commencing mining operations.

3.4 ENCUMBRANCES

All held tenements are in good standing with no known impediments.

3.5 OTHER RISKS

There is always risk involved in property control. ALL has had its legal teams examine the deeds and title control in order to minimise the risk.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 TOPOGRAPHY, ELEVATION, AND VEGETATION

The topography of the Project area varies with steep hills surrounding low-lying valleys throughout the proposed mining area. The terrain of the Project area rises sharply from a narrow coastal plane to an undulating peneplane where elevation ranges from 20 m to 120 m above mean sea level.

4.2 ACCESS AND TRANSPORT

The Project area is immediately north of Saltpond in the Central Region of Ghana and falls within the Mfantseman Municipality where Saltpond is the district capital.


Ghana & CDI Portfolio insert
COTE D'IVOIRE PORTFOLIO
GHANA PORTFOLIO
ABIDJAN
ACCRA
TEMA
CAPE COAST
TAKORADI
GULF OF GUINEA
approx. 100km
ACCRA
Mankessim
Winneba
Saltpond
approx. 110km
CAPE COAST
SEKONDI
TAKORADI
Ewoyaa Lithium Project
4.2 Mt @ 1.08% Li20
Reserve
Cape Coast Granite Complex
Upper Birimian Metavolcanics & Metasediments
Lower Birimian Metasediments
Granted tenure
Under application

FIGURE 4-1 PROJECT LOCATION

The site is approximately 100 km southwest of the capital city of Accra. Site access is from the sealed N1 Accra-Cape Coast-Takoradi highway, which runs along the southern coastal boundary of the Project and links Accra and the deep-sea port of Takoradi approximately 110 km west of the site. Several unsealed roads extend northwards from the highway and link communities within the Project area. A new site access road will be developed to join existing roads and to the highway.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

4.3 POPULATION AND ECONOMY

The project area is in Mfantseman Municipality, which falls under the local governance of the Mfantseman Municipal Assembly which also falls under the Central Regional Coordinating Council.

The Municipality has a projected population of 176,288 representing 6.6% of the Central Region. Mfantseman is largely an agrarian economy with 27% of the economically active population employed in mainstream agriculture. Industrial activity occurs in the various market centres at Anomabo, Biriwa, and Yamoransa, with Mankessim as the commercial hub. The three major industries of employment in the municipality include agriculture/forestry/fishing (37%), wholesale/retail trade/auto repairs (23.7%) and manufacturing (8.4%).

4.4 CLIMATE AND LENGTH OF OPERATING SEASON

The climate around Cape Coast is typical of the dry equatorial region of Ghana, characterised by an average temperature of 24°C and relative humidity of 70%. There are double rainfall peaks with a pronounced rainfall increase during May-June and a lesser rainfall peak sometimes occurring around September-October. Mean annual rainfall ranges from 730 mm to 1,230 mm along the coast and up to 1,600 mm inland, and dry seasons extend from December to February and from July to September.

It is anticipated that year-round mining is achieved based on the experience of the gold mining sector in the north of the country. Exploration activities were largely year-round but can be interrupted by short-term rainfall events. To ensure access during the wet season, well-formed and drained roads will need to be constructed.

4.5 INFRASTRUCTURE

The existing, sealed N1 Accra-Cape Coast-Takoradi highway provides access to Accra and the Takoradi port. A new access road will be built to the facility from existing road infrastructure.

Several HV powerlines traverse or run near to the project site, facilitating connection to the existing power grid and access to existing power supply. Relocation of some HV powerlines within planned mining areas will be required and forms part of the project scope.

No water supply for the operation currently exists but will be sourced from a combination of pit dewatering, site water capture and pumped supply from a nearby reservoir for makeup water.

Connection to existing communications infrastructure for internet and telephony will also be possible.

Existing port facilities are available at Takoradi approximately 110 km west of the site and at Tema, 25 km east of Accra for project construction and operations logistics requirements.

The nearest international airports are the Kotoka International Airport in Accra and Sekondi-Takoradi Airport Port in Takoradi; thus, no site airstrip will be required.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

5.0 HISTORY

5.1 PREVIOUS LITHIUM MINING IN THE REGION

No previous mining of pegmatites is known in the area of interest of the Company's mineral rights.

5.2 PREVIOUS EXPLORATION

Historical trenching and mapping were completed by the Ghana Geological survey during the 1960's. But for some poorly referenced historical maps, none of the technical data from this work was located. Many of the historical trenches were located in the field, cleaned and re-logged. No historical drilling was completed at the Ewoyaa project, but for some historical Geological Survey archive reports and referenced bulk sampling results from trenching, none of the surface plan data or precise locational data from this work was located.

Page 87 of 368

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

6.0 GEOLOGICAL SETTINGS, MINERALISATION AND DEPOSIT

6.1 REGIONAL, LOCAL AND PROPERTY GEOLOGY

6.1.1 Regional Geology

The regional geology of western Ghana is characterised by a thick sequence of steeply dipping metasediments, alternating with metavolcanic units of Proterozoic age (2.2-2.3 Ga). These sequences, belonging to the Birimian Supergroup, extend for approximately 200 km along strike in a number of parallel north-easterly trending volcano-plutonic belts and volcano-sedimentary basins, of which the Kibi-Winneba Belt and the Cape Coast Basin extend through the region around the Mankessim licence area.

The rocks of the "Volcanic Belts" are diverse, however, most are dominantly made up of low-grade metamorphic tholeiitic basalt intercalated with volcaniclastics as well as andesitic and felsic flow rocks with local development of chemical sediments. Volcanic rocks in most of these belts are intruded by coeval, co-magmatic, synvolcanic tonalite-trondhjemite-granodiorite granitoid plutons (mainly tonalite and granodiorite). Rocks of the "Sedimentary Basins" are typically low-grade metamorphosed, tightly to isoclinally folded sediments comprising volcaniclastics, volcaniclastic wackes and argillite. The rocks of the volcano-plutonic belts and the volcano-sedimentary basins appear to represent partly contemporaneous lateral facies equivalents, as most of the sediments appear to be derived from the adjacent volcanic belts.

Starting sometime between 2120 Ma and 2115 Ma, the whole region is affected by crustal shortening and associated regional metamorphism associated with the Eburnean tectono-thermal event. This orogeny is responsible for the folding and metamorphism of the Paleoproterozoic rocks and at the same time the development of high-strain zones along the Birimian belt/basin boundaries. At this time the Birimian basins were preferentially intruded by extensive, late and syn-kinematic, frequently peraluminous granitoids (locally some volcano-plutonic belts were also intruded) of the Eburnean Plutonic Suite. These plutonic rocks exhibit crystallisation ages between 2116 Ma and 2088 Ma, and probably originated from the partial melting of the Birimian basin sediments. The last manifestation of the Eburnean plutonism is the pegmatite veining which has been dated to 2072 Ma.

The Eburnean Cape Coast Granitoid pluton is extensive and is the dominant geological feature of this region and is typically an undifferentiated biotite granitoid. The pluton extends for 80 km to the west and north of the project area, and the Eburnean pegmatite exploration targets appear spatially associated with a portion of the pluton's margin (Figure 6-1).

A number of northerly and east-northeast trending mafic dykes (dolerite) cut through the sequence. These dykes are probably of Mesozoic age and appear related to offshore transform structures related to the breakup of Gondwana and the formation of the Atlantic Ocean.

Page 88 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 89 of 368 1 Geological map is from 1:1,000,000 m scale Ghana Geological Survey, 2009 FIGURE 6-1 REGIONAL GEOLOGY MAP SHOWING THE POSITION OF THE MANKESSIM LICENCE AREA EDGED IN RED 6.1.2 Local Geology Outcrop in the local area is extremely sparse and much of the geological interpretation is based on lithologies encountered where excavations (roadcuts, exploration pitting and trenching) have been made through the alluvial and lateritic cover in deeply weathered material. Any outcrop or float is invariably of more durable granitic lithologies and not of the Birimian metasediments. In general, the licence area is largely underlain by rocks of the Birimian Supergroup, dominated by volcano-sedimentary lithologies of the Cape Coast Basin, situated on the southeast margin of the extensive Cape Coast Granitoid (Figure 6-1). Three forms of schist are developed in the area; mica schist, staurolite schist and garnet schist, all of which are a blue-grey colour when fresh weathering to a brown colour. All the schist appears to be quartz-biotite rich and are well foliated. The staurolite occurs as 2 mm to 20 mm porphyroblasts, while the garnets are generally small 0.5-2 mm and could be almandine or possibly at times spessartine within the quartz- mica schist. Several, presumably Eburnean aged, granitoids intrude the basin metasediments as small bosses and plugs. These granitoids range in composition from intermediate granodiorite (often medium grained) to felsic leucogranites (coarse to pegmatoidal grainsize), both sometimes in close association with pegmatite veins and bodies. Several roughly N-S trending dolerite dykes cut through the Birimian schist and the later granitic and pegmatite intrusions and are presumably of Miocene age. The dolerite dykes are some 5-30 m wide and are easily mapped using the airborne magnetic data, and also outcrop in places as rounded float and boulders. A single dolerite dyke cuts TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 90 of 368 through the Abonko area, skirting the east side of the aggregate quarry. In the extreme west of the tenement area a number of subparallel dolerite dykes extend from the coast northwards through and past the large Afrangwa granitic boss. This “N-S trending structural corridor” of parallel dolerite dykes appears to host roughly N-S trending elongate granitic intrusive bodies and pegmatites as well as the dolerite dykes. Within the mineralised Ewoyaa Lithium Project (‘ELP’) pegmatites, there are broadly two dominant pegmatite trends which have been observed; the roughly N-S en-echelon pegmatite array of the “Ewoyaa trend” and the roughly WNW- ESE intrusive swarm arrays of the “Abonko trend”(Figure 6-5 and Figure 6-6). It is not clearly understood what the dominant controls on pegmatite orientation are, however, mapping and regional structural interpretation completed by the Ghana Geological Survey (Hughes & Farrant, 1963) provides some likely structural controls on pegmatite orientation. Regional structural interpretation completed by Hughes & Farrant has been digitised and projected to fit the Ghana coastline as best possible, with all currently known pegmatites and granite bosses superimposed (Figure 6-3). FIGURE 6-2 INTERPRETED GEOLOGY OF THE MANKESSIM & MANKESSIM SOUTH PL AREAS TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 91 of 368 FIGURE 6-3 EXTRACT OF REGIONAL STRUCTURAL INTERPRETATION BY GHANA GEOLOGICAL SURVEY (HUGHES & FARRANT, 1963) SUPERIMPOSED OVER CURRENTLY KNOWN PEGMATITES IN THE IMMEDIATE ELP AREA The Abonko trend pegmatites appear to be emplaced along NW-SE orientated faults which show offsets within the Amisian coastal sediments. The Ewoyaa trend pegmatites however appear to be emplaced along N-S accommodation faults occurring in-between the NW-SE trending faults immediately within the Ewoyaa lithium project area. Both structural settings represent lines of weakness for the pegmatites to exploit, whilst the N-S faults provide a better dilational setting for the en-echelon Ewoyaa pegmatites to propagate along. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 92 of 368 FIGURE 6-4 DEPOSIT AND PROSPECT NAMES AT THE EWOYAA LITHIUM PROJECT

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 93 of 368 6.1.3 Deposit Geology and Mineralisation The mineralised pegmatite intrusions generally occur as sub-vertical bodies with two dominant trends as briefly outlined earlier: either striking north-northeast (Ewoyaa Main) and dipping sub-vertically to moderately southeast to east-southeast, or striking west-northwest to east-west (Abonko, Kaampakrom, Anokyi, Okwesi, Grasscutter and Ewoyaa NE) dipping sub-vertically to moderately northeast or north. Pegmatite thickness varies across the project, with thinner mineralised units intersected at Abonko and Kaampakrom between 4 m and 12 m; and thicker units intersected at Ewoyaa Main between 30 m and 60 m, and up to 100 m at surface (Figure 6-5 and Figure 6-6). The project has two clearly defined geometallurgical domains or material types of spodumene bearing lithium mineralisation. Atlantic have termed these material types as Pegmatite Type (“P1”) and Pegmatite Type (“P2”): • P1: Coarse grained spodumene material (>20 mm), the dominant spodumene bearing pegmatite encountered to date, exhibiting very coarse to pegmatoidal, euhedral to subhedral spodumene crystals composing 20 to 40% of the rock (Figure 6-7). • P2: Medium to fine grained spodumene material (<20 mm), where abundant spodumene crystals of a medium crystal size dominates. The spodumene is euhedral to subhedral and can compose up to 50% of the rock. The spodumene can be bimodal with some larger phenocrysts entrained within the medium grained spodumene bearing matrix (Figure 6-8). There are indications of very minor occurrences of other lithium bearing phases present. There are therefore four main geometallurgical domains; coarse grained type P1 and finer grained type P2 pegmatites and their weathered equivalents. It is noted that metallurgical recoveries differ between the four material types, which is discussed later in this report. The vast majority of the finer grained spodumene P2 ore is found within the Ewoyaa Main pegmatite bodies and preferentially occurring towards the footwall contact of the Ewoyaa Main pegmatites, but with some exceptions. Any finer grained spodumene P2 pegmatite material occurring in the Abonko trending pegmatite bodies are generally rare and of limited extent. FIGURE 6-5 ABONKO TREND TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 94 of 368 FIGURE 6-6 EWOYAA TREND TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 95 of 368 FIGURE 6-7 TYPICAL P1 COARSE GRAINED SPODUMENE (>20MM ACROSS) IN PEGMATITE IN WHOLE AND CUT CORE TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 96 of 368 FIGURE 6-8 TYPICAL P2 FINER GRAINED SPODUMENE (<20MM ACROSS) IN PEGMATITE CORE 6.2 WEATHERING AND OXIDATION This region of West Africa has been subjected to prolonged tropical weathering, which is an important process in stripping lithium from spodumene mineralisation in the pegmatite at or near surface. The vertical extent of oxidation due to surface weathering ranges from near surface, where some relatively rare almost fresh outcrops are exposed, to complete oxidation approaching depths of 25 m. Generally, however, the depth of complete oxidation ranges from 5- 15 m and the depth to fresh rock ranges from 5 m up to 50 m in the most extreme localised cases. Within strongly weathered and saprolitic material the identification of spodumene in pegmatite is extremely difficult, with the mineral decomposing completely outside a thin less weathered transitional envelope very close to the fresh rock contact. This physical leaching of the spodumene crystals is accompanied by near complete chemical leaching of the weathered mineral of Lithium in assay results. 6.3 STRUCTURE AND ALTERATION The pegmatite intrusions at Ewoyaa commonly trend either north-northeast (Ewoyaa Main, Ewoyaa North, Ewoyaa West, Ewoyaa South) or northwest (Ewoyaa NW, Dogleg) and dip sub-vertically to moderately southeast to northeast. The overall strike continuity of the combined pegmatite bodies is in excess of 2 km. At the Abonko, Ewoyaa NE, Anokyi, Okwesi and Kaampakrom prospects, the pegmatite intrusions predominantly trend east-west, and are sub-vertical or dip steeply to the northeast. The Abonko NW pegmatite is notable in that it dips relatively shallowly at 40-45° to the northeast, as does a portion of the Ewoyaa NW pegmatite called Ewoyaa Sill. The other exception to the subvertical attitude is the Kaampakrom West pegmatite which strikes northeast-southwest and dips at a relatively shallow angle of +/-45° to the northwest. The large pegmatites of Ewoyaa South I and Ewoyaa South II appear to follow the apparent boundary of the mapped granitoid outcrops in a curved, or stepped manner – raising the question as to whether the pegmatites are intruding in places of competency contrasts or pressure shadows between the granite stock and the surrounding schist, or whether this is a function of proximity due to a genetic relationship.

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 97 of 368 The surface widths of the pegmatite veins, including lenses of schist and granite interburden, range from 1 to 150 m based on the results of the trenching. This variability is also observed in drilling, with true widths ranging from less than 1 m to approximately 100 m. In the more continuous sections of the Ewoyaa Main (north of 579,000 m N), the pegmatite thickness is typically 30 to 60 m. Folding is observed in outcrop of the encompassing schist. Folding has not been clearly identified in the pegmatite, however float samples of pegmatite veins in the form of fold hinges have been observed, although this maybe a result of the intrusions mimicking their emplacement void rather than any subsequent deformation. Narrow structurally controlled lithia grade destructive alteration of the pegmatite was originally observed in the RC drilling and has been confirmed by the diamond drilling, where narrow conduit structures are associated with K- feldspar and secondary muscovite alteration envelopes and in some cases later chlorite alteration. This potassic alteration observed in the diamond drilling is associated with one or more narrow fractures or shear zones which are often orientated sub parallel to core axis and exhibit a broader outer K-feldspar alteration envelope often pink coloured, and in many cases an inner narrow secondary muscovite alteration immediately adjacent the conduit structure. The secondary muscovite alteration is invariably intense and texture destructive and results in total replacement of any spodumene and the loss of lithia grade, while the K-feldspar flooding can leave spodumene relatively unaffected where alteration is less intense but also associated with lower lithia assays when more intense (Figure 6-9). The same alteration fluid conduit structures are in many cases the focus of a later Fe-Mg rich fluid responsible for a chloritic alteration where, depending on intensity, the chlorite completely or partially replaces any spodumene crystals, and again results in lithia grade destruction. Spodumene is totally or partially altered to chlorite proximal to the source structure, with varying intensity of chlorite alteration observed along spodumene crystal rims and cleavage/fracture planes (Figure 6-10). This chlorite alteration appears to be a later event overprinting the earlier K-feldspar and secondary muscovite alteration. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 98 of 368 FIGURE 6-9 K-FELDSPAR AND SECONDARY MUSCOVITE ALTERATION OF P1 SPODUMENE PEGMATITE FROM EWOYAA MAIN. INTENSE CHLORITE ALTERATION PROXIMAL TO SOME FRACTURES TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 99 of 368 FIGURE 6-10 SPODUMENE CRYSTAL EXHIBITING CHLORITE ALTERATION ALONG ITS PERIMETER AND ALONG CLEAVAGE AND FRACTURE PLANES 6.4 MINERALISATION The mineralisation at Ewoyaa has been confirmed to be associated with spodumene bearing pegmatite as the main lithium bearing mineral. No petalite or lepidolite have been observed inresource RC and diamond core drill logging. The pegmatites are predominantly quartz-albite-muscovite +/- microcline and spodumene in composition with accessory blue-green apatite, and less common colourless to light blue beryl, barite and secondary Fe-Mn-Li bearing phosphates largely. The muscovite is typically silvery with slight yellowish/greenish shades with mica books up to 10 cm by 10 cm. Spodumene can be white or off-white to pale green or khaki with individual crystals up to 1 m in length and 20 cm diameter observed at Abonko. Preliminary mineralogical characterisation studies were completed on selected surface samples from across the deposit including petrography, X-Ray Diffraction (“XRD”), Scanning Electron Microscopy (“SEM”) and Dynamic Secondary Ion Mass Spectrometry (“DSIMS”) confirm spodumene as the dominant lithium phase with minor accessory beryl, tantalite-columbite and apatite detected. This was further verified by semi-quantitative XRD analysis that was undertaken on 25 metallurgical samples submitted to Microanalysis Australia, (a commercial materials characterisation consulting laboratory); at the direction of NAGROM metallurgy laboratory. This analysis reported approximate mineral assemblages of the sink concentrate comprising; dominant spodumene, quartz, muscovite, apatite, albite, lepidolite, amblygonite, microcline, clinochlore, triphylite, eucryptite, vivianite, lithiophorite, phlogopite, beryl, biotite, fluorapatite, pyrite, and amphibole. These results confirmed simple mineralogy across both the sink and flotation; feldspar and muscovite for waste and ore material, with no deleterious elements reported. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 100 of 368 The grain size of the pegmatites ranges from aplitic, where spodumene crystals are typically 1 to 2 mm in size, to pegmatitic, where localised unidirectional solidification texture (“UST”) zones can contain megacrysts of spodumene greater than 80 cm in length. Good examples of this coarser-grained UST pegmatite are exposed in the wall of a quarry at Abonko, immediately east of Ewoyaa, or outcropping around hole GRC0004 within Ewoyaa Main. Grainsize change can be abrupt, commonly coarsening from margin inwards in larger zoned pegmatites with well-developed cores. Grain size zonation on a decimetre scale (outcrop and core), and on tens of metres scale are observed. Megacrysts of feldspar, with or without quartz intergrowth, and spodumene occur as individual crystals up to several decimetre in size. Atlantic has defined two geometallurgical domains - at Ewoyaa, P1-type pegmatitic coarse grained spodumene; and P2-type medium to fine-grained spodumene, and where testwork by NAGROM indicates favourable recoveries using conventional DMS processing with P1 & P2-type spodumene pegmatites. P1 pegmatitic spodumene occurs in outcrop as long laths up to 20-40 cm in length and is the dominant spodumene bearing pegmatite encountered to date, exhibiting very coarse to pegmatoidal euhedral to subhedral spodumene crystals comprising between 20 and 40% of the core (Figure 6-9). P2 contains spodumene crystals of a medium to fine crystal size (up to 0.5-1 cm laths), the spodumene is euhedral to subhedral and can comprise up to 50% of the core (Figure 6-10). The spodumene can be bimodal with some larger phenocrysts entrained within the medium grained spodumene bearing matrix. Other lithium bearing phases may be present in insignificant very low abundance.

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

7.0 EXPLORATION

7.1 NATURE AND EXTENT OF EXPLORATION

7.1.1 1916 > 1956: Early exploration: Geological Survey of the Gold Coast, during colonial era

Early mapping by the ARGS (Geological Survey of the Gold Coast) during British colonial rule identified pegmatites in the area in 1916, with follow-up mapping in 1919 and 1939 recognizing spodumene potential. Pegmatites with kaolin, tinstone and gold potential and subsequently Nb-Ta, Be and lithium (spodumene) potential in beach exposures along the Cape Coast at Abadzi Point *(Kitson, 1916 & 1919)*. Further mapping by *Junner (1939)* further confirmed columbite-tantalum, beryl and spodumene potential in the same area.

7.1.2 1957 > 1965: Early Exploration: Ghana Geological survey, post-colonial era

Between 1960 to 1965 the newly named Ghana Geological Survey post-independence from British colonial rule on 6 March 1957 completed extensive mapping and sampling, first referring to what is now known as the Ewoyaa lithium deposit.

A small spodumene bearing pegmatite was located in association with kaolinized pegmatite at the Saltpond by-pass pegmatite (now named Sub-Station pegmatite) and is suspected that it may have been derived, or be a weathering product, from an original pegmatite rich in spodumene as all other outcropping pegmatites in the immediate area were reported to be heavily kaolinised *(Berry and Mason, 1959)*.

It wasn't until 1960 that the current Ewoyaa-Abonko deposit (then called Awuaya – Okwesikrom) was discovered in mapping and assessed by the Geological survey by trenching and bulk sampling (with a failed attempt at drilling 2 holes) between 1963 to 1965.

Hughes & Farrant (1960) reported the discovery of the Awuaya-Okwesikrom spodumene bearing pegmatite (this being the present-day location of the Ewoyaa Project, named after a village over the deposit footprint now no longer there) and additional pegmatites inland from the coastline.

Hughes & Farrant also noted a zonation in pegmatite mineralogy away from the Cape Coast Batholith, with those on the extreme outer fringe of the known pegmatite field being more prospective with regards economic mineralogy, zonation, pods and albitisation. This work formed part of a regional assessment for beryl, columbite-tantalum, tin, kaolin, lithium and other economic minerals associated with pegmatites along the contact margin of the Cape Coast Batholith as part of Ghana's Development Plan.

A two-year investigation of the pegmatites of Field Sheet No. 26 (a 15-minute Field Sheet located in the Central Region of Southern Ghana along the coastline of the Gulf of Guinea which extends eastward from Cape Coast to a point just beyond Saltpond) was completed by the Ghana Geological Survey between June 1963 to July 1965 with a special emphasis on locating and mapping pegmatites containing minerals suitable for ceramics *(McKinney & Luxner, 2003)*. The below extract key observations from this report:

> *The spodumene bearing pegmatites of the Awuaya - Okwesikrom area are not economic deposits. The pegmatites of this area are deeply weathered and contain a very high percentage of the kaolin polymorph minerals (principally halloysite). The pegmatites of this area were found to extend to depths greater than 40 feet as proven by trenching methods, but the total depth of weathering of these pegmatites is not known. An extensive drilling program in this area to depths greater than 40 feet may uncover rich deposits of the mineral spodumene, but it is extremely doubtful that an economic deposit exists at depth if the process of weathering of feldspar and spodumene, as occurs in the tropics is considered in its true chemical - physical environment.*

Scale and grade observations by the Ghana Geological Survey are listed in Table 7-1 and Table 7-2 below.

Page 101 of 368

ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

Work subsequently focussed on the Egyasimanku Hill pegmatites 40 km to the east with drilling completed there, however, given the Countries abundance of gold and the small market for lithium at the time, no further work was undertaken other than academic interest.

TABLE 7-1 SCALE OF THE AWUAYA – OKWESIKROM PEGMATITES (EWOYAA AND ABONKO)

Pegmatite	Length	Width	Location	Remarks
A	450 ft.	30 ft.	Abonku	
B	350 "	56 "	Abonku	
C_1	400 "	50 "	Abonku	
C_2	450 "	35 "	Abonku	
D#	350 "	30 "	Abonku	
A	540 ft.	50 ft.	Awuaya-Okwesikrom	Average value for width.
B	450 "	40 "	" "	"
C	560 "	80 "	" "	"

\# Bulk sample obtained by blasting pegmatite. Analysis not received from Accra laboratories at this writing.

TABLE 7-2 GRADE OF THE AWUAYA – OKWESIKROM PEGMATITES (EWOYAA AND ABONKO)

Pegmatite	Li_2O (%)*	Location	Remarks
		Abonku	
A	1.63		
B	2.00		
C_1	2.24		From float +
C_2	1.03		
D#			
		Awuaya - Okwesikrom	
A	1.35		
B	0.57		
C	0.05		Intensely Kaolinized.x Float contains very small crystals of spodumene.

* Average Li_2O values for pegmatites.

\+ This pegmatite is deeply weathered.

\# Bulk sample obtained by blasting pegmatite. Analysis not received from Accra laboratories at this writing.

x Analysis indicates lack of Li_2O. 11

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ATLANTIC LITHIUM

7.1.3 1971: A-Amoako-Mensah Master's Thesis, University of Leeds

A master's thesis by titled "Mineralogy and Geochemistry of Spodumene Pegmatites with Particular Reference to Spodumene Occurrences at Saltpond, Ghana" by *S-Amoako-Mensah (1971)* provided further evidence for lithium potential within the District. The thesis included a historic summary geology map by the Geological Survey of Ghana from the Archive Report #31, allowing the Company to better focus ground reconnaissance mapping to ultimately locate the spodumene bearing pegmatites.

7.1.4 1959 > 1962 & 1980's: Ashanti Gold Fields

Ashanti Goldfields explored the Winneba region as part of their gold exploration of the Winneba-Kibi volcanic belt, and undertook regional stream sediment geochemical sampling, some soil geochemical sampling, pitting trenching and some banka and diamond drilling. Very little detail of this work is available, although the old trenches are discernible northwest of the village of Makwadzi. The drill core from this exploration campaign is believed to have been destroyed (vandalised) and details unavailable.

Ashanti Goldfields revisited the region during the 1980's but no details of this work was found.

7.1.5 2003 > 2007: Leo Shield Exploration

LeoShield Exploration entered into a JV with Obotan Minerals over the Apam East-Mankwadzi area in the southern end of the Winnaba-Kibi belt to evaluate the alluvial and elluvial tantalum and tin potential of the area. Soil geochemistry was undertaken along with systematic pitting and trenching. An area of 330,000 m^2 was identified where enrichment of Ta and Sn occurs.

7.1.6 2016 – Now: IronRidge Resources (now Atlantic Lithium Limited)

IronRidge recognises the potential for the Birimian of West Africa to host lithium pegmatites after the discovery of the Goulamina deposit in Mali. The Company focused its efforts within the Birimian terrain of West Africa, which has seen extensive gold exploration, however, is underexplored for lithium yet has the potential to host large-scale spodumene pegmatite deposits as proven by the Goulamina discovery (now 103 Mt at 1.34% Li_2O).

Desk-top review including literature and internet sources initially highlighted the historical Egyasimanku Hill deposit (1.48 Mt at 1.67% Li_2O) drilled by the Ghana Geological Survey during the 1960s. This resulted in a closer review of the margins of the Cape Coast Batholith as a prospective zone for fractionated Li enriched pegmatites from parental granites as per the Cěrný model *(Cěrný, 1989)* (Table 7-2 and Table 7-3).

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Complex Li-Cs-Ta-Sn rich
Be-Nb rich
Barren to Be rich
Source granite
Regional fault
OROGENIC SETTING
(pluton-unrelated)
OROGENIC (LCT) or ANOROGENIC (NYF) SETTING
(pluton-related)
LCT = S-type-pluton-related
NYF = A-type-pluton-related
Miarolitic
Stockscheider
Rare Element
Barren
Pluton
(S- or A-type)
Rare element
(»LCT» and «CT»)
Depth (km)
0
5
10
15
20
25
H_2O-present
melting
B-, Li-bearing
metasediments
muscovite-
dehydration
melting
Muscovite
(»NY»)
Rare element
(mixed «NY-CT»)
Abyssal
gneiss
Rare element
(»NY»)
amphibolite
biotite-
dehydration
melting
amphibolite-
dehydration
melting
HEAT SOURCE
(mafic magma underplating?)
low- or high-degree-melting
controls the formation of barren
and rare element pegmatites

FIGURE 7-1 LEFT: IDEALISED ZONED PEGMATITE FIELD AROUND A SOURCE GRANITE.

THE MAXIMUM DISTANCE OF PEGMATITES FROM THE SOURCE GRANITE IS ON THE ORDER OF KILOMETRES OR, AT MOST, TENS OF KILOMETRES. MODIFIED FROM CĔRNÝ (1989) RIGHT: OROGENIC SETTING LCT PEGMATITE FORMATION IN PLUTON-UNRELATED AND PLUTON-RELATED SETTINGS (MULLER ET AL 2017).


Granitie body apophyses – best target areas
for Pegmatites
Obuasi
AREA 2
Eastern
AREA 3
Kpong
Koforidua
N2
Greater Accra
AREA 4
CAPE COAST BATHOLITH
Central
N6
Accra
ACCRA
Western
AREA 1
Winneba
AREA 5
N8
N1
Cape Coast
Takoradi
GEOLOGICAL
OF
THE GOLD CO
AND TOGOLAND UNDER BRITISH
FOR OFFICIAL USE ONL
Image Landsat
© 2016 Google
US Dept of State Geographer
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
Google earth

FIGURE 7-2 CAPE COAST BATHOLITH MARGIN AND PROSPECTIVE TARGETS DEFINED FROM GEOLOGICAL SETTING AND GOOGLE EARTH GROUND FEATURES (AREA 1 BEING THE EWOYAA DISCOVERY LOCATION).

The Company secured the Apam and Winneba JVs with local company Obotan Minerals and Merlink Resources as well as applied for Senya Beraku license (announced September 2016).

Multiple visits were made to the Geological Survey in Accra and through the help of Dr Annum, further historical reports were recovered, in-particular Archive Report #31 *(McKinney & Luxner, 2003)* titled "Pegmatite Investigations in Field Sheet 26 With Particular Reference To Spodumene And Kaolin Bearing Pegmatites". This report was part of Ghana's efforts to capture and digitise historical Geological Survey reports that were largely in hard-copy format and

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focused on the two-year evaluation programme completed between 1963 to 1965 on pegmatites in Map Sheet 26; the current location of the Ewoyaa discovery.

The Company secured a JV with local company Barari Developments Ltd to secure the Mankessim license (announced in October 2016); the license which hosts the Ewoyaa Lithium deposit. All Africa Minerals Explorer ('AAME') was engaged in October 2016 to commence reconnaissance mapping and sampling over the Apam and Mankessim licenses.

2016 - 2017

Fieldwork commenced over the Apam East and West licenses without any significant discoveries other than confirming the Makuba (Rasta Man) Hill and northern Nb-Ta pegmatite drilled by Ashanti Goldfields Company and subsequently Leo Shield. The other focus in this area was the first mover access rights Apam East afforded to the historic Egyasimanku Hill deposit directly east. Ongoing line cutting and mapping over the Egyasimanku Hill area located the lithium occurrence (1.48 Mt @ 1.67% Li_2O) with associated trenching and spodumene outcrops which was announced to market in June 2017.

Fieldwork commenced in the Mankessim license (now the ML) during November 2016 with initial rock-chip sampling completed between Jan-Feb 2017 over the outcropping portion of the Ewoyaa deposit. However, initial results were disappointing due to small sample size of surficial weathered materials (Li depleted due to weathering) and lab QAQC failures at SGS South Africa.

It was decided to re-open historic trenches as well as dig new trenches to get bigger and fresher samples for analysis. Surface rock chips that had previously returned 100-300 ppm Li_2O now returned results at 1-2% Li_2O (5,000 – 10,000 ppm Li_2O) over the same area in deeper trenching. Initial high-grade trenching results were announced to market in May 2017 and the historical named Okwesikrom deposit (now called the Ewoyaa deposit) had been re-discovered (Figure 7-3).


N
W
E
S
0
2
kilometres
Additional Mapped
Pegmatite Targets
Barari JV License
Due diligence
sample sites
Bitumen Highway
Barari_rockchips_Li_ppm
150 to 291 (3)
75 to 150 (5)
2 to 75 (62)
SALTPOND
Atlantic
0
200
metres
High-Grade Li
Pegmatite Target Zones
10m
25m
25m
100m
?
Bulk rockchip sampling over:
10m @ 2.41% Li2O,
25m @ 2.29% Li2O,
& 25m @ 2.14% Li2O
Trench sampling:
100m @ 1.57% Li2O (open both directions)
including 40m @ 1.93% Li2O
& 15m @ 2.18% Li2O

FIGURE 7-3 EARLY DUE-DILIGENCE ROCK-CHIP AND TRENCH SAMPLING RESULTS

AAME continued fieldwork under supervision of IronRidge to advance the Ewoyaa project to drill ready status. The surface geology interpretation went through several iterations as our understanding improved from observations in pitting, trenching and road cuttings through transported and weathered cover. Further high-grade trenching results were announced in November 2017.

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2018

Phase 1 exploration drilling: 8,210 m of RC drilling for 58 holes completed between 28/4/2018 to 30/6/2018 with discovery drill holes GRC0004 128 m @ 1.21% Li_2O from 3 m and GRC0027: 111 m @ 1.35% Li_2O from 3 m announced on 28/08/2023 Aug 2018.

2019

Phase 2 exploration drilling: 4,738 m of RC drilling for 44 holes and 1,117.2 m of DD drilling for 9 holes for a total of 5,855.2 m of drilling in 53 holes completed between 24/11/2018 to 26/02/2019.

Phase 3 resource drilling programme: 12,615 m of RC drilling for 96 holes and 349.5 m of DD drilling for 2 holes for a total of 12,964.5 m of drilling in 98 holes completed between 1/8/2019 to 30/10/2019.

2020

Maiden MRE of 14.5 Mt @ 1.31% Li_2O announced on 28/01/2020 .

2021

Positive Scoping Study announced on 19/01/2021.

Phase 4 resource drilling programme: 24,874 m of RC drilling for 198 holes completed between 11/1/2021 to 8/7/2021.

MRE upgrade to 21.3 Mt @ 1.31% Li_2O announced on 01/12/2021.

Positive Scoping Study announced on 07/12/2021.

2022

Phase 5 resource drilling programme: 26,551 m of RC drilling for 212 holes, 10,753.4 m of DD drilling for 89 holes and 1,100 m of hydro monitoring drilling in 11 holes for a total of 38,404.4 m of drilling in 312 holes completed between 10/6/2021 to 22/11/2021.

MRE upgrade to 30.1 Mt @ 1.26% Li_2O announced on 24/03/2023.

Positive Pre-feasibility study announced on 22/09/2023.

Phase 6 resource drilling programme: 41,304 m of RC drilling for 270 holes, 3,910.6 m of DD drilling for 36 holes and 924 m of hydro monitoring drilling in 9 holes for a total of 46,138.6 m of drilling in 315 holes completed between 19/03/2022 to 19/09/2022.

2023

MRE upgrade to 35.3 Mt @ 1.26% Li_2O announced on 01/02/2023.

Positive definitive-feasibility study announced on 22/03/2023.

Phase 7 resource drilling programme: 25,295 m of RC drilling for 147 holes, 1,309.5 m of DD drilling for 8 holes and 210 m of hydro monitoring drilling in 2 holes for a total of 26,811.5 m of drilling in 1480 holes completed between 13/04/2023 to 15/12/2023.

Maiden Feldspar Mineral Resource Estimate announced on 12/12/2023.

7.2 DRILLING PROCEDURES

Most of the drilling undertaken at the ELP has been undertaken using reverse circulation ('RC') drill rigs and a portion using diamond core ('DD') drill rigs, where drilling was undertaken with each rig operating on a double shift with a 9-3 or 12-4 work-rest roster. At the time of the MRE upgrade, drilling at ELP has to date been carried out by Geodrill Ghana Ltd. with a total of 878 RC holes completed for 119,745 m, 101 DD collars for 11,310 m, 35 combined RC with DD tails

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TECHNICAL REPORT SUMMARY

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('RCD') for 4,998 m and 11 dedicated hydro monitoring holes for 1,100 m for a grand total of 137,153 m in 1,025 holes, refer Table 7-3.

TABLE 7-3 SUMMARY OF DRILLING AT THE ELP

Hole Type	In Database Drill holes		In Mineral Resource Drill holes		Intersection
	Number	Metres	Number	Metres	Metres
RCH	11	1,100			
RC	878	119,745	616	88,967	16,959
RCD	35	4,998	32	4,568	733
DD	101	11,310	93	10,159	4,987
Total	**1,025**	**137,153**	**741**	**103,694**	**22,679**

All hole collar locations have been professionally surveyed on completion of drilling and down-hole survey equipment has been used from the commencement of drilling by the drill contractor. The first 10 drill holes were surveyed down the hole every 6 m using an EZ TRAC 1.5 (single shot), and subsequent holes up to GRC0083 used Reflex GYRO tool every 6 m. All drill holes from GRC0084 onwards utilised the more efficient Reflex SPRINT tool with routine down hole surveys every 3-4 m (measurements taken by the instrument on journey down and up the hole) during the end-of-hole survey.

The RC holes were completed using a combination of 5.25" and 5.75" face sampling hammers and the core drilling using a combination of PQ and HQ sized coring equipment. RC drill chips were collected, and riffle spilt (Phases 1 and 2) or cone spit on rig cyclone (Phases 3-6) at 1-metre intervals.

Diamond holes were collared from surface with PQ (85 mm core diameter) to maximise recovery in the weathered rock and reduced to HQ (63.5 mm core diameter) as soon as ground conditions improved in competent rock to end of hole. During phase 5 and 6 diamond drilling the use of PQ through the weathered rock was replaced with HQ triple tube due to improved core recovery and productivity, before switching to conventional HQ in fresh rock. All diamond holes were drilled in conjunction with the Reflex ACT II orientation tool; to provide an accurate determination of the bottom-of-core orientation for further geological, structural, and geotechnical logging.

Phase 1 RC holes were completed on a nominal 100 m by 50 m grid pattern, targeting the Ewoyaa Main mineralised system. Phases 2 to 5 of both RC and DD reduced the wide spacing to 80 m by 40 m and down to 40 m by 40 m in the well drilled portions of the Project. Phase 5 and 6 was a major infill drilling program down to 40 m by 40 m over most of the Project. Phase 6 included extensional drilling in areas of open mineralisation, as well as close spaced infill drilling in portions of the Ewoyaa deposit. Twenty-two DD twins of RC holes were completed. Collar positions have been surveyed to centimetre accuracy using differential GPS ("D-GPS") survey equipment. Once validated, the survey data was uploaded into the DataShed electronic database.

Most of the holes drilled were dry with only a few exhibiting minor surficial water usually at the base of the near surface laterite/alluvial sediments (perched aquifer), often little more than a trickle and not enough to justify flow tests. The high air pressure maintained during RC drilling ensured samples collected remained dry and sampling procedures were unaffected by water ingress.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

8.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY

The following sections outline the sampling techniques, procedures and QA/QC controls related for the project.

8.1 SAMPLING

RC drill chips were collected, and riffle spilt (Phases 1 and 2) or cone spit on rig cyclone (Phases 3-6) at 1-metre intervals producing an assay sample of nominally between 4 kg and 5 kg. A retention sample is also produced by riffle split or cone split which are archived at Atlantic's Mankessim facility.

Diamond drill core recoveries are always determined at the rig site by ALL personnel. On each core run the drill core is removed from the core barrel into a v-rail and each core run was reassembled and measured with a tape measure, assessing recovery against core block depth measurements and recording any measured core loss for each core run. Drill core is carefully conveyed to the core facility where it is geologically logged, and the sampling procedures ensures that ½ and further ¼ core is cut where possible and that minimum and maximum sample lengths are 0.3 m and 1 m respectively but cut to geological boundaries. A ¼ core is dispatched to the assay laboratory. A minimum ¼ core sample is retained for reference at all times.

RC and DD sampling have quality control ("QC") samples consisting of standards or certified reference materials ("CRM"), coarse blank and field duplicates were inserted nominally every 35th to 50th sample.

Since December 2018, samples were sent to Intertek Laboratory in Tarkwa for sample prep and a representative pulp sample is sent to Intertek Laboratory in Perth for analysis (FP6/MS/OES). FP6/MS/OES is an analysis for lithium and a suite of 21 other elements. Detection limits for lithium range between 5 ppm and 20,000 ppm. The sodium peroxide fusion (in nickel crucibles) is completed with hydrochloric acid to dissolve the sub-sample and is considered a total dissolution. Analysis is conducted by Inductively Coupled Plasma Mass Spectrometry ("ICP-MS").

Prior to December 2018, Phase 1 samples were submitted to SGS Johannesburg and later SGS Vancouver for analysis (ICP90A). ICP90 is a 28-element combination Na_2O_2 fusion with ICP-OES. ICP-MS was added to some submissions for additional trace element characterisation purposes. All phase 1 SGS pulps were subsequently sent to Intertek Laboratory Perth for re-analysis (FP6/MS/OES) and included in the resource estimate.

All laboratories, including Intertek Perth and ALS Brisbane are ISO 17025 accredited. All laboratories used for the technical report are independent of Atlantic Lithium and provide commercial services to the company pursuant to arm's length service contracts.

8.2 BLANKS

The coarse blank material used is building aggregate sourced from a granitic quarry near Dominase (771400 E 606900 N UTM Z30 N) in the Gomoa East area, some 62 km to the east of the ELP area. Blank sample performance at the assay labs indicates good laboratory performance overall, with only rare assay spikes in the data from 1,174 blank samples inserted into the assay stream (Figure 8-1). The assay spikes can be attributed to laboratory contamination or the possible low level Li mineralisation naturally occurring in the granitic rock used as a blank.

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TECHNICAL REPORT SUMMARY
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Analysis of Blank - BLK
4500
3600
2700
1800
900
0
Li ppm
Std
Blanks
Blank Max

FIGURE 8-1 QA/QC PERFORMANCE OF BLANK MATERIAL IN LI ASSAY

8.3 FIELD DUPLICATES

Check sampling was performed to determine whether the sampling procedure was producing assay subsamples that were representative of the original sample. A total of 486 field duplicates were split using a riffle splitter and results indicate good repeatability of the original sample (Figure 8-2).


Field Duplicate Sample Analysis: Scatter Plot
15000
12000
9000
6000
3000
0
Duplicate Sample Assay - Li ppm
0 3000 6000 9000 12000 15000
Original Sample Assay - Li ppm
y = x
Repeats
y=x
+15% Tolerance
-15% Tolerance
Field Duplicate Sample Assay Analysis: QQ Plot
15000
12000
9000
6000
3000
0
Duplicate Sample Assay - Li ppm
0 3000 6000 9000 12000 15000
Original Sample Assay - Li ppm
y = x
Repeats
y=x

FIGURE 8-2 QA/QC PERFORMANCE OF FIELD DUPLICATE SAMPLES IN LI ASSAY

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8.4 CERTIFIED REFERENCE MATERIAL

ALL utilised a suite of lithium standards sourced from Geostats and AMIS, which assessed lithium assays. A total of 3,319 field standards were inserted in the ALL drilling. A summary table of standards is shown in Table 8-1.

TABLE 8-1 CERTIFIED STANDARD SUMMARY FOR LI (PPM)

Std_ID	Count	Average Assay	Min Assay	Max Assay	Std Value	Std Min	Std Max
GTA-01	47	3371.85	3,045	3,694	3,132	2,745	3,519
GTA-02	60	1818.78	1,609	1,992	1,715	1,523	1,907
GTA-03	60	8036.77	1,773	9,091	7,782	7,257	8,307
GTA-04	57	9589.09	8,834	10,367	9,275	8,636	9,914
AMIS0339	18	21277.28	1,651	23,238	22,700	21,700	23,700
AMIS0341	43	4822.09	4,518	5,121	4,733	4,328	5,138
AMIS0342	49	1666.18	1,505	1,776	1,612	1,445	1,779
AMIS0682	221	8525.16	3,586	9,281	8,407	7,953	8,861
AMIS0683	222	1984.53	59	2,603	2,023	1,822	2,224
AMIS0684	220	4599.62	3,405	5,546	4,594	4,238	4,950
BLK	607	40.33	0	1,002	0	0	100

Monitoring of standards and field duplicates was undertaken by ALL geologists. There was a significant accuracy issue with the first batch of sample submissions for assaying completed at SGS Laboratory in Johannesburg and Vancouver. As a result, ALL switched laboratories to Intertek Laboratory in Perth, as well as re-assaying the affected samples. Subsequent standards analysis demonstrates a marked improvement in the performance of the standards.

8.5 UMPIRE LABORATORY CHECK ASSAY

To analyse the validity of assay values between laboratories, an umpire laboratory check assaying program was conducted by ALL whereby a total of 155 samples were analysed at ALS Laboratory in Perth and compared to the original assays that were analysed at Intertek Laboratory in Perth.

The results shown in Figure 8-3 indicate that there is very good repeatability between the two laboratories.

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Field Duplicate Sample Analysis: Scatter Plot
Duplicate Sample Assay - Li ppm
Original Sample Assay - Li ppm
0
3000
6000
9000
12000
15000
y=x
Repeats
+15% Tolerance
-15% Tolerance
Field Duplicate Sample Assay Analysis: QQ Plot
Duplicate Sample Assay - Li ppm
Original Sample Assay - Li ppm
Repeats
y=x

FIGURE 8-3 UMPIRE CHECK ANALYSIS LI

8.6 DATA QUALITY ASSESSMENT

Programmes of QAQC have been carried out throughout the ELP drilling by ALL. Early in the Project's history, a significant issue existed at SGS Laboratory in Johannesburg and Vancouver, which resulted in ALL switching laboratories and re-assaying the affected samples. Subsequent standards and blanks showed improved performance. Industry certified standards were inserted at regular intervals and results have, in the main, accurately reflected the original assays and expected values. Field duplicates were collected from the riffle splitter and show repeatable results. A recognised laboratory has been used for analysis of samples.

Twin hole DD drilling conducted shows slightly higher grades of lithium compared to RC drilling, giving confidence that RC drilling has not over estimated lithium grades. Significant Fe contamination of the samples results from the RC method and if an accurate Fe estimate is required, adjustment to the Fe data derived from RC drilling should be conducted. However, test work conducted on the Ewoyaa samples indicates that the Fe levels are inconsequential to the lithium concentrate process.

Overall, the QAQC data does not indicate any bias and supports the assay data used in the Mineral Resource.

8.7 DENSITY

Bulk density measurements were completed on selected intervals of diamond core drilled at the deposit. The measurements were conducted at ALL's Mankessim core processing facility using the water immersion/Archimedes method on all materials. The weathered samples were coated in paraffin wax to account for porosity of the weathered samples. The average density for each weathering types and lithology was applied to the corresponding coded domains in the block model.

A total of 13,901 measurements were conducted on the ELP mineralisation, with samples obtained from oxide, transitional and fresh material. Statistics for the various lithologies and weathering types are shown in Table 8-2.

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TABLE 8-2 BULK DENSITY STATISTICS

Domain	All	fr_gtd	tr_gtd	ox_gtd	fr_sed	tr_sed	ox_sed	fr_peg	tr_peg	ox_peg	fr_res	tr_res	ox_res
Samples	13,901	587	16	8	6,196	1,094	525	770	742	271	3,392	20	280
Minimum	1.05	1.21	1.61	1.84	1.13	1.30	1.05	1.44	1.35	1.36	1.08	1.66	1.06
Maximum	3.55	2.94	2.69	2.30	3.39	2.93	2.93	3.48	2.89	2.73	3.55	2.87	3.17
Mean	2.62	2.68	2.40	1.98	2.78	2.23	1.91	2.69	2.06	1.92	2.73	2.18	2.56
Std Dev	0.32	0.08	0.37	0.16	0.09	0.39	0.26	0.12	0.30	0.20	0.13	0.41	0.27
CV	0.12	0.03	0.16	0.08	0.03	0.18	0.14	0.04	0.15	0.11	0.05	0.19	0.11
Variance	0.10	0.01	0.14	0.02	0.01	0.16	0.07	0.01	0.09	0.04	0.02	0.16	0.07

10%	1.97	2.63	1.65	1.84	2.71	1.75	1.69	2.60	1.73	1.70	2.62	1.68	2.23
20%	2.60	2.66	2.12	1.86	2.74	1.83	1.73	2.63	1.79	1.78	2.65	1.75	2.44
30%	2.66	2.67	2.17	1.89	2.76	1.90	1.76	2.65	1.86	1.83	2.68	1.86	2.54
40%	2.70	2.68	2.25	1.91	2.77	2.01	1.79	2.66	1.92	1.85	2.70	1.90	2.59
50%	2.74	2.68	2.66	1.91	2.78	2.16	1.83	2.68	1.98	1.90	2.72	1.97	2.63
60%	2.76	2.69	2.67	1.92	2.79	2.42	1.88	2.70	2.07	1.95	2.74	2.43	2.66
70%	2.78	2.69	2.68	1.94	2.80	2.56	1.94	2.73	2.18	1.98	2.76	2.50	2.70
80%	2.80	2.70	2.68	2.02	2.82	2.65	2.03	2.76	2.36	2.04	2.79	2.54	2.72
90%	2.83	2.71	2.68	2.16	2.85	2.74	2.31	2.80	2.57	2.15	2.84	2.67	2.77
95%	2.87	2.74	2.68	2.23	2.88	2.79	2.53	2.84	2.64	2.29	2.91	2.69	2.81
97.50%	2.91	2.77	2.69	2.26	2.90	2.86	2.67	2.94	2.68	2.46	2.99	2.78	2.85
99%	2.96	2.81	2.69	2.29	2.93	2.90	2.69	3.01	2.73	2.66	3.26	2.83	2.92

ox=oxide, tr=transitional, fr=fresh; peg=barren pegmatite, gtd=granitoid, sed=sediment, res=mineralised pegmatite

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9.0 DATA VERIFICATION

9.1 PROCEDURES OF QUALIFIED PERSON

Ashmore Advisory Pty Ltd's QP Shaun Searle visited the site during February 2019 to review exploration sites, drill core and work practices. Visual validation of mineralisation against assay results was undertaken for several holes.

9.1.1 Data Import and Validation

All drill hole data was imported into Surpac software version 2019. Validation of the data was then completed which included checks for:

- Down-hole survey depths did not exceed the hole depth as reported in the collar table.
- Hole dips were within the range of 0° and -90°.
- Visual inspection of drill hole collars and traces in Surpac.
- Assay values did not extend beyond the hole depth quoted in the collar table.
- Assay and survey information was checked for duplicate records.
- The database was well organised with no errors.

Drill hole relative location was checked by Ashmore when on-site in February 2019 by locating 12 drill holes with a hand-held GPS. The recorded positions were then compared with the surveyed co-ordinates in the database (Table 9-1). Although the handheld GPS lacks precision, the holes are located correctly in relation to each other which increases confidence that no data entry mix-ups have occurred when loading collar co-ordinates into the database.

TABLE 9-1 DRILL HOLE COLLAR VERIFICATION

	Original Survey		Check Survey	
Hole ID	East	North	East	North
GRC0018	715,365.508	578,590.935	715,366	578,591
GDD0008	715,368.510	578,589.350	715,370	578,587
GRC0022	715,383.949	578,698.875	715,385	578,697
GRC0023	715,424.196	578,671.855	715,424	578,671
GRC0004	715,572.560	579,052.946	715,574	579,051
GDD0001	715,576.290	579,049.040	715,577	579,049
GRC0078	715,833.463	579,683.545	715,834	579,682
GRC0077	715,863.498	579,656.011	715,864	579,656
GRC0095	715,873.958	579,657.329	715,876	579,656
GRC0076	715,895.419	579,632.872	715,896	579,632
GRC0060	717,143.324	579,161.435	717,145	579,161
GRC0061	717,174.474	579,193.490	717,175	579,192

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9.2 LIMITATIONS

As with any exploration program, localised anomalies cannot always be discovered. The greater the density of the samples taken, the less the risk. Once an area is identified as being of interest for inclusion in the mine plan, additional samples are taken to help reduce the risk in those specific areas.

9.3 OPINION OF QUALIFIED PERSON

Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations at the Property. The data are of sufficient quantity and reliability to reasonably support the lithium Mineral Resource estimates in this TRS.

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10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical testwork was conducted under the supervision of Trinol Pty Ltd at Nagrom from 2019, with the majority of the work being conducted between Q1 2022 to Q2 2023. The results of this series are reported in Nagrom Reports T3020, T3020B, and T3141. Testwork conducted by Nagrom included:

- Specific gravity of drill core;
- Head Assays of each composite;
- Unconfined Compressive Strength (UCS);
- Abrasion Index (Ai);
- Crushing Work Index (CWi);
- Bond Ball Mill Work Index (BBMWi);
- Heavy Liquid Separation (HLS) at various crush sizes;
- Pilot Dense Media Separation with 100 mm diameter cyclone (DMS-100);
- Pilot Dense Medium Separation with 250 mm diameter cyclone (DMS-250); and
- Sighter flotation tests.

Relevant reports for testwork conducted by vendors other than Nagrom are also appended to this section. Other testwork conducted included:

- Rheology testwork by Slurry Systems Engineering;
- Thickener and Filtration testwork by Fremantle Metallurgy; and
- XRD and optical mineralogy by Microanalysis.

Earlier studies (PFS) had proposed flowsheets consisting of three-stage crushing to produce a -10 mm feed for the DMS plant. The proposed DMS flowsheet consisted of a rougher (primary) and cleaner (secondary) stage, treating an entire size fraction (-10 +0.8 mm). A Feldspar DMS circuit was included in the flowsheet to recover Feldspars from the primary DMS floats. A recrush circuit was included to provide further liberation of the secondary floats before they were recirculated back into the plant feed.

Changes to the flowsheet and project since the PFS include increasing overall plant throughput from 2.0 Mtpa to 2.7 Mtpa. The current flowsheet retains the three-stage crushing circuit (albeit with larger equipment) and retains the 10 mm crushed top size.

The DMS plant flowsheet has also been developed further. The DMS feed is split into three size fractions (coarse, fines and ultrafines). The DMS feed bottom close size has been increased from 0.8 mm to 1 mm. The recrush circuit is still included however it now feeds a dedicated recrush DMS circuit.

The test work conducted has been summarised by Primero in this report, in conjunction with Atlantic Lithium for the benefit of Atlantic Lithium. Atlantic Lithium retains sole responsibility for the quality and accuracy of its test work and reporting.

10.1 SAMPLE SELECTION

Atlantic Lithium are progressing the development of the Ewoyaa Lithium Project on the Cape Coast of Ghana near the Port of Takoradi. The Company has identified a number of discrete pegmatite dikes and sills in the Project area.

Earlier studies (PFS) have identified that the mineralogy across these deposits can generally be split into P1 (coarse lithology) and P2 (finer lithology) with each consisting of weathered and fresh domains. The deposits on the north-south trend (Ewoyaa South, Ewoyaa Main and Ewoyaa North) appear to contain significant quantities of the finer P2 mineralisation, whereas on the east-west trend the deposits (Anokyi, Abonko, Okwesi, Ewoyaa NE, and Grasscutter) contain predominantly the coarser P1 type mineralisation.

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Drill core samples were collected from the respective deposits at the Ewoyaa project and sent to Nagrom Laboratories (Nagrom) in Western Australia for metallurgical testwork. The samples aimed to represent domains from each of the satellite deposits and to capture areas of varying mineralisation (P1 & P2) and weathering.

A total of approximately 370 pegmatite drill core samples were taken from across the Ewoyaa deposits. These samples captured the varying mineralisation and levels of weathering, including “P1" coarse and “P2” fine mineralogy types from weathered ‘transitional’ and unweathered ‘fresh’ domains. From these samples, sixty-nine (69) drill hole composite samples were created and used for testing.

Samples were selected for multi-elemental analysis before the remaining half PQ and HQ core was utilised for metallurgical sampling. The sample intervals were nominally based on the original primary sample intervals. Sample lengths were nominally one metre and varied depending on the metallurgical domains, oxidisation state, grain size, contacts, and grade. The sample intervals had a mean length of 1.20 m with a minimum of 0.15 m and maximum of 3.4 m. The mean sample weight was 4.45 kg.

Half of the cut core was placed in clean individual calico sample bags with a unique sample ID and appropriate sample tag. The sample weights were captured. All samples were double bagged for shipping; the samples were packed into plastic drums for air freight via DHL to the Nagrom laboratory in Perth, Western Australia.

Testwork has been ongoing since 2019, and the results reported in this section cover all test work to date. A total of approximately 1,700 kg of drill core was shipped to Nagrom. Two (2) transition samples were shipped; however, they were not used for test work as the grade was below the resource cut off.

The metallurgical samples were given the unique ID ‘GMS’:

- Phase 1 GMS0001 – GMS0095 – Scoping Study; and
- Phase 2 GMS0110 – GMS0506 – PFS.

Samples were logged with the following details and a composite ID was added:

- Drill hole details;
- Hole ID;
- Depth from and to;
- Sample type;
- Sample purpose;
- Sample description;
- Weight;
- Metallurgical characteristics;
- Met Lithology;
- Lith Modifier;
- Weathering; and
- Deposit.

The sixty-nine (69) composites, representing subdomains of each of the deposits identified to date, were prepared for sighter HLS testing and selected composites were used for measurement of physical properties. At the time the testwork was undertaken, it was expected that Ewoyaa Starter, Ewoyaa Main and Anokyi would be the first three deposits to be developed, mined and processed and it was also decided to prepare bulk composites from each for testing at an advanced level in a DMS-250 pilot plant. The Ewoyaa Starter pit is within the Ewoyaa Main pit.

T3141 Comp 1 was intended to represent the expected properties of the first material presented to the process plant from the Ewoyaa starter pit. After testing had started on the composite, the material used for the composite was re-examined and found to not have the expected geometallurgical properties required to match the intended mine plan. Higher quantities of P2 and transitional material were included in the composite than originally intended.

Page 116 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 117 of 368 The test work programme conducted for this study was conducted on the following composites, with sample details recorded in Table 10-1 and Table 10-2. TABLE 10-1 SUMMARY OF TEST WORK COMPOSITES Test Series Comp ID Deposit Geology Domain Weathering Head Grade Head Grade (% P1, balance P2) (% Fresh, balance transitional) (% Li2O) (%Fe2O3) T3020 Comp 1 EWY_Starter 100% 0% 1.25 0.45 T3020 Comp 2 EWY_Starter 100% 100% 1.04 0.28 T3020 Comp 3 EWY_Starter 100% 100% 1.57 0.37 T3020 Comp 4 EWY_Starter 0% 82% 1.70 0.40 T3020 Comp 5 EWY_Starter 0% 100% 1.14 0.35 T3020 Comp 6 EWY_Starter 46% 100% 1.53 0.29 T3020 Comp 7 EWY_Starter 56% 100% 1.18 0.37 T3020 Comp 8 EWY_Starter 27% 43% 1.24 0.42 T3020 Comp 9 EWY_Starter 100% 54% 1.91 0.37 T3020 Comp 10 EWY_Starter 100% 100% 1.27 0.39 T3020 Comp 11 EWY_Starter 0% 0% 0.28 0.46 T3020 Comp 12 EWY_Starter 0% 100% 1.07 0.31 T3020 Comp 13 EWY_Starter 84% 100% 1.87 0.40 T3020 Comp 14 EWY_Starter 100% 100% 2.70 0.50 T3020 Comp 15 EWY_Starter 0% 100% 1.56 0.38 T3020 Comp 16 EWY_Starter 15% 92% 1.22 0.34 T3020 Comp 17 EWY_Starter 91% 51% 1.36 0.52 T3020 Comp 18 EWY_Starter 53% 100% 1.50 0.27 T3020 Comp 19 EWY_Starter 18% 100% 1.06 0.53 T3020 Comp 20 Ewoyaa South 2 0% 100% 1.10 0.35 T3020 Comp 21 Ewoyaa South 2 0% 100% 1.86 0.31 T3020 Comp 22 Ewoyaa South 2 66% 100% 1.65 0.31 T3020 Comp 23 Ewoyaa South 2 48% 100% 0.70 0.61 T3020 Comp 24 Ewoyaa South 2 0% 100% 1.85 0.38 TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 118 of 368 Test Series Comp ID Deposit Geology Domain Weathering Head Grade Head Grade (% P1, balance P2) (% Fresh, balance transitional) (% Li2O) (%Fe2O3) T3020 Comp 25 Ewoyaa South 2 44% 100% 1.12 0.54 T3020 Comp 26 Ewoyaa South 2 24% 100% 1.47 0.39 T3020 Comp 27 Ewoyaa South 1 100% 100% 1.25 0.35 T3020 Comp 28 Ewoyaa South 1 0% 44% 1.46 0.50 T3020 Comp 29 Ewoyaa South 1 52% 71% 1.02 0.32 T3020 Comp 30 EWY_NE 100% 0% 2.41 0.49 T3020 Comp 31 Anokyi Main 100% 100% 1.77 0.49 T3020 Comp 32 Anokyi Main 86% 100% 2.10 0.38 T3020 Comp 33 Anokyi Main 67% 0% 1.70 0.44 T3020 Comp 34 Anokyi Main 13% 0% 0.76 0.41 T3020 Comp 35 Anokyi Main 100% 100% 1.70 0.42 T3020 Comp 36 Ewoyaa Main 0% 100% 1.22 0.35 T3020 Comp 37 Ewoyaa Main 65% 100% 1.47 0.37 T3020 Comp 38 Ewoyaa Main 100% 0% 1.12 0.37 T3020 Comp 39 Ewoyaa Main 6% 100% 1.26 0.46 T3020 Comp 40 Ewoyaa Main 92% 100% 1.91 0.42 T3020 Comp 41 Ewoyaa Main 81% 100% 1.33 0.41 T3020 Comp 42 Ewoyaa Main 56% 100% 1.53 0.39 T3020 Comp 43 Ewoyaa Main 17% 100% 1.32 0.39 T3020 Comp 44 Ewoyaa Main 16% 100% 1.16 0.41 T3020 Comp 45 Ewoyaa Main 76% 100% 1.80 0.41 T3020 Comp 46 Ewoyaa Main 58% 100% 1.24 0.30 T3020 Comp 47 Ewoyaa Main 52% 0% 1.49 0.44 T3020 Comp 48 Ewoyaa Main 89% 100% 1.45 0.38 T3020 Comp 49 Ewoyaa Main 83% 100% 0.91 0.33 T3020 Comp 50 Ewoyaa Main 46% 100% 0.57 0.29 TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 119 of 368 Test Series Comp ID Deposit Geology Domain Weathering Head Grade Head Grade (% P1, balance P2) (% Fresh, balance transitional) (% Li2O) (%Fe2O3) T3020 Comp 51 EWY NE 100% 100% 1.54 0.40 T3020 Comp 52 EWY NE 0% 100% 1.26 0.37 T3020 Comp 53 EWY NE 100% 100% 1.35 0.28 T3020 Comp 54 EWY NE 0% 100% 1.78 0.38 T3020 Comp 55 EWY NE 100% 100% 1.64 0.44 T3020 Comp 56 EWY NE 53% 100% 0.10 0.43 T3020 Comp 57 Grasscutter E 100% 100% 1.45 0.38 T3020 Comp 58 Grasscutter E 100% 100% 1.98 0.31 T3020 Comp 59 Okwesi North 100% 100% 1.48 0.41 T3020 Comp 60 Okwesi South 100% 100% 1.47 0.39 T3020 Comp 61 Abonko NW 100% 100% 1.73 0.48 T3020 Comp 62 Abonko Quarry 100% 100% 1.95 0.44 T3020 Comp 63 EWNW North 100% 100% 1.51 0.22 T3020 Comp 64 EWNW North 52% 100% 1.52 0.23 T3141 Comp 3 Ewoyaa Main _Start 100% 0% 1.09 0.33 T3141 Comp 8 Ewoyaa Main _Sth 1 100% 100% 0.77 0.29 T3141 Comp 9 Ewoyaa NW Sill 100% 100% 0.90 0.24 TABLE 10-2 MASTER COMPOSITE HEAD ASSAYS Test Series Comp ID Drill Hole ID(s) Deposit Geology Domain Weathering Head Grade Head Grade (% P1, balance P2) (% Fresh, balance transitional) (% Li2O) (%Fe2O3) T3020 Ewoyaa Starter Comp 3, 6, 9, 12, 13, 18, 39, 40, 45, 48 - - - 1.72 0.42 T3141 Comp 1 GDD0068, 69, 70, 71, 73, 75, 77, 79, 83, 86, 87 Ewoyaa Main _Start 78% 93% 1.39 0.34 Figure 10-1 shows the location of drill hole core used to develop metallurgical composites. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 120 of 368 FIGURE 10-1 EWOYAA METALLURGICAL SAMPLE LOCATIONS AND COMPOSITES

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

10.2 MINERALOGY

Semi-quantitative X-Ray Diffraction (XRD) mineralogy was conducted on the T3141 composites. The summary of the primary minerals detected in each composite is shown in Table 10-3.

The results show the typical pegmatite minerals, with the samples consisting primarily of Albite (Na-Feldspar), Spodumene, Quartz, and Microcline (K-Feldspar), with small amounts of Muscovite (Mica) and some Kaolinite present in Comp 3. The XRD results show the primary lithium bearing mineral is spodumene. XRD did not detect lepidolite or petalite which was sometimes reported in earlier XRD results. The XRD shows a very clean felsic mix of minerals with no typical mafic host rock gangue minerals such as tourmaline, biotite or amphiboles.

TABLE 10-3 HEAD SAMPLE XRD RESULTS FOR THE T3141 COMPOSITE SAMPLES

	Comp1	Comp 3	Comp 8	Comp 9
Mineral	%	%	%	%
Albite	33	37	42	38
Quartz	31	19	26	29
Spodumene	20	23	12	11
Microcline	15	11	20	20
Muscovite	2	2	1	3
Kaolinite	-	2	-	-

10.3 COMMINUTION

The Ewoyaa processing plant is intended to be supplied with crushed ore from a fixed plant crushing circuit, that processes ROM ore hauled from the surrounding deposits.

Before the core composites were crushed, key physical parameters of five samples were measured (Test series T3020 results in (Table 10-4).

The Crushing Index (CWi) and Unconfined Compressive Strength (UCS) values confirm that the coarser P1 ore is more crystalline and easier to crush. This trend is confirmed in the more recent CWi tests conducted as part of the T3141 test work series (Table 10-4). The results also indicate that transitional/weathered ore has a lower CWi, which is to be expected.

The Ball Milling Work Index (BBMWi) suggests the ore is hard and that the P1 ore, being coarser grained, contains components that will be harder to mill. This information will be considered if a flotation circuit is added to the process flowsheet in the future.

TABLE 10-4 SUMMARY OF COMMINUTION DATA

Parameter	Unit	Deposit				
		Ewoyaa Starter		Ewoyaa Main		Anokyi
Comp ID		Comp 17	Comp 5	Comp 10	Comp 16	Comp 31
Lithology		P1 fresh	P2 fresh	P1 fresh	P2 fresh	P1 fresh

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Parameter	Unit	Deposit				
		Ewoyaa Starter		Ewoyaa Main		Anokyi
CWi	kWh/t	10.9	11	7.8	10.5	8.4
UCS	MPa	84	124	82	127	105
BBMWi	kWh/t	21.39	18.06	20.19	19.72	21.43

Table 10-5 shows the crushing work and abrasion index for some additional samples tested in the T3141 testwork series. The average abrasive index is 0.32, which is about equivalent to granite. It should be noted that comparable operating spodumene processing plants which treat relatively coarse (>0.5 mm) spodumene bearing pegmatites have been found to be extremely abrasive and the plant design should allow for higher levels of abrasivity.

TABLE 10-5 T3141 CRUSHING WORK AND ABRASIVE INDEX

	Sample	Core Length	Lithology	BCWi	Ai
EWOYAA MAIN _Start	GDD0071	13-22m	P1 fresh	13.4	0.33
	GDD0073	17-26m	P1/P2 fresh	13.2	0.30
	GDD0072A	26.4-32.5m	P2 transitional	11.3	0.23
	GDD0079	23.5-30.3m	P1 transitional	10.3	0.20
	GDD0075	55-64m	P1/P2 fresh	15.8	0.37
	GDD0078	55-61m	P2 Fresh	20.6	0.44
EWOYAA MAIN	GDD0046	39-47m	P1 Fresh	14.8	0.38
	GDD0036	39-47m	P1 Fresh	12.1	0.36
	GDD0046	63-66m	P1 Fresh	16.0	0.40
EWOYAA MAIN _Sth 2	GDD0007	49-55m	P1 Fresh	11.8	0.30
EWOYAA NE	GDD0041	29-33.4m	P1 Fresh	10.7	0.25

10.4 PARTICLE SIZE DISTRIBUTIONS

Twelve (12) composites from the first three deposits to be mined, were crushed to 10 mm and 6.3 mm to compare the HLS results. Size by size assay analysis was conducted on the lab crushed composites. The resulting particle size distributions from crushing are shown in Figure 10-2.

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Crushed Product Size Distributions
Mass % Passing
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0.01
0.1
1
10
Sieve Aperture (mm)
Comp 5
Comp 10
Comp 16
Comp 17
Comp 31
Comp 32
Comp 35
Comp 37
Comp 39
Comp 44
Comp 45
Comp 48

FIGURE 10-2 PARTICLE SIZE DISTRIBUTIONS FOR CRUSHED COMPOSITES

The important aspect of the crushed product size distribution to consider for DMS processing is the amount of -1 mm fines generated. DMS processing is limited to processing of relatively coarse particles, and any additional fines generated during crushing are not treated by DMS.

It should be noted that lab crushing tests often underestimate the fines generated by full scale crushing. The result is that total plant DMS recovery may be lower than laboratory test work demonstrates if lithium losses due to increased fines production are not considered in recovery predictions.

Figure 10-3 shows the average Mass and Lithium deportment for the crushed composites specifically looking at the fines particles sizes to present the lithium deportation for a given close screen size. The sizes focus on 0.5 mm, 0.85 mm, and 1 mm as they were size fractions considered in the flowsheet design.

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Average Mass and Lithium deportation at different close and crush sizes
10mm Crush
6.3mm Crush
16%
14%
12%
10%
8%
6%
4%
2%
0%
% Mass and % Li_2O deportment
13.8%
12.9%
12.3%
11.2%
8.8%
7.5%
13.1%
10.9%
1
0.85
0.5
0.5
Sieve Aperture (mm)
Mass %
% Li2O

FIGURE 10-3 MASS AND LITHIUM DEPORTMENT AT DIFFERENT BOTTOM SIZES FOR DMS FEED

10.5 HEAVY LIQUID SEPARATION (HLS)

Heavy Liquid Separation (HLS) tests were conducted on 69 composite samples which were made up from fifteen (15) of the identified deposits at Ewoyaa. All composites were crushed to 10 mm and screened at 0.5 mm for the HLS comparisons. The results of all these HLS tests, grouped by deposit and lithology are summarised in Table 10-6.

TABLE 10-6 COMPARISON OF HLS PERFORMANCE FOR ALL DEPOSITS (-10+0.5MM)

Deposit	P1 content (balance P2)	Lithology	Primary Concentrate			
			Grade		Overall Lithium Recovery	Overall Mass Yield
			% Li_2O	% Fe_2O_3		
Ewoyaa Starter	69%	P1 F ave	6.42	0.81	59.3%	16.1%
		P1 T ave	6.71	0.73	47.4%	9.5%
		P2 F ave	5.52	0.86	20.4%	4.4%
		P2 T ave	5.69	0.82	14.8%	4.0%
Ewoyaa Main	56%	P1 F ave	6.39	0.81	56.8%	10.9%
		P2 F ave	5.60	0.91	24.9%	4.6%

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Deposit	P1 content (balance P2)	Lithology	Primary Concentrate			
			Grade		Overall Lithium Recovery	Overall Mass Yield
			% Li_2O	% Fe_2O_3		
Ewoyaa NE	94%	P1 F ave	6.53	0.89	70.9%	17.5%
		P1 T ave	6.90	0.66	79.3%	28.6%
		P2 F ave	5.16	0.83	13.8%	4.5%
Ewoyaa South 2	93%	P1 F ave	6.02	1.15	52.6%	12.5%
		P2 F ave	5.78	0.71	21.2%	4.3%
Ewoyaa South 1	51%	P1 F ave	5.89	0.66	44.2%	8.7%
		P1 T ave	5.41	0.69	16.6%	4.7%
Anokyi Main	98%	P1 F ave	6.25	0.78	65.4%	21.1%
		P1 T ave	6.51	0.73	39.0%	7.1%
Grasscutter E	100%	P1 F ave	5.90	0.60	56.6%	16.6%
Okwesi N	100%	P1 F	6.69	0.92	55.7%	13.6%
Okwesi S	100%	P1F	5.59	0.78	54.0%	16.6%
Abonko NW	90%	P1F	6.77	0.72	80.6%	25.6%
Abonko Quarry	100%	P1F	6.75	0.88	79.4%	26.8%
EWNW North	100%	P1F	5.74	0.37	57.3%	14.6%
		P2F	5.02	0.56	16.5%	5.1%
Ewoyaa Main Start	100%	P1T	7.20	0.77	24.4%	3.7%
Ewoyaa Main Sth 1	100%	P1F ave	6.33	0.78	31.4%	3.8%
Ewoyaa NW Sill	100%	P1F ave	5.89	0.59	13.8%	2.1%

These results demonstrate variable recovery response of 50 - 80% Li_2O for HLS processing for P1 fresh ores (with the exception of Ewoyaa South 1 and Ewoyaa NW Sill), with P1 Fresh ore making up over 80% of the total resource.

It should be noted that the recovery figures shown in Table 10-6 were not normalised to 6% Li_2O concentrates, and that concentrate grades for tests on P1 material were in excess of 6% on most results. The implication of high +6% Li_2O concentrate grades is that the corresponding recoveries at 6% Li_2O for P1 material may improve significantly.

The results of all the HLS tests are plotted as grade recovery curves (Figure 10-4 and Figure 10-5) where the cumulative recovery is on the x-axis and cumulative grade is on the y-axis. Figure 10-5 shows composites separated into two sample groups. The first group contain composites with greater than 90% P1 material (shown as shades of grey). The second

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ATLANTIC LITHIUM

group, contain composites with greater than 80% P2 material (turquoise shades). This grouping of high purity P1 and P2 samples highlights the significantly different HLS performance of the two ore types. Recovery performance is summarised in Section 10.9.


Cumulative Grade (% Li_2O)
8
7
6
5
4
3
2
1
0
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Cumulative HLS Recovery, % Li_2O Global

FIGURE 10-4 GRADE RECOVERY CURVES FOR ALL HLS TESTS

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Cumulative Grade (% Li_2O)
8
7
6
5
4
3
2
1
0
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Cumulative HLS Recovery, % Li_2O Global

FIGURE 10-5 GRADE RECOVERY CURVES, ISOLATED TO P1 AND P2. P1 (GREY), P2 (TURQOISE)

It should be noted that these results are HLS laboratory results on -10 +0.5 mm material, the bottom size is finer than the proposed flowsheet bottom size of 1 mm. Also, unlike DMS, HLS separation efficiency is not affected by particle size and so conducting bulk separation across the entire size fraction of -10 +0.5 mm should be expected to always yield best case separation results for the given level of liberation. Processing a wide range of particle sizes together also reduces the separation efficiency expected from a DMS cyclone. Due to these factors, the selected flowsheet splits feed into three size fractions, to maximise the possible separation efficiency from DMS cyclones. The three size fractions selected are specified in Table 10-7.

TABLE 10-7 PROCESS SIZE FRACTIONS

Stream	Size range
Coarse	-10 +5.6 mm
Fines	-5.6 +2.8 mm
Ultrafines	-2.8 +1.0 mm

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TECHNICAL REPORT SUMMARY
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The HLS results also do not demonstrate the expected increase to recovery that is possible from re-crushing the middlings and re-treating the crushed middlings product. Re-crushing is likely to have the biggest impact on P2 ore, which has finer mineralisation and is likely to be less liberated at these size ranges.

The alternative to processing P2 by gravity DMS is to use flotation to process P2 ore. Alternatives are discussed as opportunities in Section 22.5.

Figure 10-6 shows the current laboratory process performance of the P1 & P2 ore types isolated into groups and plotted as a box plot. The results show that there is a clear distinction between high percentage P1 and P2. The results show that further work is required if the recovery of composites with mixtures of P1 & P2 is to be predicted with a high degree of confidence.


HLS Global Recovery - Variance with ore type (5.5% Li_2O)
>90% P1
P1 & P2 blends
>80% P2
100%


90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
% Li2O Recovery (Global)

FIGURE 10-6 HLS RECOVERY VARIABILITY OF SAMPLES WITH RESPECT TO P1, P2 AND BLENDS

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10.5.1 Fractional HLS Tests

Fractional HLS tests were conducted to provide more incremental data on the gravity splits by size fraction. Ewoyaa Starter was chosen for this exercise because the sample was developed to represent the first deposit to be processed.

The sample with a head grade of 1.72% Li_2O, was crushed to 10 mm, then screened at 4 mm, 2 mm, 1 mm and 0.5 mm. The individual size fractions were then split by HLS at 9 different SG fractions.

TABLE 10-8 SCREENING RESULTS

Fraction	Mass %	Grade		Deportment	
		% Li_2O	% Fe_2O_3	Li_2O	Fe_2O_3
+4 mm	64.0	1.59	0.34	62.9%	59.5%
+2 mm	15.6	1.77	0.37	17.2%	15.7%
+1 mm	7.4	1.68	0.34	7.7%	6.8%
+0.5 mm	5.0	1.77	0.39	5.4%	5.3%
-0.5 mm	8.0	1.39	0.59	6.9%	12.8%

The wet screening highlights two features of the crushed material:

- Lithium and iron show very little preferential deportment – both generally split according to the mass split; and
- 64% of the mass is +4 mm which means a lot of the material is grouped in the +4 mm fraction. Future tests will look at 5-, 6- and 8-mm sizes to obtain more detail at the coarser fractions.

The individual size fractions from wet screening were then split by HLS at nine different SGs; results are shown summarised as a chart in Figure 10-7.

This data confirms that both grade and recovery improve at the finer fractions. This indicates improving mineral liberation as the particle sizes decrease. The +4 mm fraction produces a cumulative 6% concentrate at a recovery of ~53%, the +2 mm fraction at ~81% recovery, the +1 mm fraction at ~90% recovery, and the +0.5 mm fraction at ~92% recovery.

It should be noted that that the Ewoyaa Starter sample was an exceptional sample in terms of both grade and recovery performance. The head grade of 1.72% was significantly higher than the average resource grade of 1.3% Li_2O. Also, none of the composite samples which constitute the Ewoyaa Starter sample were able to achieve the same performance as Ewoyaa Starter fractional HLS.

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Cumulative Grade (% Li2O)
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
0
10
20
30
40
50
60
70
80
90
100
Cumulative Recovery (% Li2O, Stage)
+4mm
+2mm
+1mm
+0.5mm

FIGURE 10-7 GRADE VS RECOVERY CURVE FOR FRACTIONAL HLS RESULTS

10.6 DENSE MEDIA SEPARATION

Bulk composites from Ewoyaa Starter, Ewoyaa Main and Anokyi were prepared for processing through a pilot scale DMS plant utilising a 250 mm diameter DMS cyclone (DMS-250). The samples were crushed to 10 mm and screened at 1 mm. A second sample of Ewoyaa Starter was screened at 0.5 mm for comparison.

The composites were made up with the amount of P2 thought to be in each deposit at the time; 10% P2 for Ewoyaa Starter; Nil for Anokyi and 34% P2 for Ewoyaa Main. These percentages were subsequently revised to 31% for Ewoyaa Starter; 2% for Anokyi and 44% for Ewoyaa Main.

These percentages represent the deposit life of mine throughputs, however, the actual quantity of P2 expected in feed to the DMS feed is possible to be controlled further by the mine plan.

The plant was run at media densities to provide cut points at SG 2.6, 2.7, 2.8, and 2.9. On each test, the middlings (or 2.8 and 2.9 floats) were re-crushed at 6.3 mm, screened at 1 mm and re-run at SGs of 2.7 and 2.9.

The results of these bulk tests are presented in full in the Nagrom report T3020, and the following Table 10-9 and Table 10-10 provide a summary.

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TABLE 10-9 DMS-250 RESULTS BEFORE MIDDLINGS RE-CRUSH TO 6.3MM

Deposit	Size range (mm)	Fraction	Mass Yield	Deportment				Grade (%)		
				Li_2O	Fe_2O_3	K_2O	Na_2O	Li_2O	Fe_2O_3	(K_2O+Na_2O)
Ewoyaa Starter 90% P1 + 10% P2		Head						1.73	0.39	
	-1	Fines	16.3%	14.8%	22.0%	14.9%	17.1%	1.57	0.52	
	-10+1	Feldspar	9.1%	1.0%	2.8%	20.9%	11.3%	0.19	0.12	10.00
	-10+1	Concentrate	16.4%	59.5%	33.1%	4.4%	3.0%	6.20	0.77	1.31
	-10+1	Middlings	58.2%	24.8%	42.1%	59.8%	68.6%	0.53	0.28	
Ewoyaa Starter 90% P1 + 10% P2		Head						1.74	0.37	
	-0.5	Fines	10.4%	8.8%	17.0%	9.6%	10.9%	1.39	0.58	
	-10+0.5	Feldspar	10.3%	0.9%	3.1%	22.7%	12.8%	0.15	0.12	10.05
	-10+0.5	Concentrate	16.9%	62.5%	39.2%	4.6%	3.4%	6.31	0.94	1.41
	-10+0.5	Middlings	62.4%	27.8%	40.6%	63.2%	72.9%	0.76	0.26	
		Head						1.94	0.40	
	-1	Fines	13.1%	10.0%	17.4%	11.0%	14.3%	1.48	0.53	

Anokyi Main 100% P1	-10+1	Feldspar	31.5%	2.3%	9.3%	56.9%	43.2%	0.14	0.12	9.22
	-10+1	Concentrate	21.9%	67.7%	43.1%	5.7%	4.5%	5.86	0.81	1.36
	-10+1	Middlings	33.5%	19.9%	30.2%	26.4%	38.0%	1.12	0.37	
Ewoyaa Main 66% P1 + 34% P2		Head						1.18	0.30	
	-1	Fines	14.7%	15.5%	21.9%	14.2%	14.0%	1.18	0.48	
	-10+1	Feldspar	41.5%	5.4%	17.6%	60.5%	50.9%	0.16	0.14	9.21
	-10+1	Concentrate	9.4%	45.1%	23.4%	2.8%	1.7%	5.73	0.81	1.59
	-10+1	Middlings	34.4%	34.0%	37.2%	22.5%	33.4%	1.18	0.35	

TABLE 10-10 DMS-250 RESULTS AFTER MIDDLINGS RE-CRUSH TO 6.3MM

Deposit	Size range (mm)	Fraction	Mass Yield	Deportment				Grade (%)		
				Li_2O	Fe_2O_3	K_2O	Na_2O	Li_2O	Fe_2O_3	$(K_2O + Na_2O)$
Ewoyaa Starter 90% P1 + 10% P2		Head						1.83	0.40	
	-1	Fines	19.6%	15.9%	26.9%	20.7%	19.3%	1.49	0.55	
	-10+1	Feldspar	35.6%	3.7%	11.6%	54.9%	49.4%	0.19	0.13	8.55
	-10+1	Concentrate	21.4%	66.3%	41.7%	7.4%	5.6%	5.68	0.78	1.73
	-6.3+1	Rejects	23.4%	14.1%	19.8%	17.1%	25.7%	1.10	0.34	
Ewoyaa Starter		Head						1.79	0.40	

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90% P1 +10% P2	-0.5	Fines	13.2%	9.5%	19.9%	12.1%	13.9%	1.30	0.60	
	-10+0.5	Feldspar	42.0%	4.5%	12.1%	65.0%	55.5%	0.19	0.11	8.62
	-10+0.5	Concentrate	22.1%	71.2%	48.9%	7.5%	6.0%	5.75	0.88	1.82
	-6.3+0.5	Rejects	22.8%	14.8%	19.2%	15.5%	24.6%	1.16	0.34	
Anokyi Main 100% P1		Head						1.97	0.42	
	-1	Fines	16.9%	12.2%	22.2%	15.6%	16.9%	1.42	0.55	
	-10+1	Feldspar	44.3%	3.9%	14.3%	67.7%	44.3%	0.17	0.14	8.45
	-10+1	Concentrate	26.7%	75.3%	50.3%	8.4%	26.7%	5.54	0.79	1.65
	-6.3+1	Rejects	12.1%	8.6%	13.1%	8.3%	12.1%	1.40	0.46	
Ewoyaa Main 66% P1 + 34% P2		Head						1.21	0.33	
	-1	Fines	18.7%	19.4%	27.9%	16.0%	17.7%	1.25	0.49	
	-10+1	Feldspar	56.0%	10.0%	25.7%	72.2%	67.7%	0.21	0.15	8.60
	-10+1	Concentrate	12.5%	54.9%	30.1%	4.7%	3.1%	5.28	0.79	2.14
	-6.3+1	Rejects	12.8%	15.8%	16.3%	7.22%	11.5%	1.49	0.42	

The first observation from the DMS-250 tests is the beneficial effect of a finer bottom size. Screening the Ewoyaa Starter ore at 0.5 mm compared to 1 mm has produced better grade (6.31% vs 6.20%), better stage mass yield (16.9% vs 16.4%) and better recovery (62.5% vs 59.5%). However, like fine crushing, there are practical limitations on fine screening, and equipment requirements increase significantly, hence a more practical bottom size of around 0.8-1 mm felt to be more appropriate for plant design.

The second observation is the apparent deleterious effect on concentrate grade of re-crushing middlings – see Table 10-10. In all tests, the grades have dropped off significantly after re-crushing whereas mass yield and recovery have increased. This suggests that either the tests should have been run at a higher medium SG or contaminants such as mica have been released by further crushing. Time did not allow for either possible cause to be examined in more detail. Regardless, the benefits of re-crushing middlings have been ably demonstrated in a number of other projects.

The final observation is the potential quantity of feldspar that may be produced from the different deposits. This varies from 9% to ~40% before re-crushing middlings and from ~30% to ~50% after re-crushing. This property of the ore will be studied in more detail in the next test series as feldspar production could be an important revenue stream for the life of the mine.

Ongoing geological exploration and ore identification work on site is leading to a better understanding of the nature and content of the deposits. It is evident that P1 Fresh type ore is becoming more dominant to an extent that it may well be feasible to not treat any altered or P2 ore through the DMS plant. Current estimates are that P1Fresh ore will make up well over 80% of the total ore inventory. The implication of this is that lithium recovery from non-P1F ore will be by flotation (inferring a flotation plant is built), thus improving overall recovery. The response of non-P1F ores to flotation will be tested extensively in the next test series planned for H2 2023.

10.7 RHEOLOGY

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Test work to determine tailings rheology was conducted on a tailings sample formulated by Nagrom in the laboratory using selected composite samples.

The tailings sample was created from the composites in the T3141 testwork series. The sample was created by sieving samples at 0.053 mm and 0.3 mm and combining the fractions at the following ratio:

- -0.3 +0.053 mm (17% dry weight equivalent)
- -0.053 mm (83% dry weight equivalent)

The sample was used for both rheology and thickener testwork.

The results from the rheology test work show no unusual behaviour, and unlikely to pose any difficulties in the event of a restart of the tailings line. The pumpability results also show the sample is very amenable to pumping at the target 55% solids tailings density.

10.8 THICKENING

Due to thickener selection and sizing preceding test work completion in the project schedule, nominal values for settling rates were assumed for initial equipment selection.

Test work indicated that the tailings' settling rate is faster than estimated, as such, the tailings thickener sizing and selection is conservative. If left as is the extra thickener capacity should provide additional capacity which is likely to be beneficial throughout the life of the project.

Settling tests identified the material had a relatively fast settling rate, however the recommendation was a higher thickener feed % solids than initially proposed (12% recommended vs 5% proposed). The risk of operating at lower thickener feed densities is reduced flocculation efficiency. The result of this is the plant design will have to allow for the thickener underflow recirculation pump to have capacity to provide enough recirculated material to achieve the required feed density.

10.9 RECOVERY SUMMARY

The performance at key concentrate grades have been summarised from the test work data and are shown in Table 10-11 below. For the purpose of this document, recoveries attributable to P1 material and P2 material were partly based on HLS and DMS-250 test results and partly on calculation of assumed additional recovery from middlings. It should be noted that the HLS recovery represents the lab testwork using feed material from -10 +0.5 mm. The Plant Recoveries, account for increased fines generated in full scale crushing, increases to the DMS bottom size (1 mm and 0.85 mm), HLS to DMS efficiency and the use split size fractions, as well as (the minimum) expected benefit from re-crushing.

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TABLE 10-11 FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE

Concentrate Grade (% Li_2O)	Ore Type	HLS Recovery (% Li_2O) -10+0.5 mm	Plant Recovery (% Li_2O) -10+0.85 mm	Plant Recovery (% Li_2O) -10+1.0 mm
5.50%	>90% P1	74.4%	67.2%	64.9%
	>80% P2	25.0%	14.9%	12.6%
6.00%	>90% P1	69.6%	62.1%	59.8%
	>80% P2	17.5%	7.0%	4.7%

There is significant indicated recovery improvement for a bottom size of 0.85 mm compared to 1 mm and on the basis that the plant design can accommodate the finer bottom size, these numbers have been adopted for plant financial modelling and plant design.

10.9.1 Concentrate Quality

A feature of both series of testwork has been the consistently good quality of concentrates produced. In the main, the DMS-250 results show the iron content of the concentrates, as expressed by % Fe_2O_3, as being regularly below 1% and total alkalis (Na_2O + K_2O) to be less than 3%. Coupled with the coarse size of the concentrates, these are desirable properties for offtakers.

10.10 OPPORTUNITIES & BY-PRODUCT POTENTIAL

10.10.1 Secondary Products

Due to the current lithium market conditions, considerable interest has been shown from potential offtakers in direct shipping ore and secondary streams of lower grade materials from the plant.

Based on work done to date and indicated by the DMS-250 results, potential sales volumes of suitable materials are shown in Table 10-12.

TABLE 10-12 ESTIMATE OF POTENTIAL ADDITIONAL PRODUCTS

Product	% of plant feed tonnage	Size range (mm)	Grade % Li_2O
P2 type ore (direct shipped)	n/a not linked	-125	1.1 - 1.2
Feldspar (future product)	~20% - 40%	-10+1	n/a

The implications of being able to sell such products directly are significant in terms of:

- Plant capacity;
- Space required for tailings/waste disposal;
- The need to build, or timing of building, a flotation plant; and
- Potential early/additional cashflow.

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TECHNICAL REPORT SUMMARY

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10.10.2 Feldspar

It had previously been recognised that the Ewoyaa ores contain significant quantities of feldspar – feldspar being defined as aluminosilicates containing a combined alkali content ($Na_2O + K_2O$) of greater than 10%.

Table 10-12 outlines the quantities of feldspar that may be produced from the Project, and this is confirmed by the quantity of product produced in the DMS-250 runs. The current thinking is to install an additional feldspar DMS circuit to improve the grade of the DMS first phase floats to ensure the grade is consistently greater than 10% K_2O+Na_2O.

The feldspar products from the DMS-250 runs were nominally high in iron content at 0.12-0.15% Fe_2O_3 – good feldspar should contain less than 0.1% Fe_2O_3. Hence a test was done to determine if iron could be removed by either tabling or high intensity magnetic separation (WHGMS). A sample of feldspar from the Ewoyaa Starter run containing 0.13% Fe_2O_3 was crushed to 0.5 mm and split into two parts.

One part was passed over a vibrating table and a nominal amount of iron removal resulted.

The other part was processed through a WHGMS at 17000 gauss and the iron content was lowered to 0.04% for the loss of only 3.1% mass. The feldspar grade, measured by the combined alkalis, increased from 10.1% to 10.2%.

TABLE 10-13 SUMMARY OF THE MAGNETIC SEPARATION TO REMOVE IRON

Sample	Assay (%)			Mass Yield	Deportment	
Summary	Li_2O	Fe_2O_3	$K_2O + Na_2O$	%	Li_2O	Fe_2O_3
Head	0.151	0.133	10.134	100	100	100
Magnetics	1.395	2.922	7.651	3.11	28.75	68.58
Non-magnetics	0.11	0.043	10.21	96.89	71.25	31.42

The positive results are summarised in Table 10-13 and demonstrated low iron products could be produced where required. Samples before and after magnetic separation were prepared and sent to a potential offtaker in Europe for initial assessment. The feedback was that the feldspar from Ewoyaa was considered very acceptable material. A feldspar marketing study was commissioned, and negotiations are continuing with offtakers for price and quantity indications for the material.

10.10.3 Ore Sorting to Recover Feldspar

A sighter ore sorting test was done at Tomra to see if a saleable feldspar product could be produced cheaply. The machine was set up to try and optically discriminate between feldspar and pegmatite using an X-Ray Transmission (XRT) sensor.

At the time composites of what were thought to be P1 type ore were used, but subsequent re-classification during the test programme meant that a mixture of P1 and P2 was used from Ewoyaa deposit, and this may have influenced the result.

The results obtained are tabulated below. The core was crushed to 20 mm and screened at 10 mm. The -20 +10 mm fraction (59% of the mass) was processed through the ore sorter.

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TABLE 10-14 FELDSPAR PRODUCTION USING ORE SORTER

Fraction	Li_2O		K_2O		Na_2O		Mass
	%	Deportment	%	Deportment	%	Deportment	%
Feed	1.28	100%	3.21	100%	4.10	100%	100%
Feldspar Product	0.51	10%	8.09	64%	3.09	19%	25%
Lithium Product	1.54	90%	1.55	36%	4.45	81%	75%

The results were encouraging from several aspects:

- 90% of the lithium reported to a lithium product in 75% of the mass and an upgrade from 1.3% to 1.5% Li_2O was achieved; and
- A feldspar product was achieved in 25% of the mass containing 64% of the potassium and improving the combined alkalis (K_2O + Na_2O) from 7.3% in the feed to 11.2% in the feldspar fraction.

Although not immediately applicable to the current flow sheet, this technique may be further considered for either removing feldspar as a primary upgrade technique for low grade ores prior to treatment in the DMS.

10.10.4 Flotation

The DMS-250 tests reported in DMS section 10.6 show the overall rejects after re-crushing, represent a significant loss of lithium units. Results are reiterated below in Table 10-15.

TABLE 10-15 LOSS OF LITHIUM TO GRAVITY MIDDLINGS

Sample	% P2	Fraction	Mass %	Grade % Li_2O	Lithium Deportment
Ewoyaa Starter	10	DMS Reject	23.4	1.10	14.1%
Anokyi	0	DMS Reject	12.1	1.40	8.6%
Ewoyaa Main	34	DMS Reject	12.8	1.49	15.8%

Sighter flotation tests were conducted on each of the three reject fractions and the results are reported in Nagrom T3020B.The flotation procedure involved the following steps:

- Grind to the nominated size fraction – p80 = 106 microns in this case.
- Deslime at 20 microns using a wet screen. It is necessary to deslime to prevent excess reagent usage and uncontrolled deportment of very fine material to the concentrate.
- Magnetic separation of the +20μm fraction to remove high iron minerals.
- The deslimed, non-magnetic fraction was then used for flotation. However, there was a loss of lithium units associated with the slime and magnetic fractions removed. See last column of Table 10-16 below – this amounts to 17–19%.

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TABLE 10-16 FLOTATION FEED PREP

Sample		Desliming			Magnetic Separation				To Flotation	
		Grade	Deportment			Grade	Deportment		Mass	Lithium
		Li_2O %	Mass %	Li_2O %		Li_2O %	Mass %	Li_2O %	%	%
Ewy Starter	Head	1.11			Head	1.51				
	-20um	0.93	16.2	13.6	Mags	3.47	2.1	6.2		
	+20um	1.15	83.8	86.4	N-mags	1.11	97.9	93.8	82.1	81.0
Anokyi	Head	1.38			Head	1.48				
	-20um	1.13	16.8	13.8	Mags	4.05	2.0	5.5		
	+20um	1.43	83.2	86.2	N-Mags	1.43	98.0	94.5	81.5	81.5
Ewy Main	Head	1.51			Head	1.67				
	-20um	1.16	18.0	13.8	Mags	4.19	1.8	4.4		
	+20um	1.59	82.0	86.2	N-Mags	1.62	98.2	95.6	80.6	82.4

The tests performed were sighter flotation tests and do not represent an optimised set of conditions. Lithium recoveries for the spodumene flotation stage of 97% to 98.3% were recorded to rougher concentrate, with tails of 0.03% to 0.07% Li_2O being achieved. Concentrate grades were low at 3-4% Li_2O, however these were only rougher tests.

Re-cleaner tests were then completed to gauge the grade improvement and effect on mass yield. Grades improved to 4.2% to 5.3% Li_2O at mass yields of 27% to 31% and lithium recoveries for the spodumene flotation stage of 96-98%.

When coupled with the loss due to slimes and the magnetic fraction, overall testwork recoveries in the order of 78-80% Li_2O of lower grade concentrate (~5% Li_2O) might be expected. However, slimes losses via a cyclone rather than a wet screen are expected to be higher (~20%). Also, spodumene flotation may not perform as well in recirculated site process water compared to laboratory testwork. As such, recoveries in the order of 60-68% Li_2O might be reasonably expected from a flotation plant.

These results are considered highly encouraging and, in all likelihood, would support the design of a flotation plant to treat fines and middlings from the gravity plant if direct sales of these products did not eventuate.

As part of the ongoing metallurgical test programme, further flotation tests are underway to further understand the opportunity to utilise flotation as part of future processing opportunities.

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EWOYAA LITHIUM PROJECT

11.0 MINERAL RESOURCE ESTIMATES

11.1 GEOLOGICAL MODELLING

11.1.1 Overview

Geological and resource modelling was undertaken by Shaun Searle, Director of Ashmore Advisory Pty Ltd ("Ashmore"). Ashmore operates as an independent technical consultant providing Mineral Resource evaluation services to the resources industry. Shaun Searle is a Member of the Australian Institute of Geoscientists. Mr Searle has sufficient experience to qualify as a Qualified Person as defined in S-K 1300.

11.1.2 Software and Preliminary Statistical Assessment

Wireframes were created in Surpac software by Ashmore.

The lithium mineralisation is confined to pegmatite geology. A statistical analysis of the assay values indicated a natural cut-off of approximately 0.4% Li_2O (Figure 11-1). Therefore, Ashmore created mineralisation wireframes within the pegmatite units at a 0.4% Li_2O cut-off and a minimum down-hole intersection of 2 to 3 m. No edge dilution was incorporated into the lithium mineralisation wireframes, with some thin internal dilution incorporated to maintain continuity of the wireframes.



Log Histogram for Li2O_pct_CALC
All
Points: 26599
Mean: 0.55
Std Dev: 0.69
Variance: 0.47
CV: 1.26
Skewness: 1.58
Kurtosis: 2.09
Maximum: 5.40
75%: 0.89
50% (median): 0.20
25%: 0.08
Minimum: 0.00
Frequency (% of 26598 points)
Li2O_pct_CALC
Log Probability Plot for Li2O_pct_CALC
Cumulative Probability %

FIGURE 11-1 LOG HISTOGRAM AND LOG PROBABILITY PLOTS OF THE RAW ASSAYS AT ELP

11.1.3 Mineralisation, Lithology, Weathering, Structure and Alteration

Wireframes were created in Surpac software by Ashmore. Pegmatite wireframes were created based on geological logging, with a total of 48 pegmatite domains ('ewoyaa_peg_202211.dtm'). Additional lithium mineralisation wireframes were created within the pegmatite units, with a total of 87 lithium domains ('ewoyaa_0pt4_res_202211.dtm'). The wireframes were created and used to select the sample data to be used for grade estimation, and to constrain the block model for estimation purposes. The mineralisation wireframes were treated as hard boundaries for all estimation purposes, that is, only assays from within each wireframe were used to estimate blocks within that wireframe.

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

The Surpac Object numbers within the pegmatites were labelled domains 101 to 153 (excluding 111, 113 and 124) and the lithium Surpac Object numbers were labelled domains 1 to 88 (excluding 75).

A plan view of the Ewoyaa mineralisation and drilling is shown below in Figure 11-2; a long section and cross section of the wireframes and drilling are shown in Figure 11-3 and Figure 11-4 respectively.

In addition to the pegmatite wireframes, granitoid wireframes were created ('ewoyaa_gtd_ 202211.dtm'). Blocks outside the pegmatite and granitoid wireframes were assumed to be pelitic schist.

Weathering surfaces were prepared by Ashmore using the geological logging data. Surfaces were created for the base of transported cover 'ewoyaa_botr_202211.dtm', base of complete oxidation 'ewoyaa_boco_202211.dtm' and top of fresh rock 'ewoyaa_tofr_202211.dtm'.

As lithium is a mobile element during weathering processes, Ashmore restricted the coding of the mineralisation domains to the transitional and fresh material types. In addition, the top of fresh rock surface was used as a hard boundary for the interpolation.

A topographic surface was generated from a LiDAR survey. The supplied data was renamed by Ashmore to 'ewoyaa_topo_202202.dtm'

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EWOYAA LITHIUM PROJECT


581500N
580500N
579500N
578500N
577500N
714000E
715000E
716000E
717000E
718000E
Z'
A
A'
Z

FIGURE 11-2 PLAN VIEW OF EWOYAA WIREFRAMES AND DRILLING

(Solid Colours = Resource Wireframes, Wireframe Edges = Pegmatite Wireframes)

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT


Z
Z'
100m

FIGURE 11-3 LONG SECTION Z-Z' OF EWOYAA MAIN WIREFRAMES AND DRILLING

(View towards 300°; Solid Colours = Resource Wireframes, Wireframe Edges = Pegmatite Wireframes)

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A
A'
GRC0736
GRC0424
GRC0728
GDD0047
GRC0425
GRC0798
BOTR
BOCO
TOFR
Spodumene Pegmatite
Pegmatite
Li2O_pct_CALC
0 - 0.2
0.2 - 0.4
0.4 - 0.5
0.5 - 1
1 - 2
2 - 5
5 - 99
50m
Z
Y
X

FIGURE 11-4 CROSS-SECTION A-A' OF EWOYAA WIREFRAMES AND DRILLING

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EWOYAA LITHIUM PROJECT

11.2 STATISTICAL AND GEOSTATISTICAL ANALYSIS

11.2.1 Data Coding and Composite Length Selection

The wireframes of the mineralised zones were used to define the mineralised intersections. These were coded into the 'res_zone' table within the database. Samples from within the wireframes were used to conduct a sample length analysis within the mineralised lodes. The majority of samples were 1 m in length.


Sample Lengths Inside Wireframes
Number
14000
12000
10000
8000
6000
4000
2000
0
0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1.8 2 2.2 2.4 2.6 2.8 3 3.2 3.4 3.6 3.8 4 4.2 4.4 4.6 4.8 5 More
Sample Length (m)

FIGURE 11-5 SAMPLE LENGTHS INSIDE WIREFRAMES

Surpac software was then used to extract 'fixed length' 1 m down-hole composites within the intervals coded as resource intersections. The composites were checked for spatial correlation with the objects, the location of the rejected composites and zero composite values. Individual composite files were created for each of the individual domains in the wireframe models.

11.2.2 Statistical Analysis

The composite data was imported into Supervisor software for analysis. There were 87 lodes in the resource wireframes. The Li_2O statistics are shown in Table 11-1 to Table 11-5 and Li_2O statistical plots for the largest unit, Domain 1 are shown in Figure 11-6.

Analysis of the statistics indicates that the composite data has low CVs for the vast majority of elements, therefore high-grade cuts were not warranted.

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ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


Log Histogram for li2o_pct
li2o_pct
Log Probability Plot for li2o_pct
Cumulative Probability %
li2o_pct


Histogram for li2o_pct
1
Frequency (% of 0 points)
li2o_pct
Mean and Variance Plot for li2o_pct
1
Mean
CV
li2o_pct (cut)

FIGURE 11-6 LI$_2$O STATISTICAL PLOTS FOR DOMAIN 1

TABLE 11-1 LI$_2$O 1M COMPOSITE STATISTICS FOR MINERALISED LODES

Domain	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
Samples	3,247	2,060	1,040	546	343	425	812	650	220	137	123	469	73	239	164
Minimum	0.02	0.03	0.04	0.03	0.06	0.07	0.01	0.07	0.09	0.11	0.07	0.05	0.11	0.25	0.05
Maximum	5.85	2.96	3.64	2.92	5.40	2.82	5.03	4.14	3.41	3.41	2.03	4.44	3.24	3.65	4.24
Mean	1.37	1.20	1.15	1.06	1.31	1.42	1.48	1.48	1.22	1.12	0.90	1.34	1.24	1.31	1.42
Std Dev	0.65	0.51	0.56	0.53	0.67	0.48	0.72	0.62	0.63	0.61	0.42	0.73	0.58	0.56	1.00
CV	0.47	0.43	0.49	0.50	0.51	0.34	0.48	0.42	0.51	0.54	0.47	0.54	0.47	0.43	0.71
Variance	0.42	0.26	0.31	0.28	0.45	0.23	0.51	0.38	0.39	0.37	0.18	0.53	0.34	0.32	1.01
10%	0.47	0.47	0.34	0.35	0.42	0.73	0.44	0.63	0.28	0.41	0.32	0.36	0.50	0.60	0.29

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20%	0.81	0.74	0.54	0.54	0.74	1.03	0.87	1.00	0.55	0.57	0.49	0.58	0.62	0.74	0.43
30%	1.03	0.94	0.82	0.71	0.94	1.23	1.14	1.22	0.87	0.72	0.63	0.91	0.80	0.94	0.66
40%	1.22	1.10	1.06	0.87	1.09	1.38	1.35	1.40	1.11	0.91	0.79	1.21	1.05	1.14	0.89
50%	1.38	1.23	1.24	1.08	1.28	1.51	1.55	1.54	1.32	1.09	0.90	1.42	1.19	1.27	1.25
60%	1.53	1.35	1.36	1.21	1.43	1.60	1.69	1.65	1.48	1.25	1.03	1.58	1.40	1.45	1.45
70%	1.68	1.48	1.50	1.33	1.64	1.70	1.83	1.78	1.61	1.37	1.16	1.73	1.53	1.59	1.90
80%	1.87	1.62	1.63	1.50	1.80	1.79	2.00	1.91	1.75	1.53	1.26	1.93	1.76	1.76	2.26
90%	2.16	1.80	1.81	1.76	2.09	1.93	2.27	2.15	1.97	1.85	1.49	2.21	1.94	2.04	2.94
95%	2.41	1.98	1.98	1.95	2.40	2.05	2.53	2.40	2.10	2.07	1.58	2.42	2.16	2.25	3.43
97.50%	2.71	2.20	2.11	2.09	2.65	2.26	2.98	2.62	2.26	2.57	1.71	2.75	2.22	2.52	3.52
99%	3.01	2.43	2.34	2.32	3.15	2.49	3.37	3.22	2.41	2.86	1.72	3.17	2.49	2.65	4.04

TABLE 11-2 LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)

Domain	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30
Samples	177	19	163	90	66	78	30	38	42	85	38	33	18	19	10
Minimum	0.04	0.44	0.21	0.11	0.19	0.21	0.29	0.10	0.05	0.08	0.13	0.14	0.44	0.43	0.14
Maximum	4.45	3.10	2.79	3.55	2.75	2.72	1.84	3.69	2.83	2.45	2.38	2.18	2.56	2.21	3.42
Mean	1.31	1.72	1.48	1.44	1.14	1.38	1.05	1.61	1.01	1.04	0.80	1.15	1.17	1.03	1.14
Std Dev	0.73	0.77	0.52	0.72	0.56	0.72	0.47	0.90	0.73	0.56	0.52	0.52	0.71	0.51	1.05
CV	0.55	0.44	0.35	0.50	0.49	0.52	0.45	0.56	0.72	0.53	0.66	0.46	0.61	0.50	0.91
Variance	0.53	0.59	0.27	0.51	0.31	0.52	0.22	0.81	0.53	0.31	0.27	0.28	0.51	0.26	1.09
10%	0.34	0.92	0.69	0.45	0.37	0.30	0.37	0.42	0.07	0.29	0.22	0.31	0.44	0.54	0.14
20%	0.62	1.11	1.02	0.71	0.57	0.56	0.57	0.85	0.26	0.47	0.31	0.57	0.48	0.57	0.25
30%	0.84	1.20	1.27	0.89	0.81	1.00	0.70	1.06	0.47	0.69	0.35	0.90	0.58	0.67	0.45
40%	1.09	1.30	1.42	1.21	0.96	1.16	0.84	1.21	0.67	0.86	0.54	1.07	0.73	0.77	0.71
50%	1.30	1.55	1.53	1.43	1.18	1.38	0.98	1.27	0.94	1.00	0.70	1.19	0.76	0.87	0.93
60%	1.52	1.72	1.61	1.63	1.25	1.60	1.17	1.78	1.12	1.15	0.81	1.39	1.11	0.94	0.95

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70%	1.69	1.80	1.79	1.83	1.42	1.87	1.29	2.19	1.28	1.31	1.05	1.49	1.58	1.07	0.96
80%	1.87	2.31	1.93	1.97	1.65	2.10	1.53	2.35	1.61	1.50	1.21	1.59	1.88	1.38	1.04
90%	2.16	3.00	2.05	2.37	1.77	2.31	1.68	2.69	2.01	1.76	1.52	1.70	2.14	1.69	2.59
95%	2.51	3.02	2.20	2.61	1.93	2.36	1.78	3.07	2.15	2.04	1.60	1.81	2.26	2.07	3.00
97.50%	2.78	3.06	2.43	2.77	2.13	2.55	1.81	3.15	2.52	2.26	1.67	1.89	2.41	2.14	3.21
99%	2.96	3.08	2.68	2.98	2.45	2.67	1.83	3.48	2.70	2.40	2.09	2.06	2.50	2.18	3.33

TABLE 11-3 LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)

Domain	31	32	33	34	35	36	37	38	39	40	41	42	43	44	45
Samples	60	26	38	52	6	22	34	29	8	49	19	99	5	51	10
Minimum	0.13	0.34	0.47	0.09	0.21	0.20	0.02	0.12	0.39	0.07	0.02	0.07	0.51	0.10	0.18
Maximum	3.72	2.59	3.28	1.82	1.83	2.62	1.73	2.00	1.69	1.78	1.42	3.13	1.39	3.76	4.23
Mean	1.47	1.19	1.43	0.92	0.79	0.93	0.86	0.88	1.00	0.71	0.54	1.11	0.88	1.39	1.95
Std Dev	0.57	0.54	0.73	0.50	0.60	0.63	0.47	0.49	0.46	0.48	0.43	0.67	0.44	0.78	1.42
CV	0.38	0.45	0.51	0.54	0.76	0.68	0.54	0.56	0.46	0.68	0.80	0.60	0.50	0.56	0.73
Variance	0.32	0.29	0.54	0.25	0.36	0.39	0.22	0.24	0.21	0.23	0.19	0.44	0.19	0.61	2.02
10%	0.77	0.46	0.61	0.21	0.21	0.23	0.13	0.28	0.39	0.17	0.05	0.32	0.51	0.39	0.18
20%	1.01	0.78	0.77	0.40	0.22	0.40	0.38	0.36	0.39	0.21	0.09	0.52	0.51	0.50	0.39
30%	1.25	0.86	0.94	0.54	0.26	0.54	0.62	0.50	0.56	0.31	0.21	0.70	0.52	1.00	0.84
40%	1.40	0.98	1.03	0.71	0.38	0.64	0.69	0.67	0.83	0.42	0.33	0.85	0.53	1.30	0.89
50%	1.50	1.03	1.19	0.99	0.56	0.70	0.87	0.78	0.91	0.56	0.43	1.02	0.59	1.41	1.94
60%	1.58	1.29	1.48	1.17	0.74	0.83	1.02	0.99	1.17	0.90	0.52	1.22	0.65	1.48	2.10
70%	1.65	1.52	1.69	1.24	0.89	1.11	1.10	1.13	1.26	1.04	0.73	1.39	0.99	1.66	2.24

80%	1.77	1.60	1.97	1.38	0.97	1.23	1.21	1.18	1.30	1.19	0.83	1.59	1.33	1.88	2.58
90%	1.98	1.78	2.40	1.56	1.33	1.82	1.46	1.50	1.40	1.37	1.14	1.97	1.36	2.27	4.09
95%	2.21	1.91	2.97	1.65	1.58	2.04	1.61	1.69	1.54	1.45	1.24	2.21	1.37	2.80	4.16
97.50%	2.58	2.18	3.05	1.72	1.70	2.31	1.71	1.84	1.62	1.49	1.33	2.95	1.38	3.01	4.19

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TECHNICAL REPORT SUMMARY
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ATLANTIC LITHIUM

99%	3.20	2.43	3.19	1.78	1.78	2.50	1.73	1.94	1.66	1.65	1.38	2.99	1.39	3.40	4.21

TABLE 11-4 Li_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)

Domain	46	47	48	49	50	51	52	53	54	55	56	57	58	59	60
Samples	21	24	5	8	8	5	4	90	85	34	32	21	29	6	7
Minimum	0.33	0.17	0.55	0.75	0.31	0.25	0.48	0.22	0.17	0.15	0.19	0.19	0.15	0.41	0.99
Maximum	2.32	2.13	2.59	2.25	1.27	2.91	1.77	2.78	3.20	2.77	2.67	2.55	2.87	1.99	3.70
Mean	0.99	1.04	1.79	1.49	0.71	1.07	1.24	1.26	1.38	1.33	0.97	1.15	0.93	1.35	2.30
Std Dev	0.51	0.59	0.78	0.52	0.37	1.06	0.62	0.53	0.67	0.68	0.65	0.60	0.70	0.62	1.05
CV	0.51	0.57	0.44	0.35	0.52	0.99	0.50	0.42	0.48	0.51	0.67	0.52	0.75	0.46	0.46
Variance	0.26	0.35	0.61	0.27	0.14	1.12	0.38	0.28	0.44	0.46	0.42	0.36	0.49	0.38	1.11
10%	0.42	0.25	0.55	0.75	0.31	0.25	0.48	0.50	0.51	0.52	0.27	0.41	0.16	0.41	0.99
20%	0.47	0.42	0.55	0.81	0.37	0.25	0.48	0.75	0.70	0.62	0.44	0.62	0.21	0.50	1.14
30%	0.57	0.56	1.14	1.02	0.44	0.40	0.58	0.97	0.99	0.89	0.55	0.74	0.43	0.75	1.37
40%	0.80	0.75	1.73	1.33	0.48	0.54	0.80	1.21	1.15	1.01	0.66	0.85	0.65	1.02	1.40
50%	0.89	1.00	1.77	1.51	0.48	0.63	1.01	1.28	1.37	1.24	0.77	1.00	0.76	1.31	1.98
60%	1.03	1.18	1.81	1.64	0.62	0.73	1.29	1.37	1.59	1.46	1.03	1.15	0.86	1.57	2.59
70%	1.16	1.44	2.05	1.69	0.79	0.82	1.57	1.50	1.70	1.69	1.05	1.37	1.11	1.76	2.75
80%	1.36	1.56	2.29	1.80	1.01	0.92	1.72	1.65	1.89	1.94	1.44	1.68	1.36	1.77	3.10
90%	1.60	1.75	2.44	2.00	1.23	1.92	1.74	1.84	2.19	2.24	1.84	1.94	1.82	1.86	3.44

95%	1.68	1.96	2.52	2.13	1.25	2.41	1.76	2.08	2.48	2.34	2.23	1.99	2.20	1.93	3.57
97.50%	1.98	2.05	2.56	2.19	1.26	2.66	1.76	2.24	2.65	2.47	2.65	2.26	2.40	1.96	3.63
99%	2.18	2.10	2.58	2.23	1.27	2.81	1.77	2.48	2.80	2.65	2.66	2.44	2.68	1.98	3.67

TABLE 11-5 LI_2O 1M COMPOSITE STATISTICS FOR MINERALISED LODES (CONT.)

Domain	61	62	63	64	65	66	67	68	69	70	71	72	73	74
Samples	7	76	9	8	36	26	152	53	18	10	13	14	35	23
Minimum	0.54	0.18	0.30	0.25	0.27	0.25	0.04	0.27	0.27	0.38	0.50	0.39	0.06	0.21
Maximum	3.47	3.74	1.39	1.69	2.49	2.33	5.20	2.66	2.54	1.88	3.16	1.89	4.13	2.18

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT
ATLANTIC LITHIUM

Mean	1.78	1.50	0.85	0.78	1.32	1.39	1.49	1.36	1.01	0.95	1.39	0.97	1.02	0.96
Std Dev	1.20	0.80	0.41	0.49	0.60	0.69	0.84	0.61	0.72	0.56	0.97	0.49	0.98	0.60
CV	0.67	0.53	0.49	0.63	0.45	0.49	0.56	0.45	0.72	0.59	0.70	0.51	0.96	0.63
Variance	1.44	0.63	0.17	0.24	0.36	0.47	0.70	0.37	0.52	0.31	0.94	0.24	0.96	0.36
10%	0.54	0.50	0.30	0.25	0.48	0.48	0.36	0.47	0.30	0.38	0.54	0.41	0.10	0.25
20%	0.54	0.73	0.34	0.29	0.76	0.71	0.66	0.75	0.38	0.42	0.67	0.47	0.17	0.35
30%	0.57	0.86	0.43	0.37	1.02	0.86	0.99	0.96	0.47	0.48	0.69	0.51	0.23	0.40
40%	0.67	1.18	0.56	0.49	1.12	1.01	1.27	1.16	0.55	0.55	0.72	0.60	0.36	0.75
50%	1.31	1.40	0.82	0.64	1.21	1.31	1.56	1.42	0.79	0.59	0.83	0.84	0.69	0.88
60%	2.04	1.69	1.05	0.73	1.45	1.64	1.71	1.56	0.95	0.84	1.10	1.13	0.99	1.01
70%	2.45	1.90	1.12	0.83	1.55	1.99	1.85	1.70	1.10	1.23	1.29	1.19	1.29	1.15
80%	2.68	2.19	1.16	1.05	1.81	2.17	2.05	1.85	1.30	1.45	2.29	1.33	1.85	1.45
90%	3.00	2.54	1.24	1.37	2.12	2.27	2.48	2.12	2.18	1.64	2.88	1.56	2.22	1.83
95%	3.24	2.73	1.32	1.53	2.36	2.29	2.75	2.35	2.51	1.76	2.98	1.74	2.53	2.00
97.50%	3.36	3.16	1.35	1.61	2.43	2.31	3.17	2.56	2.53	1.82	3.07	1.81	3.03	2.08

99%	3.43	3.36	1.38	1.66	2.47	2.32	3.53	2.61	2.54	1.85	3.12	1.86	3.69	2.14

11.2.3 Correlation Analysis

Correlation matrices for the largest lithium domain are shown below in Table 11-6. The Li_2O has little correlation with any of the other elements presented in the table, apart from weak negative correlations with caesium and potassium. Scatter plots for Domain 1 are shown in Figure 11-7.

TABLE 11-6 DOMAIN 1 CORRELATION MATRIX

	li2o_pt	*ta_ppm*	*fe_pct*	*nb_ppm*	*sn_ppm*	*cs_ppm*	*k_pct*	*al_pct*	*s_ppm*	*si_pct*	*p_pct*
li2o_pct	1.00										
ta_ppm	-0.04	1.00									
fe_pct	-0.08	-0.01	1.00								
nb_ppm	-0.04	0.64	0.07	1.00							
sn_ppm	0.41	0.25	0.08	0.35	1.00						
cs_ppm	-0.30	0.02	0.53	0.01	0.07	1.00					
k_pct	-0.38	-0.14	-0.11	-0.22	-0.38	0.45	1.00				
al_pct	0.29	-0.01	-0.11	0.07	0.21	-0.05	0.02	1.00			

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EWOYAA LITHIUM PROJECT

s_ppm	-0.15	-0.02	0.69	0.01	-0.02	0.39	0.00	-0.09	1.00		
si_pct	0.26	0.02	-0.36	-0.02	0.06	-0.42	-0.22	-0.12	-0.29	1.00	
p_pct	-0.12	0.02	0.11	0.19	-0.08	0.04	0.07	-0.22	0.05	-0.04	1.00



FIGURE 11-7 SCATTER PLOTS FOR DOMAIN 1

11.2.4 Geostatistical Analysis

Variography

Mineralisation continuity was examined via variography. Variography examines the spatial relationship between composites and seeks to identify the directions of mineralisation continuity and to quantify the ranges of grade continuity. Variography was also used to determine the random variability or 'nugget effect' of the deposit. The results provide the basis for determining appropriate kriging parameters for estimation.

Variography was conducted on Domains 1, 2, 3, 4, 7 and 8. The 1-m composite data was imported into Supervisor software for analysis. A two-structured nested spherical model was found to model the experimental variogram reasonably well, although the variogram structure was reasonably poor. The down-hole variogram provides the best estimate of the true nugget value.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

The orientation of the plane of mineralisation was aligned with the interpreted wireframe for the main domain. The experimental variograms were calculated with the first aligned along the main mineralisation continuity while the second was aligned in the plane of mineralisation at 90° to the first orientation. The third was orientated perpendicular to the mineralisation plane, across the width of the mineralisation. The directional variograms for Li_2O for Domain 1 is shown in Figure 11-8.


Variogram for li2o_pct
Downhole - 1
Sph(0.52, 3)
N(0.14)
Gamma (0.439)
Sample Separation (m)
Variogram for li2o_pct
Direction 1: 00-->030 - 1
Sph(0.43, 61)
Sph(0.43, 13)
N(0.14)
Gamma (0.439)
Sample Separation (m)
Variogram for li2o_pct
Direction 2: -75-->300 - 1
Sph(0.43, 30)
Sph(0.43, 9)
N(0.14)
Gamma (0.439)
Sample Separation (m)
Variogram for li2o_pct
Direction 3: 15-->300 - 1
Sph(0.43, 15)
Sph(0.43, 4)
N(0.14)
Gamma (0.439)
Sample Separation (m)

FIGURE 11-8 LI_2O VARIOGRAMS FOR DOMAIN 1

Kriging Parameters

The Li_2O (%), Ta (ppm), Fe (%), Nb (ppm), Sn (ppm), Cs (ppm), K (%), Al (%), Si (%), P (%) and S (ppm) grades were interpolated into a Surpac block model using Ordinary Kriging ("OK") using the nugget, sill values and ranges determined from the variogram models discussed in the previous section. The ranges obtained from the variogram models were used as a guide in the search ellipse parameters used in the estimate. Search ellipse parameters varied for all other lodes and were orientated to align with the strike and dip of their respective wireframe orientation. The kriging parameters for Domain 1 are summarised in

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Table 11-7. Parameters for sulphur were derived from iron due to the high correlation between these elements.

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TABLE 11-7 KRIGING PARAMETERS – DOMAIN 1

Assay	Major Direction	Co	Structure 1				Structure 2			
			C1	A1	Maj/ Semi	Maj/ Min	C2	A2	Maj/Sem i	Maj/ Min
Li_2O	00->030	0.14	0.43	13	1.44	3.25	0.43	61	2.03	4.07
Ta	-38->018	0.13	0.37	41	3.73	5.86	0.50	158	4.05	3.29
Fe	-28->019	0.11	0.67	50	0.94	1.09	0.22	117	1.23	1.58
Nb	-19->025	0.19	0.24	25	3.57	3.57	0.57	142	3.84	3.09
Sn	00->030	0.16	0.36	22	4.40	5.50	0.48	92	1.08	1.61
Cs	00->030	0.12	0.26	60	0.81	4.29	0.62	190	1.36	1.74
K	00->040	0.20	0.39	11	0.85	2.20	0.41	38	1.65	2.24
Al	-20-->036	0.15	0.48	15	1.88	2.14	0.37	40	1.14	1.82

11.2.5 Kriging Neighbourhood Analysis

Kriging neighbourhood analysis ("KNA") is conducted to minimise the conditional bias that occurs during grade estimation as a function of estimating block grades from point data. Conditional bias typically presents as overestimation of low-grade blocks and underestimation of high-grade blocks due to use of non-optimal estimation parameters and can be minimised by optimising parameters such as:

- block size;
- size of sample search neighbourhood;
- number of informing samples; and
- block discretisation.

The degree of conditional bias present in a model can be quantified by computing the theoretical regression slope and kriging efficiency of estimation at multiple test locations within the region of estimation. These locations are selected to represent portions of the deposit with excellent, moderate and poor drill (sample) coverage.

Block Size

To test the optimal block size for existing drilling at the deposit, KNA was conducted within Supervisor for Domain 1. A range of block sizes were assessed for regression slope and kriging efficiency and are summarised in Figure 11-9. Analysis of the results shows that estimation quality declines with block sizes larger than run five. Ashmore selected the 10 m (X) by 10 m (Y) by 5 m (Z) block size to provide sufficient resolution of grades in the semi-major and minor directions and in consideration of two predominant mineralisation orientations of 30° and 100 to 120°.

Page 152 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 153 of 368 FIGURE 11-9 BLOCK SIZE ANALYSIS CHART – DOMAIN 1 Number of Informing Samples To test the optimal number of samples to be used in the kriging estimations, blocks within Domain 1 were assessed. Regression slope and kriging efficiency was poor at less than 8 samples and no significant improvement was measured at greater than 16 samples, so these values were selected as minimum and maximum samples in the estimate. Results are shown in Figure 11-10. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 154 of 368 FIGURE 11-10 NUMBER OF SAMPLES ANALYSIS CHART – DOMAIN 1 Search Distance To test the optimal search distance, blocks within Domain 1 were assessed using the minimum and maximum samples determined in step two. A range of search radii were assessed for regression slope and kriging efficiency and are summarised in Figure 11-11. There was little difference in measured quality in the various search distances. Therefore, the search range selected was 50 m. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 155 of 368 FIGURE 11-11 SEARCH DISTANCE ANALYSIS CHART – DOMAIN 1 Block Discretisation To test the optimal block discretisation at the deposit, blocks within Domain 1 were assessed. A range of discretisation parameters were assessed for regression slope and kriging efficiency and are summarised in Figure 11-12. The results above indicate that block discretisation has little effect on the conditional bias of the estimate. Ashmore adopted a block discretisation of 2 m (X) by 4 m (Y) by 2 m (Z) for the estimate. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 156 of 368 FIGURE 11-12 BLOCK DISCRETISATION ANALYSIS CHART – DOMAIN 1 11.3 BLOCK MODELLING 11.3.1 Basis The Ordinary Kriging (“OK”) algorithm was used for grade interpolation and the wireframes were used as a hard boundary for grade estimation of each domain. OK was selected as it allows the measured spatial variation to be included in the estimate and results in a degree of smoothing which is appropriate for the nature of the mineralisation. Any blocks outside the pegmatite wireframes were set to zero grade. Additionally, the top of fresh rock was used as a hard boundary in the interpolation due to the mobile nature of lithium in the weathering process. As Domain 105 was intersected by a single drill hole, average lithium grades were applied to this domain.

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

11.3.2 Search Parameters

An orientated search ellipse with an 'ellipsoid' search was used to select data for interpolation. Each ellipse was oriented based on kriging parameters and were consistent with the interpreted geology. Differences between the kriging parameters and the search ellipse may occur in order to honour both the continuity analysis and the mineralisation geometry. Search neighbourhood parameters were based on the KNA.

Up to three interpolation passes were used for the interpolation. More than 97% of the blocks were filled in the first two passes for the mineralised domains. Kriging parameters are listed in Table 11-8.

TABLE 11-8 OK ESTIMATION PARAMETERS – MINERALISED DOMAINS (LI_2O)

Parameter	Pass 1	Pass 2	Pass 3
Search Type	Ellipsoid	Ellipsoid	Ellipsoid
Bearing		0° to 350°	
Dip		70° to -85°	
Plunge		0° to -10°	
Major-Semi Major Ratio		1.4 to 1.5	
Major-Minor Ratio		2.0 to 3.0	
Search Radius	50	100	200
Minimum Samples	8	4	2
Maximum Samples	16	16	16
Max. Sam. per Hole	4	4	4
Block Discretisation		2 X by 4 Y by 2 Z	
Percentage Blocks Filled	73%	24%	3%

A cross-section showing block grades on section A-A' is shown in Figure 11-13.

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TECHNICAL REPORT SUMMARY
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A
A'
GRC0736
GRC0424
GRC0728
GDD0047
GRC0425
GRC0798
TOFR
Spodumene Pegmatite
Pegmatite
Li2O_pct_CALC
0 - 0.2
0.2 - 0.4
0.4 - 0.5
0.5 - 1
1 - 2
2 - 5
5 - 99
50m
Z
Y
X



FIGURE 11-13 CROSS-SECTION OF BLOCK MODEL LI_2O GRADES ON SECTION A-A

11.3.3 Bulk Density and Material Type

Bulk density has been assigned in the block model as discussed in Section 8.7. The values shown in Table 11-9 were assigned in the block model.

Ashmore recommends that ALL continues to obtain bulk density measurements for the various material types from core drilled at the deposit, where one measurement is obtained for each sampled assay interval.

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ATLANTIC LITHIUM

Weathering codes were assigned in the 'type' attribute within the block model. Codes of "ob" were assigned to transported overburden, "ox" were assigned for oxide, "tr" for transitional and "fr" for fresh material.

TABLE 11-9 BULK DENSITY STATISTICS (T/M³)

Domain	All	fr_gtd	tr_gtd	ox_gtd	fr_sed	tr_sed	ox_sed	fr_peg	tr_peg	ox_peg	fr_res	tr_res	ox_res
Samples	13,901	587	16	8	6,196	1,094	525	770	742	271	3,392	20	280
Minimum	1.05	1.21	1.61	1.84	1.13	1.30	1.05	1.44	1.35	1.36	1.08	1.66	1.06
Maximum	3.55	2.94	2.69	2.30	3.39	2.93	2.93	3.48	2.89	2.73	3.55	2.87	3.17
Mean	2.62	2.68	2.40	1.98	2.78	2.23	1.91	2.69	2.06	1.92	2.73	2.18	2.56
Std Dev	0.32	0.08	0.37	0.16	0.09	0.39	0.26	0.12	0.30	0.20	0.13	0.41	0.27
CV	0.12	0.03	0.16	0.08	0.03	0.18	0.14	0.04	0.15	0.11	0.05	0.19	0.11
Variance	0.10	0.01	0.14	0.02	0.01	0.16	0.07	0.01	0.09	0.04	0.02	0.16	0.07
10%	1.97	2.63	1.65	1.84	2.71	1.75	1.69	2.60	1.73	1.70	2.62	1.68	2.23
20%	2.60	2.66	2.12	1.86	2.74	1.83	1.73	2.63	1.79	1.78	2.65	1.75	2.44
30%	2.66	2.67	2.17	1.89	2.76	1.90	1.76	2.65	1.86	1.83	2.68	1.86	2.54
40%	2.70	2.68	2.25	1.91	2.77	2.01	1.79	2.66	1.92	1.85	2.70	1.90	2.59
50%	2.74	2.68	2.66	1.91	2.78	2.16	1.83	2.68	1.98	1.90	2.72	1.97	2.63
60%	2.76	2.69	2.67	1.92	2.79	2.42	1.88	2.70	2.07	1.95	2.74	2.43	2.66
70%	2.78	2.69	2.68	1.94	2.80	2.56	1.94	2.73	2.18	1.98	2.76	2.50	2.70
80%	2.80	2.70	2.68	2.02	2.82	2.65	2.03	2.76	2.36	2.04	2.79	2.54	2.72
90%	2.83	2.71	2.68	2.16	2.85	2.74	2.31	2.80	2.57	2.15	2.84	2.67	2.77
95%	2.87	2.74	2.68	2.23	2.88	2.79	2.53	2.84	2.64	2.29	2.91	2.69	2.81
97.50%	2.91	2.77	2.69	2.26	2.90	2.86	2.67	2.94	2.68	2.46	2.99	2.78	2.85
99%	2.96	2.81	2.69	2.29	2.93	2.90	2.69	3.01	2.73	2.66	3.26	2.83	2.92

ox=oxide, tr=transitional, fr=fresh; peg=barren pegmatite, gtd=granitoid, sed=sediment, res=mineralised pegmatite

11.3.4 Geometallurgy

A high-level estimate for the two main geometallurgical domains (as discussed in Section 6.4); the coarse grained P1 material and the finer grained P2 material was conducted using an indicator approach.

A series of 'zero's' were assigned to P2 material and a series of 'one's' were assigned to the P1 material within the database. These indicators were extracted into new composite files denoted 'gm_compxx.str', where xx = the domain number. The indicators were interpolated into the mineralised domains within the 'gm_indicator' block attribute using the lithium kriging and search parameters.

To assign the geometallurgical domains for the block model, estimated indicator values of less than or equal to 0.5 were assigned as 'gm_domain' = P2 and values greater than 0.5 were assigned as 'gm_domain' = P1. The geometallurgical domains are utilised in the Mineral Resource reporting as they have different metallurgical characteristics.

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11.3.5 Model Validation

A three-step process was used to validate the Mineral Resource estimate. Firstly, a qualitative assessment was completed by slicing sections through the block model in positions coincident with drilling. Overall, the assessment indicated that the trend of the modelled grade was consistent with the drill hole grades.

A quantitative assessment of the estimate was completed by comparing the average declustered grades of the sample file input against the block model output for all the lodes. The comparative results are tabulated in Table 11-10.

To check that the interpolation of the block model correctly honoured the drilling data, validation was carried out by comparing the interpolated blocks to the sample composite data within strike panels and elevation (swath plots). Validation results for Domain 1 are summarised in Figure 11-14, and presented in the Ashmore report.

The validation plots show good correlation between the composite grades and the block model grades for the comparison by strike panel and elevation. The trends shown by the composite data are honoured by the OK estimate.

The comparisons show the effect of the interpolation, which results in smoothing of the block grades, compared to the composite grades.

TABLE 11-10 AVERAGE COMPOSITE INPUT V BLOCK MODEL OUTPUT – SEPARATED BY WEATHERING (CONT.)

ELP Validation by Wireframe - Lithium Pegmatite Not Separated					
	Block Model		Composites		
Domain	Resource Volume	Li_2O Pct	Number of Comps	Li_2O Pct	BM V Comp Li_2O %
1	1,670,797	1.33	3,247	1.34	-0.69%
2	1,888,102	1.15	2,060	1.17	-1.83%
3	917,633	1.14	1,041	1.13	1.45%
4	848,688	1.03	546	1.03	0.47%
5	432,992	1.32	343	1.28	3.07%
6	515,273	1.34	425	1.39	-3.38%
7	709,305	1.48	812	1.45	2.00%
8	860,703	1.46	651	1.45	0.67%
9	185,289	1.14	220	1.21	-6.45%

10	124,859	1.14	137	1.11	2.80%
11	115,547	0.91	123	0.90	1.46%
12	403,609	1.33	469	1.34	-0.83%
13	132,977	1.13	73	1.18	-4.79%
14	295,867	1.26	239	1.25	1.13%

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ELP Validation by Wireframe - Lithium Pegmatite Not Separated					
	Block Model		Composites		
Domain	Resource Volume	Li_2O Pct	Number of Comps	Li_2O Pct	BM V Comp Li_2O %
15	156,914	1.37	164	1.37	-0.32%
16	246,828	1.36	177	1.28	6.51%
17	30,977	1.64	19	1.66	-0.79%
18	235,305	1.47	163	1.44	2.16%
19	62,422	1.44	90	1.41	2.00%
20	93,508	1.10	66	1.13	-2.76%
21	90,961	1.46	78	1.37	6.64%
22	25,648	1.02	30	1.05	-2.17%
23	46,352	1.40	38	1.54	-9.70%
24	22,172	0.92	42	0.94	-1.42%
25	125,523	0.99	85	1.05	-5.95%
26	34,367	0.81	38	0.83	-1.43%
27	37,039	1.12	33	1.20	-6.78%
28	27,461	1.11	18	1.10	1.02%
29	23,172	1.10	19	1.00	9.04%
30	12,148	1.39	10	1.40	-0.30%
31	78,328	1.41	60	1.41	-0.21%
32	26,188	1.16	26	1.12	3.37%
33	51,797	1.36	38	1.35	0.83%
34	27,109	0.86	52	0.84	2.45%
35	5,867	0.65	6	0.78	-20.36%
36	24,711	1.00	22	0.98	2.42%
37	23,313	0.91	34	0.85	6.86%
38	21,391	0.87	29	0.85	2.09%

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ELP Validation by Wireframe - Lithium Pegmatite Not Separated					
	Block Model		Composites		
Domain	Resource Volume	Li_2O Pct	Number of Comps	Li_2O Pct	BM V Comp Li_2O %
39	10,219	0.92	8	0.90	2.14%
40	31,016	0.70	49	0.74	-5.84%
41	13,227	0.52	19	0.56	-7.49%
42	167,172	1.08	111	1.10	-1.65%
43	10,398	0.84	5	0.88	-5.17%
44	38,945	1.32	51	1.31	0.58%
45	10,828	1.85	10	1.83	1.32%
46	27,656	1.07	21	0.98	8.02%
47	88,398	0.83	24	0.99	-18.75%
48	4,148	1.76	5	1.74	1.35%
49	10,328	1.41	8	1.45	-2.81%
50	10,148	0.75	8	0.69	8.18%
51	10,742	0.73	5	1.00	-37.22%
52	10,813	1.19	4	1.20	-1.21%
53	157,117	1.23	90	1.21	1.26%
54	146,094	1.38	85	1.34	2.97%
55	43,727	1.27	34	1.26	1.25%
56	29,461	1.02	32	0.98	4.14%
57	49,945	1.12	21	1.15	-2.50%
58	58,047	1.03	29	1.00	2.45%
59	14,461	1.27	6	1.26	0.54%

60	21,609	2.37	7	2.14	9.72%
61	9,477	1.72	7	1.74	-1.60%
62	79,039	1.40	76	1.43	-1.78%

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ELP Validation by Wireframe - Lithium Pegmatite Not Separated					
	Block Model		Composites		
Domain	Resource Volume	Li_2O Pct	Number of Comps	Li_2O Pct	BM V Comp Li_2O %
63	21,320	0.80	9	0.80	-0.40%
64	16,547	0.72	8	0.74	-2.39%
65	66,508	1.35	36	1.31	3.24%
66	46,078	1.42	26	1.35	5.18%
67	118,688	1.41	152	1.45	-2.23%
68	64,531	1.33	53	1.30	2.27%
69	20,086	0.93	18	0.98	-5.44%
70	7,430	0.89	10	0.96	-7.59%
71	18,180	1.36	13	1.36	-0.06%
72	9,391	0.92	14	0.90	2.14%
73	39,930	1.04	35	1.11	-6.51%
74	24,828	0.92	23	0.98	-5.53%
76	78,023	0.99	68	1.08	-9.20%
77	14,867	1.76	10	1.80	-2.16%
78	183,227	1.07	133	1.05	1.90%
79	53,352	0.86	41	0.90	-5.33%
80	16,063	0.94	14	0.89	5.03%

81	18,000	1.04	16	1.03	1.08%
82	58,320	1.63	72	1.61	1.51%
83	16,195	0.59	24	0.66	-10.37%
84	11,563	1.01	9	1.01	0.72%
85	125,539	1.17	88	1.21	-2.65%
86	39,664	1.28	25	1.30	-1.50%
87	51,469	0.86	39	0.83	3.32%

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ELP Validation by Wireframe - Lithium Pegmatite Not Separated					
	Block Model		Composites		
Domain	Resource Volume	Li_2O Pct	Number of Comps	Li_2O Pct	BM V Comp Li_2O %
88	9,805	0.84	12	0.90	-7.82%
Total	**12,813,761**	**1.24**	**13,386**	**1.26**	**-1.10%**


Validation Trend Plot
D5 = 1, 20m Y
D1 Average Grade
Number of Samples
Declustered Mean
Estimate Mean
D4 [export_bm_li2o_below_domain1.str]
Filters: D5 = 1
Density: 1
Slice Centroid (m Y)
Validation Trend Plot
D5 = 1, 10m Z
D1 Average Grade
Number of Samples
Declustered Mean
Estimate Mean
D4 [export_bm_li2o_below_domain1.str]
Filters: D5 = 1
Density: 1
Slice Centroid (m Z)

FIGURE 11-14 VALIDATION BY 20M NORTHING AND 10M EASTING AND 10M ELEVATION – DOMAIN 1 BELOW TOFR; LI2O (BLUE=DECLUSTERED MEAN, BLACK=OK)

11.4 MINERAL RESOURCE REPORTING

Drilling at the deposit extends to a maximum drill depth of 386 m and the mineralisation was modelled from surface to a depth of approximately 360 m below surface. The estimate is based on good quality reverse circulation ("RC") and diamond core ("DD") drilling data. Drill hole spacing is as close as 20 m by 15 m in some portions of the Ewoyaa

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deposit; then spacing is predominantly 40 m by 40 m across the Project and up to 80 m by 80 m in parts of lesser-known mineralisation.

The Mineral Resource estimate is based on analytical data from a total of 741 drillholes (totalling 103,694 m) of which 616 (88,967 m) were drilled by reverse circulation ("RC"), 93 (10,159 m) drilled using diamond core drilling ("DD") and 32 (4,493 m) using a combination of both methods ("RCD"), in which holes were drilled using RC to a target depth, then cored through the target.

11.5 CLASSIFICATION

The Mineral Resource has been classified in accordance with guidelines specified in the JORC Code and with definitions specified in SEC Regulation S-K 1300. The classification level is primarily based upon an assessment of the validity and robustness of input data and the estimator's judgment with respect to the proximity of resource blocks to sample locations and confidence with respect to the geological continuity of the pegmatite interpretations and grade estimates.

The Ewoyaa lithium deposits show good continuity of the main mineralised units which allowed drill hole intersections to be modelled into coherent, geologically robust domains. Consistency is evident in the structure thickness, and grade distribution appears to be reasonable along and across strike.

The ELP Mineral Resource was classified as Measured, Indicated and Inferred Mineral Resource based on data quality, sample spacing, and lode continuity. The Measured Mineral Resource was confined to fresh rock within areas drilled at 20 m by 15 m along with robust continuity of geology and Li_2O grade. The Indicated Mineral Resource was defined within areas of close spaced drilling of less than 40 m by 40 m, and where the continuity and predictability of the lode positions was good. In addition, Indicated Mineral Resource was classified in weathered rock overlying fresh Measured Mineral Resource. The Inferred Mineral Resource was assigned to transitional material, areas where drill hole spacing was greater than 40 m by 40 m, where small, isolated pods of mineralisation occur outside the main mineralised zones, and to geologically complex zones.

The block model has an attribute "class" for all blocks within the mineralisation wireframes coded as either "ind" for Indicated "inf" for Inferred. The Mineral Resource classification is shown in Figure 11-15 and Figure 11-16. The extrapolation of the lodes along strike and down-dip have been limited to distances of 40 m. Zones of extrapolation are classified as Inferred Mineral Resource.

The JORC Code (2012) describes a number of criteria which must be addressed in the documentation of Mineral Resource estimates prior to public release of the information. The criteria provide a means of assessing whether or not parts of or the entire data inventory used in the estimate are adequate for that purpose. The Mineral Resources stated in this document are based on the criteria set out in Table 1 of that Code. These criteria are listed in Appendices 4.1 of the Cape Coast Mineral Resources Estimate ALL 202301.

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ind
inf
mes
100m

FIGURE 11-15 MINERAL RESOURCE CLASSIFICATION OBLIQUE VIEW – EWOYAA MAIN (FACING NE)

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582000N
581000N
580000N
579000N
578000N
577000N
714500E
715500E
716500E
717500E
718500E
ind
inf
mes

FIGURE 11-16 MINERAL RESOURCE CLASSIFICATION PLAN VIEW

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11.6 REASONABLE PROSPECTS FOR ECONOMIC EXTRACTION

SEC Regulations S-K 1300 require that all reports of Mineral Resources must have reasonable prospects for eventual economic extraction regardless of the classification of the resource.

The depth, geometry, and grade of pegmatites at the Project make them amenable to exploitation by open cut mining methods. Inspection of drill core from the Ewoyaa Lithium Project properties and the close proximity of open pit mines in similar rock formations indicate that ground conditions are suitable for this mining method.

Mineral Resources at the Project are reported above a cut-off of 0.5% Li_2O cut-off which approximates cut-off grades used at comparable spodumene-bearing pegmatite deposits exploited by open pit mining.

Mineral Resources at the Project are amenable to exploitation by a mining and processing operation with an open pit mine and concentrator supplying spodumene concentrate to JV partners or global commodity markets. This study envisions a 12-year mine life and the application of conventional mining and processing technology.

The resource model is constrained by a conceptual pit shell derived from a Whittle optimisation using estimated block value and mining parameters appropriate for determining reasonable prospects of economic extraction. These are outlined in Section 13.3.

It is the QP's opinion that the Mineral Resource block model is representative of the informing data and that the data is of sufficient quality to support the Mineral Resource Estimate to the reported confidence levels.

11.7 MINERAL RESOURCE ESTIMATE

Results of the independent Mineral Resource estimate by Ashmore for Cape Coast are tabulated in the Statement of Mineral Resources in

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EWOYAA LITHIUM PROJECT

Table 11-11. The Statement of Mineral Resources is reported in line with requirements of the 2012 JORC Code and is therefore suitable for public reporting.

Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve.

Inferred Mineral Resources are too speculative geologically to have economic considerations applied to them to enable them to be categorised as mineral reserves.

Mineral Resource estimates may be materially affected by the quality of data, natural geological variability of mineralisation and / or metallurgical recovery and the accuracy of the economic assumptions supporting reasonable prospects for economic extraction including metal prices, and mining and processing costs.

The following risks were identified:

- Simplistic interpretations have been made based on logged weathering codes. It is likely that differential weathering has occurred between the weathering resistant granitic rocks and the more readily weathered metasediments.
- The grade domains are based on cut-off grade and geological trends. The mineralisation occurs within spodumene bearing pegmatite that can show variation in thickness and geometry within the pegmatite intrusives. There is a risk that the mineralisation will not be continuous as modelled in areas of wider spaced drilling.
- There is less drill coverage in some of the shallow, up-dip projections of the mineralisation, away from the Measured Mineral Resource. Further drilling is required for an adequate estimate in these areas of the deposit.
- Once a plan is defined and implemented to address the aforementioned points, it will be possible to evaluate the recategorisation of part of the Mineral Resources from Inferred to Indicated.

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TABLE 11-11 EWOYAA LITHIUM PROJECT MARCH 2023 MINERAL RESOURCE ESTIMATE BY DEPOSIT (0.5% LI_2O CUT-OFF, ABOVE -190MRL)

Cape Coast Lithium Project - By Deposit (Internal), 0.4% Wireframes (Exclusive of Reserves) January 2023 Mineral Resource Estimate (0.5% Li_2O Cut-off)			
	Indicated		
Deposit	Tonnage	Li_2O	Cont. Lithium Oxide
	Mt	%	t
Abonko	0.01	1.17	100
Abonko NW	0.03	0.83	300
Anokyi	0.2	1.12	2,500
Anokyi South	0.01	1.15	100
Ewoyaa Main	0.4	0.96	4,100
Ewoyaa NE	0.2	1.22	2,100
Ewoyaa NE Ext	0.03	1.33	400
Ewoyaa NW	0.2	1.05	2,000
Ewoyaa South 1	0.01	1.28	100
Ewoyaa South 2	0.01	1.38	100
Grasscutter	0.05	1.39	700
Grasscutter East	0.01	1.45	100
Grasscutter North	0.1	1.04	1,500
Grasscutter NW	0.1	0.93	500
Grasscutter West	0.7	1.09	7,600
Kaampakrom	0.1	1.28	1,300
Kaampakrom Corridor	0.03	0.92	200
Kaampakrom West	0.04	1.57	600
Okwesikrom	0.003	1.13	40
Sill	0.03	1.05	400
Total	2.3	1.09	24,700

	Inferred		
Deposit	Tonnage	Li_2O	Cont. Lithium Oxide
	Mt	%	t
Abonko	0.1	1.26	1,000
Abonko NE	0.1	0.77	600
Anokyi	0.004	1.09	40

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Anokyi South	0.1	1.08	800
Anokyi West	0.004	1.21	50
Bypass	0.004	0.92	40
Bypass East	0.02	0.72	100
Dogleg	0.1	0.90	1,000
Ewoyaa Main	0.1	0.68	900
Ewoyaa NE	0.1	1.06	500
Ewoyaa NW	0.1	0.98	1,200
Ewoyaa South 1	0.1	1.10	1,300
Ewoyaa South 2	0.01	1.41	200
Grasscutter	0.6	1.13	6,500
Grasscutter NW	0.02	0.82	200
Grasscutter West	0.4	1.18	4,400
Kaampakrom	0.01	1.42	200
Kaampakrom Corridor	0.02	0.88	100
Kaampakrom East	0.02	0.97	200
Kaampakrom West	0.01	1.03	100
Okwesikrom	0.1	1.36	900
Sill	0.02	1.64	300
Total	1.9	1.07	20,700

NOTE:

The Mineral Resource has been compiled under the supervision of Mr. Shaun Searle who is a director of Ashmore Advisory Pty Ltd and a Registered Member of the Australian Institute of Geoscientists. Mr. Searle has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he has undertaken to qualify as a Competent Person as defined in the JORC Code.

All Mineral Resources figures reported in the table above represent estimates at January 2023. Mineral Resource estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimate. Rounding may cause some computational discrepancies.

Mineral Resources are reported in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (The Joint Ore Reserves Committee Code – JORC 2012 Edition).

There are four main geometallurgical domains at Ewoyaa Lithium Project. Their relative abundances, metallurgical recoveries and concentrate grades are shown in Table 11-12.

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TABLE 11-12 MATERIAL TYPES, RECOVERIES AND CONCENTRATE GRADES (AT -10+0.5MM CRUSH AND LABORATORY SETTING)

Cape Coast Lithium Project - By Geomet, 0.4% Wireframes January 2023 Mineral Resource Estimate (0.5% Li_2O Cut-off)				
	Weathered			
Geomet Type	Tonnage Mt	Li_2O %	Cont. Lithium Oxide t	Recovery
P1	0.02	0.67	100	75
P2	0.001	0.93	10	61
Total	0.02	0.69	100	

	Primary			
Geomet Type	Tonnage Mt	Li_2O %	Cont. Lithium Oxide t	Recovery
P1	3.6	1.11	39,600	76
P2	0.6	0.93	5,700	47
Total	4.2	1.08	45,300	

To show the tonnage and grade distribution throughout the entire deposit, a bench breakdown has been prepared using a 10 m bench height which is shown graphically in Figure 11-17.


Cape Coast Lithium Project - Mineral Resource (0.5% Li2O Cut-off)
3,500,000
2.0



2,800,000
2,100,000
1,400,000
700,000
0
Tonnage
1.6
1.2
0.8
0.4
0.0
Grade Li2O %
70
60
50
40
30
20
10
0
-10
-20
-30
-40
-50
-60
-70
-80
-90
-100
-110
-120
-130
-140
-150
-160
-170
-180
-190
-200
-210
-220
-230
-240
-250
-260
-270
-280
-290
Weathered
Primary
Li2O %
Bench Top RL

FIGURE 11-17 ELP TONNAGE AND GRADE 10M BENCH LEVEL

The grade tonnage curve for the Cape Coast Mineral Resource is shown in Figure 11-18.

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Cape Coast Lithium Project - Grade Tonnage Curve
75,000,000
60,000,000
45,000,000
30,000,000
15,000,000
0
Tonnage
3.2
2.6
1.9
1.3
0.6
0.0
Grade Li2O %
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
1.2
1.4
1.6
1.8
2.0
2.5
12.0
Cut-off Grade Li2O %
Tonnes
Li2O %

FIGURE 11-18 ELP GRADE – TONNAGE CURVE

11.8 QUALIFIED PERSON'S OPINION

Based on the data review, the attendant work done to verify the data integrity and the creation of an independent geologic model, Ashmore Advisory believes this is a fair and accurate representation of ALL's lithium resources.

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12.0 ORE RESERVE ESTIMATES

Ore Reserves were determined from the mine planning work undertaken by MFS for this study and in accordance with the Australasian Code for Reporting of Mineral Resources and Ore Reserves of December 2012 ("JORC Code") as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy and S-K 1300.

The term 'Modifying Factors' is defined to include mining, metallurgical, economic, marketing, legal, environmental, social and governmental considerations. Ore reserves were prepared based on the modifying factors in Table 12-1.

TABLE 12-1 SUMMARY OF MODIFYING FACTORS FOR ORE RESERVE DETERMINATION

Item		Unit	Value	
			P1 Pegmatite	P2 Pegmatite
Mill throughput		**Mtpa**	**2.7**	
Spodumene price (SC6.0 and SC5.5 product)		$/t	1,587	
Concentrate grade - SC6.0 Product (50% of total production) - SC5.5 Product (50% of total production)		%	6.0 5.5	
Secondary product price		$/t	186	
Secondary product recovery (of total crusher feed)		%	17	
Royalty		%	6.0	
Processing recovery	SC6.0 SC5.5	%	62.1 67.2	NA 14.9
Processing Cost		$/t milled	7.77	
General and Administration (Incl. Marketing and insurance)		$/t milled	6.18	
Lithium Concentrate Transport Costs SC6.0 and SC5.5 Secondary product		$/t conc.	29.81 32.65	
Average Mining Cost (Contract mining)		$/t mined	3.82	
Mining recovery		%	95	
Mining dilution		%	5	
Overall Pit Wall Slope Angle (inclusive of a ramp system)		Degree	Ranging from 30.0° (Oxide) to 50.4° (Fresh)	
Capital expenditure		$M	185.2	
Sustaining capital		$M	112.2	
Discount rate		%	8	

Based on the above economic input parameters the theoretical cutoff is about 0.1% Li_2O for P1 material and 0.2% Li_2O for P2 material. However, with the resource model being based on 0.4% Li_2O pegmatite body wireframes, the calculated economic cutoff is redundant. Regardless, metallurgical test work indicated that, in order to produce 5.5% and 6% concentrate, the feed grade needed to be about 1.2% Li_2O. A grade tonnage evaluation of the life of mine pit indicated that a cutoff of 0.5% would achieve a feed grade of about 1.2% Li_2O. As such, the Ore Reserves were based on a 0.5% Li_2O cutoff.

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Mining will be undertaken by conventional open pit methods of drill and blast, followed by load and haul. Processing incorporates well-tested technology and utilises conventional dense media separation techniques to produce SC6.0 and SC5.5 concentrate products, as well as a secondary product that comprises fines material (-0.85 +0.053 mm).

ALL developed a cash flow model that indicated that the project is financially robust with the All-In-Sustaining Cost (AISC) margin greater than 50%.

Notwithstanding the above, the intricacies of processing two material types (P1 and P2) at different ratios, as well as processing different size fractions leads to a variance in processing recoveries that can be reasonably large. So, whilst the global average recoveries that were adopted are considered reasonable there will be variances from time to time dependent of the composition of the feed and, as such, any Measured Resources were converted to Probable Ore Reserves.

Based on the above, Probable Ore Reserves were declared for the Project and shown in Table 12-2. All stated Probable Ore Reserves are completely included within the quoted Mineral Resources and are quoted in dry tonnes. Probable Ore Reserves were declared based on the Measured and Indicated Mineral Resources only contained within the pit designs.

TABLE 12-2 EWOYAA LITHIUM PROJECT – ESTIMATE OF ORE RESERVES AS OF 16 JUNE 2023

Classification	Ore Reserve	
	Tonnes (Mt)	Li_2O Grade (%)
Probable	25.6	1.22

COMPETENT PERSONS NOTE:

All stated Ore Reserves are completely included within the quoted Mineral Resources and are quoted in dry tonnes. The reported Ore Reserves have been compiled by Mr Harry Warries. Mr Warries is a Fellow of the Australasian Institute of Mining and Metallurgy and an employee of Mining Focus Consultants Pty Ltd. He has sufficient experience, relevant to the style of mineralisation and type of deposit under consideration and to the activity he is undertaking, to qualify as a Competent Person as defined in the 'Australasian Code for Reporting of Mineral Resources and Ore Reserves' of December 2012 ("JORC Code") as prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia. Mr Warries gives Atlantic Lithium Limited consent to use this reserve estimate in reports.

12.1 QUALIFIED PERSON'S ESTIMATES

Ore Reserve tonnage estimates provided herein report Ore Reserves derived from in-situ Mineral Resource estimate tonnes presented in Section 11.0, and <u>not</u> in addition to Mineral Resources. Probable Ore Reserves were derived from the defined resource considering relevant mining, processing, infrastructure, economic (including estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic and regulatory factors. The Ore Reserves, as shown in Table 12-2, are based on a technical evaluation of the geology and a feasibility study of the deposits. The extent to which the Ore Reserves may be affected by any known environmental, permitting, legal, title, socio-economic, marketing, political, or other relevant issues has been reviewed rigorously. Similarly, the extent to which the estimates of Ore Reserves may be materially affected by mining, metallurgical, infrastructure and other relevant factors has also been considered.

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12.2 QUALIFIED PERSON'S OPINION

The estimate of Ore Reserves was determined in accordance with the SEC S-K 1300 and JORC standards. The Qualified and Competent Persons responsible for the derivation of Probable Ore Reserves have considered pertinent modifying factors, inclusive of geological, environmental, regulatory, and legal factors, in converting a portion of the Mineral Resource to Mineral Reserve.

Probable Ore Reserves, derived from previously stated Measured and Indicated Mineral Resources, incorporate reasonable expectations of costs and performance. The Qualified and Competent Persons have considered the rules and regulations promulgated by the Joint Ore Reserve Committee and US Securities and Exchange Commission in estimating Ore Reserves. The Qualified and Competent Persons find the assumptions and modifying factors utilised in the FS to be sufficient and satisfactory in the delineation of Probable Ore Reserves based upon JORC and S-K 1300 regulations.

Effective date: 1st February 2023

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

13.0 MINING METHODS

13.1 INTRODUCTION

Mining Focus Consultants Pty Ltd were engaged to undertake a mining study for the FS, with a scope of work including Pit Optimisations, Mine pit design and production scheduling, Mining Cost development and preparation of an Ore Reserve statement.

The Project comprises eight main deposits including Ewoyaa, Okwesi, Anokyi, Grasscutter, Abonko, Kaampakrom and Sill (Figure 13-1). Deposits are broadly 4km apart, spread out over approximately 8 km^2. Two waste dumps will be constructed west and northeast of Ewoyaa Main pit.


582500 N
582000 N
581500 N
581000 N
580500 N
580000 N
579500 N
579000 N
578500 N
578000 N
577500 N
Lease boundary
Kaampakrom
North-eastern WD
Ewoyaa North
Western WD
Grasscutter
Ewoyaa Main
Ewoyaa Village
Abonko
Ewoyaa NE
Okwesi
Ewoyaa South 1
Middlings pad
Crusher
Anokyi
ROM overflow
Ewoyaa South 2
Sill
Process Plant
ROM pad
ROM haul road after Year 10
Mining Contractor
713500 E
714000 E
714500 E
715000 E
715500 E
716000 E
716500 E
717000 E
717500 E
718000 E

FIGURE 13-1 EWOYAA LITHIUM PROJECT PIT LAYOUT

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13.2 MINING OPERATION BASIS

The Project comprises eight main deposits, broadly 4 km apart, spread out over approximately 8 km^2. Two waste dumps will be constructed west and northeast of Ewoyaa Main pit.

Mining operations are scheduled to work 365 days a year, less unscheduled delays such as high rainfall events. The mine workforce will operate on a two shift, three panel roster, seven days a week, in two 12-hour working shifts.

Initially, vegetation will be cleared and grubbed prior to topsoil stripping and later used to cover the topsoil stockpiles. Topsoil will be stockpiled around the open pits.

Conventional open pit mining methods of drill and blast followed by load and haul will be employed. Drilling and blasting will be performed on benches between 5 m and 10 m high. Based on drill core and visual inspection, overburden and 50% of oxide material (12% of total volume) will not require drill and blast (designated as free dig) whilst transition and fresh materials will require 100% blasting.

Mining equipment will likely consist of 100 t to 200 t hydraulic excavators and 90 t to 150 t off highway dump trucks, supported by standard open-cut drilling and auxiliary equipment. A contract mining model will be employed under the supervision of an ALL mining management team.

Ore will be hauled to a single ROM pad located southwest of the main pit area or to stockpile. The bulk of the waste will be dumped to the west and northeast of the pit areas with some backfill in the southern end of the Ewoyaa Main pit.

The operation will employ a strategy of partial direct tipping, with approximately 60% of crusher feed from rehandling ROM material. Lower recovery/grade long term stockpiles, predominantly comprising P2 material, will be rehandled and fed after P1 materials have been processed, or when ore supply interruptions are experienced.

In-pit water management will primarily consist of runoff control and sumps, with high lift pumps operated on pontoons to allow draw from sump waters to pump water to the Water Storage Dam for use in plant operations as well as dust suppression and plant washdown.

Grade control drilling will be contracted to a suitable drilling contractor and samples will be assayed in the site laboratory under the laboratory services contract.

Key rehabilitation activities will involve shaping of waste dumps into suitable landforms, placing of stockpiled topsoil on the final surfaces plus construction of an abandonment bund around the pit.

13.3 HYDROLOGY AND HYDROGEOLOGY

13.3.1 Hydrogeological setting

The hydrogeological description for the area is low to moderate groundwater potential with local highs. Specifically, groundwater yields are poor except where there is thick weathering of the basement rocks or veins, such as pegmatites allowing groundwater flow. Typical borehole yields are from 0.1 L/s to 0.5 L/s.

(https://www2.bgs.ac.uk/africagroundwateratlas).

A census conducted in the region (reported by ESS, 2021) indicated that 10 boreholes were in use by local communities (Figure 13-2). Many of the surrounding communities rely on dugouts and stream flows for their water. It is probable there is increased groundwater associated with pegmatites. The identified main hydrogeological units are:

- Weathered zone with low to medium permeability;
- Unweathered basement with low permeability; and
- Pegmatites with medium to high permeability.

Page 178 of 368

ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


Legend
Spring location
GRC0198
Borehole locations
Barari License
Mankessim License
Ewoyaa MLA
Lakes
1Mta_Pit outline
Rivers_
Agege Lake/Dam
N
DG17
BH5
DG4
BH11
DG13
DG10
BH1DG2
BH6
DG8
GRC0198
BH23
Saltpond
Kilometers

FIGURE 13-2 LOCATION OF COMMUNITY BOREHOLES (SOURCE: ESS, 2021)

13.3.2 Monitoring Boreholes

Following the desktop review of ESS in 2021, Sahara Natural Resources Limited in 2022 drilled 11 monitoring boreholes (Table 13-1). Measurable yields were observed at boreholes EM0001, EM0002, EM0003 and EWE001, with yields between 0.07 L/s and 0.6 L/s (Figure 13-3).

TABLE 13-1 SUMMARY OF BOREHOLE INFORMATION

Borehole ID	Location		Borehole Depth (m)	Water Strike (m)	Blow Yield (L/s)
	Latitude	Longitude			
EM001	5.240382	-1.055426	100	22 – 24	0.22
EM002	5.239241	-1.051912	100	44 – 45	0.67
EM003	5.239740	-1.052569	100	-	0.07
EM004	5.231079	-1.058548	100	-	-
EM005	5.230430	-1.053445	100	-	-
EM006	5.252423	-1.057733	100	-	-
EWE001	5.238912	-1.047953	100	23 – 31	0.60
EWG001	5.245195	-1.047555	100	-	-
AB004	5.238627	-1.040613	100	-	-

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Borehole ID	Location		Borehole Depth (m)	Water Strike (m)	Blow Yield (L/s)
	Latitude	Longitude			
AKY180H	5.234667	-1.049356	100	-	-
AKYS001	5.230415	-1.048476	100	-	-


EM006
Borehole
0
557
1114 m
EWG001
EM001
EM003
EM002
EWE001
AB004
Abonko
AKY180H
EM004
EM005
AKYS001
N1

FIGURE 13-3 MONITORING BOREHOLES LOCATED WITHIN THE EWOYAA PROJECT

13.3.3 Hydraulic Conductivity

Pump tests were conducted by Sahara Natural Resources Limited on the 4 wet monitoring boreholes to determine the hydraulic characteristics of the underlying aquifer and the yield capacity of the boreholes. The tests were conducted a week after borehole drilling and construction. Step Drawdown Tests (SDT) were conducted at boreholes EM0002 and EWE0001, each with two steps ranging between 1 and 4 hours per step. Constant Discharge Tests (CDT) were conducted at all boreholes. The tests involved pumping at a constant predetermined rate for 6 hours and thereafter measuring water level recovery beginning immediately after the pump is turned and ending 3 hours later. The discharge rates ranged from 0.2 L/s to 0.6 L/s.

The pumping test data was analysed by SRK using the Cooper & Jacob (1946) and Theis Recovery (1935) solutions to determine the transmissivity of the aquifers. The hydraulic conductivity (K) values were thereafter calculated using the transmissivity values and assumed aquifer thickness. K values ranged from 4.82 x10-3 m/day to 1.39x10-2 m/day, which is characterised as a very low to low hydraulic conductivity. The results of the pumping test are summarised in Table 13-2.

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A radial flow regime is observed in the shallow weathered horizon, and this implies a homogenous behaviour in this horizon. The deeper weathered horizon is characterised by bi-linear and linear flow. Linear flow is generally observed in geological structures with either finite conductivity or embedded in a low conductivity matrix. Bi-linear flow occurs when the matrix within which the feature is embedded is permeable enough to produce and superimpose upon the linear flow, a perpendicular flow.

TABLE 13-2 PUMPING TEST RESULTS

Hole ID	Static Water Level (mbgl)	Pump Depth (mbgl)	Average Yield (m^3/hr)	Water Level After Test (mbgl)	Aquifer Thickness	Average K (m/day)	Geology
EM002	20.2	80	2.124	25.76	59.8	1.39E-02	Slightly weathered grey mica schist
EM003	13.73	80	0.823	14.44	66.27	3.80E-03	Moderately Weathered Grey Schist
EWE001	17.58	80	1.44	18.95	62.42	3.77E-03	Slightly Weathered Biotite Schist
EM001	24.73	85	0.612	25.17	60.27	4.82E-03	Completely Weathered Creamy Grey Mica-Schist; Slightly weathered biotite schist

13.3.4 Numerical Modelling of Groundwater Make

A 3D groundwater flow model was constructed using the finite element code MINEDW (Azrag et al., 1998) in August 2022(SRK 582606, 2022). The groundwater model was developed and updated to predict pit inflows, assist with water security and ensure that the capacity of water storage facilities is sufficient. The model was designed with the following assumptions:

- Major geological feature - faults and lithological variation;
- Recharge; and
- A nominal progression of the pits.

The numerical groundwater flow model is a useful tool for the optimisation of water management strategy, which will be re-calibrated and updated as more information becomes available throughout the life of the mine.

13.3.5 Passive Groundwater Pit Inflow Simulations

The inflow over the life of each pit, to inform water management and overall site water balance, was determined. Figure 13-4 shows the sum of inflows from all the pits. Inflows into the Ewoyaa Main pit and the Ewoyaa NE pit are the highest, with a maximum passive inflow of 1,992 m^3/d and 1,350 m^3/d respectively.

Groundwater inflows are predicted within the second month of mining in the Ewoyaa Main pit. Ewoyaa Main and Ewoyaa NE pits establish early in mining, this creates a hydraulic gradient towards these pits.

Inflows into the outer pits are relatively low at less than 1,000 m^3/d. The combined groundwater inflow for all the pits gradually increases from 275 m^3/d in the 4th month of operation to a peak of 4,944 m^3/d in the final year of operation. The inflows into the pit are primarily associated with the weathered zone.

It is also crucial to emphasise that the estimated inflows are based on the test data available from the fieldwork carried out in 2021 and limited hydro stratigraphic information.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


Total Passive Inflow
6,000
5,000
4,000
3,000
2,000
1,000
0
Inflows m³/d
Month 1
Month 7
Month 13
Month 19
Month 25
Month 31
Month 37
Month 43
Month 49
Month 55
Month 61
Month 67
Month 73
Month 79
Month 85
Month 91
Month 97
Month 103
Month 109
Month 115
Month 121
Month 127
Month 133
Mining Months
Total Passive Inflow

FIGURE 13-4 PASSIVE INFLOWS TO PITS (LIFE OF MINE)

13.3.6 Surface Water

The surface water management of the ELP allows for the provision of suitable surface water control measures in order to reduce impacts to downstream environments for all aspects of the Project, from initial development through to completion of rehabilitation.

As part of the civil geotechnical engineering design works, surface water drainage infrastructure has been designed across the site by REC. This has included the design of culverts to re-direct stormwater flows away from process and non-process infrastructure. For the plant site and surrounding areas infrastructure, drainage has been designed such that all flows collected report to a sediment pond before environmental release. Drainage paths and catchments have considered worst case conditions (1:50 and 1:100 storm event), whereby it is assumed that open pit development works are staged, and culverts must accommodate their respective catchment areas.

The main goals of the Ewoyaa surface water management plan is to:

- Reduce the impact of the proposed mining activities on the quality and quantity of surface water, thereby limiting disruption of natural drainage (runoff) patterns to natural catchments at the various Project sites.
- Reduce sediment discharge from the site to the environment by entrapping and retaining eroded sediment as close as possible to disturbed areas.
- Integrate surface water and sediment control measures with project development and operations plans.
- Protect internal infrastructure and personnel from the uncontrolled effects of surface water runoff during storm events, thereby enhancing the safety of Project personnel, reducing maintenance costs associated with certain mining infrastructure items and reducing capital and maintenance costs for reclaiming mined out areas.
- Provide long-term post-mining erosion and sediment control measures, including where practical the establishment of fully stabilised and protected final reclaimed surfaces that require minimal maintenance.

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ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

The sedimentation dams, diversion drains, and associated culvert and underground drainage lines have been sized to accommodate the changed flow regimes of the water streams during mine operation. As engineered diversions, erosion is minimised, and the suspended solids generated during stream flow will be reduced.

Water Quality

Maintenance of surface water and groundwater quality during and after mining operations is a key operational concern and will be detailed further in the Water Management Plan as the project documents progress. The management plan will specify wastewater release thresholds and criteria and ensure compliance with license conditions regarding site discharges.

Groundwater and surface water quality monitoring at the mine site will be carried out in accordance with relevant local and global water quality legislation and industry best practice. Details of monitoring installations and monitoring frequency will be defined and documented in the Water Management Plan.

Water quality monitoring data must be supplied to the Catchment Council throughout the life of the mine. They may also require continued monitoring for a specified period after closure to assess potential ongoing impacts. The water quality monitoring program shall be developed to:

- Support operational control;
- Verify compliance with targets and legal requirements;
- Update onsite water balances and off-site catchment models;
- Assess impact on the environment;
- Assess cumulative impacts of the operation on the catchment and other users; and
- Meet reporting requirements.

SRK have completed extensive investigation into the effects of mining on the groundwater.

13.3.7 Groundwater

Pegmatite intrusions host the lithium orebody and generally occur as sub-vertical dykes. The ore will be exploited from 23 pits. Generally, poorly developed aquifers form in the surrounding schist, however, there may be increased groundwater associated with pegmatites and granitoids. The identified main hydrogeological units are:

- Weathered zone with low to medium permeability;
- Unweathered basement with low permeability; and
- Pegmatites with medium to high permeability.

To minimise inflows, reduce pore pressure and thus reduce the likelihood of slope failures, it is occasionally necessary to implement a Groundwater Management System (GWMS) before mining commences. The GWMS will include dewatering boreholes, sumps and an ongoing monitoring program. The recommendation to implement a dewatering system is based on the data available with respect to the influence that the geological structures and weathered zone have on the overall groundwater flow. The recommendations apply to the envisaged 'worst-case scenario'; however, these recommendations can be refined once additional hydraulic tests and monitoring data are available.

Pit Dewatering

The predicted inflows into the pits are not high and may not require active dewatering unless pore pressure and slope stability are an issue. A dewatering strategy was developed to reduce overall inflows into the pit and to provide an indication of the potential reduction in flow. The proposed strategy includes the installation of dewatering boreholes to deplete groundwater storage and lower groundwater levels ahead of mining.

A predictive simulation was run to evaluate the response of the groundwater system to abstraction via a series of dewatering boreholes installed at the perimeter of the pits and to a depth of 200 m. The simulation included 11

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dewatering boreholes (Figure 13-6). The dewatering boreholes are assumed to be pumping from the beginning of mining to allow dewatering to progress ahead of mining.

The numerical model results indicate that the installation and pumping from the 11 boreholes would reduce residual passive inflows into the pit (Figure 13-5), provided the holes are optimally constructed and operated.

Once additional geological structural information is available and these are exposed in the pit, horizontal drain holes targeting these structures from inside the pit could be used to manage inflows into pits in place of ex-pit boreholes.

Drawdown

A zone of drawdown will develop around the pits (Figure 13-7). The full extent of the zone after 11 years of mining is 4.6 km from east to west and 5 km from north to south across the pit area. Although the zone of drawdown does not extend a large distance from the mining area, there are some settlements near the mining area. There is a risk, although deemed low, of some reduction in water levels. Water level monitoring will be important to alert the mine of any significant impact.


6,000
5,000
4,000
3,000
2,000
1,000
0
Inflows m³/d
Month 1
Month 7
Month 13
Month 19
Month 25
Month 31
Month 37
Month 43
Month 49
Month 55
Month 61
Month 67
Month 73
Month 79
Month 85
Month 91
Month 97
Month 103
Month 109
Month 115
Month 121
Month 127
Month 133
Mining Months
Total Passive Inflow

FIGURE 13-5 TOTAL PASSIVE INFLOW VS. TOTAL RESIDUAL INFLOW

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N
Kaamp Main Pit
Kaamp East Pit
Ewoyaa North Pit
DW2
Grasscutter West Pit
DW3
Grasscutter East Pit
DW9
DW10
Ewoyaa North West Pit
DW8
Ewoyaa North East Pit
Abonko North Pit
DW6
Ewoyaa East Pit
Ewoyaa Main Pit
DW1
DW4
Abonko Main Pit
DW5
Okwesi Pit
EwoyaaSouth 1 Pit
Anyoki Pit
DW11
Ewoyaa South 2 Pit
DW7
Legend
Pumping Well
Pit Outline
Fault
Weathered Zone
Data Source:
Scale:
1:21 448
Projection:
UTM
Datum:
WGS84
Central Meridian/Zone:
ZONE 30S
Date:
09.06.2022
Compiled by:
KESS
Project No.
582606
Fig No.
4-1
srk consulting
EWOYAA LITHIUM MINE
PROPOSED DEWATERING BOREHOLES

FIGURE 13-6 POTENTIAL DEWATERING WELLS

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Year 5 Mining
End of Life Mining
Legend
Pit Outline
Drawdown (m)
2.2525E+02
2.1400E+02
2.0200E+02
1.9000E+02
1.7800E+02
1.6600E+02
1.5400E+02
1.4200E+02
1.3000E+02
1.1800E+02
1.0600E+02
9.4000E+01
8.2000E+01
7.0000E+01
5.8000E+01
4.6000E+01
3.4000E+01
2.2000E+01
1.0000E+01
5.0000E+00
srk consulting
EWOYAA LITHIUM MINE
DEWATERING DRAWDOWN
Data Source:
Scale:
1:45 000
Projection:
UTM
Datum:
WGS84
Central Meridian/Zone:
ZONE 30S
Date:
09.06.2022
Compiled by:
KESS
Project No.
582606
Fig No.
4-3
Revision: A

FIGURE 13-7 DRAWDOWN

13.4 GEOTECHNICAL DATA

13.4.1 Pit Slope Geotechnical Assessment

Geotechnical assessment of the pit wall slope design parameters was developed by SRK Consulting Ghana Ltd (SRK) and reported in November 2022 as part of the pre-feasibility study.

Based on the available information and analysis, the recommended slope angles for the proposed open pits along both the NS and EW trending orebodies are as shown in Table 13-3.

TABLE 13-3 PIT SLOPE DESIGN PARAMETERS

Design Element		Hanging wall	Footwall
Maximum Slope height (m)		120	120
Weathered Zone	Bench height (m)	10	10
	Batter angle (°)	50	50
	Berm width (m)	8.9	5.9
	Inter-ramp slope angle (°)	30.0	35.0
	Inter-ramp slope height (m)	30	20
Transition Zone	Bench height (m)	10	10
	Batter angle (°)	60	60
	Berm width (m)	4.3	4.3
	Inter-ramp slope angle (°)	44.8	44.8
	Inter-ramp slope height (m)	20	20
Fresh Zone	Bench height (m)	20	20
	Batter angle (°)	80	60
	Berm width (m)	8.0	8.6
	Inter-ramp slope angle (°)	60.0	44.8
	Inter-ramp slope height (m)	70	80

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The recommended slope design configuration in the table has adequate FoS against shear (circular) failure. However, structurally controlled bench-scale and inter-ramp instabilities may still be possible at some sectors of the HW and FW slopes.

No geotechnical assessment was undertaken for the waste dumps. An overall slope angle of 20° was adopted for the waste dump design based on Western Australia Department of Minerals and Energy 1996 guidelines.

13.4.2 Plant & Infrastructure Geotechnical

Geotechnical investigations and study engineering were undertaken by REC/Geocrest during the FS. Based on the results of the initial desktop study and the expected subsurface conditions, the proposed fieldwork comprised of:

- Test Pits (TP) –76 total to a depth of 5 m or refusal, whichever occurs first. The TP locations are:
- Haul Roads.
- Access Roads.
- Process Plant.
- Sediment Control Structures.
- Explosive Magazine.
- Water Storage Dam.
- Dynamic Cone Penetrometer (DCP) testing adjacent to the test pits to depths of approximately 4 m, unless refused prior (blow count > 10 for 100 mm). The DCP shall be conducted along the proposed access road at a pre-defined interval approximately 100 m apart.
- Boreholes (BH) – 5 boreholes were drilled at designated locations to a depth of 21.0 m. All boreholes were logged and photographed by the Supervising Geotechnical Engineer.
- Process Plant – 2 off.
- Overpass Tunnel – 1 off.
- IWLTSF – 1 off.
- Eastern Waste dump - 1 off.
- Collection of geotechnical samples for geotechnical laboratory testing.

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13.5 PIT OPTIMISATION

Mine pit optimisation works were undertaken based on the updated MRE (Section 11.7) and separately using the Measured and Indicated Resources only. Optimisations were performed using WHITTLE™ Four-X optimisation software that uses the Lerchs-Grossmann algorithm.

The resource model was re-blocked from a sub-blocked model to a regular parent block size of 10 m E x 10 m N x 10 m RL, which is considered a reasonable selective mining unit for the size of mining equipment envisaged for the Project. The key economic input parameters used for the pit optimisation are shown in Table 13-4.

TABLE 13-4 SUMMARY OF KEY PIT OPTIMISATION INPUT PARAMETERS

Item		Unit	Value	
			P1 Pegmatite	P2 Pegmatite
Plant throughput		Mtpa	2.0	
Spodumene price			$/t 1,500	
Concentrate grade		%	6	
Royalty		%	6.2	
Marketing and insurance (% of gross sales)		%	1	
Processing recovery	Transition	%	68	35
	Fresh		70	35
Processing cost		$/t milled	13.50	
General and administration		$/t milled	3.20	
Land freight		$/t conc.	25.00	
Average mining cost (contract mining)		$/t mined	3.61	
Rehandle cost (P2 pegmatite only)		$/t	0.54	
Sustaining capital		$/t milled	0.44	
Closure cost		$/t milled	0.64	
Mining recovery		%	95	
Mining dilution		%	5	
Overall pit wall slope angle (inclusive of a ramp system)		Degree	Ranging from 30.0° (Oxide) to 50.4° (Fresh	

Spodumene concentrate pricing was based on a consensus SC6 price deck supplied by ALL (refer to Section 16.3).

Pit optimisation results show that for both scenarios the optimum pit shell based on the maximum undiscounted operating cash flow is pit shell 29 (Figure 13-8), comprising 20 pits and about 85% of the total mill feed contained within eight pits. Pit shell 29 (all pits combined) contains 29.0 Mt of mill feed at 1.09% Li_2O for 3,512 kt of spodumene concentrate. Approximately 284 Mt of waste equating to a waste to ore stripping ratio of 9.8:1 and average cash operating cost, inclusive of royalty, of $601/t of concentrate.

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Optimum Pit Shell 29 based on max. UCF
Tonnes (Mt)
Operating Cashflow ($ million)
Pit Shell
Waste
Mill Feed
Undisc. CF
Disc. CF Best
Disc. CF Worst
Disc. CF Av.

FIGURE 13-8 TOTAL RESOURCE PIT OPTIMISATION RESULTS

The pit shell versus cash flow curve is relatively flat at the apex of the curve, which allows a range of pit shells to be considered depending on the corporate strategic plan. The choice of shell will be a function of the corporate risk appetite and required mine life versus maximising cash flow.

13.6 MINE DESIGN

13.6.1 Pit Design

Pit shell 29, based on the total MRE pit optimisation was selected as the basis for the life of mine (LOM), detailed pit design. Pit design parameters for the FS are based on established mining practices and parameters detailed in Table 13-5.

Subsequent to pit optimisation works, ALL advised that material lower than 0.5% Li_2O was to be treated as waste.

TABLE 13-5 PIT DESIGN PARAMETERS SUMMARY

Pit Design Parameters			
Pit Wall Parameters			As per Section 13.4
Haul Road Design	Width	- Dual Lane	25m
		- Single Lane	16m
	Gradient		10%
Working width	Minimum pit base width (goodbye cut)		10m

The Whittle analysis was used to provide an indication as to potential pit staging. Staged mining has generally a positive impact on the project NPV by reducing the duration of the pre-production phase, bringing forward higher-grade material and reducing the strip ratio in the early years of production.

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Notwithstanding the above, MFC determined that the number of cutbacks that could be practically implemented is limited with a starter pit developed for the Ewoyaa Main Pit only. The mill feed and waste tonnage contained within each pit design are presented in Table 13-6.

TABLE 13-6 PIT DESIGN BREAKDOWN SUMMARY

Cutback	Total Material	Waste	Strip Ratio	Measured & Indicated		Inferred		Total Mill Feed (Measured, Indicated & Inferred)	
				Tonnes	Li_2O Grade	Tonnes[1]	Li_2O Grade	Tonnes	Li_2O Grade
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[Mt]	[%]	[Mt]	[%]
Ewoyaa Main - Starter	25.0	18.4	2.8	6.3	1.26	0.2	0.98	6.6	1.25
-Final	49.0	45.1	11.5	3.2	1.03	0.7	1.05	3.9	1.04
Sub Total	74.0	63.5	6.1	9.6	1.18	0.9	1.03	10.5	1.17
Ewoyaa South 1	4.3	3.7	6.5	0.4	1.02	0.2	0.82	0.6	0.94
Ewoyaa South 2	7.4	6.5	7.6	0.2	1.20	0.7	1.24	0.9	1.23
Ewoyaa North	36.1	33.1	11.3	2.3	1.10	0.6	1.00	2.9	1.08
Ewoyaa NE	48.6	44.9	12.4	3.2	1.35	0.4	1.17	3.6	1.33
Okwesi – West Pod	1.1	1.0	8.3	0.1	1.41	0.01	1.46	0.1	1.42
Okwesi – East Pod	4.0	3.6	9.6	0.2	1.44	0.2	1.42	0.4	1.43
Okwesi North	3.4	3.2	29.1	0.1	1.32	0.02	1.23	0.1	1.31
Anokyi	40.6	37.7	12.7	2.6	1.38	0.3	1.11	3.0	1.35
Anokyi South Pit	1.5	1.5	46.4	-		0.03	1.23	0.03	1.23
Grasscutter Main Pit	110.5	106.4	25.9	3.6	1.09	0.5	1.34	4.1	1.12
Grasscutter North Pod	5.7	5.4	18.1	0.3	1.20	0.03	1.30	0.3	1.21
Grasscutter East Pod	13.0	11.9	10.5	0.9	1.37	0.2	1.31	1.1	1.35
Grasscutter East Pit	2.0	2.0	44.7	0.03	1.42	0.02	1.15	0.0	1.33
Abonko Main	21.8	20.4	14.8	0.9	1.21	0.5	1.23	1.4	1.22
Abonko North	2.1	2.0	10.7	0.2	1.51	0.02	0.83	0.2	1.43
Abonko East	0.3	0.3	14.0	-		0.02	0.74	0.0	0.74
Kaampakrom North	4.5	4.3	16.3	0.1	0.85	0.2	1.02	0.3	0.96
Kaampakrom West 1	7.9	7.4	16.3	0.4	1.50	0.1	0.94	0.5	1.40

Kaampakrom West 2	5.1	4.9	24.0	0.1	1.35	0.1	1.04	0.2	1.18
Kaampakrom Central	6.5	6.3	26.1	0.2	1.35	0.1	1.34	0.2	1.35
Kaampakrom Far East	0.4	0.4	68.2	-		0.01	1.12	0.0	1.12
Sill	8.2	7.8	18.9	0.4	1.32	0.1	1.41	0.4	1.33
Bypass North	0.9	0.8	11.2	-		0.1	1.02	0.1	1.02

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Cutback	Total Material	Waste	Strip Ratio	Measured & Indicated		Inferred		Total Mill Feed (Measured, Indicated & Inferred)	
				Tonnes	Li_2O Grade	Tonnes(1)	Li_2O Grade	Tonnes	Li_2O Grade
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[Mt]	[%]	[Mt]	[%]
Bypass South	2.9	2.7	16.8	-		0.2	0.95	0.2	0.95
Grand Total(2)	412.7	381.7	12.3	25.6	1.22	5.4	1.14	31.1	1.21

Comparison of the LOM pit design to the Whittle optimised shell is provided in Table 13-7.

TABLE 13-7 COMPARISON OF PIT DESIGN VS. PIT OPTIMISATION SHELL

Item	Total Material	Waste(1)	Strip Ratio	Plant Feed		Concentrate	Sub-grade Material	
				Tonnes	Li_2O Grade		Tonnes	Li_2O Grade
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[kt]	[Mt]	[%]
Shell 29	370.7	339.9	11.0	30.8	1.21	4,146	5.9	0.27
LOM Pit	412.7	381.7	12.3	31.1	1.21	4,163	5.9	0.26
Variance [%]	11.3	11.7	11.3	0.8	-0.2	0.6		

NOTE:

1. Inclusive of sub-grade material (< 0.5% Li_2O) that is shown as mill feed in the optimisation results.

The above variances between design and Whittle shell are a function of applying the ramp design parameters, as well as the detailed slope design parameters to the pit design, using actual batter and berm values compared to initial estimate of the overall slope angle (inclusive of a ramp system) used for the pit optimisation.

13.6.2 Mine Waste

The mine generates 382 Mt of waste or about 195 Mm^3 at a swell factor of 25%. Two waste dumps with a total capacity of about 190 Mm^3 have been designed, with some waste to be backfilled into the southern end of the Ewoyaa Main pit. The Western waste dump reaches a maximum height of 70 m RL, covers about 34 Ha and has a capacity of approximately 6.5 Mm^3. The North-eastern waste dump reaches a maximum height of 95 m RL, covers about 340 Ha and has a capacity of approximately 182.4 Mm^3.

Three to five years' worth of tailings will be stored in an Integrated Waste Landform Tailings Storage Facility (IWLTSF) within the northeastern waste dump, with the remainder of the tailings over the LOM stored in the Ewoyaa South 2 pit void after it is mined.

13.6.3 Stockpiling

A stockpiling strategy has been adopted where P1 Pegmatite is being preferentially processed, with P2 Pegmatite limited to 10% of the ore blend where possible.

The maximum stockpile capacity required over LOM is about 1.0 Mt in Year 6.

A ROM area adjacent to the crushing plant will accommodate about 500 kt of stockpiling, with two additional stockpile areas identified some 600 m NE of the ROM pad.

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13.6.4 Haul Roads

Mine Roads will be designed to allow all-weather trafficability. This will include regular spreading and compaction of suitable crushed rock road base material. A total of six major haul road segments connect the pits with the ROM/crusher and waste dumps. Most roads traverse over moderately sloping terrain and do not require any major cut and fill, other than the main road connecting the pits with the ROM/crusher will traverse through some steeper terrain and will require cut and fill.

The initial haul road to the ROM crosses the location of the Ewoyaa South 1 pit, which will be developed in Year 10. By the end of Year 10 an alternative road to the crusher needs to be developed and a preliminary design has been completed in the study.

13.7 MINE PRODUCTION SCHEDULE

13.7.1 Production Schedule and Constraints

Subsequent to the pit design work, pits with 100% of mill feed classified as Inferred Resources were removed from FS mine schedule. Five pits were removed, namely both Bypass pits, Anokyi South pit, Abonko East pit and Kaampakrom Far East.

The mine production schedule was developed in monthly increments based on total material movement of 406 Mt, comprising 380.3 Mt of waste and 25.6 Mt of ore at 1.22% Li_2O of mill feed, for a 14.8 :1 waste to ore strip ratio.

Staged development of the pits is driven by the desire to maximise the grade of the initial plant feed, minimise waste pre-stripping and the requirement for consistent total material movement. In addition, four constraints were imposed on the mine production schedule as listed below.

- First access to mining areas: mining commences in Ewoyaa South 2 pit whilst removal of existing HV powerlines traversing the Ewoyaa main pit location occurs.
- Milling rate: The Early Production Phase targets 50 kt per month of crusher feed with the first year of full production targeting 2 Mt, increasing to an annual crusher feed rate of 2.7 Mt per annum thereafter.
- P2 ore limit: % of P2 in the ore blend is limited to 10% where possible.
- All Inferred material categorised as waste.

13.7.2 Pre-production

ALL have adopted a strategy for early cash flow generation by implementing an early production phase, which utilises a modular DMS plant to produce a spodumene product. This phase runs for 14 months, comprising a 5-month pre-production period from mining contractor mobilisation, followed by nine months of crushing 50 kt per month to feed the modular DMS plant. The pre-production period mines a total of 786,000 bcm of waste and 167 kt at 1.29% Li_2O of crusher feed.

13.7.3 Pit Sequencing

Mining starts in Ewoyaa South 2 in November 2024, followed by the Ewoyaa Main starter pit in January 2025. The Ewoyaa Main pit final cutback commences in Year 3 (2027), Ewoyaa NE and Anokyi in Year 4 (2028), Okwesi in Year 5 (2029) and Ewoyaa North in Year 6 (2030). In Year 7 (2031) the Grasscutter Main Pit is commenced, followed by Abonko Main and Abonko North in Year 8 (2032) and Kaampakrom and Sill in Year 10 (2034). All other pits start in Year 11 (2035). Year 11 sees ten pits in total being mined, most of which are relatively small and (very) high strip ratio pits. Mining ceases at the end of Qtr 3, Year 12.

13.7.4 Production Schedule Results

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During the Early Production Phase, the total material movement is 6.1 Mt, including a total of 453 kt of ore that is processed by early production DMS plant. Total material movement increases to 18 Mt in the first year of the fixed process plant operation and thereafter gradually increases on account of higher mining strip ratios.

Stockpile tonnages fluctuate significantly, reaching about 0.1 Mt at the end of Year 1 (Early Production Phase), increasing to 0.7 Mt and 0.9 Mt at the end of Year 2 and Year 3 respectively, after which it decreases to about 30 kt in Year 4 to then increase to about 500 kt in Year 5 with a maximum reached in Year 6 (1.0 Mt).

TABLE 13-8 SUMMARY MINE PRODUCTION SCHEDULE

Year	Total Material	Waste	Strip Ratio	Crusher Feed Mined		Stockpile (End of Year)		Ore processed	
				Tonnes	Li_2O	Tonnes	Li_2O	Tonnes	Li_2O
	[Mt]	[Mt]	[w:o]	[Mt]	[%]	[kt]	[%]	[Mt]	[%]
1[(1)]	6.1	5.5	9.4	0.6	1.37	0.1	1.14	0.5	1.43
2	18.2	15.6	6.1	2.5	1.27	0.7	1.21	2.0	1.29
3	24.8	21.9	7.4	2.9	1.25	0.9	1.15	2.7	1.27
4	38.6	36.8	20.2	1.8	1.07	0.03	0.99	2.7	1.09
5	41.1	38.0	12.0	3.2	1.20	0.5	0.96	2.7	1.24
6	39.5	36.6	12.4	2.9	1.35	1.0	1.26	2.4	1.31
7	43.6	41.3	17.8	2.3	1.23	0.9	1.30	2.4	1.22
8	45.3	43.1	18.9	2.3	0.7	0.7	1.24	2.4	1.22
9	48.9	47.2	27.6	1.7	1.15	0.03	1.30	2.4	1.17
10	48.7	46.4	20.1	2.3	1.12	0		2.3	1.12
11	43.9	41.5	17.0	2.4	1.25	0.3	1.21	2.1	1.26
12	7.2	6.6	11.0	0.6	1.24	0		0.9	1.23
Total	406.0	380.3	14.8	25.6	1.22			25.6	1.22

NOTE:

1. Early production phase, which covers 14 months.

A summary of annual total material movements by pit area is represented graphically in Figure 13-9.

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Total Material Movement (t) - by Cutback
Total Materila Movement (t)
Millions
60
50
40
30
20
10
0
Pre-prod (2 months)
1 (Early Prod. Phase)
2
3
4
5
6
7
8
9
10
11
12
13
Year
Ewoyaa South 2
Ewoyaa Main - Starter
Ewoyaa Main - Final
Ewoyaa NE
Okwesi - East Pod
Okwesi - West Pod
Anokyi
Ewoyaa North
Grasscutter Main Pit
Grasscutter North Pod
Grasscutter East Pod
Abonko Main
Abonko North
Ewoyaa South 1
Kaampakrom North
Kaampakrom West 1
Kaampakrom West 2
Kaampakrom Central
Okwesi North
Grasscutter East pit
Sill

FIGURE 13-9 TOTAL MATERIAL MOVEMENT BY PIT

13.8 MINING COST ESTIMATION

13.8.1 Contract Mining Costs

Estimation of direct mining costs was developed on the basis of a mining contractor operation, under the management of the ALL-site operations team. Mining costs were based on:

- Contract mining costs established via a request for quotation ("RFQ") process involving eight established mining contractors active in the region for the full scope of contract mining services, excluding grade control drilling. Contract grade control costs were provided by the exploration drilling company that conducted the resource drilling at the Project (Geodrill);
- Capital works relating to mobilising and establishing mining operations were requested as part of the RFQ process; and
- Owner's operations mining management team costs were estimated by ALL and are included in the OPEX.

Contract mining quotes were obtained from eight mining contractors experienced in the region. For conforming contractor quotes, unit mining costs excluding site establishment, mobilisation and de-mobilisation. Unit costs ranged from US$3.21/t to US$4.60/t mined based on material movement for the first seven years of mine life. An average mining cost of US$3.75/t mined was adopted for the study.

LOM Mining costs were estimated at $3.82/t mined, inclusive of all costs for contractor mobilisation, site establishment, pre-production mining and demobilisation.

13.8.2 LOM Mining Costs

LOM mining costs (Table 13-9) include pre-production, contractor mobilisation, site establishment, grade control, ore rehandle and contractor demobilisation costs and are included in the financial model.

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TABLE 13-9 LOM MINING OPERATING COSTS

	LOM Total (US$ M)	
Waste & Ore Mining	$	1,531.2
Grade Control	$	11.3
Ore Rehandle	$	6.7
Demobilisation	$	1.1
TOTAL MINING COSTS	$	1,550.2

13.8.3 Mining CAPEX

LOM rehabilitation and closure costs (US$45.8M) have been estimated as part of sustaining and closure costs for the operation as described in Section 18.10 and are included in the financial model.

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TECHNICAL REPORT SUMMARY

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14.0 PROCESSING AND RECOVERY METHODS

14.1 KEY PROCESS DESIGN CRITERIA

The plant is designed to process 2.7 Mtpa of Run-of-Mine (ROM) at 85% utilisation through the DMS plant and 70% utilisation through the Comminution Circuit. The comminution circuit has been designed to minimise fines production so that most of the ROM feed will report to the DMS Circuit. The DMS circuit is multistage and treating separate size fractions to produce a spodumene concentrate.

TABLE 14-1 PLANT SCHEDULE - DESIGN CRITERIA

Crushing Plant Operating Schedule		
Throughput	dry t/annum	2,700,000
Crushing Circuit Overall Availability	%	70.0%
Total Operating Hours Per Year	h	6,132
Feed Rate (Dry)	dry t/h	440
Feed Rate (Wet)	wet t/h	459
Wet Plant Operating Schedule		
Throughput	dry t/annum	2,700,000
DMS Circuit Overall Availability	%	85.0%
Total Operating Hours Per Year	h	7,446
Feed Rate (Dry)	dry t/h	363
Feed Rate (Wet)	wet t/h	378
DMS Concentrate Production at 5.5% Li_2O		
Source		Coarse, Re-crush, Fine and Ultrafine DMS Sinks
Target DMS Concentrate Grade	% Li_2O	5.5
Target DMS Recovery	% Li_2O	61.4%
Mass Split to DMS Concentrate	% Plant Feed	9.3 - 13.9
Mass Split to DMS Concentrate	% Plant Feed	13.6%
DMS Concentrate Production	tph	49.4

14.2 PROCESS PLANT

ROM Feed material will either be direct tipped or loaded by front-end loader (FEL) into the ROM feed bin. ROM feed bin material is withdrawn by an apron feeder and scalped on a vibrating grizzly. The oversize reports to the primary jaw crusher. The jaw crusher product is combined with the grizzly undersize and conveyed to the secondary crusher circuit. Magnetic tramp material is removed from the conveyed material by a head end magnet.

Primary crusher product is screened on the secondary screen. The screen oversize is conveyed to the secondary crusher. The secondary crusher operates in open circuit, and the discharge is then screened on the tertiary crushing screen.

The tertiary screen oversize feeds two tertiary crushers operating in parallel, and closed circuit with the tertiary crushing screen.

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TECHNICAL REPORT SUMMARY

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The tertiary screen undersize is combined with the secondary screen undersize and conveyed to the crushed ore bin. The blockflow (Figure 14-1) summarises the comminution circuit configuration.


ROM BIN
VIBRATING GRIZZLY
PRIMARY CRUSHER
SECONDARY CRUSHING SCREEN
SECONDARY CRUSHER
TERTIARY CRUSHING SCREEN
TERTIARY CRUSHER FEED BIN 1 & 2
TERTIARY CRUSHER 1 & 2
CRUSHED ORE BIN

FIGURE 14-1 BLOCKFLOW DIAGRAM - CRUSHING CIRCUIT

Crushed ore feed is processed through a two-stage Dense Media Separation (DMS) beneficiation process. The feed material is separated into three size fractions to ensure DMS separation efficiency, the size fractions are Coarse (-10 +5.6 mm), Fines (-5.6 +2.8 mm) and Ultrafines (-2.8 +1.0 mm).

It should be noted that the FEED process design criteria used a 1 mm close size for the ultrafines stream. However, upon review of the metallurgy and testwork to date, the preference is to instead utilise a bottom size fraction of 0.85 mm. The process plant design and equipment have sufficient capacity to adjust the bottom size to 0.85 mm, there however a risk that the ultrafines prep screening efficiency reduces slightly, resulting in increased grits in the dense media. The remainder of the circuit design has sufficient capacity for increased material to the ultrafines and the nominal media to ore ratios will remain greater than six.

Each two stage DMS consists of a Primary and a Secondary circuit. The Primary DMS sinks are upgraded in the Secondary stage, this is essentially a roughing and cleaning process. Secondary sinks from each size fraction are combined to produce a DMS Concentrate product.

To improve recovery of unliberated spodumene in the Coarse DMS floats, the fraction is fed to the Recrush circuit. The Recrush circuit crushes the material to -4 mm and the Recrush DMS sinks is stockpile as a separate Recrush DMS Concentrate product.

The Primary Fines and Ultrafines DMS floats report to the DMS Rejects bin as a dewatered tailings product.

The -1.0 mm fraction is pumped to the fines dewatering circuit. The dewatering cyclone overflow or slimes fraction is sent to the thickener, and the thickener underflow is pumped to tailings storage facility.

The dewatering cyclone underflow fraction is then further dewatered by a dewatering screen and conveyed and stacked in a Fines stockpile. The material will be sold as a Secondary product.

The blockflow diagram (Figure 14-2) summarises the DMS Plant configuration.

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TECHNICAL REPORT SUMMARY

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CRUSHED ORE BIN
COARSE DMS SCREEN
PRIMARY COARSE DMS CYCLONE
FINES DMS SCREEN
PRIMARY FINE DMS CYCLONE
ULTRAFINE DMS SCREEN
ULTRAFINE DMS FEED BIN
PRIMARY ULTRAFINE DMS CYCLONE
SECONDARY COARSE DMS CYCLONE
SECONDARY FINE DMS CYCLONE
SECONDARY ULTRAFINE DMS CYCLONE
ROLLS CRUSHER FEED BIN
ROLLS CRUSHER
RECRUSH DMS PREP SCREEN
RECRUSH DMS CYCLONE
FINES DEWATERING CYCLONE
FINES DEWATERING
TAILS THICKENER
TAILINGS STORAGE FACILITY
FINES PRODUCT STOCKPILE
DMS CONCENTRATE
RECRUSH DMS CONCENTRATE
DMS MIDDLINGS
DMS REJECTS

FIGURE 14-2 BLOCKFLOW DIAGRAM - DMS PLANT

The process plant flowsheet consists of the following unit processes and facilities:

- ROM Feed, Primary & Secondary Crushing
- Tertiary Crushing
- DMS Plant Feed Circuit
- DMS Feed Prep Circuit
- Primary Coarse & Fines DMS Circuits
- Primary DMS FeSi Circuit
- Secondary Coarse & Fines DMS Circuit
- Secondary DMS FeSi Circuit
- Recrushing Circuit
- Recrush DMS Circuit
- Recrush FeSi Circuit
- DMS & Recrush Products
- DMS Rejects & Middlings
- Dewatering Circuit
- Tails Thickener
- Plant Reagents
- Process and Potable Water
- Raw Water
- Tails Boosters & TSF
- Primary & Secondary Ultrafines DMS Circuits
- Primary & Secondary Ultrafines FeSi Circuits

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ATLANTIC LITHIUM

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

14.2.1 ROM Feed & Primary Crushing

ROM feed is direct tipped or loaded by front-end loader (FEL) into the ROM feed bin. The bin is fitted with a static grizzly to protect the circuit from oversize. Material is withdrawn at a controlled feed rate with an apron feeder onto the vibrating grizzly.

The grizzly oversize is fed to the primary jaw crusher. The jaw crusher product is combined with the grizzly undersize and apron feeder dribble material and conveyed to the secondary screen feed conveyor. The secondary screen feed conveyor is fitted with a self-cleaning belt magnet.

The ROM feed bin allows for direct truck tipping as well as front-end loader tipping. The capacity of the bin has been designed to allow for two CAT777 truck loads.

The bin is fitted with a static grizzly to protect the downstream processes from oversize. A top size of 1,000 mm is catered for in the primary crusher. No ROM rock breaker has been allowed and the oversize is to be removed by front-end loader. A rock breaker has been allowed for above the jaw crusher.

14.2.2 Secondary Crushing

The primary crushed product is conveyed to the Secondary Crushing Screen.

Material from the top (+36 mm) and bottom screen decks (+10 mm) is conveyed to the secondary crusher. The conveyor is fitted with a metal detector. The secondary crusher product is conveyed to the tertiary screen vibrating feeder which feeds onto the tertiary crushing screen.

14.2.3 Tertiary Crushing

Tertiary Screen Vibrating Feeder controls feed onto the tertiary crushing screen. oversize from the top (+20 mm) and bottom decks (+10 mm) is conveyed to the tertiary crusher feed bins. The conveyor also has a metal detector.

Vibrating feeders ensure choke feed conditions to the two tertiary crushers. tertiary crushed product combines with the secondary crushed product and reports back to the tertiary crushing screen.

The undersize (-10 mm) is conveyed to the crushed ore bin. There is the option to stack crushed ore via diverting the crushed ore stream to the crushed ore radial stacker.

The tertiary crusher circuit is designed to minimise fines (-1 mm) generation to minimise fines bypass in the DMS circuit and reduction in lithium recovery to DMS products.

14.2.4 DMS Plant Feed Circuit

Crushed ore (nominally -10 mm) is withdrawn from the Crushed Ore Bin at a controlled feed rate via the Reclaim Feeder 1. Material is then conveyed by Reclaim Feeder 2 and DMS Feed Conveyor to the DMS Prep Circuit.

The feed conveyor is fitted with a cross belt sampler for metallurgical control and accounting purposes.

14.2.5 DMS Feed Prep Circuit

DMS Feed is discharged onto the Coarse Prep Screen. Pulping and spray water is added to the screen to assist with the screening process. The screen oversize reports to Primary Coarse DMS circuit.

The screen undersize (-5.6 mm slurry) is pumped to the Fines Prep Screen which also uses spray water to assist screening. The screen oversize reports to the Primary Fines DMS circuit.

The Fines Prep Screen undersize is pumped to the Ultrafines Prep Screen. Spray water is used to assist screening. The screen oversize reports to the Primary Ultrafines DMS Circuit. Screen undersize is pumped to the Dewatering Circuit.

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TECHNICAL REPORT SUMMARY
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The three DMS size fractions provide the flexibility to change the screen panels if the feed PSD varies from design, for example with different ore zones in the pit.

14.2.6 Primary Coarse & Fines DMS Circuits

The Coarse Prep Screen oversize (-10 +5.6 mm) is discharged into the primary coarse mixing box. The mixing box combines the ore with ferrosilicon (FeSi) medium at the correct density before it is pumped to the primary coarse cyclone. In the cyclone the higher density particles (spodumene rich stream) are concentrated to the cyclone underflow. The less dense particles are concentrated to the cyclone overflow.

Similarly, the Fine Prep Screen oversize (-5.6 +2.8 mm) is discharged into the primary fines mixing box. Same as the coarse circuit, the ore and FeSi slurry is pumped to the two primary fines DMS cyclones.

Both the coarse and fines cyclone overflows discharge on to the primary coarse & fines floats screen. The floats material drains freely on the first half of the screen (drainage section) and is then washed to remove any remaining medium in the second half of the screen (rinse section). Half the drained medium returns directly to the primary dense medium tank, with the other half draining to the primary densifier feed hopper; while the rinsed medium reports to the primary dilute medium tank.

The rinsed solids discharge from the screen and are conveyed to the DMS rejects bin.

Both the coarse and fines cyclone underflows discharge into separate partitions on the primary coarse & fines sinks screen. Drained medium returns to the primary dense medium tank, while the rinsed medium reports to the primary dilute medium tank.

The rinsed sinks discharge from their screen partitions into separate chutes into their respective, coarse/fine DMS mixing box.

The DMS will typically operate at medium densities 2.20-2.60 t/m^3 and will therefore be operated on a FeSi only dense medium.

Primero chose to remove static drain screens from the DMS circuit design, in favour of larger area vibrating screens. This decision is based on Primero experience which has shown static screens have higher wear rate, significantly increased pegging, and are more difficult to troubleshoot and maintain than vibrating equivalents.

14.2.7 Primary DMS Fesi Circuit

The function of the FeSi circuit is to recover FeSi from the dilute medium and to increase density of the dense medium to the target medium density.

Dilute medium from the rinse sections of the DMS screens drains to the primary dilute medium tank and is pumped to the primary DMS magnetic separator which recovers the magnetic FeSi from the dilute medium stream. The recovered FeSi is returned to the primary dense medium tank.

The dense medium from the drain sections of the DMS screens is split, with the sinks partitioned drain section reporting to the dense medium tank. The floats partition of the drain section of the screen reports to the primary densifier feed hopper and pumped to the primary tube densifiers. Densifier underflow reports to the Primary dense medium tank and overflow to the dilute medium tank.

The primary dense medium pumps (coarse and fines) pump FeSi at target density to the primary dense medium header box which supplies dense medium to the mixing boxes.

14.2.8 Secondary Coarse & Fines DMS Circuit

The primary DMS sinks discharge into the two mixing boxes, coarse and fines and pump to the secondary coarse cyclone and the secondary fines cyclone.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 201 of 368 Both the coarse and fines cyclone overflows discharge into separate partitions on the secondary coarse & fines floats screen. The coarse floats are sent to the recrush circuit, whilst the secondary fine floats are conveyed to the middlings bin. Both the coarse and fines cyclone underflows are combined on the secondary coarse & fines sinks screen. Secondary sinks are conveyed and stacked on the DMS product stockpile. The operating density of the circuit will be higher than the primary circuit density and will be operated with a FeSi only medium. 14.2.9 Secondary DMS FeSi Circuit Similar to the Primary FeSi circuit, dilute medium from the rinse sections of the DMS screens drains to the secondary dilute medium tank and is pumped to the Secondary DMS magnetic separator which recovers the magnetic FeSi from the dilute medium stream. The FeSi is returned to the secondary dense medium tank. The dense medium from the drain sections of the sinks screens reports to the dense medium tank. The floats screen drains report to the secondary densifier feed hopper and pumped to the secondary tube densifiers. Densifier underflow reports to the dense medium tank and the overflow to the dilute medium tank. The secondary dense medium pumps (coarse and fines) pump FeSi at target density to the secondary dense medium header box which supplies dense medium to the mixing boxes. 14.2.10 Recrushing Circuit Secondary coarse floats are conveyed to the recrush crusher feed bin. A metal detector is located on the feed conveyor and if metal is detected, the recrush feed stream is bypassed to the middlings. Material is withdrawn from the bin and fed to the recrush crusher. Crushed product discharges onto the recrush prep screen, where pulping and spray water is used to screen the material at 1 mm. Oversize enters the recrush DMS circuit. Undersize material is pumped to the ultrafines prep screen underflow hopper to be transported to the dewatering circuit. 14.2.11 Recrush DMS Circuit Feed from the Recrush Prep Screen discharges from the screen into the recrush DMS mixing box, is mixed with dense medium and pumped to the recrush DMS cyclone. DMS cyclone underflow and overflow discharge onto the recrush DMS screen. Sinks discharge to the recrush product conveyor and to product handling. Floats discharge on to recrush DMS floats & degrits conveyor and transferred to the middlings product bin. 14.2.12 Recrush FeSi Circuit As with the other FeSi circuits, dilute medium from the rinse sections of the DMS screen drains to the recrush dilute medium hopper and is pumped to the recrush magnetic separator to recover FeSi from the dilute medium. The dense medium from the drain sections of the sinks screens reports to the dense medium hopper. The floats screen drains report to the recrush densifier feed hopper and pumped to the tube densifiers. Densifier underflow reports to the dense medium hopper and densifier overflow to the dilute medium hopper. The recrush dense medium pump supplies FeSi at target density to the recrush dense medium header box which supplies dense medium to the mixing boxes. 14.2.13 DMS Products TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 202 of 368 Secondary coarse & fines sinks are discharged onto the DMS product conveyor from the secondary coarse & fines sinks screen. The DMS product conveyor also collects the secondary ultrafines sinks which are transferred from the ultrafines product transfer conveyor. The combined product is stacked on the DMS product stockpile. Recrush sinks are conveyed from the recrush screen discharge to the recrush product stockpile stacker and deposited on the recrush DMS concentrate stockpile. The product stockpiles are concrete lined allowing for run-off water to be collected and pumped back to the processing facility. The product and discard conveyors are fitted with samplers as well as weightometers for metallurgical control and accounting purposes. 14.2.14 DMS Rejects & Middlings Recrush floats discharge on to recrush DMS floats & degrits conveyor. The secondary coarse & fines floats are conveyed via the secondary middlings conveyor and are combined with both the recrush and secondary ultrafines floats on the middlings transfer conveyor. The combined floats are discharged into the middlings bin. 14.2.15 Dewatering Circuit The -1 mm material from the ultrafines prep screen undersize and recrush prep screen undersize are pumped to the dewatering cyclone cluster. The dewatered and deslimed underflow is further dewatered by the dewatering screen. Dewatered material is conveyed and stacked on the fines stockpile. The overflow (and slimes) from the dewatering cyclones report to the thickener via the safety screen as tailings and is pumped to the thickener feed box. The dewatered grits will either be sold as a secondary product or alternatively kept on a separate stockpile for future processing. 14.2.16 Tails Thickener The safety screen underflow is fed to the tails thickener and combined with thickener underflow recycle and is mixed with flocculant to assist the settling process. The thickener underflow is pumped to the first tails hopper and the thickener overflow reports to the Process Water Tank. The tailings disposal system consists of several two-stage pumping and booster stations. The first two stages of tailings pumps station are located at the thickener. 14.2.17 Plant Reagents Two compressors are included in the design, both units are operational. Air from the compressors is dried and filtered to provide the air required for actuated and control valves as well as pneumatic actuators. The DMS medium will be made up manually in the FeSi mixing circuit. Once the medium is made up to the correct density and sufficient mixing has occurred, the medium is distributed to the DMS circuits. An automated flocculant plant will make up flocculant to the required strength and dosed at a controlled rate to the thickener. 14.2.18 Process and Potable Water Process water is pumped from the process water tank to various process water distribution points. Raw water is added to the process water tank. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 203 of 368 Potable water for eye wash stations and other non-process infrastructure is pumped from the potable water tank to the various users. Potable water make-up comes from the potable water treatment unit which will treat water supplied from an external source. The treatment plant produces brine waste, which is sent to the thickener via the safety screen. 14.2.19 Raw Water The raw water storage tank includes fire water supply reserve. The firewater draws from the bottom of the tank and raw water suction is midway up the tank, leaving reserve for firewater. Raw water is pumped from the raw water storage tank to the raw water distribution points. This includes raw water for gland service water and MSA water supply. Raw water make-up is added to the raw water tank from the raw water dam. 14.2.20 Tails Boosters & TSF The first tailings pumping station consists of a hopper and two stage pump arrangement and transfers tailings to the TSF via two booster pump stations. Decant water is pumped from the TSF back to the Raw water dam which supplies raw water to the processing plant and allows for controlled discharge of water. Primary & Secondary Ultrafines DMS Circuit Feed from the ultrafines prep screen discharges the screen into the primary ultrafines DMS (UFDMS) mixing box and is mixed with dense medium and pumped to the primary ultrafines DMS cyclones. The primary UFDMS cyclone underflow and overflow discharge onto the primary ultrafines screen. Sinks discharge into the secondary ultrafines mixing box. Floats discharge on to DMS rejects conveyor and transferred to the DMS rejects bin. Ultrafines DMS circuits required a standalone FeSi circuits due to physical limitations and proximity to the primary and secondary coarse and fines DMS circuits. Primary & Secondary Ultrafines FeSi Circuits As with the other FeSi circuits, the ultrafine (primary and secondary) circuits dilute medium from the rinse sections of the DMS screen drains to the circuits dilute medium hopper and is pumped to the magnetic separator to recover FeSi from the dilute medium. The dense medium from the drain sections of the sinks screens reports to the dense medium hoppers. The floats screen drains sections report to the densifier feed side of the respective dense medium hoppers, and from there is pumped to the tube densifiers. Densifier underflow reports to the dense medium hopper and densifier overflow to the dilute medium hopper. The ultrafines dense medium pumps supplies FeSi at target density to the dense medium header boxes which supply dense medium to the mixing boxes. 14.3 PROCESS PLANT LAYOUT 14.3.1 Plant Layout and Blockplan The plant was placed on the provided terraces with the primary crusher positioned to the northeast to best present this section to the mining operations. The product stockpiles have been placed to the southeast to provide easy access through to the national road network. The plant blockplan seeks to keep the traffic to the periphery of the plant to minimise interaction with operators in the DMS plant. The process plant layout is depicted in Figure 14-3. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 204 of 368 FIGURE 14-3 PROCESS PLANT AND INFRASTRUCTURE VIEWED FROM THE WEST 14.3.2 Maintenance Access The plant design assumes the use of telehandlers and mobile cranes to assist with the rigging and fitting of mechanical equipment. Pumps in the DMS are located outboard of the plant to provide access for a telehandler and crawl beams within the structure assist regular maintenance. 14.3.3 Plant Electrical Distribution Electrical power is to be received from the mine’s consumer substation and distributed to the various electrical substations around the plant. The substation construction is envisioned as prefabricated structures mounted on steel support frames. Power to equipment drive motors will be provided from the Motor Control Centres (MCC) located in the substations. 14.3.4 Plant Infrastructure Plant stores, offices and a plant workshop will also be required to support plant operations, refer to Section 15.10. 14.4 PRE-PRODUCTION PROCESSING 14.4.1 Key Design Criteria ALL has identified an opportunity to conduct early processing operations using a modular DMS processing plant and contract crushing services. The early production will precede the primary processing plant by nine months, allowing earlier mining to commence, early training of operations team and early cash flow. The design criteria and mass flows are summarised in Table 14-2 and Table 14-3.

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

TABLE 14-2 KEY DESIGN CRITERIA

Modular Plant Design Criteria	Quantity	Units
Crushing Plant Design Throughput	603,389	tonne/yr
DMS Plant Feed Throughput	375,629	tonne/yr
Crushing Plant Feed Throughput	86	tonne/hr
DMS Plant Feed Throughput	54	tonne/hr
Plant Utilisation	80	%
Operating Hours	7,008	hrs/yr

TABLE 14-3 PRE-PRODUCTION CRUSHING AND MODULAR DMS PLANT OVERVIEW

	Plant Feed	Secondary Fines	DMS Feed	DMS Product	Sec Floats	Prim Floats	TSF
Throughput (tph)	86.1	32.5	53.6	6.4	9.7	34.0	3.6
% Li_2O	1.20%	1.16%	1.22%	5.41%	1.52%	0.36%	1.16%
Li_2O Distribution	100%	37%	63%	33%	14%	12%	4%

14.4.2 Crushing Summary

The modular DMS plant will be fed by ore crushed by a contract crushing service provider. Ore feed material will be crushed through a multistage mobile crushing plant targeting a product with top size of 10 mm.

14.4.3 Modular DMS Plant

The following process plant description is from the modular DMS plant vendor proposal. The plant consists of the following modules to treat pre-crushed ore (-10 mm P100):

- One primary sizing and screening module with a head capacity of 86.0 tph
- Two stage dense medium separation (DMS) plants namely:

  50 tph Primary DMS; and

  17 tph Secondary DMS.

- Effluent treatment:

  Thickening;

  Pressure filtration for zero effluent discharge; and

  Water reticulation.

14.4.4 Sizing and De-Sliming

The crushed ore (crusher product) is fed into a 50-ton surge bin via a loader or conveyor. The crushed product is then withdrawn via a vibratory pan feeder and conveyed to the wet primary sizing screen feed chute. The sizing screen uses pulping water to screen the crusher product at 3 mm. The DMS feed range is -10 mm to +3 mm. The -3 mm ore is then pumped to the desliming and dewatering circuit.

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TECHNICAL REPORT SUMMARY

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The desliming circuit has a desliming cyclone which removes the -45-micron material as the cyclone overflow and the -3 mm +45 micron material as the underflow. The cyclone underflow is deposited on a dewatering screen which produces a low moisture cake for stockpile.

The DMS feed bin will have a design capacity of 25 tons. The bin will be equipped with a level transmitter, to prevent overfeeding / over filling.

DMS feed Material (-10 mm +3 mm) is extracted from the DMS bin via the DMS pan feeder and conveyed to the Primary DMS Feed preparation screen for further treatment.

14.4.5 Primary DMS

The primary DMS feed conveyor discharges onto the primary DMS feed preparation screen via the feed preparation screen feed chute. The ore is pulped using the magsep effluent.

The feed preparation screen plays a dual role namely, de-sliming and 1st stage grit removal (-3.0 mm).

The +3.0 mm ore is discharged into the mixing box where the ore is mixed with FeSi medium at the correct density, supplied from the correct medium tank.

The ore / medium mixture in the mixing box is pump fed to the cyclone via the cyclone feed pump.

The DMS cyclone separates incoming ore into a high-density concentrate (sinks) fraction and low-density tailings (floats) fraction. The density separation takes place due to the centrifugal forces generated inside the cyclone.

Due to the modular nature and capacity of the DMS plants, the use of combined floats/sinks screens are possible. This assists with a compact design as well as capital cost reduction.

The cyclone overflow (float/tailings) from DMS Cyclone is laundered to the DMS floats drain and rinse side on the combined sinks/floats screen.

Ferrosilicon medium is removed, from the floats stream, using the drain (feed) end of the combined sinks/floats screen, on the floats side.

The ferrosilicon medium removed via the drain end of the floats side on the combined sinks/floats screen is laundered to the correct medium sump, via the drain section of the screen underpan.

The remaining medium is “rinsed” on the rinse end of the floats side of the combined sinks/floats screen using medium pressure process water spray bars as well as magsep effluent. The Primary DMS floats reports to the Primary Floats conveyor and then to the Primary Floats stockpile.

The cyclone underflow (sinks/concentrate) from the DMS Cyclone is laundered to DMS sinks side of the combined DMS sinks/floats screen.

Ferrosilicon medium is drained using the drain (feed) end of the sink side on the combined floats/sinks screen. Adhering medium is washed off towards the rinse (discharge) side of the sinks screen using medium pressure spray water supplied by the process water pump as well spillage from within the DMS area.

The ferrosilicon medium removed from the drain side of sinks screen is laundered to the correct medium sump. The rinsed medium reports to the dilute medium sump.

The sinks/concentrate discharged from sinks screen, is discharged onto a vibrating feeder and then conveyed to the secondary DMS mixing box via the secondary DMS feed conveyor, as feed into the Secondary DMS.

The medium collected in the correct medium sump is pumped to the mixing box using the correct medium pump.

Correct medium is also pumped to a single tube densifier. The tube densifier is used to separate the medium into an over-dense fraction.

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

Medium density control is performed by the addition of process water using the density control valve directly into the correct medium sump, in response to the output from a non-nuclear density transmitter fitted to the correct medium feed pump delivery line.

Dilute medium collected in the dilute medium sump is pumped to the magnetic separator using the dilute medium pump. The over dense medium recovered by the magnetic separator is collected in the magnetic separator over dense discharge chute. Over dense medium is then laundered to over dense splitter box via the demagnetising coil. The over dense medium then reports to correct medium sump or dilute medium sump.

The effluent from the magnetic separators is separated into clean and dirty effluent in the magnetic separator underpan. Clean effluent gravitates to the drain and rinse screen flood boxes for use as low-pressure flood water to rinse FeSi through the various screens. Dirty effluent is used to pulp DMS feed on the Primary DMS feed preparation screen.

14.4.6 Secondary DMS

The secondary DMS operates on the same principles as the primary DMS. Differences between the primary and secondary DMS include:

- Secondary DMS receives primary DMS sinks and is used for concentrate grading (DMS middling and concentrate). Thus, it operates at a higher medium density than the primary DMS.
- Final feed preparation has already been conducted on the primary DMS Feed preparation screen therefore it does not have a feed preparation screen on the Secondary DMS.
- Secondary DMS floats reports to the middling's conveyor.
- Secondary DMS sinks reports to the Concentrate conveyor.

14.4.7 Tailings Treatment and Water Reticulation

The cyclone overflow from desliming gravitates to the thickener feed box whereby flocculant and effluent are mixed to form a settling slurry. The flocculated slurry feeds a high-rate thickener.

The settling slurry separates into a thickened solids fraction and clear supernatant stream. The supernatant exits the thickener as "overflow" and the thickened solids as "underflow". The underflow is fed to a pressurised Plate and Frame filter press. The use of a filter press provides a zero effluent discharge philosophy and dry tailings cake stacking. The filtrate is recirculated back to the thickener feed box.

Filter cake removal is by front end loader.

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

15.0 INFRASTRUCTURE

15.1 SITE DEVELOPMENT

15.1.1 Introduction

Existing infrastructure that will support the site includes:

- The sealed N1 highway running to the south of the site.
- Existing unsealed roads traversing the site.
- HV powerlines in the vicinity of and traversing the site.
- Ports of Takoradi approx. 110 km to the west of site and Tema, 25 km east of Accra.
- Airports at Accra and Takoradi.

Infrastructure required to be developed or modified to support the site includes:

- Water supply and sources including a water storage dam (WSD).
- Power supply from the existing grid and existing electrical powerline infrastructure relocation for mine development.
- Integrated Waste Landform Tailings Storage Facility (IWLTSF).
- Plant site access road.
- Buildings and facilities, including the Mine Services Area.
- Fuel supply & storage.
- Communications.

Given the proximity and road quality to Accra and Takoradi, no airstrip is required to support the site.

15.2 SITE WATER MANAGEMENT

15.2.1 Overview

The Ewoyaa project area requires raw water and process water for exploration, construction, exploration, plant operations, mining and dust suppression. Water sources include rainfall, groundwater, local reservoirs, and rivers. A water balance has been developed to determine the water demand through construction and as the operations ramp-up. The water balance is used to develop the site Water Management Plan, including dams, pumps and pipelines, drainage. The associated water infrastructure has been designed and costed in the FS estimate.

The site is located downstream of a large catchment area to the East of the project which flows towards the Ewoyaa Main Pit. SRK has identified the extent of this catchment zone along with the remaining minor catchment zones affecting the overall mining area which are shown below in Figure 15-1.

SRK has developed a conceptional SWMS in PCSWMM and created a dynamic rainfall runoff simulation model based on the SCS method. The model was set up to calculate 1:50-year and 1:100-year flood peaks. Based on average conditions including fissure water from the pits, the modelling indicates the following:

- Make-up water demand specifically for the plant averages 1,036 m^3/day. The remainder of the water used in the plant is received in the ROM feed (~463 m^3/day) and recycled from the tailing (~229 m^3/day).
- The largest TSF recycle and process water shortfalls occur in March during average climatic conditions, as under average climatic conditions there is minimal rainfall from December to February.

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Ewuoyaa
Legend
Outlets
Pit shells
Drainage lines
Subcatchments
0
0.5
1
2
Kilometers

FIGURE 15-1 UPSTREAM CATCHMENT VOLUMES

The water balance is sensitive to runoff coefficients and base flow rates as well as the variability of these parameters as a function of rainfall. As more site data becomes available, the mine's water balance should be updated to understand the response to climatic variations, improve certainty on the makeup water requirements, and excess water generation and identify water conservation and water demand management measures.

15.2.2 Permits and Approvals

The two acts of legislation that are most relevant to surface water in general and surface water and groundwater at mines are the Water Act, and the Mines and Minerals Act.

The Water Act provides for the establishment and determination of powers of the catchment and subcatchment councils, the granting of permits for water use, the protection of the environment and the prevention and control of water pollution. It also provides for the approval of water schemes and for matters relating to dam works. In effect the act delegates approvals for abstraction from surface and groundwater, and resources for mining purposes to the local Catchment Council,

The Mines and Minerals act directs that the use of public water for any purpose other than primary purpose is regulated by the water act. Section 195 in effect states that the rights to dewatering water and contained stormwater, that would normally run to waste and is used in that or another nearby mining process, is vested in the holder. In all other circumstances relating to water, discharge or pollution the rights and responsibilities of miners and prospectors shall be in accordance with the Water Act.

In terms of current legislation relating to water management at the ELP site, the following permits are required:

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- Water use permit (For Water Dam / Reservoir)
- Water use Permit (For Groundwater / Boreholes)
- Dam Construction Approval
- Dam Safety Licence
- Dam Operations & Maintenance Manual
- Dam Emergency Preparedness & Response Plan
- Water Supply Installation Permit and Certification of Completion
- Sewer Permit
- Approval to pump from the Municipal Dam at Baafikrom

15.2.3 Environmental Considerations

Groundwater and surface water quality monitoring will be carried out during construction and mining operations, and through closure for an agreed period according to industry standards and best practice. Details of monitoring installations and monitoring frequency will be defined and documented in the Water Management Plan which will be further refined in future stages of Project development and as the detailed designs progress.

An Erosion and Sediment Control Plan will be prepared as part of the Project Execution Plan to detail the minimum requirements for sediment control and the construction of sediments ponds used in conjunction with diversion drains and surface water management. The Erosion and Sediment Control Plan and should include:

- Measures for the interception, diversion and reduction of runoff from exposed soil surfaces, tailings dams and waste rock dumps.
- Consideration of soil stabilisation methods, including both vegetative and non-vegetative methods
- Sediment control structures (such as detention dams) should be provided where necessary to remove sediment before release to the environment. All sediment control and retention facilities should be properly maintained.

15.2.4 Closure

At mine closure, clean water runoff from the rehabilitated spoil areas that meet with the discharge water quality criteria will be released back into natural creeks. The landform will be amended as part of rehabilitation works, to make natural drainage possible. Water from rehabilitated areas will be released once rehabilitation success criteria and the water quality are met the government standard.

Closure of the mines water management system elements considered below include Water Storage Facilities and all associated pumping and control systems, open pits and sedimentation dams, Tailings Storage Facilities including management of post closure seepage.

Pits, dams and other water management ponds may be reshaped, backfilled with waste rock or left to fill naturally with ground and surface water ingress. In many cases these water storage bodies can add valuable water sources for local communities and native wildlife.

The sedimentation dams will likely be retained in their final form to assist with post closure environmental control. The rate of silting will reduce significantly after mining operations have ceased, and the open pit lakes will intercept all but minor quantities of the sediment load. Ultimately the sediment load carried into the downstream river systems will equal or better than those of pre-mining levels.

15.3 WATER BALANCE

Data from the site was used to define the behaviour of the model and the boundaries defined. The boundaries have been defined according to the following:

- Pit Mining Area;

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- Plant;
- Tailings Storage Facilities (IWLTSF and IPTSF); and
- Water Storage Dam (WSD).

A daily water balance was set up in Goldsim and the water balance reads the daily rainfall and evaporation. The water use indicated in the water balance is estimated by calculation or assigned as a constant design value provided in the TSF scoping study.

These assumptions/constants can be modified at any stage, and the resulting water balance would be automatically updated. Dewatering of the pit is modelled in the water balance using data obtained from the groundwater model. The average rainfall conditions are also automatically updated as more rainfall data is added to the existing record.

The assumptions implemented in the water balance modelling are presented in Table 15-1. The process flow diagram indicating the various locations used in the water balance is presented in Figure 15-2. The TSF area, plant water demand and plant production were dynamically simulated over the life of mine.

TABLE 15-1 WATER BALANCE ASSUMPTIONS AND VARIABLES

Variable	Value	Unit
Percentage of the TSF that is estimated as a pool where water ponds	5	%
Percentage of the TSF that is Wet as the slurry flows to the pool	35	%
Percentage of the TSF that is Dry	60	%
Interstitial Storage (percentage of tonnage)	0.25	
Slurry Density	1.3	Tonne/m^3
Tonnage	2 700 000	Tonne/annum

The TSF area was set up to change over time based on the development of the TSF.

At design capacity the processing plant would require water volumes close to 1,370 m^3/day. Operating at the planned 85% utilisation and excluding the water in the ROM product and recycled water, the annual plant water consumption is around 321 GL/year.

Based on average conditions including rain and fissure water from the pits, the modelling indicates the following:

- Make-up water demand specifically for the plant averages 1,036 m^3/day.
- The TSF recycle water to the plant averages 230 m^3/day.
- The moisture in the ROM product, entering the plant is approximately 465 m^3/day.

The model also makes allowance for the daily water demand required for site dust suppression based on the area of haul roads and the daily evaporation rates. For the purposes of estimation in pit and high use haul roads are allocated twice the application of low use haul roads. In general, dust suppression volumes range between 500 m^3/day and 1,900 m^3/day are expected to be required depending on mining stage and variance in the annual weather conditions.

The washdown facilities located at the workshop and service bays have been estimated to require a total combined amount of 150 m^3/day of raw water on average. There are however several factors which could increase predicted draw on the dam supply. These include:

- Reduced Tailings Return Water.
- Increased draw for dust suppression.
- Extended dry periods or lack of local rainfall reducing rainfall runoff contributions into the open pits and dams.

Table 15-2 summarises the daily average site water demand. Figure 15-2 illustrates the average site water balance, with fissure water inflows.

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ATLANTIC LITHIUM

TABLE 15-2 SITE WATER DEMAND

Source	Demand (Average)	Comments
Processing Plant	1,730 m^3/day	Based on 85% utilisation
Dust Suppression	1,500 m^3/day	Model based on climatic history
Wash Down	150 m^3/day	Based on times of peak plant usage
Irrigation	100 m^3/day	Revegetation and agriculture
TOTAL	3,480 m^3/day	

15.4 WATER SUPPLY

15.4.1 Water Supply Sources

The primary source of raw water to the proposed WSD is via pit dewatering sources. A numerical groundwater model was developed by SRK to simulate the inflows into the various pits. The modelled hydraulic conductivities for the weathered zones were derived from pumping tests undertaken on monitoring wells installed close to the Ewoyaa Main pit.

Passive inflows into the Ewoyaa Main and Ewoyaa South 2 pits are the greatest, with a maximum inflow of 1,995 m^3/day and 1,652 m^3/day respectively. Inflows into the outer pits are relatively low at less than 1,000 m^3/day.

The combined groundwater inflow from all the pits gradually increases from 275 m^3/day to a peak of 4,944 m^3/day by year 11 of operation. The Project design includes a water storage dam (WSD) of capacity 184,000 m^3. Ground water flowing into the pits will be pumped to the WSD to maximise re-use of water in the Project area.

The Project estimate for make-up water to the plant is 100 m^3/d for the initial startup and first two years of operation. It is proposed, subject to approvals, to pump make-up water to the WSD from the municipal dam (Agage Lake) at Baafikrom approximately 7 km away. In proceeding years, the storage capacity of the TSF, and water in-flows to the pits are estimated to reduce make-up water demands to the point where in year 3 of operation the Project should become self-sufficient, without pumping from the dam. Estimates are based on average rainfall.

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srk consulting
Current Average Water Balance Schematic
Simulation Settings
SRK Project no 582606 2023
Tailings Tonnage
7392 m3/d
Slurry Density
1.5 tonne/m3
Daily Rainfall
Monthly Rainfall
879 m3/d
Makeup Water
0 m3/d
PLANT
15 m3/d
Plant Losses
0 m3/d
Sewage/Consumption
605 m3/d
1469 m3/d
29 m3/d
Rainfall Pool
0 m3/d
TSF
30 m3/d
Evap Pool
91 m3/d
Evap Wet Beach
232 m3/d
Rainfall Wet Beach
31 m3/d
Evap Dry Beach
166 m3/d
Seepage
138 m3/d
Rainfall Dry Beach
1211 m3/d
Interstitial Storage
530 m3/d
466 m3/d
0 m3/d
RWD
7.8 m3/d
Evaporation
7.5 m3/d
Rainfall
0 m3/d
Run off
3.5 m3/d
Seepage
139 m3/d
377 m3/d
OPEN PITS
Rainfall
120 m3/d
Evaporation
0 m3/d
Seepage
0 m3/d

FIGURE 15-2 SITE AVERAGE WATER BALANCE WITH FISSURE PIT INFLOWS

15.4.2 Water Storage Dam

The WSD comprises of a low permeability design situated on the southwestern face of the proposed waste dump of 184,000 m³ approximate capacity. The WSD will collect rainfall runoff from a relatively small catchment, however the bulk of fill water will originate from pit water inflows and supplemented from the nearby municipal dam at Baafikrom some 7 km away.

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The proposed location for the WSD is shown in Figure 15-3. The basin area will be cleared, grubbed, topsoil stripped, and a 300 mm thick compacted soil liner constructed over the entire basin area, comprising either reworked in-situ material or imported low permeability material. The WSD embankment is proposed to be constructed using borrow low permeability material. A typical section of the proposed WSD embankment configuration is shown Figure 15-4. An operational emergency spillway will be installed to convey any emergency flow in a controlled manner and to protect the integrity of the constructed embankments in the event of overflow.

A decant system for water abstraction will be used throughout the operation. The decant system will consist of a submersible pump floating decant, pumping to the plant for use in the process circuits.


WATER STORAGE DAM
WATER POND
WASTE DUMP EAST STAGE 1

FIGURE 15-3 WSD LOCATION


WASTE DUMP CREST RL 40.0 m
WASTE DUMP
10.0 m
BORROW MATERIAL
WSD RL 29.1 m
CREST RL 23.0 m
2.25
EXISTING GROUND SURFACE (RL 16.6 m)

FIGURE 15-4 WSD EMBANKMENT TYPICAL CROSS-SECTION

15.4.3 Tailings Return

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ATLANTIC LITHIUM

The amount of water returned from the reject's disposal area controls the overall site water balance on site and the need or otherwise to import either raw or mine water to supplement available site reserves. Return water volumes will be further modelled in future stages of Project development and will need to be monitored closely during mining operations to ensure site water balance is achieved and maintained.

Tailings seepage and decant has been modelled by SRK and forms an important component of the plant water supply. The decant will be returned directly to the plant after settling. It forms an important component of the water supply to the plant and is expected to average approximately 230 m³/day. A further 465 m³/day is received by the plant in the ROM product moisture.

15.4.4 Rainfall and Pit Dewatering

Annual rainfall data has been obtained from the nearest weather station to the project site, located in Saltpond. The long-term rainfall data obtained from the Saltpond weather station is summarised below in Table 15-3 and has been used in conjunction with the more recent data taken from the weather station which have been established on the mine site. Annual totals range between 0.9 m and 1.1 m in the coastal savannah areas and up to 1.6 m in the interior close to the margin of the forest zone. The dry season is typically observed during the summer months, December to February and again during late Winter from July to September.

The wet and dry average rainfall periods have been factored into the supply and demand calculations for the overall site water balance.

TABLE 15-3 AVERAGE AND MAXIMUM RAINFALL DATA

Rainfall	Units	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Mean	mm	16.6	22.5	71.7	96.8	207.5	222.3	65.5	25.9	43.6	103.6	53	27.3	950.5
Highest	mm	73.4	91	250.4	222.9	433.8	471.8	286.8	80.5	125.5	211.2	160.5	113.1	1,541

Mine pit inflows have been investigated by SRK and are summarised further in Section 13.3.5. Collection of water in the pits shall consist of all ground water seepage and surface water and rain fall runoff. Total water volumes collecting at the base of the open pits have been estimated to begin around 200 m^3/day during the early phase of mining and increase gradually to a peak of over 4,500 m^3/day by year 11 of operation.

Water collected in the open pits will collect in purpose-built sumps at the lowest point of the pits and be pumped directly into the Water Storage Dam for use in plant operations as well as dust suppression and plant washdown.

15.4.5 Contingency

Including contingency for operational and climate conditions, the maximum annual water demand from the dam is estimated to be 350,000 m^3. Although initial modelling shows that the mine should be self-sufficient with regard to water supply, it is envisaged that pumping from the dam at Baafikrom could take place (pending approvals) for 6 months each year during the wet season when additional storage in the WSD is required due to factors such as reduced tailings return, lack of local rainfall or periods of extended drought and additional dust suppression requirements.

15.5 TAILINGS STORAGE AND MANAGEMENT

15.5.1 Tailings Properties and Testing

Preliminary representative primary tailings samples were obtained for laboratory testwork. A sample were provided to Fremantle Metallurgy laboratory in Fremantle, Western Australia, for Dynamic Thickener Test work. A second sample were provided to Slurry Systems Engineering in Perth, Western Australia for rheology tests and assessment of pumpability. The laboratory test schedule for the tailings samples included:

- Dynamic Thickener Test Work

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TECHNICAL REPORT SUMMARY

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- Settling Test Work
- Filtration Test Work
- Rheology Test Work
- Rheology and Pumpability Test Work
- Physical Properties of Sample
- Slurry Rheology
- Settling Test Work
- Assessment of Pumpability

Based on the tailings testing completed, an overall deposited tailings in-situ dry density of 1.5 t/m^3 is considered appropriate for design purposes.

The results of the PSD, and AL testing for the primary ore tailings are presented in Table 15-4.

TABLE 15-4 TAILINGS FEED CHARACTERISTICS TEST RESULTS

Parameter	Tailings
% finer than 600 µm	100%
Specific Gravity	2.71
Liquid Limit (%)	38%
Plastic Limit (%)	24%
Plasticity Index (%)	14%

Settling tests (undrained and drained) have been executed at 55% concentration of solids. The settling test results reveal no unusual settling behaviour. The objective of a settling test is to monitor the tailings settlement and the development of clear supernatant water in both undrained and drained conditions. For the drained settling test, water is removed through the base of the test cylinder and measured on top of the tailings where supernatant water developed.

These measurements provide an indication of how much water will be available for recovery and the speed at which this water is released. The results of the settling and air-drying tests are summarised in Table 15-5. The laboratory results show water available as a percentage of water mass in the sample as presented in the table.

TABLE 15-5 TAILINGS SETTLEMENT PARAMETERS

Parameter	Tailings
Undrained - Supernatant Water	21.8%
Undrained - Density	1.25 t/m^3
Drained - Supernatant Water	29.3%
Drained - Underdrainage Water	31.2%
Drained - Density	1.38 t/m^3

Based on the preliminary tailings testing memorandum, the design slurry density of 55% was adopted. The points to note from the laboratory results, on the basis of calculating water return as a percentage of water mass, are:

- Supernatant water available for recovery from the undrained settling test (i.e., no underdrainage installed) for slurry densities of 55% solids is approximately 21% within 24 hours;
- The dry density at the completion of the undrained test is 1.25 t/m^3 for 55% solids. In the tropical environment of the Project location, it is likely that very little water would be recovered after 24-hours, given the moderate to high humidity;

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- Supernatant water available for recovery from the drained settling test (i.e., underdrainage installed) for slurry densities of 55% solids is approximately 29% for within 24 hours;
- The dry density at the completion of the drained settling test is 1.38 t/m³ for 55% solids. In the topical environment of the project location, it is likely that very little water would be recovered after 24-hours, given the moderate to high humidity; and
- Underdrainage water from the drained settling test, available for recovery for 55% solids, within 24-hours, is approximately 31%. It should be noted that for both tests, supernatant water can flow down the inside of the cylinder after approximately 24 hours. This does not mean that additional water would be recovered from the underdrainage beyond this time, as the cylinder provides a flow path which would not exist in operation.

The test results indicate that both the tailings settle moderately. The settled dry densities are high and are likely to be exceeded during operation of the IWLTSF. This system is expected to be designed to recover up to half of the total water recovered from the IWLTSF. Additionally, the results indicate that any water recovered at the plant by means of thickening will be offset by a reduction in the volume of water available for recovery at the decant pond. However, it is noted that the laboratory testing of tailings was executed under ideal conditions and is only a guide to actual performance since the supernatant water is decanted in the field, allowing the tailings to drain.

15.5.2 Tailings Geochemical Characteristics

No further works for Tailing Geochemical Characteristics was identified during the FS study phase. For completeness we have included the findings below as per the PFS.

Representative tailings slurry samples derived from the Ewoyaa Main Composite and the Anokyi Main Composite mineralisation have been geochemically characterised by Graeme Campbell and Associates in Perth, Western Australia. The Ewoyaa Main Composite and the Anokyi Main Composite tailings both classify as Non-Acid Forming (NAF), reflective of negligible sulphides. The tailings solids are enriched in lithium associated chiefly with residual spodumene with a slight to moderate enrichment of bismuth and tin.

The tailings-slurry-water sample was neutral-to-alkaline (pH 7-8), and of low salinity. The concentrations of minor-elements were generally below, or near, the respective analytical detection-limits (0.1-10 µg/L range typically).

15.5.3 Waste Rock Geochemistry

Preliminary geochemical characterisation of ore and waste rock materials was conducted as part of the exploration activities. ALL routinely conduct geochemistry testing on average 1 m interval drill samples as part of the exploration function. Assays are primarily focused on the ore material; however, the Company routinely assays between 4 m to 12 m into the waste lithologies in addition to a limited number of whole of drill hole intervals in the earlier years of resource drilling.

Average ore and waste rock geochemistry was interpreted to be Non-Acid Forming (NAF) based on very low maximum potential acidity values and moderate acid neutralising values resulting in a predicted negative net acid producing result. The testing also returned generally neutral pH values. It should be noted that the majority of samples provided for testing comprised pegmatite, which was typically logged as comprising spodumene, quartz and mica in varying proportions but sulphides were only very rarely noted. The concentrations of uranium and thorium are below trigger-levels where radiometric testing is typically recommended.

Minor sulphides were more commonly logged within the waste lithologies, and within schist more so than granite waste lithologies, however generally associated with localised cross-cutting fault structures. Average whole rock geochemistry of waste lithologies show very low sulphide content overall with minor contact enrichment in Li_2O interpreted to be NAF.

Further testwork to determine the overall acid generating potential of the waste and element enrichments will be conducted during execution phase of the project, with no known risk to the project.

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15.5.4 Tailings Storage Design

The objectives of the design of the TSFs are to optimise tailings storage capacity, maximise tailings density, achieve water recovery in the range of at least 65% of the slurry water, reduce seepage and minimise the environmental and societal impact.

The IWLTSF embankments are proposed to be constructed using excavated material for Stage 1 and mine waste material as part of the proposed waste dump for Stage 2. The proposed IWLTSF (at the completion of Stage 2) and IPTSF configurations relative to the Waste Dump East Stage 1 are shown in Figure 15-5 and Figure 15-6 respectively.


ROCK RING STAGE 2
DECANT CAUSEWAY STAGE 2
EMBANKMENT STAGE 2
WASTE DUMP EAST STAGE 1

FIGURE 15-5 IWLTSF GENERAL ARRANGEMENT (PLAN)


EWOYAA SOUTH PIT 2 – IPTSF

FIGURE 15-6 IPTSF GENERAL ARRANGEMENT (PLAN)

Tailings are expected to be delivered from the Plant at a production rate of approximately 177 kt of solids per annum (ktpa) for 13 years. At times throughout the mine plan, the rate of deposition may increase or decrease.

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ATLANTIC LITHIUM
TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

The solids content (% solids) is expected to be approximately 55%. Tailings will be deposited using sub-aerial deposition techniques from multi spigot locations on the perimeter deposition embankments for the operation of the IWLTSF and from a single spigot for the operation of the IPTSF. Tailings spigotting or deposition within the IWLTSF and IPTSF is to be executed in thin layers of not more than 300 mm to ensure a uniform tailings beach falling towards the rock ring and opposing end of the pit respectively, is developed. The spigotting sequence for the IWLTSF is to be formulated such that the supernatant water pond is always maintained around a decant structure. Tailings deposition for the IWLTSF will occur from the perimeter embankment with spigot intervals of 20 m. Conductor pipes laid on old conveyor belt pieces are recommended to ensure that tailings discharged from the perimeter are deposited onto the tailings beach with minimal potential for erosion of the adjacent embankment.

The diameter of the conductor pipe must be designed to suit the tailings distribution pipeline size and the conveyor matting, to be placed down the embankment, also must be adjusted to suit the size of the conductor pipe.

Some operations may require not less than three (3) pieces of conveyor matting in the vicinity of the conductor pipe to provide sufficient erosion protection to the adjacent embankment. Development (filling) of the IWLTSF and IPTSF are shown graphically on Figure 15-7 and Figure 15-8 in terms of storage volume and tailings surface area.


TSF Max Storage Capacity
Embankment Max Tailings Level
Tailings Surface Level (m RL)
Tailings Storage Capacity (m³)
26
24
22
20
18
16
14
12
10
0
100,000
200,000
300,000
400,000
500,000
600,000

FIGURE 15-7 IWLTSF DEVELOPMENT PROFILE

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TSF Max Storage Capacity
Embankment Max Tailings Level
Tailings Surface Level (m RL)
Tailings Storage Capacity (m³)
10
0
-10
-20
-30
-40
-50
-60
0
100,000
200,000
300,000
400,000
500,000
600,000
700,000
800,000
900,000
1,000,000

FIGURE 15-8 IPTSF DEVELOPMENT PROFILE

15.6 ROADS

15.6.1 Road types

A range of road types will be required to and within the Project site to meet a wide range of duties. The hierarchy of road types includes dedicated mine haul roads, main access roads, general access roads and minor use roads and tracks. Some of the roads will border service corridors, e.g., raw water supply pipelines, or tailing pump line access. Hence, road alignments also need to consider service routes in addition to transport requirements.

The road widths and construction details have been selected to match the required duties. Road design parameters were determined by REC. The estimated total lengths of the main road types are:

- Main access road - 1 km
- Mine haul roads - 8 km total (by mining contractor)
- Explosives Magazine access road - 1.8 km
- Plant roads total - 0.5 km
- Secondary roads/tracks - 3 km

Roads will generally follow existing tracks or contours where no direct route can be achieved with the aim to minimise disruption to local villages and crop fields.

Laterite gravel material to form the base course for minor roads and the sub-base for heavy use roads will be sourced from borrow pits. Further investigation planned during the next phase of the Project will identify gravel borrow areas.

15.6.2 Main Public Access Road

The main access from Accra to the Project site is by 100 km of public primary sealed road. The condition of the road is generally fair, with some areas of the road requiring rehabilitation. Well defined drainage ditches are inconsistent. The road crosses numerous water courses by concrete flood ways or box culverts which may cut off traffic during heavy rainstorms in the wet season, but this risk is low.

The road to the site will carry a wide range of vehicles, including fuel delivery, reagents and spares deliveries in semi-trailers, concentrate export tipper trucks, as well as light vehicles and buses for personnel movements.

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15.6.3 Mine haul roads

Mine haul roads will be designed and constructed by the mining contractor to access the pits, waste dumps and ROM pad, as well as the mining services facilities. A haul road to the tailings storage facility (IWLTSF) for transporting mine waste for embankment construction will be installed in the future.

15.6.4 General Access Roads

The general access roads are relatively short in length and provide access from the public road to the plant facilities, mine contractor facilities, etc. These roads will be between 4 m and 7 m wide depending upon traffic type and density.

15.6.5 Plant Roads

Plant site roads are internal roads providing access between the administration area and plant site facilities. These roads will be 4 m to 7 m wide depending upon traffic type and hierarchy. The roads will be constructed flush with the bulk earthworks pad to ensure that storm water sheet flow is achieved across the site, avoiding the need for deep surface drains and culvert crossings within this area.

15.6.6 Access Tracks

A number of new tracks will be constructed to access infrastructure. The access tracks will be cleared and graded natural earth tracks that will generally follow the associated pipeline routes.

15.7 PLANT SITE DEVELOPMENT

15.7.1 Plant Earthworks

The proposed plant site and ROM pad area is located approximately 1.0 km west of the most southern pit with the southern edge of the plant site approximately 1.0 km from the existing main road.

The plant is located in a valley with a natural slope towards the southwestern edge. The plant facilities will be established on a large earthworks pad and, where possible, will tie into existing natural surface levels. The cross slope of the pad will follow the natural contours draining towards the south at an approximate 2% grade.

A cut / fill balance design approach will be adopted for the site, to minimise any surplus materials. Any surplus cut material can be utilised around the site for formation of the access road from the national freeway or hauled to the TSF for embankment construction.

The ROM pad will be located approximately 200 m to the northwest of the plant site. This will require a sizeable quantity of fill material to establish the pad and will be undertaken by the mining contractor using mine waste.

15.7.2 Ground Conditions

Geotechnical Investigations will be carried out in the next design phase to determine ground conditions and material properties for various components of the proposed infrastructure. Preliminary site investigations carried out by Geocrest indicate near surface soils are anticipated to comprise lateritic gravel and residual clay.

The Geocrest site investigation generally intersected organic material to 0.2 m and variations outside this depth range may be present over the site. The organic material is not suitable for use as structural filling. It is only suitable for rehabilitation purposes.

Based on these estimated ground conditions, it is considered likely that the plant site structures can be founded on raft and spread footings and the use of piling will not be required. Furthermore, there are no excessive loading conditions expected from the plant equipment components, with the primary crusher being the largest facility in the design, and no major process equipment (i.e. grinding mills or CIL tanks as would be typical in a gold operation).

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15.8 POWER

15.8.1 Electrical Power Supply

The installed load for the project will be 8.7 MW with average continuous demand of 5.67 MW. A power supply study was conducted for the Project by ECG Engineering.

Given the low power requirements for the mine and the relatively short life of mine, a 161 kV power supply from the grid is uneconomical. The best grid option available would be to utilise a 34.5 kV supply from the Electrical

Several power supply options have been evaluated by ECG. These are:

- Grid power supply to the mine site.
- An onsite self-generating power station.
- An onsite power station provided by an Independent Power Producer.

15.8.2 Electrical Distribution

The preferred option for providing power to the ELP is to construct a 34.5 kV single circuit transmission line from the Ewoyaa plant site to Saltpond Substation where there is a 161/34.5 kV substation. The transmission line length would be approximately 3 km.

The electrical system for the Project is based on 34.5 kV distribution and 415 V working voltage.

15.8.3 Powerline Relocation

One 161 kV and one 330 kV transmission lines pass through the mining area and will need to be diverted around the planned mining areas. Figure 15-9 shows the proposed relocation route of the two transmission lines. The revised route will be approximately 15 km in length, requiring 30 km of new transmission lines.

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GHANA GRID COMPANY
PROJECT: ATLANTIC LITHIUM POWER PROJECT
TITLE: ROUTE LINE PLAN
Licensed No. .... Date....../........./2023
SHEET 1 OF 1
SCALE : 1:50,000
UNITS: FEETS
DATE: APRIL, 2023
LEGEND
AP19 SURVEY BEACON
ROAD
RIVER/STREAM
330kV ABOADZE - A4BSP LINE
161kV CAPECOAST - ABOADZE LINE
SETTLEMENTS/TOWNS
ATLANTIC
LITHIUM
MINES SITE
Andnoso
Krofu
Ewuoyeso
Ekurabaadze
Faith
Healing
Centre
Ankaful
(Ankaful)
Kuntu
MP66
SALTPOND/MANKESSIM

FIGURE 15-9 POWERLINE RELOCATION ROUTE

15.8.4 Electrical Buildings

The Main HV Switchboard and one LV 415 V MCC will be installed inside the switchroom building at the ground level proximate to the plant. Plant electrical buildings will be prefabricated transportable containerised switchroom buildings. These electrical buildings will be installed with air-conditioners and sealed to prevent ingress of dust.

15.8.5 Earth Fault Protection

Earth leakage protection will be applied to circuits with GPOs (General Purpose Outlets) and for lighting circuits.

15.8.6 Fire Protection

The switchrooms and the plant control room will be provided with fire detection systems. Signals from the fire detection system will be wired to the respective fire indication panel (FIP) in the switchrooms and all signals will be monitored by a master fire detection panel (MFIP) in the plant control room. Each FIP will also be wired to a local siren with beacon to warn staff of the fire detection. The same fire and smoke activation alarm signals detected by the fire detection system will be monitored in the plant control room.

15.8.7 Cable Ladders

Cable ladders will generally be laid horizontally, with vertical ladders used in areas where spillage may occur. Hot dip galvanised / epoxy painted type cable ladder will be used.

Cables of different voltage groups will be installed on separate ladders. If they need to be installed on the same ladder, then complete segregation of ladders will be provided. Ladder routes will follow the structural pipe racks.

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15.8.8 Cables

Direct buried cables will be provided with armouring. Cables up to 16 mm^2 will be PVC insulated and bigger cables will be XLPE insulated. Variable speed drive cables will be multiple core 3 x phase and 3 x earth cables symmetrically laid out within an overall shielded cable. Cables within the plant area will be installed above ground, on cable ladders and follow the mechanical pipe racks wherever possible.

15.9 COMMUNICATIONS SYSTEMS INFRASTRUCTURE

The Communication System Infrastructure will establish critical and typical services to the mine site. The key points addressed in the estimate allowance for same include:

- Satellite communications infrastructure and services;
- Communications infrastructure;
- Network cabling infrastructure;
- Data communications (LAN / WAN);
- Communications tower;
- Telephone systems; and
- Two-way radio systems.

Wireless access point devices conforming to relevant specifications will be utilised to provide wireless point-to-many network connectivity within selected buildings, e.g. administration, for data and voice services.

The 3G/4G network in the region is reasonably reliable and mobile phone usage will be utilised where practicable.

For long term system reliability, as well as continuing service availability, uninterruptible power supplies (UPS) will be provided for the majority of the communications and network equipment.

A digital trunked voice radio system will be installed at the mine radio communications tower providing 2-way voice radio communications for site operations and will be designed with consideration for permanent operations, mining and maintenance requirements. The system will comprise hand-held radios, heavy and light vehicle radios, consoles and base stations.

A communications tower will be installed adjacent to the plant. The tower will transmit and receive the UHF voice mobile radio around most of the processing and mining areas.

An access control system comprising turnstile gates and card access/control systems are proposed for employee and contractor access and egress.

15.10 PLANT AREA BUILDINGS AND FACILITIES

15.10.1 General

The project will develop several buildings and facilities to support the operation, including:

- Administration building housing management and administrative personnel;
- Services building to house medical, training and other support facilities;
- workshop and warehouse;
- reagent storage sheds;
- worker changeroom, ablutions building; and
- site access building and access turnstile gate.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 225 of 368 FIGURE 15-10 MINING SERVICES, ADMINISTRATION, WORKSHOP AND WAREHOUSE FACILITIES 15.10.2 Mine Services Area Facilities The mine services facilities will be provided entirely by the mining contractor under their contracted works; however, power, water and sewage systems will be supplied to these facilities from site-based services. 15.10.3 Administrative and Support Facilities The administrative and support facilities include the administration office, clinic and security buildings and staff amenities. The buildings will all be constructed as concrete slab on ground, walls will be constructed with block work with metal deck roofing on steel trusses. The main buildings include the following: • Plant and administration building, including reception; • Support services building, including clinic and security; • Mining office for the Owner’s mine management staff; • Plant chop house, including dining hall for on-site meals; and • Plant ablutions and change house. 15.10.4 Process Plant Support Facilities The process plant support facilities will generally be industrial type structures. Most will be constructed of a concrete slab on ground with structural steel frame and metal cladding, and include: • Control Room; • Compressor house; • Reagents storage shed; • Laboratory; and • Workshop and Warehouse. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 226 of 368 15.11 OTHER SUPPORT FACILITIES 15.11.1 Sewage Collection and Treatment Effluent from all water fixtures in the plant and administration areas will drain to a gravity sewerage system. This system will be comprised of a graded PVC pipe system connecting to all sources within the plant. The gravity sewerage system for each area will drain to a sewer pump station from where it will discharge via a pressure main to the sewage treatment plant located at the eastern perimeter of the plant site. The pump stations will include duty and standby pump and some overflow storage capacity to provide short term protection against power failures. A packaged sewage treatment plant system will be installed to treat the sewage. The plant will be a proprietary supplied unit specified to comply with performance-based criteria. The criteria will be drawn from the Project discharge requirements. 15.11.2 Water Services Raw water for the Project will be pumped to the plant site from the Water Storage Dam and will discharge into the process water pond or raw water tank as required. The process water pond in the process plant will have sufficient capacity to minimise the impact of short-term supply interruptions. Duty / stand-by pumps will be provided for water distribution to the plant. Fire water for the process plant will be drawn from the raw water tank. Suctions for other water services fed from the process water pond will be at an elevated level to ensure a fire water reserve always remains. The fire water pumping system will contain an electric jockey pump to maintain fire ring main pressure, an electric fire water delivery pump to supply fire water at the required pressure and flowrate and a diesel driven fire water pump that will automatically start if power is not available for the electric fire water pump or that the electric pump fails to maintain pressure in the fire water system. Fire hydrants and hose reels will be placed throughout the process plant, fuel storage and plant offices at intervals that ensure complete coverage in areas where flammable materials are present. Raw water will be supplied directly from bores to the plant potable water treatment plant. The water treatment facility will include sand filtration, micro filtration, ultra-violet sterilisation and chlorination. Potable water will be stored in the plant potable water tank and will be reticulated to the plant building, site ablutions, safety showers and other potable water outlets. Additional ultra-violet sterilisation units will be installed on outgoing potable water distribution headers. All tanks, pumps and treatment facilities will be located to the northern edge of the process water pond area, with the exception of the sewage treatment plant which is located at the eastern perimeter. 15.12 WORKFORCE ACCOMMODATION Prior to establishment of a dedicated accommodation facility for staff, accommodation will be sourced in nearby towns as is the current practice of the Company. Accommodation for most of the workforce is proposed utilising the available accommodation in the region. Accommodation for senior management, visitors and dignitaries will be provided at a nearby resort facility, which is currently under care and maintenance and will require minor upgrade works and maintenance to be operational. A contract to operate the resort will be let to a suitable provider, inclusive of resort management, cleaning, maintenance and provision of all meals and accommodation requirements. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 227 of 368 Construction staff will generally be accommodated within nearby towns and their accommodation will be the general responsibility of the local construction contractors. The workforce is estimated to peak at 800 personnel during the construction of the Project. 15.13 FUEL STORAGE Fuel storage and distribution will be provided and controlled by the mining contractor as the main user of fuels and lubricants at the site. Regular fuel supply into Ghana is provided by numerous international companies (e.g. Vivo, Total and Puma), however the Minerals Commission has ruled that any fuel supplier to the mining industry must be a wholly owned Ghanaian entity with only Ghanaian Directors. Local Ghanaian companies now supplying the mining industry successfully and current mining sector suppliers include: • ZEN Petroleum Ltd: market leader (in mining), has in-house bulk distribution capacity and a Takoradi depot; • GASO Petroleum with a depot in Takoradi; and • GIOL (Ghana Oil - state owned oil marketing company): has a JV depot in Takoradi but at the time of writing was not operational. The existing fuel storage facility at the Company’s exploration facility will service the construction early works. 15.14 PORT INFRASTRUCTURE AND TRANSPORT LOGISTICS 15.14.1 Ports Overview Ghana has two bulk commodity import and export seaports, the Port of Tema and the Takoradi Port, both of which are currently managed by the Ghana Ports and Harbors Authority, a state-owned port authority (GPHA). 85% of Ghana’s trade enters through the ports with shipping routes and vessel calls to and from all continents through both direct and transhipment services. Both ports are almost equidistant from the proposed Ewoyaa project site. Product would be loaded onto trucks and transported directly to either Tema or Takoradi Ports. The Port of Tema is the largest port in Ghana and situated 30 km east of Accra. It is a deep-water port that handles the majority of Ghana's containerised cargo, general cargo, and bulk cargo. In 2021, the Takoradi Port handled 25% of Ghana’s seaborne traffic, 61% of Ghana’s seaborne exports and 18% of Ghana’s seaborne imports. Major commodities handled through the Port are manganese, bauxite, clinker, wheat, bulk and bagged cocoa, quicklime, containerised cargo, equipment for the mining and oil/gas industry. Imports and exports through Takoradi Port have tripled since 2000. 15.14.2 Port Logistics Assessment Freighting (trucking) product from Ewoyaa Project to Tema Port will be impacted by significant congested traffic, resulting in significant delays, as all routes from the mine to the Tema Port require direct access through Accra. The average daytime speed for the final 30 km haulage will be ~10 km/h. As such, the port of Takoradi is the preferred export port for the Ewoyaa products. Unlike Tema, Takoradi Port has suitable land for both on-shore and in-land stockpiling and has berth and ship loading capacity. It currently handles bulk commodities, including bauxite and manganese. Access to the Port through Takoradi will be impacted by traffic congestion, however, the delays are not of the same scale as Accra, and there is a ring-road, reducing the congestion zone to less than 10 km. As such, Takoradi Port has been selected as the preferred export port. The product will either be stockpiled on-port, with a dedicated ship loading conveyor, or stockpiled off-port at an inland location and campaign trucked to a smaller port stockpile, for ship loading. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 228 of 368 15.14.3 Product Export & Port Logistics Trucking to Port The mode of transport proposed from the Ewoyaa mine to the Takoradi Port Stockpile will be via a fleet of trucks. The distance to the Takoradi Port is approximately 110 km. There are three routes available to access the port, from the east of Takoradi. The options assessed during FS for road transportation included: • 24-hour vs. daylight-only road transportation. • Insourcing vs. Outsourcing of trucks and recovery vehicles. • Purchase vs. Lease of transport equipment. • Maintenance of trucks and recovery vehicles. • Truck capacity for transportation – 35T and 70T payload (assuming a 25T tare truck weight/trailer (see example picture below). Expressions of Interest (EOI) were sought during the FS phase from five (5) market participants for product road transport services. The EOI was structured to ascertain the most suitable (and then possible alternate scenarios) supply chain solutions for moving mining finished product – with consideration of the following: • Truck configuration (axle loads, trailers, covered loads and containerisation) and indicative fleet numbers. • On-port or inland-port handling options. • Equipment required at a stockpile location e.g. Wheel loaders. • Maintenance strategy and location. • Experience, costs, insurances and age of equipment. • Safety performance. The EOI process identified suitably experienced and commercially competitive alternatives for transport of the products from the mine to the port. Ship Loading All lithium concentrates and secondary fines products will be transported from the plant site to Takoradi port for short term storage at a dedicated warehousing facility. The ELP is approximately 110 km from Tema port accessible on a fully sealed road. It is of importance not to contaminate the product with other bulk minerals currently being handled by Tema port, and procedural and QA/QC systems must be in place to control the products. A Port EOI was prepared and released to the market in January/February 2023 to further develop market options and understand more refined costs in relation to Port Operations (including Port stockpile management). Two potential port operators were approached. The GPHA is able to offer port operations services (port stockpile leasing, conveyor operations and stevedoring). The port configuration and indicative stockpiling locations is shown in Figure 15-11. Four port access options were assessed through DPS, including road haulage from the mine and: • Stockpiling at the Port of Takoradi, front-end loading into an existing hopper and conveying directly to the ship’s hull. • Stockpiling at the Port of Takoradi, front-end loading into a new dedicated hopper and conveying directly to the ship’s hull. • Stockpiling at an inland port location, and shuttling the product to the port, when the ship is in berth, for loading. The advantage of this option would be to avoid the high congestion time in Takoradi. An indicative “brownfields” inland port location and shuffle-route is shown in Figure 15-12 below. • Loading into containers at the mine, transporting containers to the port, storing in the containers at the port and loading onto the ship via a retainer.

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Logistics Costs

The costs developed for DPS in US$/t, to be further optimised in early project execution are detailed in Table 15-6. The preferred option for FS was to truck concentrate via 50-T pay load rear-dump trucks to the Port of Takoradi, stockpiled at the port and loaded onto a ship, via a dedicated conveyor.

TABLE 15-6 PRODUCT LOGISTICS COSTS

Product Transport Costs	SC6 Spodumene *Moisture Content 5%*
Stockpiling on mine site	$0.96
Loading & trucking to Brownfields stockpile (off-port)	$12.05
Storage at off-port stockpile location	$0.69
Re-loading and shuttle to Ship	$4.53
Sampling at Port	$0.22
Loading onto Ship	$6.92
Port charges	$3.02
TOTAL (excluding moisture content)	**$28.39**
TOTAL (including moisture content)	**$29.81**

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Takoradi Harbour

FIGURE 15-11 TAKORADI PORT CONFIGURATION AND INDICATIVE STOCKPILING OPTIONS

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ANOE
Potential
'Brownfields'
Stockpile site
Velvaag Lodge
DIABENE
KOJOKROM
Arhinkofikrom
Grace Garden
NGYIRESIA
Sekondi-Takoradi
UMaT School of Railway
ESSIKADO
Passport
Application Office
FIJAI
ADIEMBRA
Adiembra-Rd
Effia Nkwanta
Regional Hospital
Sekondi-Rd
Takoradi


Technical
University
New Takoradi
MELCOM
Port of Takoradi

FIGURE 15-12 INDICATIVE INLAND PORT LOCATION AND PORT ACCESS ROUTE

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16.0 MARKET STUDIES

16.1 MARKETING

16.1.1 Lithium Demand and Supply Outlook

Spodumene concentrate demand is underpinned by associated lithium demand for the manufacture of lithium-ion batteries that are expected to play a critical role in global automotive fleet electrification and renewable-generated energy storage that are required to decarbonise energy production and achieve global net zero aims by 2050. Passenger electric vehicle (PEV) demand is expected to grow substantively in the years ahead (Figure 16-1).


PEV sales forecast to grow at 26.6% CAGR over 2022-27
China
EU27
UK
Norway
US
Other countries


Penetration rate
Passenger PEV sales (million units)
Global penetration rate (%)
40
30
20
10
0
2021
2022
2023
2024
2025
2026
2027

As of June 22, 2023.
CAGR = compound annual growth rate; PEV = plug-in electric vehicle.
Historical PEV sales are from industry associations of the respective markets.
Source: S&P Global Market Intelligence.
© 2023 S&P Global.

FIGURE 16-1 PEV SALES FORECASTS (S&P, JUNE 2023)

Currently, lithium refining and battery manufacture are based heavily in China, however there is growing understanding of the need to mitigate risk with reliance on these exiting supply chains via policies and direct investment in upstream supply of critical minerals for battery manufacture.

Government policies and legislation in both the US and EU incentivise both demand and supply side response for the development of new projects and underpin lithium product pricing expectations.

Page 232 of 368

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 233 of 368 Further, battery manufacturers, automotive OEMs and other end users increasingly understand that direct investment in upstream supply chains is critical to securing sustainable supply of low carbon intensity materials to meet the rising demand. Lithium supply is therefore rising in response to growing demand. Current commissioning of several greenfield lithium projects as well as several mines expected to come online over the next two years will help balance the market and moderate prices, however in the longer-term additional supply will be required. The market is expected to remain in deficit after 2025. Several supply side risks add to the challenge to meet rising demand and reduce deficits. Project development and lithium production delivery timelines are increasingly challenged by project cost pressures, regulatory considerations and permitting timelines and growing ESG requirements. Several countries have also prohibited the sale of unprocessed lithium ore to capture more value domestically, which may impact forecast timelines for additional supply to enter the market. Additionally, many governments are demanding increased value from their critical minerals, via free carry requirements and proposed changes to their royalty and taxation regimes. Nonetheless, the demand profiles and supply deficits and challenges provide the fundamentals to underpin product pricing to support project development. 16.2 MARKETING STRATEGY The Project will be funded under a co-development agreement with Piedmont Lithium Inc (“PLL"), where Piedmont has the right to earn up to 50% at the project level and 50% of the total spodumene concentrate (SC6) offtake at market rates by funding US$17M towards studies and exploration and US$70M towards the development capex. The Company will sell the remaining 50% of total spodumene concentrate and other secondary products via offtake agreements to be investigated and negotiated after DTM and granting of Mining license. ALL has already had preliminary engagement with several offtakers and interested parties for the sale of this production component. 16.3 PRODUCT PRICING The project has considered pricing for all spodumene and secondary products for use in financial modelling as outlined in Section 19. Spodumene concentrate pricing is based on a consensus SC6 pricing forecast supplied by ALL. SC5.5 pricing is calculated with a 5% discount to the SC6.0 Li2O unit pricing and factored by a ratio of the product grades. E.g. SC5.5 price = (5.5/6)*SC6 Price*0.95. Secondary product pricing is calculated with a 45% discount to the SC6.0 Li2O pricing and factored by a ratio of the product grade. The pricing basis for the discount is from preliminary discussions between ALL and potential offtakers for the material listed in Table 16-1. TABLE 16-1 PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA 16.4 MATERIAL CONTRACTS Year 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 3036 FS SC6.0 (median consensus), US$ 3,000 2,557 2,000 1,841 1,770 1,666 1,560 1,452 1,410 1,410 1,410 1,410 FS SC5.0 (calculated), US$ 2,613 2,227 1,742 1,603 1,541 1,451 1,359 1,264 1,228 1,228 1,228 1,228 Secondary Product (calculated), US$ 375 286 222 176 191 189 163 155 144 139 154 152 TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 234 of 368 Material contracts have not been negotiated for the PLL project. Contracts will be necessary for successful marketing of the spodumene concentrate and secondary products. Material contracts required will likely include: • Transportation – The business will contract with requisite truck transportation companies to transport the spodumene concentrate to the port of Takoradi for sale on a FOB Incoterms basis. • Sales – Sales contracts are a mix of spot and pre-negotiated long-term purchase arrangements. • Mining – As expressed in this TRS, contractual mining arrangements will be utilised. • Utilities – Contractual agreements pertaining to utilities, including electricity and fuel supply will be material to the operation. Water extraction permit will also be required for water intake requirements. • HV Powerline relocation and site power supply - design and construction including permitting. • Construction/Development – Prior to mine development, material contracts related to the construction of plant, infrastructure and earthwork will be required. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 235 of 368 17.0 ENVIRONMENTAL STUDIES, SOCIAL AND PERMITTING 17.1 INTRODUCTION ALL is in the final stages of delineating its core area of interest ahead of applying for a mining lease through the Ghanaian Minerals Commission. ALL has appointed a team to manage the Project’s Environment, Social, Health, and Safety (ESHS) responsibilities and obligations. This section aims to provide a comprehensive overview of the environmental permitting requirements and applicable local and international legislation and guidelines that the Project will follow to ensure compliance with the requirements of relevant authorities, stakeholders and shareholders with regards to environmental protection, social responsibility, and sustainable development. To provide a holistic understanding of the Project's context, the existing environmental and social setting of the project region and area have been presented in this section, encompassing the physical and biological attributes of the environment, as well as the socio-economic aspects of the local communities and stakeholders who may be affected by or have an interest in or influence over the project. In addition, the data of the biophysical and socio-economic surveys which have been carried out in the project area to date is presented in this section. This baseline data contributes to the project's understanding of the pre-mining environment, supports the identification of potential impacts and risks, and informs the formulation and implementation of mitigation measures. Lastly, this section addresses the current and planned environmental and social management systems for implementation throughout the project lifecycle. These systems are designed to avoid, and where avoidance is not possible, minimise and manage potential environmental and social impacts and risks, ensuring responsible and sustainable mining practices. 17.2 ENVIRONMENTAL PERMITTING According to Ghanaian regulations, industrial mining is classified as a large-scale operation that is included in Schedule II of the Environmental Assessment Regulations (1999). As per this schedule, the project’s planned mining activity necessitates that an Environmental Impact Assessment (EIA) is conducted, also referred to as Environmental and Social Impact Assessment (ESIA), and the subsequent preparation of an Environmental Impact Statement (EIS). The issuance of an Environmental Permit by the Environmental Protection Agency (EPA) required to start construction of the mining operation is contingent upon the completion of the EIA and the submission for evaluation and approval of the EIS. ALL has an in-house team of environmental and social specialists dedicated to developing and implementing the Project’s Environment, Social, Health and Safety Management Systems (ESHS MS) that ensure that the company and project remain compliant with applicable international and national regulations and international good practices in mining (see Section 9.101 for current management system and documentation developed the Project). Additionally, ALL has engaged the services of a Ghanaian environmental and social consulting company, to collect baseline data on air quality, noise and water quality within the project footprint area for one year. Other baseline data that have been gathered for the project since June 2021 for the purpose of environmental permitting include data on biodiversity, ground vibration and seismic vulnerability, climate and hydrogeology. Baseline data are used to inform environmental monitoring that will continue throughout the exploration, development, and mining phases of the Project in addition to monitoring of social impacts and risks generated by the project. ALL conducted socio-economic surveys in the communities situated within the project area in both 2020 and 2021 to improve the company’s understanding of the project context. Additionally, there are plans to conduct further socio- economic surveys in these communities as part of the preparation of the EIA and Resettlement Action Plan (RAP). These surveys align with the data collection requirements for the EIA and the environmental permitting process mandated by the EPA and good international industry practice (GIIP). ALL will initiate the environmental permitting process with EPA once a Mining Lease covering the ELP concession has been approved in principle by the Minerals Commission. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 236 of 368 17.3 LEGAL AND REGULATORY FRAMEWORK 17.3.1 Applicable Legislation Table 17-1 below sets out the relevant Ghanaian legislation pertaining to environmental and social risk and impact management, minerals and mining, land access, livelihoods and agriculture, health and safety, labour and business registration. TABLE 17-1 RELEVANT GHANAIAN LEGISLATION 0BTitle of Legislation 1B1Year 2BOverview of Remit Environment Environmental Protection Agency Act, 1994, Act 490 1994 Amends and consolidates the laws relating to environmental protection, pesticide control, and regulations for related purposes. This Act ensures compliance with the environmental impact assessment procedures in the planning and execution of development projects, including compliance in respect of existing projects. Environmental Assessment Regulations, 1999 (LI 1652) & Fees and Charges (Amendment) Instrument 2015 (LI 2228) 1999 Ensures that environmental considerations and alternatives are addressed as early as possible, with consideration of economic and social factors in policy, plan, or programme development. stipulates the fees and charges to be paid by the project proponent with respect to environmental permits and certificates. Land Use and Spatial Planning Regulations, 2019 (LI 2384) 2019 Establishes processes to regulate national, regional, district and local spatial planning, and generally to provide for spatial aspects of socio-economic development. It provides a framework for orderly land use planning, guiding the allocation and utilisation of land resources in a manner that balances economic activities, environmental considerations, and societal needs. Ghana Water and Sewerage Corporation Act, 1965 (Act 310) 1965 Regulates the establishment, operation, and control of sewerage systems. Water and Sewerage Regulations, 1979 (LI 1233) 1979 Sets forth regulatory provisions for the management and provision of water supply and sewerage services in the country. The regulation establishes standards for water quality, operation and maintenance of water and sewerage systems, tariff structures, and licensing requirements for water and sewerage service providers. The regulations are relevant for the project’s water supply installation permit and certificate of completion. Water Resources Commission Act, 1996 (Act 552) 1996 Establishes the Water Resource Commission and regulates and manages Ghana’s water resources. The Act obligates mining firms to seek approvals from the Commission for their operations to reduce the impact of their operations on both surface water and groundwater. Water Use Regulations, 2001 (LI 1692) 2001 Lists activities for which a water use permit is required and includes domestic, commercial, municipal, industrial (including mine) water use among others. Environmental Quality guidelines, 2000 2000 Lists environmental quality guidelines to assist in measuring air quality, noise, hazardous chemicals, soil, and groundwater. Environmental Sanitation Policy 2010 2010 Provides policy directions on nationally accepted sanitation actions to promote a clean national environment devoid of open defecation, generation of e-waste, improper disposal of waste, and indiscriminate littering of streets and the environment. Rivers Act, 1903 1903 Regulates the use of certain rivers, including a license to undertake certain activities like dredging and diverting waterways. It also establishes penalties and fees for undertaking prohibited actions underlined within the Act. Wild Animals Preservation Act 1961 1961 This Act aims to protect and conserve the country's wildlife through regulation and control of activities related to wild animals and their habitats. It prohibits

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 237 of 368 0BTitle of Legislation 1B1Year 2BOverview of Remit unauthorised hunting, capturing, and trading of protected species while promoting sustainable use for scientific, educational, and economic purposes. Wildlife Conservation Regulations, 1971 (LI 685) 1971 Enacted to provide legal protection and management guidelines for the country's wildlife resources. The regulations aim to regulate activities related to wildlife hunting, trading, and conservation, as well as establish penalties for offenses against wildlife and conservation laws. Timber Resources Management Act, 1997 (Act 547) and Timber Resources Management Regulations, 1998 (LI 1649) 1998 Consolidates and amends the law relating to the use and management of timber resources and in particular for the proposed project, conflict on use of public land. The Act and Regulations are also relevant because the company will need to obtain a Tree Felling Permit and notify the Forestry Commission whenever construction activities require the felling of trees. Drilling License and Groundwater Development Regulations, 2006 (L.I. 1827) 2006 Requires that a drilling license should be granted for groundwater monitoring or abstraction during mineral operations. In an environmentally sustainable manner, it regulates the development of groundwater resources in Ghana. Forestry Commission Act, 1999 (Act 571) 1999 Establishes the Forestry Commission which oversees the protection, development, management and regulation of forests and wildlife resources of Ghana. Mining companies intending to operate within Forest Reserves are obligated by the Act to obtain approval from the Forestry Commission. This requirement aims to minimise the impact of their activities on the flora and fauna within the host community and the country as a whole. Hazardous and Electronic Waste Control and Management Act 2016, Act 917 2016 Regulates the management of harmful hazardous waste, and other waste products associated with electronic waste. The Act ensures that these waste elements are captured and processed safely to preserve critical ecological components such as the soil, groundwater, flora and fauna. Energy Commission Act, 1997, (Act 541) and Electricity Regulations (LI 1973) 1997 Establishes the Energy Commission as a regulatory body responsible for the regulation, development, and efficient use of energy resources in the country. The Act empowers the Energy Commission to oversee the planning, coordination, and promotion of energy efficiency, renewable energy, and other energy-related initiatives to ensure sustainable energy development in Ghana. The Act is relevant for the Siting Permit that the project will need to obtain for the new path for the transmission lines and the Construction Permit that will be required for the decommissioning and relocation of pylons. Socio-Economic Context National Museums Regulation, 1973 (EI 29) 1973 Provides a regulatory framework for the management, preservation, and protection of national museums and cultural heritage sites. The regulation outlines guidelines for the establishment, operation, and administration of museums, including provisions for artifact preservation, exhibition management, and visitor engagement. This act is relevant for the project’s chance find procedure. Persons with Disability Act, 2006 (Act 715) 2006 Covers key thematic provisions such as rights, accessibility, employment and education for persons with disability. Public Health Act, 2012 (Act No. 851 of 2012) 2012 Consolidates the law relating to public health to prevent disease, promote, safeguard, maintain and protect the health of humans and animals and to provide for related matters. The act provides guidance for incorporating specific health and safety components into the environmental management and monitoring programs of the proposed development. This includes addressing health and safety aspects both on the project site itself and within the neighbouring communities. Right to Information Act, 2019 (Act 989) 2019 Recognises the constitutional right of all citizens of Ghana to information about the mining sector. It also requires that the right of all persons be respected by providing the necessary information on the governance of mineral operations to stakeholders to foster a culture of transparency and accountability in related activities. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 238 of 368 0BTitle of Legislation 1B1Year 2BOverview of Remit The National Development Planning (System) Act 480, 1994. of Stool Lands Act, 1994 (Act 481) 1994 Establishes the Office of the Administrator of Stool Lands that is tasked to establish and manage stool land revenues. It also asks for the consultation of traditional authorities on issues regarding the administration and development of stool lands. Local Government Act, 1993 (Act 462) [as amended by Local Governance Act, 2016 (Act 936)] 2016 Specifies local governance and matters of local development and planning in Ghana. Under this Act, it is required that all local or community-level development plans and activities align with the development plans of the Local Assemblies. Local Governance Act of 2016, Act 936, and By-laws of Mfantseman Municipal Assembly 2016 The Local Governance Act of 2016, Act 936 establishes a legal framework for decentralised governance, defining the roles and powers of local government authorities while encouraging citizen participation and accountability. It enables local government bodies to address environmental and social concerns, promoting sustainability, community development, and social well-being through governance and planning functions. The Act and By-laws are relevant for the Business Operating Permit that the company will need to obtain from Ayawaso West Municipal Assembly and the Mfantseman Municipal Assembly. The National Development Planning (System) Act 480, 1994. 1994 Establishes a framework for national development planning and coordination. The Act outlines the structures and processes for formulating, implementing, monitoring, and evaluating development plans in order to promote sustainable economic, social, and environmental progress in the country. Ghana Highway Authority Act 1997 1997 Grants the Ghana Highway Authority the power to oversee the administration, control, development and maintenance of trunk roads in the country. The Act requires that any form of developmental activity to be conducted on a trunk road must seek prior approval/consent from the Ghana Highway Authority. Minerals and Mining Minerals and Mining Act, 2006 (Act 703) 2006 The Act (as amended in 2015 and 2019) is the principal legal framework regulating mining activities in Ghana. It stipulates, among other things, the ownership of minerals, mining rights, royalties, dispute resolution, licensing and compensation. The Act obligates payment of compensation for the use of land and destruction of crops to the landowner because of mining activities and stipulates the employment of local people by mining companies to a maximum extent. The 2015 and 2019 Amendment Acts present the offences and penalties regarding mining in Ghana. Minerals and Mining (General) Regulations, 2012 (L.I. 2173) 2012 The Regulations prescribe the general provisions concerning mineral rights and staffing. It also sets out the requirements and guidelines regarding reconnaissance, prospecting and mining operations. Minerals and Mining (Support Services) Regulations, 2012 (L.I. 2174) 2012 Regulates entities that provide auxiliary services to the mining industry. The regulations are relevant to the operation of Mine Laboratory and Certification of Mining Support Services. Minerals and Mining (Licensing) Regulations, 2012 (LI 2176) 2012 The Regulations prescribe the general provisions concerning mineral rights and staffing. It also sets out the requirements and guidelines regarding mining operations. Relates to awarding of Ministerial and Parliamentary Mining Lease. Minerals Commission Act, 1993 (Act 450) 1993 The Act establishes the Minerals Commission which is responsible for regulating and managing the utilisation of mineral resources and coordinating mineral sector policies. The Minerals Commission monitors the operations of all mineral bodies or establishments. Minerals Income Investment Fund Act, 2018 (Act 978) 2018 The Act establishes a Fund to manage the equity interests and receive mineral royalties and other related income for Ghana. The Fund also manages and invests the mining royalties of Ghana for the benefit of its people. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 239 of 368 0BTitle of Legislation 1B1Year 2BOverview of Remit Minerals Development Fund Act, 2016 Act 912 2016 Establishes the Minerals Development Fund to provide financial resources for the benefit of mining communities, traditional and local and local government authority within mining areas, and institutions responsible for the development of mining. It also establishes the Mining Community Development Scheme for each mining community tasked to facilitate the socio-economic development of communities in which mining activities are undertaken and that are affected by mining operations. The act stipulates the source of funds for the Fund, management and disbursement of the funds. Minerals and Mining (Explosives) Regulations, 2012 (L.I. 2177) 2012 Stipulates the requirements and procedures for the acquisition, transport, storage, use and disposal of explosives in the mining sector. These Regulations are relevant for the Operating Licence to Store Explosives that the company will need. Ghana Geological Survey Authority Act, 2016 (Act 928) 2016 Establishes the Ghana Geological Survey Authority to promote effective dissemination of information on geological hazards to guarantee effective exploration and exploitation of mineral resources in Ghana. Mining firms, especially underground mining firms, are obligated to maintain geological balance and avoid disasters through earth tremors/quakes. Minerals and Mining (Ground Rent) Regulations, 2018 (L.I. 2357) 2018 Stipulates the ground rent payable by a mineral right holder to the Office of the Administrator of Stool Lands in respect of a cadastral unit of land and provides the schedule of payment per the type of mineral right held. Land Access Minerals and Mining (Compensation and Resettlement) Regulations, 2012 (L.I. 2175) 2012 Present the requirements for compensation for any land affected by minerals operations in Ghana. While Regulation 1 demands fair and adequate compensation in mineral operations, Regulation 3 necessitates that compensation needs should consider the impact on crops and deprivation of use of land. The amount of compensation, subject to approval by the Land Valuation Board, is determined by agreement between the parties concerned. The regulations also provide for the physical resettlement of affected persons who lose their residential and/or commercial structures and support to restore their affected livelihoods. Land Act, 2020 (Act 1036) This Act is relevant for the Title Certificate and Clearance Form that the company will need to obtain. Land Title Registration Regulations, 1986 (LI 1341). 1986 Outlines the procedures and requirements for the registration of land titles. The regulations govern the process of recording land ownership, transfers, and other transactions to ensure clarity, security, and legal protection of land rights. National Museum Act 1969 (NLCD 387) as amended, 1969 The Act is relevant for the Permit to Disturb and Relocate Cultural Sites that the company will need to obtain. Livelihoods / Agriculture Economic Plants Protection Act, 1979 1979 Provides for the prohibition of the destruction of specified plants of eco-nomic value and for related matters. Fisheries Act, 2002 2002 Consolidates the laws on fisheries, to provide for the regulation and management of fisheries, for the development of the fishing industry and the sustainable exploitation of fishery resources and for related matters. This Act is relevant for the potential impacts on the aquatic population of the water reservoir. Pesticides Control and Management Act 1996, Act 528 1996 Sets out controls for the import, marketing, storage, use etc. of pesticides. Health and Safety TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 240 of 368 0BTitle of Legislation 1B1Year 2BOverview of Remit Minerals and Mining (Health, Safety and Technical) Regulations, 2012 (L.I. 2182) 2012 Regulates the health, safety and technical operation parameters in the mining sector. It helps in creating a safe working environment for workers by providing the necessary procedures, personal protective equipment and safety facilities to prevent accidents and injuries. Dam Safety Regulations (LI 2236 of 2016) 2016 Establishes a set of guidelines and standards for ensuring the safety and proper management of dams in the country. The regulations cover aspects such as dam construction, inspection, maintenance, emergency preparedness, and risk assessment, with the aim of safeguarding public safety, protecting the environment, and promoting effective dam operation and maintenance practices. The company will need to obtain a dam construction approval prior to its construction, as well as a dam safety licence. Atomic Energy Commission Act 1963 (Act 204) 1963 Provides the legal framework for the establishment and functions of the Atomic Energy Commission (AEC). The Act empowers the AEC to regulate and oversee the peaceful use of atomic energy, including the licensing and inspection of nuclear facilities, radiation safety, and the promotion of research and development in the field of atomic energy. Radiation Protection Instrument, 1993 (LI 1559) 1993 Establishes rules and regulations for various aspects of radiation protection. It covers matters such as board membership, functions, and meetings, control and use of radiation sources, licensing procedures, duties of licensees, and penalties for offenses related to radiation safety. This instrument is relevant for the Licence to own, import, and use Radioactive Source or Equipment that the company will need to obtain. Nuclear Regulatory Authority Act, 2015 (Act 895) 2015 Establishes the Nuclear Regulatory Authority (NRA) as an independent regulatory body for the peaceful and safe use of nuclear energy. The Act empowers the NRA to regulate and oversee nuclear activities, including the licensing, inspection, and enforcement of safety and security measures in nuclear facilities, radiation protection, and the transport of radioactive materials. Ghana National Fire Service Act,1997 1997 Re-establishes the Ghana National Fire Service and makes provisions for the management of undesired fires and related matters to maintain and improve on public safety from fires and related emergencies. Fire Precaution (Premises) Regulations, 2003 LI 1724) 2003 Makes it obligatory for premises, such as mining plant sites, to have fire permit and certificates to meet fire safety standards. National Building Regulations 1996 (LI 1630) 1996 Ensures that building work satisfies the minimum constructional standards and energy conservation requirements. It also ensures the health and safety of people that occupy or operate such buildings. Ghana Building Code 2018 (GS1207:2018) 2018 Provides a comprehensive set of regulations and standards for the construction industry in Ghana, covering aspects such as building design, materials, safety, and accessibility. It aims to ensure the construction of safe, resilient, and sustainable buildings while promoting uniformity, quality, and compliance with established codes and practices. The project will need to obtain a building permit in line with this code. Mining Health Areas Act, 1925 1925 Makes provision relating to the health and housing of mine labourers and the general sanitation of mining areas. Labour Regulations, 2007 (L.I. 1833) 2007 Obliges the employer to ensure health, safety and welfare of persons at workplace by minimising the causes of hazards inherent in the working environment. Labour Labour Act 2003 (Act No. 651) 2003 Stipulates the general conditions of employment, protection of employment (rights and duties of employers and workers, contract of employment, grounds for termination, etc.), employment of persons with disabilities, women and young persons, unfair labour practices, and special provisions relating to temporary workers and casual workers.

TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 241 of 368 0BTitle of Legislation 1B1Year 2BOverview of Remit It also provides guidelines on the creation, registration, protection against discrimination, and federation of trade unions and employers' organisation. Minerals and Mining (Local Content and Local Participation) Regulations, 2020 (L.I. 2431) 2020 Makes provision for entities holding reconnaissance, prospecting, and mining lease to recruit and train locals/Ghanaians in their operations. It further stipulates provisions on the number of expatriate staff relative to the total number of senior staff. The act elaborates on gender inclusive recruitment and stipulates penalties for non- compliance with the provisions. The Children’s Act, 1998 (as amended, 2016) 1998 Regulates among many things, child labour, exploitation, and apprenticeship. Business Registration Companies Act 2019, (Act 992) 2019 This Act is relevant for the Business Registration Certificate (Certificate of Incorporation, Form 3, Company Regulation.) that the company will need to obtain. 17.3.2 International Guidelines International guidelines and reference frameworks for managing environmental and social impacts, risks, health and safety, and labour pertaining to mining projects serve a crucial role in promoting responsible and sustainable practices within the mining industry on a global scale. These guidelines provide a set of established principles, standards, and best practices that help mining companies and stakeholders navigate the complex challenges associated with mining operations. By adhering to these international standards, mining operations can effectively mitigate environmental and social impacts and manage associated risks, enhance the health and safety of workers and communities, and ensure fair and equitable labour practices. The advantage of adopting such guidelines lies not only in fostering a more transparent, accountable, and socially responsible approach to mining, leading to improved outcomes for both the mining industry and the communities affected by these projects. They also allow to proactively manage the expectations of future clients and their investors. Besides the relevant Ghanaian legislation, the following standards form the reference framework for GIIP for the Project: • Equator Principles IV (2020); • International Finance Corporation (IFC) Performance Standards on Environmental and Social Sustainability (IFC PS) (2012); • World Bank Environmental, Health and Safety General Guidelines (WB EHS Guidelines) (2007); • World Bank Group EHS Guidelines for Mining (2007); • International Council on Mining & Metals (ICMM), United Nations Environment Programme (UNEP) and Principles for Responsible Investment (PRI), Global Industry Standard on Tailings Management (2020), as adopted by the Ghana EPA; and • International Labour Organisation (ILO) Conventions as financiers typically require investees to apply the “fundamental” Conventions of the ILO. Other key standards, frameworks, guidelines, principles, and conventions that the project may align with or be subject to include. • ISO Standards and Guidance; • Global Reporting Initiative (GRI) Standards; • OECD Guidelines for Multinational Enterprises; • Sustainable Development Goals (SDGs); • UN Guiding Principles on Business and Human Rights (UNGPs); • UN-Supported Principles for Responsible Investment (PRI); and TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 242 of 368 • Voluntary Principles on Security and Human Rights (VPSHR). 17.3.3 Equator Principles The Equator Principles (EP IV) are applicable to a project throughout its exploration, development, production, and closure phases. EP IV are a financial industry benchmark for taking social responsibilities and environmental management into account. The ten basic principles are provided in Table 17-2. The project will align its activities to ensure that these requirements are respected, and to report in such a way as to assist investors, potential buyers and their investors in their own monitoring and reporting obligations in accordance with the EP IV. TABLE 17-2 THE EQUATOR PRINCIPLES IV (2020) Principle Brief Description Principle 1 – Review and categorisation The Equator Principles Financial Institution (EPFI) must categorise the project based on the magnitude of its potential risks and impacts. Such screening is based on the environmental and social criteria of the IFC PS. The Ewoyaa project is classified as a category A project. Principle 2 – Environmental and social assessment The EPFI must require the client (i.e., project proponent in the case of the project) to assess the environmental and social impacts and to propose relevant management and mitigation measures for reducing the impacts to an acceptable level. Principle 3 – Applicable environmental and social standards Environmental and social performance must be evaluated according to the IFC Performance Standards and the WB EHS Guidelines, as well as the host country laws. Principle 4 – Environmental and Social Management System and Equator Principles Action Plan The client must develop and/or maintain an Environmental and Social Management System and an Environmental and Social Management Plan for all Category A and applicable Category B projects. Where gaps are identified, the client and EPFI agree an action plan outlining gaps and commitments to meet applicable standards. Principle 5 – Stakeholder engagement For all Category A and B projects, the client is required to demonstrate effective stakeholder engagement with affected communities, workers and other stakeholders. The client must conduct an informed consultation and participation process beforehand, facilitate the communities’ informed participation, and make the assessment documents and action plan publicly available in a culturally appropriate manner. Principle 6 – Grievance mechanism As part of the Environmental and Social Management System, the client must establish a grievance mechanism and inform the affected communities about it. Principle 7 – Independent review An Independent Environmental and Social Consultant (IESC) must carry out a review of the assessment, action plan and stakeholder engagement process to assess Equator Principles compliance. Principle 8 – Covenants The client must covenant, in the financing documentation, to comply with the host country requirements, to implement the action plan, to provide periodic reports on the project’s social and environmental performance, and to decommission and dismantle the facilities where applicable. Principle 9 – Independent monitoring and reporting All Category A projects are required to have independent monitoring and reporting (i.e. by the IESC). Principle 10 – Reporting and transparency For all Category A projects, the client will: Ensure that, at minimum, a summary of the ESIA is accessible and available online and that it includes a summary of human rights and climate change risks and impacts when relevant. Report publicly, on an annual basis, GHG emission levels (combined Scope 1 and Scope 2 Emissions, and, if appropriate, the GHG efficiency ratio) during the TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 243 of 368 Principle Brief Description operational phase for Projects emitting over 100,000 tonnes of CO2 equivalent annually. The EPFI will encourage the client to share commercially non-sensitive Project- specific biodiversity data with the Global Biodiversity Information Facility (GBIF) and relevant national and global data repositories, using formats and conditions to enable such data to be accessed and re-used in future decisions and research applications. EPFIs must report annually on their Equator Principles implementation processes and experience. 17.3.4 INTERNATIONAL FINANCE CORPORATION GUIDELINES The following IFC PS, their guidance notes and guidelines are relevant to the Project in its exploration, development, production and closure phases: • PS1 on Assessment and Management of Environmental and Social Risks and Impacts, PS2 on Labour and Working Conditions, PS3 on Resource Efficiency and Pollution Prevention, PS4 on Community Health, Safety and Security, PS5 on Land Acquisition and Involuntary Resettlement, PS6 on Biodiversity Conservation and Sustainable Management of Living Natural Resources and PS8 on Cultural Heritage 1; • Stakeholder Engagement: A good practice handbook for companies doing business in emerging markets (IFC, 2007); • Addressing Grievances from Project-Affected Communities (IFC, 2009); and • Further details on the PS and guidelines are provided for reference in Table 17-3. TABLE 17-3 REQUIREMENTS OF IFC PS AND GUIDELINES PERFORMANCE STANDARD Brief Description PS1: Assessment and Management of Environmental and Social Risks and Impacts Identify and evaluate environmental and social risks and impacts of the project; Adopt a mitigation hierarchy to anticipate and avoid, or where avoidance is not possible, minimise, and where residual impacts remain, compensate/offset for risks and impacts to workers, Affected Communities, and the environment; Promote improved environmental and social performance of clients through the effective use of management systems; Ensure that grievances from Affected Communities and external communications from other stakeholders are responded to and managed appropriately; and Promote and provide means for adequate engagement with Affected Communities throughout the project cycle on issues that could potentially affect them and to ensure that relevant environmental and social information is disclosed and disseminated. PS2: Labour and Working Conditions Promote the fair treatment, non-discrimination, and equal opportunity of workers; Establish, maintain, and improve the worker-management relationship; Promote conformance with national employment and labour laws; Protect workers, including vulnerable categories of workers such as children, migrant workers, workers engaged by third parties, and workers in the client’s supply chain; Promote safe and healthy working conditions, and the health of workers; and Avoid the use of forced labour. PS3: Resource Efficiency and Pollution Reduction Avoid or minimise adverse impacts on human health and the environment by avoiding or minimising pollution from project activities; Promote more sustainable use of resources, including energy and water; and Reduce project related GHG emissions. PS4: Community Health, Safety and Security Anticipate and avoid adverse impacts on the health and safety of the Affected Community during the project life from both routine and non-routine circumstances; and TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 244 of 368 PERFORMANCE STANDARD Brief Description Ensure that the safeguarding of personnel and property is carried out in accordance with relevant human rights principles and in a manner that avoids or minimizes risks to the Affected Communities. PS5: Land Acquisition and Involuntary Resettlement Avoid, and when not possible, minimise, displacement by exploring alternative project designs; Avoid forced eviction; Anticipate and avoid, or where avoidance is not possible, minimise adverse social and economic impacts from land acquisition or restrictions on land use by (i) providing compensation for loss of assets at replacement cost and (ii) ensuring that resettlement activities are implemented with appropriate disclosure of information, consultation, and the informed participation of those affected; Improve, or restore, the livelihoods and standards of living of displaced persons; and Improve living conditions among physically displaced persons through the provision of adequate housing with security of tenure at resettlement sites. PS6: Biodiversity Conservation and Sustainable Management of Living Natural Resources Protect and conserve biodiversity; Maintain the benefits from ecosystem services; and Promote the sustainable management of living natural resources through the adoption of practices that integrates conservation needs and development priorities. PS8: Cultural Heritage Protect cultural heritage from the adverse impacts of project activities and support its preservation; Promote the equitable sharing of benefits from the use of cultural heritage. PS7 on Indigenous Peoples is not applicable to the project as there are no Indigenous Peoples (either classified as such previously or self-identifying as indigenous peoples) in the Project area. 17.3.5 World Bank Group Environmental, Health and Safety Guidelines The World Bank Group (WB) EHS Guidelines (hereafter WB EHS Guidelines) are relevant to the Project in its exploration, development, production and closure phases. WB EHS Guidelines are technical reference documents with general and industry-specific examples of GIIP, as defined in IFC PS3. The WB EHS Guidelines are used as a technical source of information during financial institution project appraisal activities, as well as by project proponents in applying GIIP in their activities. The following WB EHS Guidelines apply to the Project: • WB EHS Guidelines (General) (2007); and • WB EHS Guidelines (Mining) (2007). Project owners need to ensure that the requirements of the applicable WB EHS are integrated into project design and their management systems, and appropriately monitored throughout the Project lifecycle. 17.3.6 International Labour Organisation (ILO) Conventions International labour standards are legal instruments drawn up by the ILO's constituents (governments, employers and workers) which set out basic principles and rights at work. The standards are either Conventions (also called Protocols), which are legally binding international treaties that may be ratified by member states, or Recommendations, which serve as non-binding guidelines. The ILO Governing Body has identified eight “fundamental” Conventions. The Republic of Ghana is signatory to all eight conventions. The conventions are as follows: • Freedom of Association and Protection of the Right to Organise Convention, 1948 (No. 87); • Right to Organise and Collective Bargaining Convention, 1949 (No. 98);

TECHNICAL REPORT SUMMARY
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- Forced Labour Convention, 1930 (No. 29) (and its 2014 Protocol);
- Abolition of Forced Labour Convention, 1957 (No. 105);
- Minimum Age Convention, 1973 (No. 138);
- Worst Forms of Child Labour Convention, 1999 (No. 182);
- Equal Remuneration Convention, 1951 (No. 100); and
- Discrimination (Employment and Occupation) Convention, 1958 (No. 111).

Project proponents need to ensure that the requirements of the ILO Conventions are followed throughout the project lifecycle, integrated into their (labour) management systems, and appropriately monitored and reported to stakeholders.

17.4 PERMITTING PROCESS

To begin construction activities a mining company needs to obtain or undertake the following in accordance with the Minerals and Mining Act, 2006 (Act 703), and L.I. 2182:

1. Mining Lease: The ELP is classified as a large-scale operation (above 25 acres) and requires mineral rights as per Section 9 of the Mineral and Mining Act 2006 (Act 703) for all mineral operations, including reconnaissance, prospecting, and mining. A Mining Lease, initially granted for 30 years, can be renewed for an additional 30 years by the Minerals Commission. The process to obtain a Mining Lease is presented in the figure below. The Mining Lease allows the holder to conduct mineral operations, establish infrastructure, dispose of mined material, and manage waste as approved in the holder's EIS, provided all other permits and approvals have been obtained.
2. An environmental permit from EPA and other permits as discussed below.
3. A Mine Operating Plan.
4. An Emergency Response Plan.
5. A Mining Operating Permit from the Inspectorate Division of the Minerals Commission: the holder needs to provide their Environmental Permit, Mining Lease, Mine Operating Plan, and Emergency Response Plan for the permit.
6. Post environmental bonds before commencing mining operations.

The figure below presents an overview of the process for the acquisition of a Mining Lease.

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START HERE
Identify unencumbered area and apply (APPLICANT)
Receipt and Recording of Application (MINCOM)
5 days review of application (MINCOM)
15 days after recording, publish in the Gazette, notify Chiefs, District assembly etc. (MINCOM)
30 – 40 days consideration. Commission makes recommendation to Minister. (MINCOM)
10 days to correct errors (APPLICANT)
5 days notification of errors if any
21 days, stakeholders submit concerns about application
Feasibility Study Committee reviews the feasibility report of the applicant
60 days, Minister makes decision on the application (MINISTER)
Approves/Rejects application (MINISTER)
21 days notification of approval and fees payable if approved (MINCOM)
Within 60 days, applicant pays applicable fees, and writes to accept the grant to Minister and Commission (APPLICANT)
Minister, on proof of payment of applicable fees, issues licence to applicant within 30 days (MINISTER)
END HERE
21 days notification. If rejected, Reasons for rejection (MINISTER)
14

FIGURE 17-1 MINING LEASE PROCESS (SOURCE: MINERALS COMMISSON)

[1] The granting of a Mining Lease requires Parliamentary ratification. The procedure for Ratification of Mining Lease implies the following:

1. The holder of the Mining Lease submits appropriate copies of the Mining Lease agreement to the Minerals

Commission (MinCom);

2. MinCom compiles a brief on each Mining Lease, attaches copies of the Mining Lease agreements, and prepares a draft cabinet memo to the Minister;
3. The Minister submits the request for ratification to the Cabinet for review;
4. After the Cabinet approval the Minister submits the request to Parliament;
5. The Mines and Energy Committee considers the request: the Ministry and MinCom appear before the Committee to provide clarifications; and
6. Finally, Parliament ratifies the agreements.

17.4.1 Environmental Permit

The EPA is the authorised body responsible for granting environmental permits (EP) in the country. Mining operations in Ghana require that a full-scale EIA that meets environmental requirements be conducted and approved. The EP process flow chart provided by EPA summarises the EP acquisition process.

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ATLANTIC LITHIUM

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ADMINISTRATIVE FLOW CHART OF THE EA PROCEDURE


SUBMISSION OF
EA APPLICATION
(Registration Form)
SCREENING
25 WD
No EIA
Required
INSPECTION
EP DECLINED
PEA Required
EP ISSUED
PER
SUBMISSION
EIA Required
PER REVIEW
EP ISSUED
EP DECLINED
SCOPING
(Terms of Reference)
PUBLIC
HEARING
(Panel)
EIA STUDY
DRAFT EIS SUBMISSION
DRAFT EIS REVIEW
(Committee)
50 WD
Revision Required
EIS REVISION
Public Hearing
Required
PUBLIC
HEARING
(Panel)
Revision Required
Approval
Recommended
DECISION
EIS FINALISED
Approval
Recommended
EP ISSUED
15 WD
EP DECLINED
EIA - ENVIRONMENTAL IMPACT ASSESSMNET
EIS - ENVIRONMENTAL IMPACT STATEMENT
PER - PRELIMINARY ENVIRONMENTAL REPORT
PEA - PRELIMINARY ENVIRONMENTAL ASSESSMENT
PH - PUBLIC HEARING
WD - WORKING DAYS REQUIRED FOR REVIEW
EA - ENVIRONMENTAL ASSESSMENT
EP - ENVIRONMENTAL PERMIT
EPA Action
Proponent Action
Public

FIGURE 17-2 ENVIRONMENTAL PERMIT ACQUISITION PROCESS FLOW CHART (SOURCE: GHANA EPA)

Screening

An essential aspect of conducting an EIA is to determine the level of impact of the proposed project, development or initiative. The impacts of the project could change over time.

Thus, during the screening step as well as the whole EIA process, impacts are considered over the lifetime of the project, from the construction phase through to operations and after closing.

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The Proponent is required to submit application forms to EPA, after which EPA decides on screening and EIA based on the Environmental Assessment Regulations (1999). Schedule II of the regulation lists the activities that require a full EIA, of which mining is included. EPA will determine the need for further study and the level of details required. Proponent's screening documentation needs to include:

- Details on the proposed activity (including a description of waste generation);
- The proposed location (location, zoning, site description, land cover and topography);
- Infrastructure and utilities;
- Environmental impacts (air quality, biological resources, cultural resources, water quality and hydrology, noise, other impacts);
- Health and safety impacts;
- Management of impacts (air quality, biological resources, cultural resources, water quality and hydrology, noise, etc.);
- Alternatives to the establishment of the activity; and
- List of stakeholders consulted (including evidence).

Upon submission, EPA should within 25 days request the proponent to conduct a detailed EIA study to understand fully the environmental, social, economic and cultural impacts of the proposed operations and how impacts would be mitigated. EPA may also request to conduct an inspection of the proposed site and issue a report (screening report) which is presented to a cross-sectoral technical committee (the EIA Technical Review Committee) for a decision on the application.

Scoping

Next, the proponent must produce a Scoping Report, which includes the Terms of Reference for the EIA (EIA ToR). The EPA reviews the Scoping Report with the assistance of the EIA Technical Review Committee. The EPA has 25 days to review and approve the Scoping Report and EIA ToR. EPA approval of the Scoping Report is required before proceeding with the EIA and the Scoping Report is made available to the public.

During scoping, the proponent needs to publish a notice concerning the project in at least one national newspaper and a local newspaper for at least 21 days and consult affected parties. The public may express their view to the managing director of the proposed activity and the executive director of EPA. The Scoping Report needs to contain a description of any issues raised during the consultation process and how these will be addressed in the EIA.

Furthermore, the proponent needs to give notice of the proposed undertaking to the relevant Ministries, government departments and organisations and the relevant Metropolitan, Municipal or District Assembly.

The Regulations stipulate the contents of the EIA ToR as follows:

- A description of the activity;
- The need for the activity;
- Alternatives (including a 'no-build' alternative, and site-alternatives);
- Site selection;
- The current environmental, social and economic situation;
- Potential impacts;
- The potential impact on health;
- Mitigation measures;
- Monitoring;
- Contingency plans;
- Public consultation;
- Illustrative materials;
- An environmental and social management plan;

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- Financial compensation for possible damage; and
- Transboundary impacts.

There are no methodological requirements, but the regulation does require that the assessment covers potential positive and negative impacts on environmental, social, economic and cultural aspects and in relation to the different phases of development of the activity and transboundary impacts.

Impact Assessment, Mitigation and EIS

The impact assessment includes a detailed evaluation of the environmental, social, economic and cultural impacts of the planned project and identified alternatives, compared to the baseline conditions. This includes qualitative descriptions such as measuring high, medium and low impacts, and quantitative descriptions, such as indicating the water withdrawn, noise produced, or land cleared. This is done for the planned project as well as the identified alternatives, allowing for comparisons. Once the detailed assessment is complete, measures to avoid or mitigation measures to reduce impacts are identified.

Overall, mitigation measures are a response to the findings of impact assessment, and they need to cover all the areas identified. The key focus of mitigation actions is on:

- Preventive measures that avoid the occurrence of impacts and thus avoid harm or even produce positive outcomes.
- Measures that focus on limiting the severity and the duration of the impacts.
- Compensation mechanisms for those impacts that are unavoidable and cannot be reduced further.

Upon the completion of the impact assessment and identification of suitable mitigation measures, the project proponent is required to compile a Draft Environmental Impact Statement (EIS) for submission to EPA. The Draft EIS serves as a detailed report outlining the identified project impacts and the corresponding mitigation measures that will be implemented by the proponent to effectively manage these impacts. The Draft EIS must contain information on direct and indirect impacts of the undertaking on the environment at the pre-construction, construction, operation, decommissioning and post-decommissioning phases, including at a minimum:

- Concentrations of pollutants in the environment;
- Direct ecological changes;
- Alteration in the ecological processes;
- Consequences such as direct destruction of existing habitats;
- Impact on surface and groundwater;
- Noise and vibration levels;
- Odour;
- Traffic generation and potential increase of road accidents;
- Changes in social, cultural and economic patterns;
- Health impacts; and
- Mine closure and reclamation planning.

The Draft EIS must be clear and include a non-technical summary. The EPA, along with the cross-sectoral technical committee (Committee), reviews the Draft EIS within a maximum of 50 days. They provide a summary of strengths, weaknesses, further study needs, impact monitoring requirements, and potential terms and conditions. The EPA and Committee decide if a revision is necessary or if approval can be granted. Once accepted, the Draft EIS is finalised, and the EPA publishes a notice of the issued environmental permit within 3 months. The Environmental Permit should be issued within 15 days after the finalisation of the EIS.

The review and licensing are the final check on the quality of the EIS submitted to obtain a project license. Once the EIS is submitted, designated authorities will usually go through it thoroughly, weighing the methods used, data, interpretations, measures, and conclusions to assess the impacts of the planned development. Their review will

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determine whether the project adequately addresses major environmental, social, economic and cultural impacts and risks, and whether to grant a licence to the project proponent, or to request project changes. This means that a decent quality EIA might still lead to the planned development not being permitted to go ahead based on the identified impacts.

Often, the review process leads to a requirement for additional information on potential impacts, mitigation measures or other aspects.

The EPA publishes a notice in the Gazette and through mass media that the environmental permit has been issued. This is done within 3 months of the date of the issuance of the permit. After finalisation of the EIS report, the Environmental Permit should be issued within a maximum of 15 days.

Public concerns are crucial during the screening and impact assessment stage of the EIA process. Interested and affected parties should be consulted at each stage. The public may make comments on the scoping report, make field visits, comment on the Draft EIS and, if a public hearing is deemed necessary, be involved in the public hearing.

While collecting baseline data for the assessment, a public information program must be initiated by the proponent aiming to fully inform the local residents about the potential impacts of the undertaking. The draft EIS must be published for 21 days so that the public can express their concerns. During the review process, EPA can decide to hold a public hearing in the following cases:

- The expected environmental impacts are considered extensive and far reaching;
- There is great adverse public reaction to a proposal; and/or
- There will be relocation/resettlement of communities, as is expected to be the case for the Ewoyaa project.

The EPA will then appoint a panel of three to five persons to gather information on the public concerns and how these could be addressed. At least two-thirds of the panel members must be residents of the geographic area where the activity will be undertaken. The stakeholders to be involved are:

- General public;
- Relevant governmental agencies;
- NGOs;
- Metropolitan, Municipal and District Assemblies; and
- Local communities.

A 21-day public disclosure period is mandatory. If a public hearing takes place, the panel must provide written recommendations to the EPA within 15 days from the start of the hearing. The proponent's intention, scoping report, draft EIS, and EPA's decision on the environmental permit should be accessible to the public.

17.4.2 Other Approvals

Other institutions are involved in the permitting process by providing additional approvals prior to proceeding with project construction, including but not limited to the following:

- The Water Resource Commission ensures mineral operations do not impact water bodies or buffer zones. Where necessary, a Mining Lease holder must obtain water use permits for mineral operations, as well as dam safety licence, and dam construction approval. They will also be responsible for approving the project's dam operation and maintenance plan, and dam emergency preparedness and response plan.
- The Forest Commission ensures that mineral rights or mineral operations do not affect forest reserves. An application for mineral rights that impacts a forest reserve must be supported by a Forest Entry Permit granted by the Forestry Commission.
- The Office of the Administrator of Stool Lands (OASL) collects ground rent on behalf of traditional chieftaincies or local land-owning authorities, known as "stools".

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- The Land Commission is responsible for the stamping of mineral right agreements and Land Valuation for compensation.
- Local Government through District Assemblies is involved in the publication of mineral right applications and gazetting. They will also issue business operating permits, building and development permits, and land use permits to the project.
- Ghana Highway Authority oversees the design and construction of highway junctions, including their access points to ensure among other things, public safety and traffic management.
- Ghana National Fire Service assess all buildings and infrastructure designed for construction and grant permits for compliance with the national fire safety regulations and standards.
- Ghana Museums and Monuments Board is entrusted with responsibility of issuing Permits to Disturb and Relocate Cultural Sites, ensuring the proper protection and preservation of Ghana's rich cultural heritage.

17.5 EXISTING ENVIRONMENTAL CONTEXT

17.5.1 Location

The ELP area falls within the Mfantseman Municipality in the Central Region of Ghana, east of Cape Coast, the Regional Capital. The Project exploration license area stretches across from Mankessim to Abandze along the West African Trans Continental Highway.

17.5.2 Climate

The ELP area enjoys mild temperatures ranging from 24°C to 28°C throughout the year, with a relative humidity of approximately 70% due to its proximity to the ocean. The area experiences two peak periods of rainfall, typically in May-June and October. Annual rainfall ranges from 90 cm to 110 cm in the coastal savannah areas and 110 cm to 160 cm in the interior near the forest zone. Dry seasons usually occur from December to February and from July to September. Table 17-4 and the graphs in the figures thereunder provide the monthly rainfall data for the Ghana Meteorological Agency owned Saltpond meteorological station, which is closest to Ewoyaa, over a 10-year period, with an average annual rainfall of 900 mm.

TABLE 17-4 MONTHLY RAINFALL (MM) 2010 TO 2018

Yr/Mth	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
2010	4.6	36.9	38.1	38.2	233.6	259.1	52.2	39.3	67.2	62.3	116.7	44.5
2011	0.0	13.7	0.5	204.1	165.5	263.4	129.7	50.6	46.2	99.6	2.3	53.2
2012	1.3	1.8	13.0	45.7	247.5	193.4	36.9	24.5	23.8	184.9	13.5	16.3
2013	31.6	14.3	89.7	52.3	172.5	165.0	40.8	1.9	52.9	63.3	30.6	15.8
2014	56.3	73.0	68.1	82.3	379.2	229.6	69.1	54.4	37.3	64.5	63.0	34.5
2015	13.5	66.0	116.0	59.8	178.3	353.6	43.4	5.3	2.4	203.8	113.1	2.8
2016	0.0	1.3	250.4	58.2	103.1	226.8	39.6	36.7	50.2	99.5	3.3	3.4
2017	73.4	28.1	28.3	114.2	158.3	297.7	52.3	38.5	92.1	131.7	110.4	113.1
2018	0.0	25.2	0.0	40.5	197.0	251.6	6.4	26.1	75.0	160.2	62.3	24.0
Total	180.7	260.3	604.1	695.3	1835.0	2240.2	470.4	277.3	447.1	1069.8	515.2	307.6
Max	73.4	73.0	250.4	204.1	379.2	353.6	129.7	54.4	92.1	203.8	116.7	113.1
Mean	20.1	28.9	67.1	77.3	203.9	248.9	58.0	30.8	49.7	118.9	57.2	34.2
Min	0.0	1.3	0.0	38.2	103.1	165.0	6.4	1.9	2.4	62.3	2.3	2.8

SOURCE: (NEMAS CONSULT 2019)

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400.0
350.0
300.0
250.0
200.0
150.0
100.0
50.0
0.0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Max
Mean
Min

FIGURE 17-3 SALTPOND MONTHLY RAINFALL, MM


Monthly Average Rainfall and Temperature
300.0
250.0
200.0
150.0
100.0
50.0
0.0
29.0
28.0
27.0
26.0
25.0
24.0
23.0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Average Rainfall
Average Temperature

FIGURE 17-4 AVERAGE MONTHLY TEMPERATURE AND RAINFALL FOR SALTPOND, WATERSHED 462 GHANA (1991-2016)

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(SOURCE : HTTPS://CLIMATEKNOWLEDGEPORTAL.WORLDBANK.ORG/WATERSHED/462/CLIMATE-DATA-HISTORICAL)

17.5.3 Geology

The Project area has an undulating landscape with hills ranging from 15 m to 110 m above sea level. Geologically, it lies within the Birimian Supergroup, a Proterozoic volcano-sedimentary basin in western Ghana. It consists of metamorphosed schist and intruding granitoids near the Cape Coast batholith. The site is classified as B and C under Euro Code 8 seismic site classification. Baseline studies conducted in September 2021 assessed ground vibration and seismic vulnerability in various areas. Overall, the recorded peak particle velocity (PPV) does not pose a significant risk. Table 17-5 shows the seismic vulnerability of the ELP area.


Ansaadze
Krofu
Krampakrom
Ewoyaa
ALL Concession
Abonko
Anokye
Ewoyaa Junction
N
Legend
Community
Road
Inverse Distance Weighting
Vulnerability, Kr
Filled Contours
0.08 – 1.15
1.15 – 1.34
1.34 – 2.4
2.41 – 8.31
8.31– 40.90
40.90 – 220.89
220.89 – 1,215
0 0.75 1.5 3 km

FIGURE 17-5 SPATIAL DISTRIBUTION OF THE ELP SITE VULNERABILITY

(SOURCE: UNIVERSITY OF MINES AND TECHNOLOGY (UMAT), 2022))

17.5.4 Hydrology

The Mfantseman Municipality, located about 60 metres above sea level, is drained by several rivers and streams, including the Nkasaku and Aworaba. These rivers flow into lagoons such as the Atufa lagoon in Saltpond and the Etsi lagoon in Great Kormantse. Other lagoons in the vicinity include the Eko near Anomabo, the Egya at Egyaa, and the Kwasinzema at Kormantse, which receive water from smaller streams and rivulets (MOFEP, 2021). Within the ELP area, there is a potential presence of various streams and rivers based on the natural drainage pattern. However, on

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the ground, only a few surface water bodies are found, primarily consisting of temporary dugouts or water holding areas that dry up during the dry season.

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Table 17-6 illustrates the exploration area overlaid on the 2020 assessment of natural surface drainage. There are no permanent streams or rivers within the immediate project area.


Legend
River network
Barari License
Mankessim License
Ewoyaa MLA
Sedimentary Fracture - Low to Moderate (locally High)
Basement - Low to Moderate (locally High)
Ghana country border
Ghana provinces
Ghana municipal areas
N
Pra
Ayensu
0 5 10 20 30 40 50
Kilometers

FIGURE 17-6 REGIONAL HYDROGEOLOGICAL MAP

(SOURCE: HTTPS://WWW2.BGS.AC.UK/AFRICAGROUNDWATERATLAS)

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-1°8.400'
-1°7.200'
-1°6.000'
-1°4.800'
-1°3.600'
-1°2.400'
-1°1.200'
-1°0.000'
-0°58.800'
5°19.200'
5°18.000'
5°16.800'
5°15.600'
5°14.400'
5°13.200'
5°12.000'
N
Agege Lake/Dam
Agege Lake/Dam
Egoso -Upstream
DG17
DG4
DG13
DG10
DG2
DG1
DG9
DG8
Amissah Okye
Amissah Okye Midstream
Egoso Midstream
Egoso Downstream
Amissah-Okye Estuary Downstream
0
1
2 km
Legend
Anticipated ML Boundaries
ELP Exploration License
Dugouts/Ponds
Potential/Actual Natural Surface Drainage

FIGURE 17-7 EXPLORATION AREA SHOWING POTENTIAL AND ACTUAL NATURAL SURFACE DRAINAGE

(SOURCE: KLM CONSULTING SERVICES PTY LTD / ESS, 2020)

17.5.5 Hydrogeology

The Mfantseman Municipality falls within the Birimian basin and the Kibi belt and is underlain mainly by the Precambrian Birimian intruded by Cape Coast-type, granitoid and pegmatites (Yidana, 2010). The groundwater occurs within the fractures, veins and faults of these rocks. These rocks are crisscrossed by mafic dykes (dolerite) which was inferred from aeromagnetic data and regional mapping. Also occurring in the Mfantseman Municipality are tertiary rocks very close to the coast (Table 17-8).

Most boreholes in the municipality were drilled for domestic water supply and these boreholes are usually fitted with hand-pumps. Their depths are dictated by their purpose. Most groundwater projects terminate drilling when sufficient water is obtained for domestic water delivery. Depths of boreholes drilled through rocks of the Birimian Systems range between 35 m and 62 m with an average of 42 m (Agyekum, 2004). Aquifer transmissivity of the productive zones of the Birimian Systems ranges between 0.2 m^2/day and 119 m^2/day, with an average of 7.4 m^2/day. In these aquifers, storability ranges between 0.003 and 0.008 (Ayimah, 2014).

Transmissivity within the regolith is slightly higher than that observed in the integrated aquifer system, and ranges between 4 m^2/day and 40 m^2/day with an average of about 10 m^2/day. For the integrated aquifer systems in the Birimian System, borehole yields are generally low and range from 0.48 m^3/h to 36.4 m^3/h with a mean yield of 7.6 m^3/h.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 257 of 368 Differences in the degree of weathering within the granitoids probably account for the lower yields observed in these rocks (Yidana et al., 2008). FIGURE 17-8 GEOLOGY OF THE MFANTSEMAN MUNICIPALITY AND ITS ADJOINING MUNICIPALITIES (SOURCE: AYIMAH, 2014) Groundwater chemistry in Mfantseman area varies, but most areas have desirable or permissible drinking water based on total dissolved solids (TDS) content. The pH ranges from 6 to 11, averaging 6.7 for most boreholes. The groundwater is generally fresh, but some areas are brackish due to high levels of Ca2+ and HCO3- from granite weathering. The concentration of fluoride in groundwater is uneven and influenced by the presence of fluorine-bearing minerals and leaching activities. Trace metals like manganese and iron are widely distributed, often occurring at elevated levels from mineral and soil weathering (Ayimah, 2014). 17.5.6 Flora and Vegetation According to Hall and Swaine (1981), the Project area is situated in the Southern Marginal Forest zone, adjacent to a dry semi-deciduous subtype. The current landscape consists of thicket, farmlands, secondary forests, wetlands, and derived savanna, with some forest remnants on rocky hills. The concession area contains numerous sacred groves and traditional sites, ranging TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 258 of 368 from individual tree shrines to dense groves. During heavy rain, accessing internal unpaved roads between communities in the concession becomes challenging. The project site is located in active farming areas where crops like cassava, maize, plantain, and vegetables are cultivated, while slash and burn practices are employed for charcoal production. Areas not actively farmed mostly consist of thickets and fallow lands dominated by elephant grass, with some Lantana camara, Azadirachta indica, and a few palm trees in certain locations. The Project obtained drone imagery of the area from Rocketmine (Delta Drone Group), captured in June 2022 with a resolution of 0.5 m. The imagery revealed dense vegetation and trees interspersed with small fields and drainage patterns, indicating evidence of land clearing for fuel purposes. 17.5.7 Fauna and Habitat The Mfantseman Municipal area includes different species of animals including duiker, antelope, bush buck, monkeys, deer, porcupines, grasscutters, birds, reptiles, and snakes. Although the area is well drained by rivers and streams (most of which are seasonal), the biodiversity values of the few perennial rivers have not been well studied and/or documented yet. All the rivers are known to be freshwater fisheries, particularly Ciclids and Clarids, for riverine communities (GEF Small Grants Programme, 2012). 17.5.8 Air quality and noise There is no official municipal data on air quality and noise levels. The results of ALL/GMR's baseline data collection for air quality and noise within the project footprint can be found in Section 17.7.4 of the Biophysical Baseline Surveys. 17.6 EXISTING SOCIAL CONTEXT 17.6.1 Regional and Local Governance The project area is governed by the Mfantseman Municipal Assembly, which is one of the twenty-two MMDA’s under the Central Regional Coordinating Council. The General Assembly has a total membership of 54 people, including elected members, government appointees, the Municipal Chief Executive, and the Member of Parliament. There are seven zonal councils within the Assembly, namely Saltpond, Mankessim, Yamoransa, Nsanfo, Dominase, Anomabo, and Abandze. The Assembly's day-to-day administration involves various decentralised departments, such as Central Administration, Directorate of Agriculture, Physical Planning, Social Welfare and Community Development, and Works Department. Politically, the municipality has one constituency made up of 36 electoral areas. There are four traditional paramountcy in the Mfantseman Municipality: Abeadze-Dominase, Nkusukum, Anomabo, and Mankessim. These paramountcies serve as custodians of tradition, culture, and local customs, actively preserving and promoting the heritage of their communities. They play essential roles in community development by providing leadership, arbitration, and representation in local governance matters. Collaborating closely with the Mfantseman Municipal Assembly, they contribute to socio-economic advancement, infrastructure development, and key sectors such as education and healthcare. Additionally, the paramountcies organise cultural events and festivals that foster community cohesion, preserve cultural heritage, and attract tourism, adding vibrancy to the municipality's overall growth. 17.6.2 Population and Demographics The Municipality has an estimated population of 176,288, with females representing 55% of the population and males 45% of the population, indicating a higher male out-migration. The population growth rate is 2%, and the average household size is 3.8 persons. About 64.9% of the population is urban, while 35.1% is rural, making the municipality more urbanised than the region as a whole (PHC, 2010). TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 259 of 368 According to the latest data available, the Municipality hosts approximately 95 settlements with 39,386 households in 23,770 houses (PHC, 2010). Major settlements include Yamoransa, Saltpond, Mankessim, Anomabo, and Dominase. The project area is near or located in communities such as Mankessim, Saltpond, Ewoyaa, Krofu, Krampakrom, Anokyi, Afrangua, Abonko, and Ansaadze. 17.6.3 Land Ownership The 1992 Constitution vests all public land and all minerals in the State, held in trust for the Ghanaian people. It further distinguishes between public lands that are governed by customary tenure and those that fall exclusively under state authority (GOG Constitution 1992). All customary holdings are vested in stools, skins, or appropriate families or clans (USAID, LandLinks). The Constitution allows foreigners to lease land for terms of up to 50 years (USAID, LandLinks; GOG Constitution 1992). In the Ghanaian traditional context, chiefs, clan, lineage and family heads (predominantly male lineage heads) hold the allodial and sub-allodial title to land. Chiefs generally allocate land through physical inspection processes, supported with allocation notes (a form of occupancy certificate granted by the stool/skin/landowners as proof of allocation of a land parcel to an individual, group or corporate entity). Allocation notes often bear the totem of the allocating authority and include date of allocation, terms, land description, signature of transacting parties and, in some cases, a site plan. Nonetheless, the fluidity of tenure assurance can occur when a new chief is enstooled and the chief refuses to uphold the grant agreements made by predecessors. Land title in the communities that are likely to be affected by the project is predominantly held by families, rather than chiefs and stools, as is common in Ghana. Family lands, implicitly inferred by the 1992 Constitution as private property, are devoid of extensive government regulatory mechanisms compared to stool or skin lands. Traditional Authorities and family heads of the Project communities historically have provided land for community development projects (infrastructure), when relevant. Traditional authorities also play a key role in resolving and/or mediating conflicts that arise in land ownership. 17.6.4 Land Use and Livelihoods The economy of the Mfantseman Municipality is primarily agrarian, with 81% of the economically active population engaged in agriculture (51% fishing and 30% farming). Communities in the Municipality can have access to around 4,900 hectares of arable land and a 49-kilometer coastline for fishing. Agricultural activities include crop farming, tree cultivation, livestock rearing, and fishing. Key crops grown are pineapples, oranges, plantain, maize, cassava, cocoyam, and coconut. Cash crops like cocoa and oil palm are also cultivated. The municipality has a significant livestock population, including poultry, cattle, goats, and sheep. Industrial activity is concentrated in market centres like Anomabo, Biriwa, and Yamoransa, with Mankessim serving as the commercial hub. According to the MMA MTDP 2022-2025 the three main employment sectors are: • Agriculture, forestry and fishing; • Wholesale, retail trade and auto repairs; and • Manufacturing. 17.6.5 Education The Municipality has both private and public educational facilities including Nursery/Kindergarten, Primary, Junior and Senior Secondary schools. Mfantseman Girls Senior High School in Saltpond, Kwegiri Aggrey Senior High/Technical Schools at Anomabo and Biriwa National Vocational Training Institute (NVTI) are notable high school educational institutions offering vocational, technical, and commercial skills training within the Municipality. Among individuals aged 11 years and above, 77.4% are literate, while 22.6% are illiterate. The percentage of children attending kindergarten increased from 37.9% in 2019 to 58.8% in 2020. Similarly, primary school enrolment rose from 84.7% to 98% in 2020, and Junior High School (JHS) enrolment increased from 72.9% to 75.6% in 2020 (MMA MTDP 2022-2025). TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 260 of 368 However, gender parity at the JHS level declined from a ratio of 1:1 in 2019 to 1:0.85 in 2020. The performance of students in the 2020 Basic Education Certificate Examination (BECE) was slightly lower than that of 2019. In 2019, the performance rate was 59.44%, whereas in 2020, it dropped to 52.88% (MMA MTDP 2022-2025). 17.6.6 Road Network and other Social Amenities The Municipality is primarily connected by second- and third-class roads, including the Accra-Takoradi Highway, which facilitates trade and economic activities. Many towns and villages have access to pipe-borne water or boreholes, while some rely on alternative water sources. Additionally, almost all settlements in Mfantseman are connected to the national electricity grid. Communication infrastructure includes limited post office access but widespread telecommunication coverage, with cellular phone service from various providers. Banking and financial institutions are present in urban areas, with some emerging in rural areas due to the population's economic activities. In 2020, the number of health facilities in the municipality increased to 36, with 3 hospitals, 4 health centres, 24 functional Community-based Health Planning and Services (CHPS) facilities, and 3 private clinics (MMA MTDP 2022-2025). Within the municipality, there are two distinct high voltage lines owned by the Ghana Grid Company Limited (GRIDCo) that pass through the Project area and surrounding communities including Mankessim, Abonko, Ewoyaa, and Afrangua Junction. These are a 161 kV transmission line running from Winneba to Cape Coast and a 330 kV transmission line running from Aboadze in the Western Region to Pokuase in Accra. 17.7 BIOPHYSICAL DATA This section presents the meteorological data in addition to data on hydrology, hydrogeology, air quality and noise collected on the project to date. Further baseline data will be collected for the purpose of informing the EIA. 17.7.1 Meteorology The weather station located in the project area collects detailed minute-by-minute weather data, including rainfall, wind direction and speed, humidity, temperature, dew point, and photosynthetically active radiation (PAR). This station has been gathering climatic data since April 2019. The figures and tables below provide a summary of the average monthly climatic conditions in the project area from 2019 to 2023. The data reveals that the months of May-June and October experience the highest rainfall in the area. Wind speed shows significant variation throughout the year, with the highest speeds occurring in the March-April and August- September periods. The prevailing wind direction is generally southwestern with some minor variations. Photosynthetically active radiation, an important factor for agriculture, reaches its peak in March-June and November, while January sees the lowest levels of radiation in the project area.

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Monthly Average Rainfall & Humidity of ELP Area
RAINFALL (mm)
HUMIDITY (%)
300
250
200
150
100
50
0
100
90
80
70
60
50
40
30
20
10
0
January
February
March
April
May
June
July
August
September
October
November
December
Month
Total Monthly Rainfall
Average Monthly Humidity

FIGURE 17-9 MONTHLY AVERAGE RAINFALL AND HUMIDITY OF THE ELP AREA (2019-2023)

(Source: ALL Weather Station, Ewoyaa)


Monthly Average Rainfall and Humidity
600.0
500.0
400.0
300.0
200.0
100.0
0.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Average PAR
Average Temperature
Average Dew Point

FIGURE 17-10 MONTHLY TEMPERATURE, DEW POINT AND PAR OF THE ELP AREA (2019-2023)

(Source: ALL Weather Station, Ewoyaa)

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Monthly Average Rainfall and Humidity
300.0
250.0
200.0
150.0
100.0
50.0
0.0
100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Average Rainfall
Average Humidity

FIGURE 17-11 AVERAGE MONTHLY WIND SPEED OF ELP AREA (2019-2023)

(Source: ALL Weather Station, Ewoyaa)

TABLE 17-5 MONTHLY RECORDED WIND DIRECTION IN THE ELP AREA (2019-2023)

MONTH	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEPT	OCT	NOV	DEC
GENERAL WIND DIRECTION	SSW	WSW	WSW	WSW	WSW	WSW	W	WNW	W	W	SW	SW

17.7.2 Hydrology

In 2020, ESS (Environmental and Social Sustainability Consultancy) conducted an initial hydrological study for the project area on behalf of ALL. Additional studies were carried out by SRK Consulting in 2022 and 2023. NEMAS Consult, contracted by ALL/GMR, has been collecting baseline data on water quality in the project footprint since July 2021 as part of the EIA requirements for an Environmental Permit from the EPA.

The various study results revealed that the mining area generally drains towards the southeast. The Amissah Okye and Egoso rivers are the primary watercourses in the area, flowing southward into a coastal wetland estuary covering approximately 1.4 km^2 as presented in the map below. The Egoso river catchment area is about 5 km^2 with a gradient of approximately 1/100. While sections of the river may not have continuous flow throughout the year, the channel morphology indicates seasonal flow and the presence of underflow in weathered geology. Intercepting the underflow upstream of planned pits can be achieved through trenches and scavenger boreholes.

The main sources of water within the Project area include larger ponds, smaller ponds, and dugouts. These sources, along with groundwater from boreholes, are relied upon by most communities for domestic use in addition to piped water. Surface water quality testing was carried out for the Egoso (EGO) river, Amissah Okye river, and other streams

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in the project area. The locations of the samples are indicated in Figure 17-12, and detailed concentration levels are provided in

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Table 17-6.

The water quality of both the Egoso and Amissah Okye rivers, per the results in

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Table 17-6, suggests generally favourable conditions. The pH values at all locations are within the acceptable range, indicating a neutral to slightly alkaline nature. Electrical conductivity levels indicate a moderate presence of dissolved salts, while total dissolved solids concentrations suggest a moderate amount of dissolved solids. Total suspended solids show relatively low values, with some increase during the wet season. Alkalinity remains within acceptable limits. Turbidity levels vary, with higher values observed during the wet season. Nitrate and phosphate concentrations are generally low. Metal concentrations, including iron, manganese, chromium, copper, zinc, cadmium, arsenic, and mercury, are mostly below the recommended guidelines, indicating limited contamination. These findings suggest that the water quality of both rivers meets acceptable standards.


-1°7.200'
-1°6.000'
-1°4.800'
-1°3.600'
-1°2.400'
-1°1.200'
-1°0.000'
-0°58.800'
-0°57.600'
5°19.200'
5°18.000'
5°16.800'
5°15.600'
5°14.400'
5°13.200'
5°12.000'
N
AMO1
Agege Lake/Dam
Agege Lake/Dam
AMO2
Baifikrom
DG17
Egoso -Upstream
EGO1
DG4
BH11
DG13
DG10
Mankessim
Amissah Okye
Amissah Okye Midstream
EGO2
Egoso Midstream
DG1
DG9
BH6
DG8
MB1
MB2
MB3
MB4
MB5
MB6
BH23
Abonko
AMO3
Egoso Downstream
Amissah-Okye Estuary Downstream
Saltpond
0
1
2 km
Legend
River
Potential/Actual Natural Surface Drainage
Rivers & Stream Sampling Sites
Groundwater Sampling Sites
Dugouts/Ponds
Anticipated ML Boundaries

FIGURE 17-12 PROJECT AREA HYDROLOGY AND WATER MONITORING LOCATIONS

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TABLE 17-6 CONCENTRATION LEVELS OF WATER SAMPLES FROM SURFACE WATER SOURCES

No.	Parameters	amo1	amo2	amo3	ego1	ego2	sw14	am02	Guidelines	
				Dry Season			Wet Season		WHO Std	GSA
1	pH	7.28	7.66	8.2	7.99	8.14	6.53	6.26	6.5-8.5	6.5-8.5
2	EC	143.9	247.5	19835	982.5	4120	565	109	500-700	500
3	TDS	71.9	123.7	9920	491.3	2060	282.6	54.53	1000	--
4	TSS	19	35	8	104	13	**11***	**82***	5	--
5	Alkalinity	82	40	40	312	350	200	150	200	--
6	Turbidity	6.3	61	8.6	108	11.8	2	**58***	5	5
7	Colour	105	690	125	2400	220	**250***	**550***	25	5
8	Fluoride	0.18	0.47	0.74	0.48	0.01	**3.5***	**4.18***	1.5	1.5
9	Chloride	71.33	111.6	85.65	111.5	87.33	0.6	1	250	250
10	Sodium	12.44	24.26	42.48	119.2	50.01	0	9.8	200	--
11	Potassium	12.05	18.11	54.32	14.59	15.66	5	12	30	--
12	T. Hardness	130	135	430	340	430	150	300	500	500
13	Nitrate	5.98	10.44	53.09	11.8	31.2	4.33	4.49	45	50
14	Phosphate	0.29	1.3	0.08	1.74	0.11	0.3	0	5	--
15	Sulphate	1	14	164	2	40	10	0	250-400	250
16	COD	8.22	10.43	20.44	7.12	6.22	120	80	250	--

17	BOD	4.11	4.22	14.21	4.62	3.24	2	13	50	--
18	Calcium	8.734	9.618	126.8	30.7	198.6	0	60	200	--
19	Magnesium	5.32	5.759	11.03	10.45	9.001	50	40	150	--
20	C.Hardness	68.5	68.2	218.6	170.9	210.8	0	130	-	
21	Iron	1.31	0.59	0.127	1.809	0.061	**1.9***	**2.3***	0.3	0.3
22	Manganese	<0.001	<0.001	0.026	1.299	3.014	**0.25***	**0.17***	0.05	0.05
23	Chromium	0.03	0.039	0.046	0.048	0.03	**0.9***	**0.3***	0.05	0.05
24	Copper	0.002	<0.01	0.089	0.048	<0.001	1	**1.8***	1	2
25	Zinc	0.018	0.013	<0.001	<0.001	0.014	0.1	0.02	3	--

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No.	Parameters	amo1	amo2	amo3	ego1	ego2	sw14	am02	Guidelines	
				Dry Season			Wet Season		WHO Std	GSA
26	Cadmium	<0.001	<0.001	<0.001	<0.001	<0.001	**0.008***	**0.006***	0.003	0.003
27	Arsenic	0.001	<0.001	<0.001	<0.001	0.001	<0.001	0.001	0.01	0.01
28	Mercury	<0.001	<0.001	<0.001	<0.001	<0.001	<0.001	0.001	0.006	0.001

NOTE:

An asterisk indicates the analysis results that exceed recommended limits.

17.7.3 Hydrogeology

The hydrogeological assessment conducted by the British Geological Survey (BGS), 2009, indicates that the groundwater potential in the project area is generally low to moderate, with some localised areas of higher potential.

Groundwater yields are typically poor, except in locations where there is significant weathering of the basement rocks, allowing for groundwater flow. Borehole yields in the area range from 0.1 to 0.5 Liters per second. An example of a domestic borehole with a concrete seal and a dugout at Mpesiaduadze is shown in Figure 17-13.

Water quality analysis of the sampled boreholes and dugouts is presented in

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Table 17-7 and Table 17-8. Table 17-8 specifically focuses on the quality of groundwater from dugout sources, which is typically a combination of surface runoff and groundwater from the unsaturated zone. It provides insights into the soil composition and information on anthropogenic activities.





FIGURE 17-13 DUGOUT AT MPESIADUADZE (RHS) AND DOMESTIC BOREHOLE WITH SANITARY CONCRETE SEAL AT EWOYAA (LHS)

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TABLE 17-7 CONCENTRATION LEVELS IN WATER SAMPLED FROM BOREHOLE SOURCES

No.	Parameters	bh1	bh6	bh11	bh23	bh1	bh5	bh6	bh11	bh23	Guidelines	
		dry season				wet season					who std	gsa
1	pH	6.74	7.65	7.72	7.87	5.65	6.24*	6.27*	6.46	6.5	6.5-8.5	6.5-8.5
2	EC	329.4	1580*	2277*	3001*	268	785*	1460*	2442*	2051*	500-700	500
3	TDS	164.7	789.7	1138*	1501*	134	392	731	1221*	1026*	1000	--
4	TSS	1	3	4	1	1	3*	1	0	2	5	--
5	Alkalinity	39	125	188	312*	0	250*	100	300*	400*	200	--
6	Turbidity	0	4	0	0	0	1.19	1.23	0	0.23	5	5
7	Colour	0	15*	0	0	0	0	0	0	0	25	5
8	Fluoride	0.93	0.37	0.63	0.02	0.3	2.6*	4.3*	3.8*	4.0*	1.5	1.5
9	Chloride	133.4	156.9	177.9	111.1	0	2.3	0	0.7	1.6	250	250
10	Sodium	30.6	104.1	145.2	39.9	19.2	38.9	79.1	82.5	75.9	200	--
11	Potassium	14.3	10.91	12.37	208*	180*	4	1	30	50*	30	--
12	T. Hardness	120	441	458	448	15	350	400	400	500*	500	500
13	Nitrate	25.5	10.57	120.5*	273.6*	87.2*	4.45	54*	8.45	73.5*	45	50
14	Phosphate	2.1	0.04	0.34	1.71	0	0.1	0	0	3	5	--
15	Sulphate	18	30	100	134	0	60	0	90	0	250-400	250
16	COD	11.2	6.22	14.22	54.2	160	40	220	220	124	250	--
17	BOD	5.1	3.22	5.24	24.2	6	2	6	18	4	50	--
18	Calcium	4.6	71.84	32.17	146.6	4	80	40	40	200*	200	--
19	Magnesium	7.5	9.56	10.25	11.1	2	110	50	50	30	150	--
20	C. Hardness	58.9	220	214.2	220.6	8	180	80	80	200	-	
21	Iron	0.06	0.15	0.01	0.3*	0	0.7*	3*	0.9*	1.0*	0.3	0.3
22	Manganese	0.01	1.215*	0.01	0.01	0.36*	0.09*	1.66*	0.65*	0.07*	0.05	0.05
23	Chromium	0.052*	0.017	0.014	0.056*	0.05*	0.40*	0.70*	0.60*	4.00*	0.05	0.05
24	Copper	0.011	0.008	0.01	0.01	0	0	0.6	0	0	2	2
25	Zinc	0.039	0.142	0.035	0.068	4.5*	0.75	0.75	0.62	0.14	3	--
26	Cadmium	<0.001	<0.001	<0.001	<0.001	0.026*	0	0.011*	0.006*	0.008*	0.003	0.003
27	Arsenic	<0.001	0.001	0.001	<0.001	0.02*	0.01	0.008	0.011*	0.004	0.01	0.01
28	Mercury	<0.001	<0.001	<0.001	<0.001	0.011*	0	0.004	0.002	0.002	0.006	0.001

NOTE:

AN ASTERIX INDICATES THE ANALYSIS RESULTS THAT EXCEED RECOMMENDED LIMITS.

SOURCE: NEMAS CONSULT (2021-2022).

The groundwater quality in the tested boreholes in

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Table 17-7, shows varying characteristics. pH levels across the boreholes are generally within acceptable limits. Electrical conductivity values suggest moderate to high mineral content in some of the boreholes. Total dissolved solids concentrations vary, with some boreholes showing relatively high values during both dry and wet seasons. Total suspended solids remain generally low, with slightly higher values observed in some boreholes during the wet season. Alkalinity levels are within acceptable limits.

Turbidity values are generally low, indicating clear groundwater. Metal concentrations, including iron, manganese, chromium, copper, zinc, cadmium, arsenic, and mercury, mostly fall below the recommended guidelines, suggesting limited contamination. Nitrate concentrations are relatively low, except for elevated levels in a few boreholes during the wet season. The phosphate concentration is generally low in most boreholes. Other parameters, such as chloride, sodium, potassium, total hardness, sulphate, chemical oxygen demand (COD), biochemical oxygen demand (BOD), calcium, magnesium, and hardness, show variable values across the boreholes.

TABLE 17-8 CONCENTRATION LEVELS IN WATER SAMPLED FROM DUGOUT SOURCES

No.	Parameters	dg2	dg10	dg17	dg2	dg4	dg8	dg10	dg13	dg17	Guidelines	
		dry season			wet season						who std	gsa
1	pH	7.9	7.63	8.13	5.98*	6.23*	6.15*	6.14*	6.4*	6.28*	6.5-8.5	6.5-8.5
2	EC	430	261.8	424.6	216.2*	70.6	134.5	164.5	78.25	243.9	500-700	500
3	TDS	214.9	130.9	212.3	108.2	35.3	67.29	82.31	39.13	122	1000	--
4	TSS	16*	85*	72*	163*	43*	40*	180*	332*	38*	5	--
5	Alkalinity	388*	80	340*	200*	100	400*	450*	300*	200	200	--
6	Turbidity	13.1*	122*	104*	180*	54*	57*	123*	463*	23*	5	5
7	Colour	200*	1700*	1030*	1500*	300*	950*	1550*	5600*	450*	25	5
8	Fluoride	0.48	0.81	0.24	4.0*	4.0*	2.0*	2.0*	2.1*	3.5*	1.5	1.5
9	Chloride	62.92	151.4	49.63	0	0	1	1.8	0.6	0.5	250	250
10	Sodium	13.99	15.45	31.81	11.2	0	0.003	0.004	0.003	18.7	200	--
11	Potassium	45.97*	13.11	16.3	9	40*	20	20	5	19	30	--
12	T. Hardness	245	130	255	50	50	100	350	150	50	500	500
13	Nitrate	4.17	11.69	2.78	46*	53.6*	55*	3.5	4.5	4.81	45	50
14	Phosphate	1.73	0.31	0.49	0	0	0.3	0	1.1	0	5	--
15	Sulphate	36	4	4	0	0	0	0	30	0	250-400	250
16	COD	8.22	6.11	10.22	270*	220	240	120	240	160	250	--
17	BOD	3.22	4.24	5.22	28	24	12	8	24	6	50	--
18	Calcium	52.37	16.17	36.12	80	0	0	0	400*	20	200	--
19	Magnesium	9.994	8.494	5.894	130	40	50	7	0	40	150	--

20	C. Hardness	120.5	60.8	125.6	190	10	0	0	800	40	-	
21	Iron	0.1	4.85*	0.592*	2.9*	1.7*	3.7*	5.9*	17.6*	1.5*	0.3	0.3
22	Manganese	<0.01	0.454*	<0.01	0.13*	0.19*	0.27*	1.21*	0.48*	0.31*	0.05	0.05
23	Chromium	0.03	0.062*	0.005	0.5*	0.5*	0.6*	0.8*	0.2*	0.1*	0.05	0.05

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No.	Parameters	dg2	dg10	dg17	dg2	dg4	dg8	dg10	dg13	dg17	Guidelines	
			dry season				wet season				who std	gsa
24	Copper	0.017	0.02	0.039	0	0.6	0.8	2.8*	0.8	0	2	2
25	Zinc	0.054	0.055	0.019	1.5	1.3	0.45	0.38	0.52	0.16	3	--
26	Cadmium	<0.001	<0.001	<0.001	0.008*	0	0.006*	0.003	0.016	0.001	0.003	0.003
27	Arsenic	<0.001	<0.001	<0.001	0.009	0	<0.001	<0.001	0.009	0.002	0.01	0.01
28	Mercury	<0.001	<0.001	<0.001	0.004	0	<0.001	<0.001	0.008*	0.001	0.006	0.001

NOTE:

An asterisk indicates the analysis results that exceed recommended limits.

SOURCE: NEMAS CONSULT (2021-2022).

The analysis of pond and dugout water quality shows variations in parameters, indicating influences from runoff, sedimentation, and agricultural activities. Elevated electrical conductivity and total dissolved solids during the wet season suggest runoff and leaching. High suspended solids indicate sedimentation and turbidity. Alkalinity levels vary, potentially from agricultural runoff and organic matter decomposition. Intense colour in some ponds may indicate organic matter or contaminants. Elevated fluoride levels could be from geological factors or human inputs.

17.7.4 Air Quality and Noise

NEMAS Consult is contracted by ALL/GMR to collect baseline data on air quality and noise levels within the project footprint since July 2021 as part of EIA requirements. Air and noise baseline data is collected across 17 locations in the project area. Figure 17-14 presents the sampling locations across the project area. Air quality baseline parameters that are collected cover particulate matter, gases, and heavy metals as follows:

- Total Suspended Particles (TSP)
- Particulate Matter 10 (PM10)
- Particulate Matter 2.5 (PM2.5)
- Arsenic (As)
- Cadmium (Cd)
- Lead (Pb)
- Mercury (Hg)
- SO_2
- CO
- NO_2

Noise level covered:

- LAeq
- LA90
- LAmax
- LA10
- Lamin

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-1°7.200'
-1°6.000'
-1°4.800'
-1°3.600'
-1°2.400'
-1°1.200'
5°16.800'
5°15.600'
5°14.400'
5°13.200'
N
NKWANTA
Ansandze
CONCESSION AREA 2
KROFU
Krampakrom
AFRANGUA
KANKA BOOMU
NANANOM
CONCESSION AREA 1
ABONKO
EM 1
Ewoyaa
ANOKYI
GMR 2
GMR 1
Ewoyaa Junction
GMR 3
0
1
2 km
Legend
Air & Noise Sampling Points
Anticipated ML Boundaries

FIGURE 17-14 AIR QUALITY AND NOISE BASELINE DATA LOCATIONS FOR ELP

Table 17-9 presents mean results of monthly air quality data collection undertaken from June 2021 to March 2022 in the project area. The results reveal that prevailing air quality of the project area generally falls within the recommended Ghana EPA and WHO levels.

TABLE 17-9 MEAN AIR QUALITY BASELINE RESULTS OF THE ELP AREA (JUNE 2021 – MARCH 2022)

Sampling stations	tsp (µg/m³)	PM_{10} (µg/m³	$PM_{2.5}$ (µg/m³	As_{10} (µg/m³	Cd (µg/m³	Hg (µg/m³	pb (µg/m³	NO (µg/m³)	SO_2 (µg/m³)	tsp (µg/m³)
ANOKYI	56.58	24.04	11.27	0.012	0.025	0.007	36.2	19.48	17.58	2.52
ABONKO	61.01	26.16	14.02	0.013	0.039	0.007	48.2	24.16	18.63	0.64
EWOYAA	45.71	18.49	8.74	0.010	0.026	0.010	34.5	19.54	0.26	0.23
KROFU	49.23	21.28	10.63	0.007	0.059	0.008	49.3	16.38	6.13	3.72
KRAMPAKROM	53.52	18.76	10.34	0.011	0.033	0.014	57.6	21.76	4.14	0.32
AFRANGUA	47.10	18.31	9.86	0.012	0.050	0.013	31.7	18.29	4.45	0.23
ANSANDZE	43.11	18.04	10.51	0.006	0.024	0.006	59.1	23.59	0.41	1.81

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Sampling stations	tsp (μg/m³)	PM_{10} (μg/m³	$PM_{2.5}$ (μg/m³	As_{10} (μg/m³	Cd (μg/m³	Hg (μg/m³	pb (μg/m³	NO (μg/m³)	SO_2 (μg/m³)	tsp (μg/m³)
NKWANTA	54.38	23.80	12.18	0.016	0.034	1.008	40.4	27.90	13.77	3.06
NANANOM	52.08	22.31	11.99	0.007	0.038	0.009	27.5	13.58	4.48	3.82
EWOYAA JUNCTION	58.60	22.69	13.29	0.012	0.030	0.015	43.2	32.28	21.24	2.98
KANKA BOOMU	57.49	19.60	12.19	0.007	0.051	0.008	39.6	18.46	20.66	5.10
CONCESSION AREA 1	30.31	13.74	8.48	0.008	0.054	0.006	31.3	6.11	3.13	0.13
CONCESSION AREA 2	28.17	11.14	5.67	0.010	0.039	0.006	49.0	5.93	2.33	0.18
GMR 1	37.73	11.43	6.23	0.001	0.001	0.001	1.0	6.68	0.53	0.10
GMR 2	39.03	23.08	11.60	0.001	0.005	0.002	2.2	17.55	3.20	1.38
GMR 3	35.98	16.53	8.65	0.001	0.001	0.002	0.7	19.13	0.10	0.33
EPA RECOMMENDED LEVELS	150	70	35	15	20	1,000	2,500	60	100	10
WHO RECOMMENDED LEVELS	150	50	25	6,000	5,000	1,000	500	40	80	10

SOURCE: NEMAS CONSULT (2021-2022)

Table 17-10 presents the mean results of monthly noise level data collection undertaken from June 2021 to March 2022 in the project area. The results demonstrate that noise levels in some of the areas monitored exceed Ghana EPA and IFC/WHO recommended levels. This observation has been attributed to the fact that some of the communities and sampling areas are close to the Accra-Cape Coast Highway (N1) which is a significant source of noise pollution.

TABLE 17-10 MEAN NOISE LEVEL BASELINE RESULTS OF THE ELP AREA (JUNE 2021 – MARCH 2022)

	NOISE LEVEL Dba – DAYTIME (0600-2200)					NOISE LEVEL Dba – NIGHTTIME (2200-0600)				
Sampling stations	LAeq	LA90	la10	LAmin	LAmax	LAeq	LA90	L10	LAmin	LAmax
ANOKYI	55.22	49.30	56.81	44.41	91.33	51.56	48.62	53.08	46.08	82.77
ABONKO	59.28	49.56	63.86	44.94	91.76	58.08	50.32	59.92	45.81	86.66
EWOYAA	53.90	47.57	56.41	44.17	91.52	49.18	46.33	49.17	43.62	85.52
KROFU	56.92	49.30	57.84	50.14	97.53	52.02	49.26	52.70	47.46	83.47
KRAMPAKROM	54.76	48.58	58.18	44.91	88.01	48.18	45.98	48.89	44.42	75.52
AFRANGUA	51.60	45.14	55.34	42.32	94.04	47.88	44.04	47.77	43.11	77.42

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	NOISE LEVEL Dba – DAYTIME (0600-2200)					NOISE LEVEL Dba – NIGHTTIME (2200-0600)				
Sampling stations	LAeq	LA90	la10	LAmin	LAmax	LAeq	LA90	L10	LAmin	LAmax
ANSANDZE	51.23	46.18	56.48	39.44	92.60	46.49	44.99	48.52	42.62	84.30
NKWANTA	56.40	48.42	58.41	44.81	92.67	53.37	49.06	54.44	46.07	81.57
NANANOM	52.87	48.57	55.80	45.76	88.86	49.76	47.24	49.61	45.53	81.00
EWOYAA JUNCTION	57.13	49.24	60.51	45.69	92.36	55.74	49.86	56.24	48.41	81.56
KANKA BOOMU	55.07	46.74	59.34	43.43	95.22	52.37	45.91	55.56	43.82	81.36
CONCESSION AREA 1	47.54	43.37	50.54	39.66	82.90	46.04	45.20	48.44	42.02	74.41
CONCESSION AREA 2	48.80	42.84	50.34	37.47	86.49	46.77	43.26	46.47	39.04	77.74
GMR 1	51.15	45.38	57.05	41.30	87.35	47.80	45.38	50.00	43.00	72.05
GMR 2	52.03	47.73	55.05	45.45	91.70	47.98	46.13	54.38	45.23	73.73
GMR 3	53.30	43.25	60.25	38.18	92.78	49.53	46.75	56.25	46.25	74.23
EPA RECOMMENDED LEVELS	55	-	-	-	-	48	-	-	-	-
IFC/WHO RECOMMENDED LEVELS	55	-	-	-	-	45	-	-	-	-

17.8 SOCIO-ECONOMIC DATA

This section presents the socio-economic data on the communities in the project area collected by the company to date. This includes data on population, cultural heritage and archaeology. Further socio-economic data will be collected to inform and conduct the social impact assessment for the EIA and prepare the Resettlement Action and Livelihood Restoration Plan for the project.

17.8.1 Population

In 2020 NEMAS Consult conducted a survey on behalf of ALL on the communities that lie within a 2 km radius from the anticipated mining lease boundary. These are expected to be directly or indirectly affected by the mine operation. The survey estimated that over 3,562 people were living within the 2 km boundary of the anticipated mining lease. Table 17-11 presents the estimated population of the communities in 2020.

TABLE 17-11 ESTIMATED 2020 POPULATION OF ELP COMMUNITIES

S/N	Community	Projected 2020 Population
1	Aboño	1381
2	Anokyi	407
3	Ewoyaa	363
4	Krofu	600
5	Krampakrom	115
6	Ansaadze	70
7	Afrangua	626
TOTAL		**3,562**

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17.8.2 Cultural Heritage and Archaeology

Cultural heritage and archaeological studies conducted in the project area (Abonko, Anokyi, Ewoyaa, Krofu, and Krampakrom communities) reveal that 33 archaeological and heritage resources are located in the project area.

These heritage resources are shrines believed to be a link between the living and dead, suggesting that the spirits of deceased members of the communities intervene in the daily lives of the living. The shrines are said to function as a network of spirits attending to the needs of these communities, in respect of provision, protection, and healing. Some are believed to function in ensuring rainfall and good yield of crops, others help with childbirth, prevention of evil, and contagious diseases.

All the shrines in these communities are thought to be spiritually interconnected in that rituals for one can be performed at another, with the calling of the spirit of that shrine to one at which the ritual is performed. Almost all the shrines share common ritual items, functions, and taboos. It is certain that the people hold very highly the shrines and their roles in the daily lives of community members. Evidence of ritual items at many of the shrine premises are testament to their active use.

There may be a need to relocate some of these resources. This will be done in consultation with the various Deity-Heads to avoid social disruption and negative influence of community-company relations.

17.9 PRELIMINARY IDENTIFICATION OF POTENTIAL IMPACTS

An EIA study (including specialist studies) will be commissioned by ALL/GMR to identify and assess all the potential environmental and social impacts associated with the Project, and also make appropriate recommendations to avoid, mitigate and manage those identified impacts of the Project. A summary overview of potential impacts that have been identified to date is presented in the table below.

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TABLE 17-12 SUMMARY OF POTENTIAL IMPACTS PRELIMINARILY IDENTIFIED

POTENTIAL IMPACTS	CAUSE	MANAGEMENT TOOL
Surface Water Degradation of surface water quality Reduction in water quantity in streams and water bodies. Impacts to human health.	Contamination of surface water as a result of release of pollutants (e.g., sediment, hydrocarbons, hazardous materials). Sedimentation caused by flooding in the project area and erosion on excavated/cleared areas, ponding of water in infrastructure areas. Reduction in surface water volume to non-perennial streams due to diversion of runoff and water harvesting.	Development of a Water Resources Management Plan to address environmental, drainage and social impacts and the key management and monitoring procedures to mitigate significant impacts. Standard industry management measures to address potential surface water impacts.
Surface Water Degradation of surface water quality Reduction in water quantity in streams and water bodies. Impacts to human health.	Contamination of surface water as a result of release of pollutants (e.g., sediment, hydrocarbons, hazardous materials). Sedimentation caused by flooding in the project area and erosion on excavated/cleared areas, ponding of water in infrastructure areas. Reduction in surface water volume to non-perennial streams due to diversion of runoff and water harvesting.	Development of a Water Resources Management Plan to address environmental, drainage and social impacts and the key management and monitoring procedures to mitigate significant impacts. Standard industry management measures to address potential surface water impacts.
Air Quality, Noise and Vibration Impacts to human health. Damage to infrastructure.	Mobile equipment emissions from engine exhausts, including carbon monoxide, carbon dioxide, nitrous oxides. Generation of dust from clearing and exposure of soils, mining operations, vehicle movement on unsealed roads and material transfer operations. Generation of noise from vehicles, plant and	Implementation of adequate buffer zones around project infrastructure. Air and noise issues can be managed through standard industry management measures and monitoring. Blasting impacts to be managed through standard industry management measures and monitoring, implementation of buffer zones.

	equipment. Noise and vibration caused by blasting activities.	
Land, Structures, Livelihoods and Heritage: Social impacts associated with resettlement of communities and taking of agricultural land. Alteration of the sense of place in the project area. Relocation of culturally significant sites. Reduction in crops/food/livelihood from loss of farmland.	Access to land for mining that is currently occupied by residential and other structures, and/or used for agriculture (including stock grazing and/or crop cultivation) and/or has cultural value (including plants with cultural significance and/or medicinal value). Disruption of extended family homesteads and way of life related to agriculture or subsistence. Introduction of large-scale heavy industrial activity into the area. Development of exclusion zones and use of local roads for mining purposes.	A Resettlement Action and Livelihood Restoration Plan will be developed to address losses associated with land use and occupancy by local communities, including exclusion of locals to certain mine areas. The plan will also address Livelihood Restoration. A Community Development Plan has been compiled and will continue to undergo iterative development as the project progresses. A Mine Closure Plan will be developed and will address post mining land use and occupancy issues.
Community Health and Safety: Increase in cost of living in mining area, which could in turn exacerbate food insecurity issues. Increase in communicable diseases (e.g. sexually transmitted infections, TB, malaria, cholera, respiratory illness). Community use of mine transport corridors / mine use of public roads – increased degradation of road	Influx of cash-remunerated workers associated with the mine drives up costs of living. Groundwater contamination from mining activities. Air quality impacts caused by mining related traffic dust. Increased traffic volume due to construction and operations. Safety risks along roads between mine infrastructure, as well as the highway	A Community Health & Safety Management Plan will be developed. Water Resources Management Plan will be developed to plan for sustainable water use strategy. A Traffic Management Plan will be developed. Development and enforcement of exclusion zones during operations to minimise entry of people and livestock into potentially hazardous areas. Consideration of public safety in the Mine Closure Plan.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 277 of 368 17.10 ENVIRONMENT, SOCIAL, HEALTH AND SAFETY MANAGEMENT SYSTEM (ESHMS) 17.10.1 Overview The Project has developed several mechanisms to facilitate the sustainable and effective management of ESHS impacts and risks within its footprint. This includes documented plans, agreements, toolkits, and registers that provide the framework for the management of ESHS impacts and risks of the Project. The table below presents the list of ESHSMS documents and toolkits that have been developed for the project to date, while the figure below provides a visual representation of a typical ESHSMS, which will be further developed as the project progresses. POTENTIAL IMPACTS CAUSE MANAGEMENT TOOL infrastructure and potential for traffic accidents. Public access to potentially hazardous mining areas. Increase in transience and urban social problems such as violent crime, theft, drug abuse, etc.). Changes in family and social structures, leading to increased prostitution, single parent families, leading to the social problems described above. leading to Takoradi Port, presenting risks to people and domesticated animals. Safety issue at mine pits and other mine infrastructure as these will contain water for at least some time of the year. Potential issue if illegal artisanal miners move into the area and commence unapproved mining. Influx of jobseekers and a potential influx of artisanal and small-scale mine workers. Considered low risk as minerals mined represent a bulk commodity with low intrinsic value per kilogram. Influx of male workers, many without their families and female partners, leading to disruption of social dynamics, creating a market for prostitution, illicit substances, etc. Local Employment and Content Plans will be developed to prioritise employment of locals and discourage influx. An Artisanal Mining Management Plan will be developed if it becomes necessary. Work with local institutional stakeholders to identify the most effective program of social infrastructure enhancement and provide resources (investment, facilities and resources as appropriate for the scale of agreed programme). Security: Potential for increased risk of theft in and around project area. Associated with illegal artisanal mining activities. Potential disruption of social structure and demographics in the project area, leading to increased criminal activity in the area. Development of infrastructure/roads may result in artisanal mine workers accessing the Project area. A Security Management Plan will be developed. Security measures need to be considered to ensure access to the Project by artisanal miners is restricted. Mine Closure: Reclamation and re-establishment of sustainable land uses following completion of mining. Making completed mine workings and landforms safe and stable. Altered landforms. Degraded/altered soils. Potentially contaminated areas. Wind and water erosion of disturbed areas. Disruption to or poor re-establishment of drainage channels. Safety risks associated with abandoned infrastructure and the mine workings. A Mine Closure Plan will be developed to address decommissioning and rehabilitation measures for and an Increase in communicable diseases (e.g. sexually transmitted infections, TB, malaria, cholera, respiratory illness). Community use of mine transport corridors / mine use of public roads – increased degradation of road infrastructure and potential for traffic accidents. Public access to potentially hazardous mining areas. Increase in transience and urban social problems such as violent crime, theft, drug abuse, etc.). Changes in family and social structures, leading to increased prostitution, single parent families, leading to the social problems described above. sustainable post-closure land use. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 278 of 368 TABLE 17-13 PROJECT ENVIRONMENTAL, SOCIAL, HEALTH AND SAFETY MANAGEMENT SYSTEM DOCUMENTS NAME OF DOCUMENT PURPOSE OF THE DOCUMENT 1 Stakeholder Engagement Plan (SEP) (230530-ALL-PLN-008-REV2 SEP) Describes the applicable regulatory and/or other requirements for disclosure, consultation and ongoing engagement with the Project’s stakeholders. It provides the framework to build a two-way communication between ALL/GMR, the potentially affected communities and other project stakeholders through a clear, simple and effective communication strategy. It also outlines the framework to ensure that communities and other stakeholders potentially affected by the Project are well informed of and consulted on the Project, its potential environmental and social impacts, and proposed management measures. It further provides for the resolution of conflict for employees and subcontractors, as well as communities and other stakeholders, through the Grievance Mechanism. 2 Community Development Plan (CDP) (230530-ALL-PLN-09-REV1_CDP) Aimed at ensuring inclusive decision-making with host communities, supporting environmental and socio-economic development, enhancing community wellbeing, and expanding the capabilities of communities to effectively engage with ALL/GMR, government, and Community-Based Organisations (CBOs) on development issues that concern the communities. The document provides strategies and processes for ALL/GMR’s community development and presents priorities and resources needed for community development. Further, the CDP seeks to create a transparent and participatory system to build trust between ALL/GMR, the potentially affected communities and other project stakeholders through an effective and consultative strategy. 3 Draft Community Development Agreement (CDA) (221013-ALL-PLN-010-REV0 Comm Dev Agreement) The CDA describes the roles and responsibilities of all stakeholders in promoting community development within the Project’s catchment area and provides strategies and processes for ALL/GMR’s community development. 4 Emergency Response Plan (ERP) (220713-ALL-PLN-001-REV0 Emergency Response Plan) While a Risk Register is in place, unforeseeable circumstances, equipment/engineering failure and human factor could result in lapses in preventive and/or control mechanisms put in place to curtail ESHS risks leading to incidents that cause injury, loss of life, and/or damage to property. In such cases, the ERP serves to guide the response to the incident or risk factor to minimise its impacts. The ERP identifies potential emergency scenarios likely to occur in association with the ELP and their likely consequences and categorises the risks. The ERP also defines preventive strategies, response procedures for emergencies, and corresponding responsible parties/persons, including resource requirements for efficient emergency response and response timing and reporting channels and procedures. 5 Atlantic Lithium Project Risk Register (230516-ALL-RSK-REG-001-REV0 Atlantic Lithium Project Risk Register) The ESHS Risk Register is periodically updated and details all the identified risks of the ELP and the potential impacts or consequences of those risks occurring. The document also categorises each risk based on its likelihood of occurrence and severity of impact. It furthermore outlines control and management measures for each identified risk, and the responsible parties for managing those risks. 6 Baseline Exceedance Level Tracking (230531-ALL-REP-001-REV0 Baseline Exceedance Level Tracking) This document serves as a proactive monitoring tool to identify deteriorating or improving environmental conditions (air and water quality, and noise levels) within the ELP footprint based on data from monthly environmental monitoring. 7 Ongoing Environmental Monitoring Plan (EMP) (220729-ALL-PLN-002-REV0 Environmental Monitoring Plan) A long-term monitoring programme that enables prompt detection of deteriorating and/or improving environmental conditions within the ELP area to enable appropriate action to be taken where required. The EMP identifies critical environmental parameters that are monitored throughout the exploration phase of the Project, including underlining justification for monitoring those parameters. It also details the sampling locations and protocols within the ELP area for each listed parameter and sets out the logistics, equipment, and staffing required to implement monitoring. 8 Health, Safety Environment and Communities Policy (230228-ALL-POL-001-REV0 ESHS Policy) The HSEC Policy has been established to serve as ALL’s comprehensive policy for managing ESHS matters related to the ELP. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 279 of 368 NAME OF DOCUMENT PURPOSE OF THE DOCUMENT 9 Human Resources Policy (230320-ALL-POL-002-REV0 Human Resources Policy The company’s HR Policy aims to comply with HR laws, maintain fair practices, prevent illegal activities, handle grievances, communicate with staff, provide training, assess risks, encourage participation, monitor performance, and integrate HR into business strategy. 10 Professional Ethics Policy (230505-ALL-POL-008-REV1 Professional Ethics Policy) The purpose of this Professional Ethics Policy (the “Policy”) is to provide a framework for appropriate operational behaviour and professional conduct for any person engaged by ALL. The Policy underpins our commitment to a duty of care to all staff and stakeholders who are either affecting or are being affected by mining operations within the Ewoyaa mining enclave. The Policy sets out the principles covering appropriate conduct in a variety of contexts and outlines the expected minimum standard of behaviour. 11 Contractor Management Plan (221213-ALL-PLN-003-OHS-REV0 Contractor Management Plan) The Contractor Management Plan (CMP) outlines processes, roles, responsibilities, and standards for contractors’ health, safety, environment, and community (HSEC) management. It ensures compliance, sets training requirements, establishes a grievance mechanism, monitors performance, and facilitates issue resolution. 12 Health, Safety, Environment and Communities Management Guidelines (230330-ALL-PLN-004-OHS-REV0 - ESHSMG) The HSECMG sets out all the procedures and requirements to be followed by all employees and contractors relating to ESHS management. It details the roles and responsibilities of all employees working on behalf of ALL on the Project, the high-level management measures to be implemented, requirements for contractors during the procurement process, and the plans, procedures and templates that are to be used for ESHS management. 13 Local Content Plan (230228-ALL-PLN-005-REV0 Local Content Plan The Local Content Plan defines the procedures that are followed by ALL and its sub- contractors to maximise employment and procurement opportunities and benefits for local stakeholders. 14 Transport Management Plan (230526-ALL-PLN-007-REV0 Transport Management Plan) The TMP prescribes procedures for the management and safe operation of ALL`s company vehicles and mobile operational machinery throughout all the mine`s development phases (exploration, construction, operation and decommissioning). The TMP aims to provide best practices and control measures required to be applied to help reduce ESHS risks related with the use of vehicles and machinery. 15 Occupational Health and Safety Management Plan (230426-ALL-PLN-006-REV0 OHS Management Plan) The OHSMP is to prevent accidents and injuries, protect employees from harm and promote a culture of safety and health within the company. The Plan aims to identify and assess hazards, implement controls to eliminate or minimise those hazards and ensure that all employees are trained and competent in performing their work safely. Additionally, the Plan seeks to comply with legal and regulatory requirements, industry standards and best practices and continuously improve our company health and safety performance through ongoing monitoring, evaluation and improvement. 16 ESHS Screening Procedure (230222-ALL-PRC-001-REV0 ESHS Screening. This document serves as a guideline for screening health, safety, environment, and community risks associated with activities conducted by ALL or its contractors that may cause disturbance to the land or receiving environment. These activities include but are not limited to clearing, digging, excavation, backfilling, landfills, and dredging. 17 Incident Investigation Procedure (230228-ALL-PRC-002-REV0B Incident Investigation) The Incident Investigation Procedure ensures the Project can identify and take correct measures for any incidents that might occur due to the Project’s activities. It also provides guidance in monitoring corrective actions that will prevent the recurrence of an incident while improving working conditions on and off-site for workers. 18 Chance Find Procedure (230228-ALL-PRC-003-REV0 Chance Find Procedure) Serves as a comprehensive framework, providing guidelines to effectively handle encounters with cultural heritage objects, with the aim of ensuring their accurate identification, minimising impacts, and promoting preservation. The primary objectives of the CFP encompass identifying valuable cultural and historic objects, implementing a designated chance find process to manage unexpected discoveries, establishing clear roles and responsibilities when encountering a resource, minimising disruptions to culturally or archaeologically significant environments, and preserving cultural heritage artifacts for the benefit of future generations. 19 Employees’ Grievance Mechanism (230319-ALL-PRC-004-OHS-REV0 Employees' Grievance Mechanism Meant to provide a structured and timely approach for employees and contractors to raise issues (if necessary, anonymously or via third parties) without fear of discrimination or retaliation, expediting the resolution of grievances and facilitating a harmonious working TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 280 of 368 FIGURE 17-15 VISUAL REPRESENTATION OF ESHS MANAGEMENT SYSTEM 17.10.2 ESHS Management The Environment and Social Manager (E&S Manager) assumes the central role in overseeing the management of ESHS within the organisation. The E&S Manager leads a dedicated team responsible for key functions, including Land Access and Resettlement, Social and Communities Management, Environmental Management, and Health and Safety Management. Administrative support and oversight for the E&S Manager are provided by both the Project Manager and the Chief Operating Officer. Together, this collaborative structure ensures effective ESHS management, with clear lines of responsibility and accountability throughout the organisation. Figure 17-16 presents the Project’s ESHS management structure. The E&S Manager also serves as the main point of contact for consultants and any third parties involved in ESHS assignments on behalf of ALL. NAME OF DOCUMENT PURPOSE OF THE DOCUMENT environment. This document provides a systematic approach to addressing grievances that is consistent, transparent and accessible to all employees.

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Chief Operating Officer (COO)
Contractor General Manager
Project Manager
E&S Manager
Contractor Project ESHS Representative
Environment
Social & Communities
Health & Safety
Land Access & Resettlement
Contractor ESHS Officers

FIGURE 17-16 PROJECT ORGANISATIONAL STRUCTURE FOR ESHS GOVERNANCE AND MANAGEMENT

17.10.3 Environmental Monitoring

ALL/GMR has developed an Environmental Monitoring Plan (EMP) set out to guide long-term monitoring of key environmental parameters/conditions within the ELP footprint. This EMP will assist the Project to proactively identify, plan, respond, and manage changing environmental conditions within its footprint. Table 17-14 presents environmental parameters/conditions that ALL/GMR currently monitors within the ELP area.

TABLE 17-14 LIST OF ENVIRONMENTAL MONITORING PARAMETERS FOR EMP

AIR QUALITY MONITORING
Particulate Matter 2.5 & 10 (PM2.5 & PM10), Sulphur dioxide (SO2), Nitrogen dioxide (NO2), and Carbon monoxide (CO).
NOISE MONITORING
Daytime and Night-time LAeq, LA90, LA10 , LAmin, and LAmax
WATER QUALITY MONITORING
Temperature, pH, Electrical Conductivity (EC), Total Dissolved Solids (TDS), Total Suspended Solids (TSS), Turbidity, Colour, Chloride, Sodium, Phosphate, Sulphate, COD, BOD, Magnesium, Iron, Zinc, Manganese, Cadmium, Chromium, Total Coliform, and Faecal Coliform.

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AIR QUALITY MONITORING
CLIMATE MONITORING
Evapotranspiration, Rainfall, Wind Directions and Speed, Humidity, Temperature, Dew Point, and Photosynthetically Active Radiation
VIBRATION MONITORING
Ambient ground vibration

17.11 STAKEHOLDER ENGAGEMENT

ALL/GMR has committed to maintaining an open dialogue with its stakeholders as the Project progresses. Throughout the exploration phase of the ELP, ALL/GMR has been consistently engaging with local and national institutional stakeholders, and community-based stakeholders on various subjects depending on stakeholder interests and roles on the project. The project has held several engagements with traditional authorities, landowners, and farmers from communities within the project footprint. These engagements have addressed matters including permission to undertake exploration activities in and around their communities, lands and farms, crop compensation, community development initiatives, and Project status updates. ALL/GMR under the ELP has likewise engaged with institutional stakeholders like the Mfantseman Municipal Assembly, Forestry Commission, Minerals Commission, and Ministry of Lands and Natural Resources among others.

ALL/GMR has developed a Stakeholder Engagement Plan (SEP) for the ELP which sets out the information disclosure and stakeholder consultation strategy over the life of the Project. It provides the context and strategy for engaging with stakeholders in a culturally appropriate and consultative manner during the various Project phases, including the EIA processes.

ELP's SEP has been aligned with the approach to stakeholder engagement promulgated by the IFC in the 2012 IFC Performance Standards and the 2007 IFC Stakeholder Engagement Good Practice Handbook.

It is also in conformity to Ghana's Minerals and Mining Act, 2006 (Act 703) (as amended in 2015 and 2019), which stipulates guidelines and regulations regarding compensation for affected stakeholders, dispute resolution and socio-economic development of affected communities. These frameworks are intended to support companies to establish and maintain positive relationships with stakeholders (i.e., individuals, communities, local government authorities, and other interested and affected parties) over the life of the Project.

An overview of the various Project stakeholders who are categorised according to their influence over and interest in the Project is contained in the SEP. Also indicated are the forms of engagement deemed most appropriate to each stakeholder, as well as the frequency and timing needed for fruitful engagement.

Further to the objective of fostering harmonious community relations, ALL/GMR has undertaken to establish various committees to oversee the inclusive management of various community related issues. At a minimum, committees will be established for involving the various stakeholders on issues regarding land access, resettlement and livelihood restoration, community development and grievance management.

17.12 GRIEVANCE MECHANISM

Proactive interaction with communities affected by the Project is integral to the long-term investment of ALL/GMR in both the region and in Ghana as a whole. Ongoing consultations with communities include formal and informal meetings to provide Project updates to the diverse community stakeholders, with the intention of establishing and maintaining an open dialogue between the Project and the community-based stakeholders. Ongoing consultations also serve as avenue for the Project to collect inputs, concerns, and proposals from stakeholders.

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ALL/GMR has compiled a Community Grievance Mechanism Procedure to provide an open and transparent channel for communication between the community and the company and provides a framework for stakeholders to raise questions or concerns with the company and have them addressed promptly. Figure 17-17 provides a high-level overview of the grievance redress process.


Receive
Acknowledge
Assess & Assign
Investigate
Respond
Resolve
Review
Close Out

FIGURE 17-17 ALL GRIEVANCE MECHANISM FLOWCHART

17.13 COMMUNITY DEVELOPMENT

In addition to the community development that will be funded by the royalties paid by ALL/GMR (as required by the Minerals and Mining Act), ALL/GMR plans to allocate resources for the development of the affected communities.

Human and financial resources will be allocated for the implementation, monitoring and evaluation of the community development projects. Assessment is currently underway by ALL/GMR as to how best to institute a dedicated fund (Community Development Fund) for the implementation of the CDP, with a sustainability mechanism identified.

Approval will be needed for annual budgets for the implementation of the CDP by the ALL Board. ALL/GMR will disclose the financial status of the fund to stakeholders through regular updates. A Stakeholder Capacity Development Plan will be developed to support these goals.

The Project, considering the roles and responsibilities of Local Governance and Regional Coordinating Council structures, undertook various levels of engagements in the development of a Draft Community Development Plan (CDP) for the ELP communities. The CDP identifies stakeholders with clearly defined roles in the planning, design, implementation, closing out and post-closing out phases of community development projects.

As part of the development processes for the CDP, consultations and engagement were held with stakeholders (including ELP Communities) from 27th to 29th October 2020 and from 29th September 2021 to 4th October 2021. The stakeholders identified and prioritised their development needs and projects and have indicated intention to contribute to the implementation of most aspects of the community development projects. These needs have been organised under thematic areas, capacity, and resources required, and are presented in the CDP.

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17.14 REHABILITATION AND CLOSURE

Provisions for the Project's rehabilitation and closure obligations will be further defined during the EIA process. The principle of progressive rehabilitation will be followed to the extent possible during the mine's operational phase. In Ghana, mines are legally required to have a Mine Closure and Rehabilitation Plan (MCRP) in place prior to operation.

The MCRP will be produced as part of EIA study. The Plan will be iteratively refined as the mine develops through to closure. The Plan will include:

- Surface and groundwater management;
- Soil and rock management and rehabilitation planning, including rehabilitation of potential soil impacts;
- Backfilling, revegetation and slope stabilisation measures;
- Reclamation measures, if any;
- Waste management;
- Management and fate of site facilities and infrastructure including Process Plant, TSF, waste rock dumps, open pits, etc.; and
- End use of site (to be defined later in Project life).

The ELP Project will consult with the EPA, other Ghanaian governmental institutions and stakeholders and local communities to determine the post-mining land use.

In Ghana, for mine closure activities, the funding method involves utilising reclamation security agreements, bank-guaranteed bonds, and restricted cash. The primary goal is to ensure that the company acquires sufficient funds to successfully complete the final closure and reclamation of the project. To ensure adequate financial coverage, a reclamation reserve fund will be established. This fund will be allocated to cover concurrent reclamation activities throughout the project's operational phase.

The accumulation of cash within the reclamation reserve fund will commence once production begins. However, before operations commence, an initial deposit will be made into the account. The specific amount of this deposit will be determined through negotiations between the company and the Environmental Protection Agency (EPA) subsequent to the conclusion of construction activities.

The estimation of the closure fund will be incorporated into the Environmental Impact Statement (EIS), which will be prepared and submitted to the EPA.

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18.0 CAPITAL AND OPERATING COSTS

18.1 CAPITAL COST (CAPEX) INTRODUCTION

The Ewoyaa Lithium Project upfront capital cost estimate was compiled by Primero based on input from the following key contributors:

- Primero: process plant, bulk earthworks and various infrastructure costs;
- Geocrest Group / REC for Tailings and water storage dam earthworks;
- ECG Engineering for HV powerline relocation and power supply connection costs, and
- Atlantic Lithium for Owners costs, land and resettlement costs, sustaining costs.

The upfront capital cost estimate for the development of the project is based on the scope as described in this report and has been peer reviewed for acceptance by the study team. All costs are expressed in United States Dollars (US$) unless otherwise stated, with an estimate basis data of Q2 2023. The estimate has been developed in accordance with Primero's capital cost estimating procedures and is deemed to have an accuracy of +15% / -15%. The work breakdown structure (WBS) list adopted for the estimate is provided in Section 21.0.

18.2 CAPEX SUMMARY

The upfront capital cost estimate summary is presented in Table 18-1.

TABLE 18-1 CAPITAL COST ESTIMATE SUMMARY (US$, Q2 2023, -15% + 15%)

WBS Area	US$M	% of Total
1000 - Site General & Infrastructure	$23.5	12.7%
3000 - Process Plant - DMS	$73.2	39.5%
4000 - Project Indirects	$27.6	14.9%
5000 - OWNERS COSTS	$33.4	18.0%
6000 - Modular Plant - DMS	$15.3	8.3%
Subtotal	**$173.0**	**93.4%**
9000 - Contingency	$12.2	6.6%
Total	**$185.2**	**100.0%**

18.3 CAPEX BASIS OF ESTIMATES

The capital cost estimate was prepared in accordance with Primero's standard estimating procedures and practices. The estimate basis and methodology are summarised in the sections outlining each area WBS capital costs below.

The estimate build-up is based on a FS level of engineering and design across scope areas to size and specify equipment and materials and prepare material quantities. Quantity information was derived from a combination of sources and categorised to reflect the maturity of design information:

- Study engineering including quantities derived from project specific engineering, equipment lists, drawings and 3D modelled facilities;

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- Reference projects with quantities drawn from previously constructed projects or detailed designs, adjusted to suit (where required) this project works scope;
- Estimates that include quantities derived from sketches or redline mark-ups of previous project drawings and data, compiled by estimating; and
- Factored quantities derived from percentages applied to previous project estimates.

Estimate pricing was derived from a combination of the following sources:

- Priced – Market pricing solicited specifically for the project estimate for equipment, bulk materials, construction installation and indirect costs and transportation costs, sourced from enquiry to reputable suppliers, fabricators and construction contractors in Ghana and internationally;
- Estimated – Historical database quantities or pricing older than six months, with some use of priced information (above) such as unit rates for cost build ups; and
- Allowance – cost allowances based on project team experience, benchmarking.

The breakdown of estimate pricing source (excluding contingency) is shown in Table 18-2.

TABLE 18-2 SOURCE OF CAPITAL COST PRICING

Source of Pricing	US$M	% of Total
Priced or Database	$136.6	79.0%
Estimated	$27.4	15.8%
Allowance	$9.0	5.2%
Total	**$173.0**	**100.0%**

18.3.1 Qualifications and Assumptions

The following qualifications and assumptions are applicable to the capital cost estimate:

- The estimate is presented in US Dollars and the estimate basis data is Q2 2023.
- All pricing received has been entered into the estimate using native currency. Prices of materials and equipment with an imported content have been converted to US$ at the rates of exchange stated in.
- Prices of materials and equipment with an imported content have been converted to US$ at the exchange rates stated previously in this document.
- Contractor preliminaries include for mobilisation / demobilisation, recurring costs, indirect labour, construction equipment, construction cranes up to 50 t, materials, materials handling and offloading, temporary storage, construction facilities, off-site costs, insurances, flights, construction fuel, tools, consumables, meals and PPE.
- Contractor direct rates include construction accommodation.
- The bulk commodity works that include imported material assume that suitable construction / fill materials will be available from borrow pits within 1,000 m of the work fronts. Concrete installation contractor rates include for concrete imported materials.
- Contractors are provided free, unrestricted access and single mobilisation / demobilisation.
- Services (power and water) are available at the work area for construction.
- No provisions have been made for stand-down, demobilisation and remobilisation of the construction workforce resulting from cyclones, floods, fires, other extreme weather-related events or industrial relations or political related work stoppages.
- The site has competent geotechnical conditions that require no specialised preparation.

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- Engineering quantities for the TSF, WSD and SCS's have been provided by Geocrest, and appropriate rates have been applied to complete the capital cost of these items. Design and project management fees for Geocrest's engineering sub-consultant, Resource Engineering Consultants, are included.
- There is no allowance for unforeseen blasting in the bulk earthworks.
- The estimate basis assumes the supply of structural steel and platework from Ghana.
- Building and facilities costs include for internal fit out. Additional costs have been allowed for building and facilities detailed design, project management, perimeter fencing, security access and connections to site-based power supply, water supply and sewerage network.
- Permits and licences fees up to first production of spodumene concentrate are included in the capital estimate.

18.3.2 Direct Estimate Preparation

The direct capital cost estimate for the 2.7 Mtpa Process Plant and associated infrastructure was developed by Primero. The estimate summary by plant area is shown in Table 18-3.

TABLE 18-3 PROCESS PLANT CAPITAL COST SUMMARY (US$ M)

Plant Area	US$ M
3000 - Process Plant – DMS	$0.1
3100 - Rom Feed And Crushing Circuit	$19.7
3200 - Feed Prep Circuit	$2.6
3300 - DMS Plant	$13.7
3400 - Degrit Circuit	$1.7
3500 - Thickener and Tails Circuit	$5.4
3600 - Middlings Circuit	$4.6
3700 - Plant Services	$1.2
3900 - Plant Infrastructure	$24.1
Total	**$73.2**

The plant 3D layout was produced based on the agreed plant flowsheets, engineering design criteria and documents and with sufficient detail to permit the assessment of the engineering quantities for earthworks, concrete, steelwork, piping and electrical cabling.

Plant costs have been built up based on costs for the supply, installation and transport to site of all equipment and bulk materials as outlined in Table 18-4.

TABLE 18-4 EQUIPMENT AND BULK MATERIALS

Discipline	Basis of Estimate
Plant Site Bulk Earthworks	Earthworks Quantities determined with reference to the existing ground model and new plant 3D model. Construction labour priced based on Local Subcontractor budget quotations received.
Detailed Earthworks	Excavation and backfill quantities for concrete footings calculated from the in-ground footing types. Includes backfill and compaction behind ROM wall. Allowances for trenching associated with electrical and piping installation calculated from 3D layout model.

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Discipline	Basis of Estimate
Civil & Concrete	Quantities from Primero design and engineering with reference to both the 3D model and similar designed and constructed reference projects where appropriate. Direct labour per m^3 based on project specific subcontract budget quotations sourced during the FEED study phase.
Structural	Steelwork quantities established using the 3D model and using Japanese profile sections JIS to facilitate offshore supply. Structural quantities include fasteners, surface, protection, Handrail, Grating & Treads, Guarding and other accessories. Construction labour priced based on Local Subcontractor budget quotations received.
Mechanical	Mechanical equipment identified in the Mechanical Equipment List (MEL). Budget quotations received for all mechanical packages. A combined technical and commercial assessment has been completed for all packages with a preferred vendor recommendation provided and included in the estimate. Construction labour based on Local Subcontractor budget quotations received.
Platework	Quantities from Mechanical Equipment List, 3D-model and Primero Design and Engineering. Lining type and quantities established based on the application and the size of the piece of platework. Construction labour priced based on Local Subcontractor budget quotations received.
Piping	Quantities built up based on piping line list, manual valve list, control valve list and special piping items list. Overland piping for tailings line and decant return lines are included in MTO & estimate. Piping MTOs prepared and include fittings and couplings, stud bolts, gaskets, pipe supports, insulation etc. Supply basis for material to site pre-spooled and/or onsite welding and pipe spooling. Construction labour priced based on Local Subcontractor budget quotations received.
Electrical & Instrumentation	Quantities established using plant design 3D model, equipment lists, instrument list and cable schedules produced during the study phase. DCS hardware list has been developed based on IO counts from preliminary PIDs. Construction labour priced based on Local Subcontractor budget quotations received.
Field Erected Tanks	Quantities using the 3D model and Primero design/engineering. Field erected tank supply and installation has been quoted as a subcontract package, to be managed by Construction Management team.
Freight	Freight list developed within the value engineering assessment defining the port of origin, weight and volume of all equipment package, steelwork and platework. Pricing obtained for freight list including forwarding of offshore fabricated steel, platework and piping. Quoted market rates for in-gauge and oversize road transport from the port of Takoradi to site. PCC local freight priced at 20% of material supply

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 289 of 368 Local sub-contractor directs and indirects rates for civil, structural, mechanical, piping and electrical have been provided to PCC for verification. PCC are a professional quantity surveying and contract management services company with access to local rates and norms having experience on estimating studies and projects. In general, consideration has been given to satisfying local content requirements, with preferred supplier and subcontractors selected based on consideration of the level of Ghanaian participation in terms of ownership, management and employment. Growth allowance for package, commodity, labour or other design growth has been included in the capital cost estimate detailed in Table 18-5. TABLE 18-5 ESTIMATE GROWTH FACTORS Commodity Growth factor (%) Earthworks 0% Concrete 5% Structural Steel 5% Platework & Tanks 5% Piping & Valves 5% Electrical 5% Instrumentation 10% 18.4 SITE GENERAL & INFRASTRUCTURE Site general and infrastructure costs (US$23.5M) are outlined in Table 18-6. TABLE 18-6 SITE GENERAL AND INFRASTRUCTURE COSTS Infrastructure area US$ M 1100 - Process Plant Site Development $0.0 1200 - Tailings and Water Dams $4.5 1300 - Non-Process Site Development $0.2 1500 - Power Generation/Supply $15.9 1600 - Site Raw Water Supply $1.5 1700 - Reticulation of Services $0.2 1800 - Site Communications $0.6 1900 - Port & Storage $0.6 Subtotal $23.5 18.4.1 Site Development Costs TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 290 of 368 Site development costs include for fencing of access gate security area, workshop/warehouse and admin and services building areas. 18.4.2 Tailings (TSF) and Water Dams (WSD) Costs for construction of the TSF, WSD, plant tailings pipeline (and pumps) and water return pipeline (US$4.5M) to plant are based on: • TSF and WSD: earthworks costs obtained for site bulk earthworks activities and applied to quantities in a BOQ developed by Geocrest. The costs in the upfront capital cost are for Stage 1 embankment construction, with costs for TSF lifts (2 stages) included in the Sustaining Capital Cost Estimate; and • Tailings pipeline and water return pipeline: costs for equipment, piping, valves and electrical developed according to process plant cost development for the same disciplines. 18.4.3 Non-Process Site Development Non-process site development costs relate to development of sediment control structures and culvert installations as part of upfront construction and capital spend for site drainage management. 18.4.4 Power Supply Costs for power supply and HV transmission line relocation costs (US$15.9M) were estimated by ECG based on material and equipment quantities developed for the scope of work and a combination of budget quotations and database information for construction of similar works in Ghana. 18.4.5 Site Raw water supply Costs for the construction of a pipeline and pumps (US$1.5M) to transfer water from a nearby reservoir to the WSD have been included in the estimate, based on estimate of the required piping quantities and pumps required. 18.4.6 Reticulation of services Additional piping and electrical cost allowances (US$0.2M) have been made to provide power, water and sewerage services to buildings and facilities. 18.4.7 Site communications Site communications costs (US$0.6M) were provided by ALL from budget quotations received and include for the supply of a communication tower and associated infrastructure to provide suite wide telephone, internet and two-way radio coverage and connectivity. 18.4.8 Port & Storage Costs allowances have been made (US$0.6M) for upgrades to facilities at the Takoradi port for the offload, storage and handling of spodumene concentrate products. 18.4.9 Buildings Buildings and facilities costs are contained within the plant area costs. 18.5 MINING Mining costs were supplied by the mining consultant and the basis of these costs is provided in Section 13.8. LOM mining costs have been input directly into the financial model according to the mining schedule and mining contractor unit rates developed for the FS. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 291 of 368 18.6 PROJECT INDIRECTS Project Indirects are shown in Table 18-7. TABLE 18-7 PROJECT INDIRECT COST SUMMARY Cost Item US$ M 4100 - Feed Project Services $0.0 4200 - EPCM Project Services $12.0 4300 - Construction Personnel Accommodation $1.7 4500 - Other Indirect Site Services $1.1 4600 - Contractors Preliminary & General $12.7 Subtotal $27.6 18.6.1 FEED Project Services Project sunk costs on FEED works (US$1.2M) during 2023 are excluded from the estimate and have been included as sunk costs in the financial model. 18.6.2 EPCM Services The project implementation strategy is outlined in Section 21.1. Delivery of work packages for the process plant, power supply and powerline relocation and TSF/WSD will be implemented using an EPCM model, whereby the EPCM contractors will provide design, procurement and construction management services on behalf of ALL and based on the Project Schedule. EPCM project services costs (US$12.0M) consist of: • Process Plant EP Services (US$5.0M) estimated by Primero for home office-based services to manage and execute the detailed engineering phase; • Process Plant CM Services (US$4.9M) estimated by Primero for the site-based team managing construction and commissioning of the plant and associated infrastructure. Costs include site establishment and both site and offsite management costs; • Power Supply & HV Transmission Line EPCM Services (US$1.2M) estimated by ECG for detailed design, procurement and project management services for the works scope to provide power to the site and to relocate HV transmission lines in the project area; • Infrastructure EP Services (US$0.7M) include cost estimates by REC for the design and procurement scopes related to the TSF, allowances for site buildings and facilities design and allowances for site water supply pipeline design; and • Infrastructure CM Services (US$0.3M) include cost allowances for project management and supervision costs for TSF and site buildings and facilities construction. 18.6.3 Construction Accommodation Construction accommodation costs (US$1.7M) have been estimated by Primero based on construction team size and expected rosters aligned with the construction schedule duration. 18.6.4 Other Indirects Other project indirect costs (US$1.1M) include: • Site Survey services based on quotations received by ALL to verify construction progress and contractor claims; TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 292 of 368 • Medical services for the supply of a clinic, doctor and nursing services during construction and based on quotations received by ALL; and • Security services for the supply of security personnel and site access control during construction period and based on quotations received by ALL. 18.6.5 Contractor Preliminaries Contractor preliminaries and general costs (US$12.7M) were obtained from pricing schedules submitted to suitable Ghanaian based contractors and shown in Table 18-8. The costs include mobilisation and demobilisation, contractor indirect labour, supervision and management costs, temporary works and site establishment, construction fuels and lubricants, construction mobile equipment, plant and contractor overheads and Profit. TABLE 18-8 CONTRACTOR PRELIMINARY & GENERAL COSTS Contractor P&G Cost US$M 4610 - Buildings P & Gs $0.5 4620 - TSF & WSD P & Gs $0.7 4630 - Earthworks Contractor P&Gs $2.1 4640 - Civil Contractor P&Gs $1.4 4650 - SMP Contractor P&Gs $4.0 4660 - E&I Contractor P&Gs $4.0 Subtotal $12.7 18.7 OWNER’S COSTS Owner’s costs (US$42.8M) are outlined in Table 18-9. TABLE 18-9 OWNER’S COSTS SUMMARY Owner’s Cost Item US$M 5100 - Fees and Charges $2.3 5200 - Insurance Premiums $0.9 5300 - Owner's Team $15.6 5400 - Consultants $1.0 5600 – Pre-production $2.2 5800 - Environmental, Social & Community $11.5 Subtotal $33.4 18.7.1 Fees and Charges Fees and charges (US$2.3M) consist of permit costs and import duties. Permit costs are based on a list of permits required to develop the project as supplied by ALL, which include both upfront and ongoing (annual) cost components. Annual permit costs are included in the capital costs for the period up to production of first spodumene concentrate. Import duties of 5% have been applied to imported items such as plant mechanical equipment. The project will apply for import duty exemptions as a cost reduction opportunity. The capital estimate excludes government taxes and charges.

TECHNICAL REPORT SUMMARY

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18.7.2 Insurance Premiums

Cost allowances have been included for several project insurances such as construction, plant & equipment, third party and marine insurance.

18.7.3 Owner's Team

Atlantic Lithium will provide the Owner's project management and construction team to manage all aspects of the project and interact closely with operations management personnel recruited during the construction phase. The Owner's team makeup and duties are described in Section 21.2.

Owner's team costs (US$15.6M) include for the labour, expenses, flights and training for both the owner's project management and construction team and for the operations team for the period in which they are employed prior to first production of spodumene concentrate. The cost inclusions and basis are summarised in Table 18-10.

TABLE 18-10 OWNER'S TEAM COSTS

Owner's Cost Item		US$M
5310 - Operations Staffing & Indirects	$	4.9
5320 - Project Staffing & Indirects	$	8.5
5330 – Owner's Indirects (e.g., software)	$	0.6
5340 - Travel & Off-Site Accommodation	$	1.3
5350 - Training	$	0.3
Subtotal	**$**	**15.6**

Operations staffing costs (US$4.9M) are based on labour costs capitalised in the pre-production period prior to first spodumene concentrate production. Costs include salaries for the operations, owner mining and management personnel during this period, G&A costs and power costs.

Project Staffing costs ($8.5M) are based on the labour costs for the owner's project management team and the environment, social and permitting team that will be undertaking ESIA and RAP activities required for project permitting and subsequent RAP implementation.

Owner's indirects (US$0.6M) are based on costs for the purchase of IT hardware and software licenses required by the owner's project and operations teams to manage the project and in support of operational readiness.

Owner's travel and accommodation costs (US$1.3M) are based on expected travel requirements for the owner's project teams based on required visits to the project site and rostered time on site.

Training costs (US$0.3M) are based on cost allowances to provide training and skills necessary for operational readiness, such as plant operator training, first aid, isolation and permitting and software specific training.

18.7.4 Consultants

Consultant costs (US$1M) have been included for consultant services fees required to support the project during the development phase up to production of first concentrate. Costs include for:

- Mining Consultants;
- Accounting costs;
- Legal costs;
- Community Consultants;
- ESG Related Consultants;
- Cybersecurity Consultant;

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- Water Management Consultants; and
- Operations Readiness Support.

18.7.5 Preproduction Costs

Pre-production costs (US$2.2M) other than those for operational labour that are capitalised prior to first concentrate production are included in the estimate and calculated in operating cost estimate based on key process design criteria and costs obtained. The costs include:

- First fills and opening stocks of reagents, consumables and other items necessary start of operations readiness based on 30-60 days of production requirements;
- Equipment spares identified for the selected mechanical equipment;
- Vendor commissioning costs, based on assessment of equipment vendor representatives required for commissioning of key equipment, vendor labour costs, commissioning durations, and flight allowances, and;
- First aid and medical equipment, consumables and pharmaceuticals to equip the clinic and medical services provided during the construction phase.

18.7.6 Environmental, Social & Community Costs

Environmental, Social & Community costs (US$11.5M) were developed by ALL for the initial phase of managing and implementing land acquisition, resettlement, livelihood restoration requirements associated with areas affected by process plant construction and initial mine development.

Future phases of expenditure associated with access to further areas for mine and waste dump development were also supplied by ALL and are contained in the sustaining capital costs (Section 18.10).

18.8 EARLY PHASE PRODUCTION PLANT

Costs for the early phase production plant (US$15.3M) include:

- Crushing circuit costs (US$3.8M) based on quotations obtained by ALL for a scope of work for the mobilisation and site establishment of a crushing plant. Contractor unit rate crushing costs have been included in the operating costs for the early phase production plant;
- DMS production plant costs (US$10.0M) based on quotations obtained by ALL for a works package including plant design, supply, delivery, installation, commissioning and 3 months of plant operational support; and
- Tailings line supply and installation (US$1.5M) cost allowances.

18.9 CONTINGENCY

Contingency has been provided in the estimate to cover anticipated variances between the specific items allowed in the estimate and the final total installed Project cost. The contingency does not cover project scope changes, design growth, or the listed qualifications and exclusions.

A contingency analysis was undertaken by the study team that considers level of scope definition for equipment and materials supply and installation costs by discipline. Additionally, the risk of schedule delays of up to 3 months were considered. The analysis outlined a probability of occurrence of each item and cost variance range to consider as part of a Monte Carlo simulation.

The Monte Carlo simulation was then conducted, resulting in an assessment of P80 likely contingency.

The resultant overall project capital cost contingency is US$12.2M. It is expected that any further project development costs, if required, can be funded out of free cash flow during the period in which the early production plant is operational and the completion of the main process plant and operation.

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ATLANTIC LITHIUM

18.10 DEFERRED AND SUSTAINING CAPITAL

Additional capital to be expended over the life of operation to sustain mining and processing operations has been prepared and included in the financial model. The costs are presented in Table 18-11.

TABLE 18-11 SUSTAINING CAPITAL ESTIMATE SUMMARY (Q2 2023, -15% + 15%)

Cost Item	US$ M
Land Access & Resettlement Costs	98.9
Sustaining capital TSF Development Stages 2 & 3	0.8
New Tailings Line to Ewoyaa Pit	0.9
New Water Line from Ewoyaa Pit to Plant	0.5
Sediment Control Structures 3-5	0.1
Sustaining capital Plant & Buildings	7.0
Vehicle & Fleet Replacements	1.1
Sustaining capital infrastructure & equipment:	2.9
Rehabilitation & Closure Costs	45.8
Grand Total	**158.0**

The costs include:

- Costs for land acquisition, land and crop compensation, resettlement and livelihood restoration, aligned with the mining schedule and plan for the progressive development of mining pits within the mining lease. Costs were provided by ALL;
- Two stages of TSF dam wall lifts to final wall height. Costs were estimated with the same basis as the stage 1 TSF costs outlined in Section 18.4.2;
- Construction of sediment control structures for mine waste sediment containment, developed in alignment with mine waste dump development;
- Plant and infrastructure capital replacement costs; based on expenditure of 1% of plant capital value per annum for the process plant and 2% for infrastructure;
- Rehabilitation and closure costs, estimated based on mining schedule waste tonnes and a unit rate per tonne cost developed during the PFS; and
- Vehicle and Fleet replacements progressively over the life of operation.

The costs exclude capital expenditure for the expansion of the process plant or installation of additional processing routes to develop additional spodumene product.

18.10.1 Working Capital

No allowance for working capital has been made in the capital estimate but has been assessed in the financial model. It is expected that working capital requirements can be funded out of free cash flow during the period in which the early production plant is operational and the completion of the main process plant and operation.

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18.10.2 Escalation

No allowance for Project escalation has been made in the capital estimate.

18.10.3 Exclusions

The following items are specifically excluded from the capital cost estimates:

- Additional study development costs and associated drilling and further metallurgical testwork;
- Any additional cost resulting in a pandemic outbreak, in Ghana or any part of the world.;
- Excavation of non-rippable rock;
- Mobile equipment purchase;
- Working capital;
- Project sunk costs;
- Corporate costs and overheads;
- Project financing costs;
- Exploration Costs (included directly in the financial model);
- Taxes and duties (included directly in the financial model);
- Exchange rate variations; and
- Escalation.

18.11 OPERATING COSTS LOM SUMMARY

LOM operating costs for the project have been developed based on mining contractor operating costs and all other operating costs developed on an annualised basis and using the parameters specified in the plant process design criteria for the main plant operation. C1 Operating costs are presented in Table 18-12.

TABLE 18-12 LOM C1 OPERATING COSTS

Operating Cost	US$ M (LOM)	*Unit of measure*	Unit cost by activity	$/dmt concentrate
Mining Contractor	1,529,673	*$/t mined*	3.81	455
Atlantic Mine Management	38,785	*$/t mined*	0.10	12
Processing	202,169	*$/t processed*	7.88	60
General and Administration	168,562	*$/dmt concentrate*	50.15	50
Spodumene Selling	100,195	*$/dmt concentrate*	29.81	30
Secondary Product Selling Costs	145,242	*$/dmt secondary product*	32.65	43
Secondary Product Credits	-834,681	*$/dmt concentrate*		-248
Total Operating Cost	**1,349,946**	***$/dmt concentrate***		**402**

18.12 OPEX BASIS OF ESTIMATE

The estimate basis and detailed cost breakdown for each major cost centre are presented in the sections below. The operating cost estimate is expressed in USD based on prices and market conditions current in the second quarter of 2023 (2Q23). Exchange rates used in the estimate compilation are shown in Table 18-13.

TABLE 18-13 EXCHANGE RATE SUMMARY

Currency		FX Rate Assumption (USD = 1.00)
Australian Dollar	AUD	1.49

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Euro	Euro	0.92
British Pound	GBP	0.81
Canadian Dollar	CAD	1.35
Chinese Yuan (Renminbi)	CNY	6.86
Ghanaian Cedi	GHS	11.66
South African Rand	ZAR	17.79
Thailand Bhat	THB	34.07

The estimate has been developed from costs sourced by Primero and ALL and are based on quotations, database and/or benchmarking information and other allowances.

18.12.1 Exclusions

- Contingency;
- Exchange rate variations;
- Escalation / Inflation from the date of estimate;
- Project financing costs and interest charges;
- Corporate head office costs and overheads;
- Exploration costs;
- VAT, corporate and withholding taxes – included in the financial analysis (Section 19.0); and
- Royalties and other government levies - included in the financial analysis (Section 19.0).

18.13 MINING OPERATING COSTS

Estimation of direct mining costs were developed on the basis of a mining contractor operation, under the management of the Atlantic Lithium site operations team. Mining costs were based on:

- Contract mining costs established via a request for quotation ("RFQ") process involving eight established mining contractors active in the region for the full scope of contract mining services, excluding grade control drilling. Contract grade control costs were provided by the exploration drilling company that conducted the resource drilling at the Project (Geodrill Limited);
- Capital works relating to mobilising and establishing mining operations were requested as part of the RFQ process; and
- Owner's operations mining management team costs were estimated by ALL and are included in the OPEX.

Contract mining quotes were obtained from eight mining contractors experienced in the region. For conforming contractor quotes, unit mining costs excluding site establishment, mobilisation and de-mobilisation ranged from $3.21/t to $4.60/t mined based on material movement for the first seven years of mine life.

Mining costs were estimated at $3.82/t mined, over the life of mine, inclusive of contractor mobilisation, establishment, pre-production mining and demobilisation.

18.14 OPERATING COSTS

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Annual operating costs include all management, administration and processing costs to process 2.7 Mtpa of ore annually to produce DMS spodumene concentrate and secondary fines products. Owner management costs also include the ALL mining team that manage the mining contractor.

Operating costs are expressed in United States Dollars (US$) unless otherwise stated, with an estimate basis date of 2Q23, and are summarised in Table 18-14.

TABLE 18-14 OVERALL OPEX SUMMARY (USD, 2Q23, -15% + 15%)

Item	$M/year		$/t Feed		$/t Product	
Labour (Processing & Maintenance)	$	6.8	$	2.51	$	11.61
Reagents & Operating Consumables	$	2.2	$	0.82	$	3.60
Maintenance Materials	$	3.6	$	1.34	$	6.18
Power	$	3.0	$	1.11	$	5.11
Labour (Atlantic Mining)	$	3.4	$	1.24	$	5.75
Labour (General & Administration)	$	5.4	$	2.01	$	9.27
General & Administration Expenses	$	9.3	$	3.44	$	15.90
General & Administration Power	$	0.3	$	0.11	$	0.50
Fines and Waste Handling	$	1.9	$	0.71	$	3.30
Product Transportation and Logistics	$	23.1	$	8.55	$	39.54
TOTAL	**$**	**69.0**	**$**	**21.8**	**$**	**100.9**

18.14.1 Labour

Labor costs have been developed based on the organisational structure, headcount, rosters and work hours shown in Section 21.2. Costs are included for ALL mining management, administration, operations, and maintenance personnel. The labour costs exclude ALL corporate and head office personnel and mining contractor labour costs, which are included in the mining contractor costs.

Labour cost buildups are based on identified base salaries, applicable overheads and annual bonuses for each role and position to calculate the total cost to company for each position.

Expatriate staff overhead costs include allowances for medical and dental insurance and rostered travel. Expatriate personnel will be accommodated in a nearby resort and are not paid any accommodation costs. Catering and accommodation costs have been included under camp services contract costs in General and Administration.

Local staff salary and wage overhead costs include allowances in accordance with Mine Workers Union advice for overtime, shift allowance, travel allowances, rent subsidy, mid shift meal allowance, Medical, Provident fund, social security, education assistance; and Death & Disability insurance.

Local salaried personnel will source their own local accommodation.

Allowances have been included in the General & Administration costs for first aid and medical costs, safety clothing, entertainment and training for all personnel. These costs are therefore excluded from the labour costs.

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TABLE 18-15 LABOUR HEADCOUNT AND ANNUAL COSTS (EXCL. MINING CONTRACTOR)

Department	No. of Positions	Total Cost (USD M)	
Admin	49	$	2.2
Environment & Social	21	$	2.1
Management	2	$	0.4
Mining	32	$	2.9
OHS	8	$	0.6
Processing	122	$	6.8
Tech Services	2	$	0.4
Total	236	$	15.6

18.14.2 Reagents and Consumables

Reagent and consumables costs are presented in Table 18-16. Reagent consumptions have been derived from recent metallurgical testwork and benchmarking against similar operations. Generally, reagent unit costs were obtained from relevant suppliers on an CIF Ghana, Tema basis. Additional costs for transport to site were added on the basis of a land transport cost of $400 per container from Tema Port to ELP site.

TABLE 18-16 COST SUMMARY FOR REAGENTS

Item	Total Cost ($/y)	Total Cost ($/t feed)
FeSi	$1,700,097	$0.63
Flocculant	$42,448	$0.02

Screen Panels	$453,613	$0.17
Raw Water Abstraction	$6,450	$0.00
Total	**$2,202,607**	**$0.82**

18.14.3 Power Cost

Power consumption has been estimated based on installed and operating loads in the electrical load list. A unit power cost of $0.14/kWh was supplied by ECG Engineering and applied to the annual power consumption.

TABLE 18-17 ANNUAL POWER COSTS

Area Description	Total Cost ('000 USD/y)		Total Cost ($/t feed)	
ROM Feed and Crushing Circuit	$	910	$	0.34
Feed Prep Circuit	$	107	$	0.04
Primary DMS	$	366	$	0.14
Secondary DMS	$	264	$	0.10
Recrush DMS	$	172	$	0.06
Primary Ultrafines	$	251	$	0.09
Secondary Ultrafines	$	104	$	0.04
Degrit Circuit	$	78	$	0.03
Thickener and Tails Circuit	$	76	$	0.03
Internal Water Reticulation	$	366	$	0.14
Product and Tails Handling Circuit	$	19	$	0.01
Substations and LV Reticulation	$	273	$	0.10
NPI & External Services	$	289	$	0.11
TOTAL POWER CONSUMPTION	$	3,275	$	1.21
ANNUAL SERVICE CHARGE (FIXED COST)	$	50	$	0.02
TOTAL POWER COST	**$**	**3,325**	**$**	**1.23**

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18.14.4 Maintenance Materials

Maintenance material costs comprise maintenance consumables for each plant area and have been estimated as a percentage of the direct installed capital cost and based on data and benchmarking from similar operations.

TABLE 18-18 ANNUAL MAINTENANCE MATERIALS COSTS

Area Description	Total Cost ('000 $/y)	Total Cost ($/t feed)
ROM Feed and Crushing Circuit	$ 865	$ 0.32
Feed Prep Circuit	$ 612	$ 0.23
Primary DMS	$ 989	$ 0.37
Secondary DMS	$ 105	$ 0.04
Recrush DMS	$ 239	$ 0.09
Primary Ultrafines	$ 285	$ 0.11
Secondary Ultrafines	$ 160	$ 0.06
Degrit Circuit	$ 53	$ 0.02
Thickener and Tails Circuit	$ 126	$ 0.05
Internal Water Reticulation	$ 104	$ 0.04
Product and Tails Handling Circuit	$ 15	$ 0.01
Substations and LV Reticulation	$ 55	$ 0.02
TOTAL	**$ 3,609**	**$ 1.34**

18.14.5 Concentrate Selling Costs

Concentrate selling costs and their breakdown are shown in Table 18-19.

TABLE 18-19 SUMMARY OF CONCENTRATE TRANSPORT COSTS

Product transport costs	DMS Con ($/t)	Fines ($/t)
Stockpiling on the mine site	$0.96	$0.96

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Loading & trucking to Brownfield's stockpile (off-port)	$12.05	$12.05
Storage at off-port stockpile location	$0.69	$0.69
Re-loading and shuttle to Ship	$4.53	$4.53
Sampling at port	$0.22	$0.22
Loading onto Ship	$6.92	$6.92
Port Charges	$3.02	$3.02
Total (excluding moisture)	**$28.39**	**$28.39**

18.14.6 General and Administration

Annual General and administration costs (Table 18-20) have been based on a range of quotations, cost allowances and benchmarking to other projects.

TABLE 18-20 GENERAL & ADMINISTRATION COSTS

G&A Cost Item	Total Cost ('000 USD/y)	
Site Office Administration	$	237
Software	$	306
Consultants	$	662
Financial & Legal Costs	$	69
Insurances	$	706
Personnel Costs	$	871
Contracts	$	1,132
General Expenses	$	344
Permits, Licenses and Fees	$	54
Mobile Equipment Maintenance	$	1,541
Laboratory Operations	$	2,998
NPI Maintenance and Expenses	$	365
Total	**$**	**9,284**

Site office administration costs include cost allowance for internet, telecommunications, postage, courier and light freight, stationery & office supplies, computer supplies & support and office equipment. Software costs cover license costs for key business enterprise, mining and office software requirements.

Consultant cost allowances are for annual site services support for a range of support across Safety, Environmental, Engineering, Accounting and Tailings (Engineer of Record) audits. Financial & Legal costs cover annual accounting/audit, legal and banking costs for the operations.

Insurance cost allowances cover a range of annual insurance premiums for the operation such as Medical, Light Vehicle Insurance, Workers Compensation, Third Party Liability, Marine Transit, Damage, Breakdown, Business Interruption, Corporate Travel and Political Risk Insurance.

Personnel costs include allowances for costs not included in labour costs and related to recruitment and relocation, visas and passports, professional memberships, external training, business travel, PPE and first aid costs.

Contract costs cover services contracts to the operation including IT Services, Accommodation resort rental, catering and cleaning, security, medical and pest control. The project will lease a resort in Saltpond for the accommodation of

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senior management and visitors. Operation and management of the resort will be via a contract inclusive of all catering, cleaning, laundry, maintenance and management. Site based security services will be provided under a contract and based on quoted costs from a Ghana based company, who will provide personnel and facilities to manage site access control, site security and monitoring and prevent and deter damage or attacks to company employees and assets.

Medical services will be provided under a contract and based on quoted costs from International SOS. The services include medical staffing, Emergency Medical Response, and Medivac. Additional costs have been allowed to stock and maintain first aid and medical supplies and consumables.

General expenses cover costs such as Community relations projects and expenditure, scholarships, community office rental, medical supplies and consumables and allowances for miscellaneous costs. Costs have also been included for annual fees related to permits and licenses required to run the operation. A list of permits and fees and their costs was supplied by ALL.

Vehicle and mobile equipment required for the operation have been identified based on similar projects. Costs for fuel consumption and maintenance requirements has been included. The intent is to make use of locally available mechanical workshops for the maintenance of light vehicles. Mining contractor fleet, vehicles and mobile equipment costs are excluded from the operating costs but are covered under the mining services contract and mining costs. This includes mobile plant working on the ROM for ore feed and re-handle.

Laboratory costs have been developed on the basis of a contracted laboratory services arrangement and based on identified plant, mine grade control and shipment sample and assay quantities and estimates for the project. Mine grade control assay costs are included in laboratory costs, whereas grade control drilling costs are included in mining contractor costs in Mining operating costs. Costs for the laboratory services were obtained from quotations from established laboratory services suppliers for the design, supply, commissioning and ongoing operation of a full equipped laboratory, which will be constructed by ALL under the provider's supervision.

Costs for maintenance and expenses related to non-process infrastructure are included in G&A costs and not processing maintenance costs. The costs include for maintenance of the TSF, facilities, substations, water and sewage treatment plants and sediment control structures.

18.15 PRE-PRODUCTION MODULAR DMS PLANT OPERATING COSTS

The operating cost summary for the pre-production period of operation of the processing plant is shown in Table 18-21. Costs for the pre-production processing plant are based on the same cost basis and estimates used in the primary processing plant operating cost breakdown, with the exception that higher reagent consumptions have been applied, and labour has been scaled back appropriately. The modular plant will operate from diesel powered generators and an estimate for fuel consumption has been made based on an estimate for the power draw.

TABLE 18-21 OVERALL PRE-PRODUCTION MODULAR PLANT OPEX SUMMARY

Item		$/year	$/t Crusher Feed	$/t Product
Operating Costs Modular DMS Contractor		$1,000,000	$1.66	$3.58
Crushing		$6,220,838	$10.31	$22.30
Labour (Processing & Maintenance)		$2,204,180	$3.65	$7.90
Reagents & Operating Consumables		$669,537	$1.11	$2.40
Maintenance Materials		$1,709,813	$2.83	$6.13
Diesel		$1,986,336	$3.29	$7.12
Labour (Atlantic Mining)		$1,812,108	$3.00	$6.50
Labour (General & Administration)		$1,692,326	$2.80	$6.07
General & Administration Expenses		$2,653,316	$4.40	$9.52
Fines and Waste Handling		$387,681	$0.64	$1.39
Product Transportation and Logistics		$8,962,899	$14.85	$32.13
	TOTAL	**$29,302,035**	**$48.56**	**$105.03**

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19.0 ECONOMIC MODEL AND SENSITIVITY ANALYSIS

19.1 INTRODUCTION

A financial model has been prepared to collate the study physicals, cost estimates, revenue assumptions and project fiscal regime to estimate and evaluate project cash flows and economic viability.

The model physicals are based on the mining and production schedules and LOM costs presented in Section 13.0, as well as the detailed capital and operating cost estimates in section 18.0. Approximately 450,000 tonnes of ore will be processed over the first 9 months starting Q2 2025 in an early production processing plant prior to processing through the main 2.7 Mtpa processing facility from Q1 2026 for 11 years.

The Project funding basis is for all project development requirements to be funded by equity via an off-take agreement, which will have no interest cost or repayment schedule. Piedmont and ALL have entered into a binding offtake agreement for 50% of the Project's life of mine spodumene concentrate, with offtake pricing being linked to the prevailing price of lithium products. Piedmont has committed CAPEX of US$70M to the Project with any additional costs being shared equally with ALL.

It is expected that all lithium production will be sold offshore and approval for retention of funds offshore (foreign exchange accounts) will be sought for the entire Project cash flows to minimise exposure to fluctuating exchange rates for payments to suppliers and shareholders.

19.2 FINANCIAL MODEL BASIS AND INPUTS

19.2.1 Project Physicals

Key model physicals are listed in Table 19-1.

TABLE 19-1 KEY FINANCIAL MODEL PHYSICALS AND INPUTS

Model Parameter	Basis	Basis	Value/Input
Capital Funding Base Case:		100% Equity, 0% Debt	Equity
Discount rate		% per annum	8.0%
Royalties	Govt.	%	10.0%
Royalties	3rd Party	%	1.0%
Royalties	3rd Party	%, but capped at $2m total	1.0%
Royalties - Growth and Sustainability 1% levy	New	%	1.0%
DMS Recovery		P1 SC6.0	62.1%
DMS Recovery		P1 SC5.5	67.2%
DMS Recovery		P2 5.5	14.9%
DMS Modular Recovery		5.50%	34.0%
DMS Recovery Lab to Field Discount %			n/a
Li Product Moisture Content		%	5.0%
Feldspar Moisture Content		%	n/a
Secondary Product Moisture Content		%	15.0%

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Model Parameter	Basis	Basis	Value/Input
Corp Tax Rate		%	35%
GET FUND	Paid in year after cost incurred	% of goods & services cost	2.5%
NHIL FUND	Paid in year after cost incurred	% of goods & services cost	2.5%
CDA FUND	Paid in year after cost incurred	% of earnings/profit (NPAT	1.0%
VAT Rate		% of goods & services cost	15.0%
Return Frequency for VAT (post Construction)	Quarters		2.00
COVID 19 HRL - levy on non-exempt goods and services	Paid in year after cost incurred		1%
Goods & Services Costs estimate based on % of Opex			17%
Import duties on op consumables			5%
Marketing Costs		%	3%
Environmental Bond first year payment	US$		$4,522,995
Annual Premium as % Insurance Bond			0%
With-holding Tax Rate on non-resident services			20%
Withholding Tax Rate on Interest and dividends			8%
Import Duties on Op Consumables (incl. ECoWAS & Proc)			5%
Carried forward losses in Ghana	Years		5
Refining Costs		%	0.00%
Governments Free Carry Requirement		%	13%

19.2.2 Revenue Basis

Revenue is derived from the sale of Spodumene concentrates (SC6 and SC5.5) and secondary fines products. Over the LOM, the project is estimated to produce 3.36 Mt of 6% (SC6) and 5.5% (SC5.5) grade lithium spodumene concentrates, as well as 4.45 Mt of secondary products.

Unit rate pricing (US$/t) for each product over the LOM is presented in Table 19-2 and applied to the annual production rate of each product. Pricing incoterms basis is FOB Port of Takoradi, Ghana.

Spodumene concentrate pricing is based on a consensus SC6 pricing forecast supplied by ALL. SC5.5 pricing is calculated with a 5% discount to the SC6.0 Li_2O unit pricing and factored by a ratio of the product grades, i.e., SC5.5 price = (5.5/6)*SC6 Price*0.95.

Secondary product pricing is calculated with a 45% discount to the SC6.0 Li_2O pricing and factored by a ratio of the product grade. The pricing basis for the discount is from preliminary discussions between ALL and potential offtakers for the material listed in Table 19-2.

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TABLE 19-2 PROJECT PRODUCT PRICING FORECAST, USD, FOB GHANA

Year	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	3036
FS SC6.0 (median consensus), US$	3,000	2,557	2,000	1,841	1,770	1,666	1,560	1,452	1,410	1,410	1,410	1,410
FS SC5.0 (calculated), US$	2,613	2,227	1,742	1,603	1,541	1,451	1,359	1,264	1,228	1,228	1,228	1,228
Secondary Product (calculated), US$	375	286	222	176	191	189	163	155	144	139	154	152

The product pricing and annual production of each product result in total Project revenue of $6.23 billion for the Life of Mine production of 3.36 Mt of saleable grade lithium concentrate and 4.45 Mt of Secondary product.

19.2.3 Project Funding

The Project will be funded under a co-development agreement with Piedmont Lithium Inc ("PLL"), where Piedmont has the right to earn up to 50% at the project level and 50% of the total spodumene concentrate (SC6) offtake at market rates by funding US$17M towards studies and exploration and US$70M towards the development capex. Any cost overruns or savings for the project (i.e. where development costs are more or less than the funding in the agreement) will be shared equally between the Company and PLL.

The Minerals Income Investment Fund of Ghana ("MIIF") has agreed non-binding Heads of Terms with the Company to invest a total of US$32.9M in the Company to support the development of the project. This will be done by acquiring 6% contributing interest of the Project for US$27.9M as well as a US$5M investment into Atlantic Lithium.

Project funding has been included on the premise that all Project development requirements will be funded by the PLL agreement, with additional funding required by ALL to be sourced from cash or equity.

19.2.4 Other Cost Inputs

Operating costs for processing and administration, including product transportation costs are based on annual operating costs provided by Primero and incorporated into the financial model as either fixed annual costs or variable unit costs applied to production schedule rates.

MFC provided LOM mining and processing schedules and associated LOM mining costs in Section 13.8 and based on the contractor mining RFQ process.

The project development capital cost estimate of US$185.2 million (Section 18.0) is included into the financial model based on an expenditure schedule developed for the FS. Similarly, sustaining capital cost and rehabilitation and closure capital cost expenditure schedules were also included into the model.

19.3 FINANCIAL MODEL RESULTS

19.3.1 Summary

The Project financial analysis is summarised in Table 19-3.

TABLE 19-3 PROJECT CASH FLOW MODEL RESULTS

Revenue All Products	US$M	6,213
Spodumene Revenue	US$M	5,378
Secondary Product Fines Revenue	US$M	835
NPVs Post Tax	US$M	1,219
IRR	%	94.5
Payback	Months	13.8
EBITDA	US$M	3,101
EBIT	US$M	2,759
NPAT, LOM	US$M	1,819
Surplus Cashflow, Post Tax	US$M	1,921
C1 Cash Cost (net by-product credit)	US$M	402
All in Sustaining Cost (ASIC)	US$M	708

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All-In Sustaining Costs (AISC) are defined as Operating Costs plus 3rd party royalties, government royalties and sustaining capital. AISC are calculated and reported from commencement of commercial production. AISC exclude Non-Sustaining Capital expenditure.

The project demonstrates robust financial metrics and rapid payback. The analysis produces a post-tax cash flow of US$1.921B, and a post-tax NPV of US$1.219B with an IRR of 94.5% and payback of 13.8 months. Average C1 cash costs are US$402 per tonne of SC6 after secondary product credits of US$248/t, and all in sustaining costs (AISC) of US$708/t.


350
1,600


300
250
200
150
100
50
0
-50
1,400
1,200
1,000
800
600
400
200
-
(200)
2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040
Post Tax Cash Flow
Cumulative Cashflow (Post Tax)

FIGURE 19-1 UNDISCOUNTED (FREE CASH) POST-TAX PROJECT CASHFLOWS - – YEARLY

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Year	Revenue	OPEX	CAPEX	Financing	Post Tax Cash Flow	Cumulative Cash Flow (Post Tax)
2023	-	-	(27)	91	63	63
2024	-	(11)	(97)	88	(20)	44
2025	171	(90)	(102)	5	(16)	28
2026	787	(414)	(2)	(13)	358	386
2027	823	(451)	(12)	(14)	347	733
2028	483	(340)	(3)	(14)	126	859
2029	708	(454)	(6)	(0)	248	1,107
2030	634	(430)	(2)	-	201	1,308
2031	552	(394)	(2)	-	156	1,464
2032	519	(377)	(3)	-	139	1,602
2033	482	(367)	(9)	-	106	1,709
2034	440	(348)	(1)	-	91	1,800
2035	456	(346)	(12)	-	98	1,898
2036	158	(108)	(39)	-	11	1,909
2037	-	13	-	-	13	1,921
2038	-	-	-	-	-	1,921
2039	-	-	-	-	-	1,921
2040	-	-	-	-	-	1,921

TABLE 19-4 PROJECT CASH FLOW MODEL RESULTS

19.4 SENSITIVITY ANALYSIS

Sensitivity analysis was performed to assess the impact on the on the post tax project NPV (US$1.219B) by adjusting various model input parameters by (±25%) as outlined in Figure 19-2.

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Sensitivity to NPV (-25% +25%)
Li Price
Head Grade
Lithium Recovery
All OPEX
Mining Costs
Transport
Capital Costs
Processing Costs
600
800
1,000
1,200
1,400
1,600
1,800

FIGURE 19-2 CASHFLOW SENSITIVITIES, NPV8 BASIS

Project cash flows are most sensitive to changes in concentrate selling price, where a 10% change in price resulted in a 17.3% change to the Post-Tax NPV. This was closely followed by sensitivity to changes in grade (14.9%) and recovery at (14.2%).

Sensitivity adjustments of project expenses demonstrated that mining costs, which made up the largest portion of operating expenditure, resulted in the most significant movements in project NPV followed by concentrate transport, processing. The project is insensitive to changes in capital cost.

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20.0 ADJACENT PROPERTIES

No specific mineral resource related information was found for adjacent properties on mineral right tenures.

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21.0 OTHER RELEVANT DATA AND INFORMATION

This section describes the project implementation and the organisation of the operations.

21.1 PROJECT IMPLEMENTATION

The Project consists of the following major areas:

- Mine development, including haul roads, magazine, pit dewatering, in-pit crushing and ore overland conveyor;

Lithium Spodumene concentrate process facility.

- Infrastructure to support construction, mining and processing operations.

21.1.1 Implementation Objectives

The overall project objective is to design, fabricate, build and commission a successful lithium mine, concentrate production facility and associated infrastructure to a high safety standard whilst meeting all statutory laws and regulations and minimising impact to local communities.

The strategy will maximise the use of Ghana owned contractors and suppliers of key materials and services in accordance with recently legislated requirements and employ up to 600 personnel during the peak construction phase. Further, the use of other skilled resources familiar with working in Ghana will be employed to de-risk execution performance, safety and quality objectives.

The plan seeks to balance ALL control with work scopes managed by both the EPCM and other contractor managed packages that are outlined in further detail below.

The design and implementation of the Project will conform to all statutory laws and regulations. Where Ghanaian laws and regulations do not cover a specific situation, equivalent world standards will apply. All Project personnel will be required to adhere to defined safety standards developed by ALL specifically for the Project.

21.1.2 Strategic Objectives

The overall Project objective is to design, fabricate, build and commission a successful DMS lithium mine and concentrate production facility to a high safety standard whilst remaining cognisant and respectful of local communities. The strategic objectives for the Project development are summarised as follows:

- zero lost time and medical treatment injuries;
- zero major environmental incidents;
- 100% compliance with all approvals;
- maintain positive community relations;
- early application for a mining license, and corresponding ESIA submission, in order to achieve a faster track development timeline;
- deliver an early production plant to generate early revenue, develop mining and processing operations co-ordination and capability; and
- achieve target safety, budget, schedule and quality measures.

21.1.3 Project Implementation Schedule

A detailed project implementation schedule has been developed with Primavera P6. based on inputs from the ALL team and all FS and FEED consultants. The schedule outlines a 30-month duration from FS completion until introduction of first ore into the main process plant in January 2026. The schedule has zero float and is contingent upon the following assumptions and basis:

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- ALL will use the FS for its mining license application to the Minerals Commission of Ghana and, together with the FEED package information and costs, for internal assessment with project JV partners for a Decision to mine.
- The FS works and schedule outline the timeline and works activities necessary to develop and submit a project ESIA submission and a resettlement action plan (RAP), as well as a timeline to apply or and prepare all requirements of the list of permits required.
- A front-end engineering design (FEED) program has been conducted in parallel with the FS to progress design activities for the process plant and for the relocation of an existing electrical transmission line currently traversing the project site and development area.
- The FEED period has identified likely suppliers of long lead equipment and commenced conforming of contracts for award early in the detailed design.
- The proposed project investment available to ALL by its 50% off-take partner, Piedmont Lithium (PLL), ensures up to US$70 million of mine CAPEX is secured, with any additional cost shared equally between ALL and PLL.
- Early, strategic deployment of funds is required to support the implementation plan. A project cashflow, aligned with the implementation schedule, has been developed to demonstrate the project capital requirements to fund:
- engineering design and procurement of long lead capital items.
- relocation of existing HV powerlines that traverse the Project site.
- carrying out ESIA works, application for environmental permits and developing the RAP requirements and implementation plant.
- After ratification of the mining license application, RAP Implementation of Phase 1 resettlement, compensation and livelihood restoration requirements ahead of process plant and mining area development.
- Concurrent mine development and construction of processing facilities and infrastructure.
- The development of a small scale modular DMS plant ahead of completion of the main process plant, to realise early production of spodumene products for early revenue streams, as well as training of operators and developing coordination between mining and operations departments.

The schedule critical path relates to activities and durations associated with completing ESIA and RAP related works scopes to apply for and receive the Environmental Permit. Other key aspects of the schedule development and optimisation include:

- Staged earthworks work fronts release to allow for progressive construction works;
- Multiple work fronts to facilitate expedited delivery of works;
- plant pad for early civil concrete works;
- Progressive delivery of fabricated items for construction; and
- Early detailed engineering and design to de-risk the construction phase of works.

A summary of the key milestones within the implementation schedule are shown in Table 21-1.

TABLE 21-1 PROJECT MILESTONES

Project Milestone	Start	Finish
Complete FS		Jun-23
Process Plant Engineering and Procurement of Vendor Data Award	Jul-23	
Commence Commercial Negotiations (LLI)	Aug-23	
Process Plant Procurement Package Award	Sep-23	
Ghana Presidential and Parliamentary Election Canvasing Commences (12m ahead)	Dec-23	
Complete EIA and RAP and Submit to EPA		Mar-24
Permit Application Process (Opp to expedite)		Mar-24

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Environmental Permit Granted (EIA and RAP) (Independent of ML Ratification)		Jun-24
Parliamentary Ratification of Mining Lease (Obtain 6 months post ML Application)		Jul-24
2024 Wet Season	May-24	Sep-24
Earthworks Contractor Mobilisation to Site for Process Plant Construction	Sep-24	
Phase 1.1 Commence Process Plant Construction (Break Ground)	Sep-24	
Ghana Presidential and Parliamentary Election	Dec-24	
First Ore Available Early Production Plant		Mar-25
First Product (Early Production plant)		Apr-25
Commence Mining for Process Plant feed	May-25	
2025 Wet Season	May-25	Sep-25
Power Feed Line to Process Plant Complete		Sep-25
Power On Date		Sep-25
First Ore Available Process Plant		Oct-25
Process Plant Construction Complete		Nov-25
First Ore Through Plant (SC6)		Jan-26
First Shipment of Concentrate (SC6)		Feb-26

The project development schedule demonstrates a 30-month schedule from FS completion until introduction of first ore into the main process plant in January 2026. The first phase of the schedule involves schedule critical project permitting and approvals works and activities as well as detailed engineering, and placement of long lead equipment orders. Relocation of the 161 kV and 330 kV Transmission lines will also occur ahead of mine development and site construction activities.

A 14–15-month construction and commissioning program is expected for the main process plant and infrastructure commencing from the date site access is granted in Q3 2024. This also facilitates key earthworks and civil construction works during the dry season. The mining contractor will also access Mine Services Areas at this time to commence site facilities establishment and mine pre-stripping activities. A smaller modular turnkey processing facility will be delivered to Ewoyaa Lithium project, for early production of spodumene concentrate and secondary product and installed to commence early production from Q1 2025 for a period of 9 months.

21.1.4 Project Execution Model

The execution strategy to meet the project objective will be to employ an EPCM methodology, whereby EPCM Contractors will provide the engineering, procurement, construction management and commissioning support services necessary for delivery of the process plant, associated infrastructure and services works scopes. The EPCM approach is commonly employed in mining projects in the region and allows ALL to monitor and control the budget, schedule and quality of the end product through all stages of project development and execution.

Other execution approaches (such as EPC / Lump Sum) were considered and subsequently discarded for the overall management, however, may be employed for specific subcontractor packages such as bulk earthworks and HV powerline relocation works.

The EPCM basis is that a single organisation (the EPCM Contractor) will provide the EPCM services necessary for the process plant and adjacent infrastructure and services, with the assistance of specialist sub-consultants as required for

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the balance of non-process infrastructure. The EPCM contract will include the already executed FEED and future EPCM implementation scopes.

The EPCM Contract will include industry standard requirements to meet agreed plant performance standards and targets; e.g., throughput, overall plant availability, etc. Performance testing will form part of the EPCM services delivery to demonstrate the process plant meets agreed design criteria and parameters.

Following the award of the EPCM contract, an updated execution plan will be prepared outlining the overall management methodology for the delivery of the Project including all EPCM, ALL Managed activities and commissioning works and handover. The plan will include strategies for all aspects of project management and control across all project implementation functions and phases.

ALL will be responsible for managing specific works as outlined in Table 21-2, relying on some assistance from the EPCM Contractor as required.

The development methodology for the design and construction of the Project is summarised in the below table, outlining the roles and responsibilities of various stakeholders, contractors and the ALL Project Management Team (also referred to as ALL Project Team).

TABLE 21-2 PROJECT DEVELOPMENT RESPONSIBILITIES

Function	Responsibility
Overall Project Execution	– Managed by the ALL Team, relying on the various disciplinary skills furnished by the individual consultants and contractors in their field of expertise, as listed below. – The Process Plant EPCM Contractor will support ALL in the overall management of the project development, and ALL will be reliant on them to fill any gaps in the ALL team.
Mine Design	– ALL Mining Department, supported by expert consultants
ESIA	– ALL ESG Team supported by experienced Ghanaian and regional environmental and social consultants
Metallurgy	– ALL consultant metallurgist, working closely with the EPCM Contractor
Process Plant	– EPCM Contractor with direct experience in the region and hard rock Lithium experience
Bulk Earthworks	– Engineering by a recognised Engineering company for the process plant – Construction by a suitable contractor – Managed by ALL Project Team
IWLTSF, WSD and SCS Design	– Engineering by a recognised Engineering company – Construction by a suitable contractor – Managed by ALL Project Team
Non-process infrastructure	– Design and Construction contractor – Managed by ALL Project Team

Mining Infrastructure	–	Provided by the Mining Contractor Managed by the ALL Mining Department
HV Powerline	–	Engineering by a recognised engineering company working closely with GRIDCo and in accordance with their standards. Construction by a suitable contractor approved by GridCo Managed by Powerline Engineering Consultant and owner's team oversight.

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Accommodation (Owner)	–	Managed by ALL Project Management Team, utilising accommodation available local to the site
Construction, Commissioning and Handover	–	Managed by ALL Project Team Executed by the EPCM Contractor

Following the implementation decision to proceed, the Project is planned to be implemented in seven inter-connected phases:

- Setup and Mobilisation
- Detailed Design and Procurement
- Fabrication
- Delivery to Site
- Construction
- Commissioning and Handover
- Project Closeout

21.1.5 EPCM Scope of Services

Process Plant

Following DTM and a decision to proceed by ALL, the EPCM Contractor would be engaged to execute the Project. The EPCM Contractor will provide the bulk of management resources to supplement the ALL Project Team as required.

The EPCM Contractor will be selected from a competitive tender process and based on its ability to progress the completed FEED works into full EPCM execution. The option to select an alternative contractor to the FEED contractor will remain at the discretion of ALL, however could result in schedule delays associated with tome for familiarisation with the project design.

The EPCM Contractor reports directly to the ALL Project Manager and will provide EPCM services associated with the development of the process plant and associated infrastructure and services, including the following:

- Process engineering;
- Design engineering and drafting for earthworks, civil works, structural steel and plate, (plant) electrical instrumentation and control, etc.;
- Project management services including cost control, scheduling, reporting, claims processing and document control;
- Procurement - including tender enquiry, evaluation, inspection of materials and equipment, expediting and contract administration. Purchasing of equipment will be done by ALL;
- Logistics (transport) coordination - including an overview of all aspects of logistics services;
- Construction management - including site management, control and inspection of all construction activities and safety management; and
- Commissioning - including pre-commissioning and testing, dry commissioning, wet commissioning, operator training and operational assistance until handover.

Infrastructure and other Owners Scope

The ALL team will manage scopes and works packages outside of and in parallel to the process plant and infrastructure works above, using specialist consultants for engineering design and site-based construction and commissioning support. These work packages include:

- site buildings and infrastructure;
- IWLTSF, WSD and SCS;

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- access roads; and
- HV overhead line diversion.

The ALL Project Team would be the point of contact for the other consultants and solely responsible for interfacing with the public, communities and government authorities.

The EPCM Contractor will identify long lead items as part of the FEED. These items will be ordered in advance to ensure the overall Project timeline is not at risk, subject to funding approval.

Powerline relocation and site supply

The capital cost estimate assumes the implementation of the HV powerline relocation and site supply powerline works based on an EPCM contracting strategy, using a specialist engineering design consultant and an installation contractor with experience in the region.

The Project will draw its power from the Grid for all operations as outlined in Section 15.8.

21.1.6 Project Implementation

Project Setup and Mobilisation

A Project Team drawn from EPCM staff and reporting to the EPCM Project Manager will be assembled to implement the Project. The EPCM team will comprise sufficient and suitably skilled engineers and project support staff to execute the Project successfully.

The EPCM Project Manager will manage the EPCM personnel and report to the ALL management structure through the appointed ALL Project Manager. An ALL Project Team will support the ALL Project Manager. The ALL Project Team and EPCM personnel will work together as one Project Team to ensure relevant interfaces between disciplines are managed to implement the Project successfully.

During Project setup, the following will be finalised and approved:

- Procurement Operating Procedure;
- Project Execution Plan;
- Project Quality Plan;
- Project Safety Management Plan; and
- Project Cost Control Procedure.

As outlined in Table 21-2, specialist consultants and contractors will be engaged by ALL under the direct cost budget to provide the following services:

- EPCM services associated with the IWLTSF, including the WSD;
- Power line solution and overhead powerlines relocation;
- Transport and Logistics;
- Surveying services during construction; and
- Vendor services for construction and commissioning.

Detailed Design Development

The EPCM Contractor will provide engineering services to design the plant and utilise specifications for the equipment aligned with a “fit for purpose” approach. It is intended that the design function will be carried out at the EPCM Contractor’s offices. Drawings will be stored electronically using EPCM contractor standard electronic systems, cloud storage for drawing review and approval, and a Project SharePoint site, which will serve as the repository for information.

All drawings and equipment lists required to complete the construction of the plant will be completed during this phase.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 317 of 368 Engineering calculations will be completed and carried out by the agreed design criteria, standards and good practice. The key deliverables of the detailed design phase are: • Process Flow Diagrams; • Piping and Instrument Diagrams; • Final Mechanical Equipment List; • Functional Specification; • Issued for construction Civil Engineering drawings; • Issued for fabrication Platework drawings / 3D Models; • Issued for fabrication Structural Steel drawings / 3D Model; • Issued for Architectural construction drawings; • Issued for fabrication Piping Isometric drawings; • Issued for construction Mechanical General Arrangement drawings / 3D Model; • Issued for construction Electrical Single Line Diagram; • Final Electrical Load List; • Lighting Drawings; • Instrumentation List; • Control System Architecture; and • Loop diagrams. Procurement During the FEED, a Project Procurement Operating Plan (POP) will be defined, detailing the processes to be followed for the procurement of goods and services by ALL. The EPCM Contractor will work closely with the ALL Project Team to define these processes, which will also be adopted for all other EPCM packages to achieve consistency across the Project. Using the agreed specifications and competitive tendering, the procurement of equipment will commence at the start of this phase. All the packages required to complete the process plant and infrastructure will be listed in the POP, which will serve as a project control for the procurement process. It is intended that the project team will place orders to secure the supply of goods and services for the project using the FIDIC suite of contracts (or acceptable equivalent). Fabrication Mechanical and Electrical Equipment Following the conclusion of contracts with the selected suppliers, fabrication of the equipment required for the project will commence. The project intends only to use proven equipment, and no novel technology is envisioned. Regarding the Project Quality Plan, quality and expediting inspections will be carried out throughout the fabrication process. The vendor’s QA procedures will be used, providing they meet the project's requirements. In addition to the vendor’s QA inspectors, inspection for Quality Assurance and expediting purposes will be carried out by Inspectors in the Project team or a Third-Party Inspector. Steelwork, Platework and Flooring Tenders for the supply and fabrication of the steelwork and platework items will be issued to selected contractors satisfying requirements for majority Ghanaian ownership and with suitable capability and facilities within Ghana. The works scope will include materials supply, shop detailing from the Engineer’s 3D Model, trial assembly, packing and marking for delivery to site. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 318 of 368 Following the contract negotiations, the tenderer chosen will be provided with the Issued for Fabrication (IFC) Drawings. Steelwork and platework will be fabricated from the issued drawings in compliance with the design criteria, project specifications and project quality plan. Steel and plate may be alternatively sourced from other sources and issued to the contractor for use. Offsite pre-assembly of conveyor sections in the Takoradi area will be further investigated as an opportunity to minimise site-based installation hours and laydown requirements. The ALL Project Team will provide suitable resources to supervise contractor progress and work quality via regular inspections of contractor works within the contractor’s facility. Rebar Concrete reinforcement will be sourced locally, bent off-site according to the Engineer’s specification and supply schedule and transported to the site for fixing. Piping Piping will be fabricated on the same basis as the steelwork and erected on site by the piping contractor. HDPE and small-bore site run piping would be procured locally. Instrumentation and Control Instrumentation will be purchased per the Project requirements and dispatched to the site for incorporation into the plant. The EPCM’s control system engineers will program the Control PLC and SCADA systems to conform to the requirements of the functional specification and the control system architecture. Shipping and Transportation Equipment fabricated outside of Ghana is planned to be imported through the ports of Tema and Takoradi and transported by road to the site. A route survey of the roads to the site for abnormal loads will be completed during the implementation phase and completed before shipping by the freight agent. However, these are established routes, and it is not envisaged that the Project will require specialist permits for grossly over height or over width loads. ALL will partner with reputable freight and clearing agents with well-established routes and resources across Africa and local capabilities in Ghana. Control of goods receiving on site will be the responsibility of the ALL Project Materials Controller, who will work with the Construction Management Team and the general contractors to manage the materials on site. Construction of Plant and Supporting Infrastructure The EPCM contractor will establish a Construction Management Team to manage and supervise the on-site construction progress, quality of workmanship, safety and environmental compliance of all in-plant works, excluding bulk earthworks and non-processing infrastructure. The EPCM team will be led by a Construction Manager who, along with the assigned construction management team, will be responsible for managing the site and ensuring compliance with the Project safety requirements. The Project team will, through the project construction management structure, manage all site establishment activities for the execution of the Project. Construction will be executed using reputable third-party contractors with experience in the region, with preference showed to Ghanaian companies to perform the work. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 319 of 368 The Project Team, including construction management, will, with the input from relevant associated entities, management contractors/consultants and the ALL Project Team, provide constructability and maintainability input in all areas of effort such as plant layout out, construction planning, site establishment activities etc. Discipline Supervisors will assist the Construction Manager in ensuring that the plant is built as per the engineered drawings and specifications in the time allowed by the Project program. Where a contractor requires clarification of the drawings or specifications, this will be provided by the relevant engineer, possibly acting through the supervisor, QC inspector or expeditor. Frequent site inspections by design verification engineers and continuous interaction between the site staff, contractors and engineers during project execution are to assist with this process and ensure the Project is delivered on time to the ascribed quality. Changes to the design are to be approved in accordance with a change management procedure. The EPCM Engineers and Construction Management staff will be accommodated in hotels near the site and rental accommodation, respectively. It is planned that expatriate labour will work on a fly-in / fly-out basis using a rotation cycle aligned with industry norms. The Project will provide vehicles for the ALL Project Team, but all contractors will be self-sufficient in this regard. All vehicles and equipment mobilising to the site will be subject to prior inspection by the HSE manager to ensure it meets acceptable standards of safety and reliability. The project will be aligned with the requirements of the approved ESIA. The Construction Manager will be issued a copy of the ESIA report to ensure compliance with its requirements and correct any possible deviations. Construction management will be guided by the Construction Management Plan, which is to be agreed upon and approved before construction commencement. Cold Commissioning and Hot Commissioning of the plant will be conducted under the control of an appointed Commissioning Manager, after which the plant will be handed over to the Operations Staff to complete the ramp-up of the plant to full production. Refer to the following section for more detail. Plant Commissioning and Handover EPCM Contractors will manage and complete the commissioning of the plant and hand it over to the ALL Project Team for production ramp up once the agreed acceptance requirements are achieved. The commissioning of the plant will include testing the individual pieces of equipment, following which the cold commissioning of sections of the plant can commence. Cold commissioning of the plant will test the plant and its systems using water as a fluid medium and running material handling equipment without load. Hot commissioning of the plant would see the introduction of ore into the plant and the addition of chemical reagents to the process. The plant will then be tested in accordance with the agreed performance criteria. Following hot commissioning, the EPCM project team will ensure: • All punch lists are complete; • Close out of all contracts for the project, ensuring the vendors sign acceptance of full and final settlement; • Return of bonds/guarantees at the end of the defect liability phase; and • A final project close-out report is issued. On handover, the operation and maintenance of the mine will become the responsibility of ALL. The Project Team is to ensure that handover is concluded in such a way as to optimise operability, safety and maintainability. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 320 of 368 Project Closeout The Project will be closed out after successful commissioning and handover to operations. The close-out process provides for the following as-built information to be transferred to ALL: • As built drawings, including 3D model; • Piping and instrumentation diagrams; • Electrical drawings; • Instrumentation drawings; • Commissioning data and records; • Requirements for the discharge of bank guarantees and warranty administration; • Project close out report; • Quality records; • Administrative closure documentation; • Contractual close out report; and • Project Retrospective and lessons learned. 21.1.7 Interfaces and Battery Limits The execution will involve interfacing between various stakeholders. Key Stakeholders identified include: • ALL Shareholders; • ALL Management; • Residents of the surrounding towns and villages; • Government of Ghana; • Consultants and contractors engaged on the Project; • GRIDCo and ECG(Ghana); and • Local road authorities. The EPCM Consultants would report to an ALL representative during the implementation of the Project. The Project Manager will be the primary point of contact for the ALL Project Team The ALL Project Team would be the point of contact for integrating the various consultants’ work and would be solely responsible for interfacing with the public and governmental authorities. The proposed strategy is that different EPCM Consultants / Contractors will be appointed to manage the engineering and construction of the following: • Mining design and development; • Bulk infrastructure and mining services; • Process plant design and construction; • Tailings storage facilities design and construction; and • HV power supply and associated works. Following the commissioning of the plant and mining infrastructure, the EPCM Consultants and Contractors will hand over the plant to ALL or the appointed operational contractors. Battery Limits The Plant EPCM Contractor will interface with the various other consultants and ALL with respect to the following battery limits.

TECHNICAL REPORT SUMMARY

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TABLE 21-3 PROJECT BATTERY LIMITS

Interface	Discipline / Process Stream	Battery Limit
Mining / Process	ROM Feed	ROM received at the top of the Primary Crusher Feed Bin
ALL / Plant EPCM	Water	Pump Suction at the wall of the Water Storage Dam
ALL / Plant EPCM	Tailings (+1mm)	The underside of the Tailing Buffer Bin / Top of truck
ALL / Plant EPCM	Slimes (-1mm)	Fence line at IWLTSF
ALL/ Plant EPCM	Grits	Grits Stockpile
ALL / Plant EPCM	Feldspar Product	Product Stockpile
All / Plant EPCM	Li_2O Product	Product Stockpile
Infrastructure EPCM / Plant EPCM	Earthworks	Top of Terrace; Retaining Wall at Primary Crusher
Infrastructure EPCM / Plant EPCM / Mining Contractor	Roads / Haul Roads	Top of Terrace; NGL.
GRIDCo / EPCM	Electrical Power	33kV / 11kV Breaker at Mine Consumer Substation

The battery limits reflect the arrangements at the end of the FS and may be updated and revised during project implementation.

21.1.8 Work Breakdown Structure

The Project Work Breakdown structure (WBS) defines the Project in terms of activity levels that can be clearly defined, managed and controlled. The WBS will represent the total scope of the Project work, and the way in which the work is to be performed, in a uniform, consistent and logical manner.

The WBS is shown in Table 21-4.

TABLE 21-4 WORK BREAKDOWN STRUCTURE

LEVEL 1	LEVEL 2	LEVEL 3	Description
1000	1000	1000	Site General & Infrastructure
1000	1100	1100	Process Plant Site Development
1000	1100	1110	Bulk Earthworks
1000	1100	1120	Site Drainage Infrastructure
1000	1100	1130	Internal Process Plant Roads
1000	1100	1140	Fencing
1000	1100	1150	Pipe Racks
1000	1200	1200	Tailings and Water Dams
1000	1200	1210	Bulk Earthworks
1000	1200	1220	IWLTSF
1000	1200	1230	WSD
1000	1200	1240	Tailings pipeline and pumping
1000	1200	1250	WSD pipelines and pumping
1000	1300	1300	Non-Process Site Development
1000	1300	1310	Bulk Earthworks
1000	1300	1320	Site Drainage Infrastructure

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LEVEL 1	LEVEL 2	LEVEL 3	Description
1000	1300	1330	Sediment Control Structures
1000	1300	1340	Waste Management
1000	1400	1400	Site Roads
1000	1400	1410	Main Access Roads
1000	1400	1410	Secondary roads
1000	1400	1411	Overpass (bridge)
1000	1400	1420	Haul Roads
1000	1400	1440	Fencing
1000	1500	1500	Power Generation/Supply
1000	1500	1510	Power line relocation
1000	1500	1520	Power line from Saltpond to Ewoyaa
1000	1500	1530	Decommissioning of existing power line
1000	1500	1540	Electrical Power Distribution
1000	1600	1600	Site Raw Water Supply
1000	1600	1610	Water Supply Bores
1000	1600	1620	Water Supply Pipeline and pumps
1000	1600	1630	RO plant and pumps and pumps, tanks
1000	1600	1640	Potable water waste system
1000	1700	1700	Reticulation of Services
1000	1700	1710	Electrical Power Distribution (Site)
1000	1700	1720	Water Pipelines
1000	1700	1730	Sewage Pipelines
1000	1800	1800	Site Communications
1000	1800	1810	Communications Towers
1000	1800	1820	Site Wide Fibre Optic Network
1000	1800	1830	Corporate Admin LAN Communications
1000	1800	1840	Process LAN Communications
1000	1800	1850	Site Two-Way Communications
1000	1800	1860	CCTV
1000	1900	1900	Port & Storage
1000	1900	1900	Upgrade Facilities
2000	2000	2000	Mining Costs

2000	2100	2100	Mining Contractor
2000	2100	2110	Contractor Mobilisation
2000	2100	2120	Site establishment
2000	2200	2200	Mining Facilities

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LEVEL 1	LEVEL 2	LEVEL 3	Description
2000	2200	2210	Bulk Explosives and Accessories
2000	2200	2220	Fuel Storage & Distribution
2000	2300	2230	Mine Services & Infrastructure
2000	2300	2300	Mining Preproduction
3000	3000	3000	Process Plant - DMS
3000	3100	3100	Rom Feed and Crushing Circuit
3000	3100	3110	Secondary Crushing Circuit
3000	3100	3120	Secondary Crushing Circuit
3000	3100	3140	Tertiary Crusher Screening Circuit
3000	3100	3160	Tertiary Crushing
3000	3100	3180	Ore Storage and Reclaiming
3000	3200	3200	Feed Prep Circuit
3000	3300	3300	DMS Plant
3000	3300	3310	Primary DMS
3000	3300	3320	Feldspar DMS
3000	3300	3340	Secondary DMS
3000	3300	3360	Recrushing DMS
3000	3300	3370	Ultrafines Feed Prep Circuit
3000	3300	3380	Primary Ultrafines
3000	3300	3390	Secondary Ultrafines
3000	3400	3400	Degrit Circuit
3000	3400	3400	Spiral Plant
3000	3500	3500	Thickener and Tails Circuit
3510	3500	3510	Thickener and Tails Circuit
3000	3500	3520	Internal Water Reticulation
3000	3500	3530	Booster Pumps
3000	3600	3600	Middlings Circuit

3000	3600	3620	Product and Tails handling Circuit
3000	3700	3700	Plant Services
3000	3700	3710	Compressed Air
3000	3700	3711	Compressor Building
3000	3700	3720	FeSi And Magnetite Makeup
3000	3700	3730	Floc Make-up
3000	3700	3740	Pipe Racks
3000	3900	3900	Plant Infrastructure
3000	3900	3910	Bulk Earthworks

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LEVEL 1	LEVEL 2	LEVEL 3	Description
3000	3900	3920	Water Services
3000	3900	3920	Fire Water
3000	3900	3920	Raw Water
3000	3900	3920	Process Water
3000	3900	3920	Demineralised Water
3000	3900	3920	Potable Water
3000	3900	3920	Wastewater Treatment
3000	3900	3930	Electrical MV Reticulation
3000	3900	3935	OHL To Raw Water Dam
3000	3900	3936	Power line to reservoir pumps
3000	3900	3940	Substations and LV Reticulation
3000	3900	3950	Plant Control Systems
3000	3900	3960	Waste Handling and Sewage Treatment
3000	3900	3970	Workshops
3000	3900	3971	Warehouse
3000	3900	3972	Reagent Storage
3000	3900	3990	Offices, Security and Sundry Building
3000	3900	3991	Admin Office Building
3000	3900	3992	Plant Change Room
3000	3900	3993	Laboratory
3000	3900	3994	Services Building
3000	3900	3995	Clinic
3000	3900	3996	Plant Gate House/ Security

3000	3900	3997	Control Room
4000	4000	4000	Project Indirects
4000	4200	4200	EPCM Project Services
4000	4200	4210	Process Plant EPCM Services
4000	4200	4220	EP Services Process Plant
4000	4200	4230	CM Services Process Plant
4000	4200	4240	Transmission Line EPCM Services
4000	4200	4250	EP Services Power Supply
4000	4200	4260	CM Services Power Supply
4000	4200	4270	Infrastructure EPCM Services
4000	4200	4280	EP Services Infrastructure
4000	4200	4290	CM Services Infrastructure
4000	4300	4300	Construction Personnel Accommodation

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ATLANTIC LITHIUM

LEVEL 1	LEVEL 2	LEVEL 3	Description
4000	4300	4310	Accommodation
4000	4300	4320	Messing
4000	4300	4330	Flights
4000	4400	4400	Construction Services
4000	4400	4410	Mobilisation - Plant & Equipment
4000	4400	4420	Site Establishment
4000	4400	4430	Site Management
4000	4400	4440	Site Support - Indirects
4000	4400	4450	Demobilisation & Site Clean-up
4000	4400	4460	Site Support - Direct
4000	4400	4470	Plant & Equipment
4000	4400	4480	Tools & Consumables
4000	4500	4500	Other Indirect Site Services
4000	4500	4510	Site Survey
4000	4500	4520	Medical Services
4000	4500	4530	Security Services
4000	4600	4600	Contractors Preliminary & General
4000	4600	4610	Buildings P & Gs
4000	4600	4620	IWLTSF & WSD P & Gs
4000	4600	4630	Earthworks Contractor P&Gs
4000	4600	4640	Civil Contractor P&Gs
4000	4600	4650	SMP Contractor P&Gs
4000	4600	4660	E&I Contractor P&Gs
5000	5000	5000	OWNERS COSTS
5000	5100	5100	Fees And Charges
5000	5100	5110	Permits
5000	5100	5120	Bonds
5000	5100	5130	Duties
5000	5100	5140	Taxes
5000	5100	5150	Tenure
5000	5100	5160	Royalties
5000	5200	5200	Insurance Premiums
5000	5300	5300	Owner's Team
5000	5300	5310	Operations Staffing & Indirects
5000	5300	5320	Project Staffing & Indirects
5000	5300	5330	Owners Indirects (e.g., software)

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LEVEL 1	LEVEL 2	LEVEL 3	Description
5000	5300	5340	Travel & Off-Site Accommodation
5000	5300	5350	Training
5000	5400	5400	Consultants
5000	5400	5410	Technical Specialists
5000	5400	5420	Legal
5000	5400	5430	Community Relations
5000	5400	5440	Environmental
5000	5500	5500	Future Capital
5000	5500	5510	Sustaining Capital
5000	5500	5520	Working Capital
5000	5500	5530	Deferred Capital
5000	5500	5540	Closure Capital
5000	5600	5600	Pre-production Costs
5000	5600	5610	First Fills & Opening Stocks
5000	5600	5620	Spares
5000	5600	5630	Vendor Commissioning
5000	5600	5640	Mobile Equipment
5000	5600	5650	First Aid & Medical Equipment
5000	5700	5700	Construction Personnel Accommodation
5000	5700	5710	Owners Team
5000	5700	5720	EPCM Accommodation
5000	5700	5730	EPCM Travel
5000	5800	5800	Environmental, Social & Community
5000	5800	5810	ESG Costs
6000	6000	6000	Modular Plant - DMS
6000	6100	6100	Crushing Circuit
6000	6200	6200	DMS Plant
9000	9000	9000	Provisions
9000	9100	9100	Growth Allowance
9000	9200	9200	Forex
9000	9300	9300	Escalation / Inflation per annum
9000	9400	9400	Management Reserve

9000	9500	9500	Risk
9000	9900	9900	Contingency

In order to achieve uniformity, to enable meaningful project monitoring and reporting and to facilitate communication among Project team members, the same basic structure will be used for all facets of the Project. This includes definition of work, cost estimates, budget allocation, cost monitoring and control, change management, time

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estimates, planning and scheduling, resource allocation, productivity, progress measurement and earned value management.

The WBS will also facilitate efficient electronic migration of data between cost estimates, cost control budgets, project cost forecasts, project schedules and progress measurement, and the corresponding management reports developed from this data.

21.1.9 Project Organisation and Responsibilities

ALL will assemble a Project Management team. The team will comprise sufficient and suitably skilled engineers and project support staff to execute the project successfully. The Project Manager will lead the team, with key resources reporting directly to the CEO. The Country Manager will ensure compliance with the required legislation in Ghana.

Indicative organisational charts have been developed, encompassing all phases of Project execution:

- Engineering / Design and Project Management;
- Construction; and
- Commissioning.


Owner's Project Manager
Owner's Construction Manager
EPCM Contractor's Project Manager
Owner's Team
EPCM Construction Manager


Design Team
Project Engineers
Procurement and Inspection
Shipping / Expediting
• Design
• Drafting
• Technical Specifications
• Equipment Specifications
• Contract Administration
• Scheduling
• Cost Control
• Reporting
• Purchasing
• Contract Preparation
• Inspection
• Expediting
• Documentation
• Pre-shipment Packaging
• Shipping
Owner's Team Personnel
EPCM Contractor Personnel

FIGURE 21-1 PROJECT ORGANISATIONAL STRUCTURE – ENGINEERING AND PROCUREMENT

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Owner's Project Manager
Owner's Construction Manager
Safety Officer
Site Administrator
Earthworks Contractor's Project Manager
Infrastructure EPCM Contractor's Project Manager
EPCM Contractor's Project Manger
• Local Contractors
• Management
• Local Accounting
• Security
Local Staff
Construction Manager
Supervisors
Site Engineers
Owner's Team Personnel
Contractor Personnel

FIGURE 21-2 PROJECT ORGANISATIONAL STRUCTURE –CONSTRUCTION


Owner's Project Manager
Owner's Construction Manager
EPCM Contractor Project Manager
EPCM Commissioning Manager
Commissioning Supervisors
Maintenance Engineer
Operations Supervisor
Vendor Representatives
Contractor's Labour
Maintenance Personnel
Operations Personnel
• Crushers
• Control Systems
• etc
Owner's Team Personnel
EPCM Contractor Personnel
Operations Personnel

FIGURE 21-3 PROJECT ORGANISATIONAL STRUCTURE –COMMISSIONING

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 329 of 368 21.1.10 Project Team Following the positive outcome from the FS and associated deliverables including a final capital cost estimate, a decision to implement the Project can be concluded (DTM). A Project Team drawn from EPCM staff and reporting to an EPCM Project Manager will be intended to implement the Project. The EPCM team will comprise sufficient and suitably skilled engineers and project support staff to execute the project successfully. The EPCM Project Manager will manage the EPCM personnel and report to the ALL management structure through the appointed ALL Project Manager. The ALL Project Manager will be supported by an ALL Project Team staffed to meet project objectives. The ALL Project Team and EPCM personnel are to work together as one Project Team to implement and deliver the Project successfully. The EPCM Contractor will establish a Construction Management Team on-site to manage and supervise the construction progress, quality of workmanship, safety and environmental compliance. The site team will be led by a Construction Manager who, along with the assigned construction management team, will be responsible for the management of the site and ensuring compliance with the Project Safety requirements. The Project Team will, through the project construction management structure, manage all site establishment activities for the execution of the Project. Construction will be executed using third-party Ghanaian contractors to perform the work, as all the required skills are already well established in Ghana. 21.1.11 Procurement and Contracts Main Contracts The Project will place several main contracts for the construction of works on site, namely contracts for: • Construction of civil engineering works, including plant, IWLTSF, WSD and access roads; • Fabrication of steelwork and platework; • The Erection of steelwork and platework and installation of mechanical equipment (SMP); • Fabrication and erection of piping; and • Installation of the electrical, instrumentation and controls equipment (EIC). The scope of work for these contracts will be split among several contractors depending on the team’s assessment of the contractor’s capacity. Mechanical and electrical equipment purchased for installation into the works will be free issued to the SMP and EIC contractors for them to include in the results. If brickwork is utilised as a method of construction, contracts for the construction of brick buildings will be concluded with local companies, the scope assigned will depend on an assessment of the contractor’s capacity. Under local content legislative requirements, majority Ghanian owned contractors will be identified and awarded works scopes for Steel, Mechanical, Platework, Piping and Electrical supply, fabrication and erection contracts. The study assumes that the civil engineering works, including the supply of cement and rebar, will also be constructed by local contractors. Supply Contracts The EPCM will purchase mechanical and electrical equipment on behalf of the ALL on terms which ALL will provide the EPCM Engineer. The equipment supply will be tendered to the agreed vendors based on competitive tendering. Instrumentation and minor components of a standardised nature will be procured by the EPCM on behalf of the ALL, ALL will place the order on all vendors, using the agreed short form of contract or on the supplier terms if acceptable. Supply Contractors will deliver the goods to a designated warehouse for consolidation and shipping to Ghana. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 330 of 368 Transport and Logistics A logistics contractor (freight forwarder) with local and international representation will be engaged and managed by the EPCM Contractor specifically for the Project. Local goods purchased in Ghana will be loaded ex-works and transported by road to the site. Imported equipment and materials will be containerised and transported by liner services to either the port of Tema or Takoradi. The logistics contractor will arrange for customs clearances, storage, consolidation, and road transport to site. All equipment and materials will be stored on-site in laydown areas or the plant warehouse prior to installation. Erection contractors will be responsible for offloading and rehandling. Construction Management and Commissioning Plan Process Plant The EPCM will manage and complete the commissioning of the plant and hand over to ALL Operations Team for Production Ramp up once the agreed acceptance requirements are achieved. The commissioning of the plant will include the testing of the individual pieces of equipment, following which the cold commissioning of sections of the plant can commence. Cold Commissioning of the plant will be the testing of the plant and its systems using water as a fluid medium and running material handling equipment without load. Hot commissioning of the plant would see the introduction of ore into the plant and the addition of chemical reagents to the process. The plant will then be tested in accordance with the agreed performance criteria. Operational Readiness ALL will be responsible for developing and implementing operational readiness plans, procedures and documentation to ensure efficient plant ramp up. The Engineer will supervise initial commissioning runs to prove that the plant performs in accordance with the specified design / performance criteria and to provide such additional supervision and expertise as is required to rectify any defects and thereby to enable the plant to operate at its specified parameters. The Operational Readiness Plan will be drafted in the next phase of development by ALL. Cost allowances have been made in the capital cost estimate for ALL to engage suitable consultants to assist with developing operational readiness activities and documentation. 21.1.12 Project Closeout Following hot commissioning, the EPCM project team will ensure: • All punch lists are complete; • Close-out of all contracts for the project, ensuring the vendor’s sign acceptance of full and final settlement; • Return of bonds/guarantees at the end of the defect liability phase; and • A final project close-out report is issued. On handover, the operation and maintenance of the mine will become the responsibility of ALL. The Project team is to ensure that handover is done in such a way as to optimise operability, safety and maintainability, and in alignment with the ALL-operational readiness plan. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 331 of 368 21.2 ORGANISATION 21.2.1 Introduction Unlike the many gold projects in Ghana, the ELP is located close to the coast in a semi-urban location. Therefore, the Project will not need to be as self-sufficient as would be the case in a remote location. It is expected that the local Ghanaian workforce will have previous mining and plant operation experience, likely from similar sized gold operations in the region, however ELP is likely to be the first lithium production operation in the country. The operation will seek to predominantly employ a core group of experienced Ghanaian management and supervision, supplemented by a small number of expatriates with specific expertise in lithium production which will be critical for the initial training and management of the operation. A contractor mining strategy will be employed, providing opportunity to the various Ghanaian companies successfully operating in this field. As a result, ALL’s focus will be on the process plant and infrastructure. A small ALL expatriate team of nominal seven senior personnel has been included for start-up, commissioning, operational readiness and establishment of steady- state production. The expatriates are expected to remain with the operation for one to three years, after which time it is anticipated that the operation will employ 100% Ghanaian personnel, with the possible exception of some senior contract mining management. Ghanaian plant operating personnel will be provided with pre-operations training from experienced expatriates to become familiar with DMS operating procedures and problem-solving techniques in advanced stages of commissioning. This will be followed by on-the-job experience operating the plant during testing, commissioning and ramp-up to nameplate production rates. Economic development will be encouraged within the local community and the region in general. Local contracts will be let where possible, and ALL will work actively with existing and emerging companies in Ghana to achieve this aim. 21.2.2 Manning Buildup & Basis The operations management together with the key local personnel will identify and employ all required personnel in conjunction with initiating training programmes. The operations team labour list is provided in Table 21-5. The key personnel will be employed sufficiently early to enable their involvement in the development of operating and training programmes and procedures. All other personnel will be employed early enough to allow completion of initial training prior to commissioning. Preproduction employment will depend on whether the positions are required for preproduction operation. Labour allocations have been made considering the likelihood of preproduction processing occurring. TABLE 21-5 ATLANTIC LITHIUM OPERATIONS LABOUR LIST Role Department Subdepartment Positions Home Base Accommodation Process Manager Processing Processing 1 SA Resort Plant Production Administrator Processing Plant Production 1 Ghana Local Metallurgy Superintendent Processing Metallurgy 1 Ghana Local Senior Metallurgist Processing Metallurgy 1 Ghana Local Plant Metallurgist Processing Metallurgy 4 Ghana Local Metallurgical Technicians Processing Metallurgy 4 Ghana Local Production Superintendent Processing Plant Production 1 Ghana Local Plant Production Training Officer Processing Plant Production 1 Ghana Local TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 332 of 368 Role Department Subdepartment Positions Home Base Accommodation Plant Production Training Officer Assistant Processing Plant Production 1 Ghana Local Shift Supervisor Processing Plant Production 4 Ghana Local Process 2IC Processing Plant Production 4 Ghana Local Control Room Operator Processing Plant Production 4 Ghana Local Crushing Operator Processing Plant Production 12 Ghana Local DMS Operator Processing Plant Production 16 Ghana Local Water & Tailings Operator Processing Plant Production 4 Ghana Local Thickening & Services Operator Processing Plant Production 4 Ghana Local Operator Technicians Processing Plant Production 16 Ghana Local Shipping Coordinator Processing Shipping 1 Ghana Local Shipping Officer Processing Shipping 2 Ghana Local Maintenance Superintendent Processing Maintenance 1 Ghana Local Maintenance Training Officer Processing Maintenance 1 Ghana Local Plant Maintenance Planner Processing Maintenance 2 Ghana Local Plant Maintenance Administrator Processing Maintenance 1 Ghana Local Mechanical Reliability Engineer Processing Maintenance 1 Ghana Local Electrical Engineer Processing Maintenance 1 Ghana Local Mechanical Coordinator Processing Maintenance 1 Ghana Local Mechanical Leading Hand Processing Maintenance 1 Ghana Local Fitters Processing Maintenance 4 Ghana Local Boilermakers Processing Maintenance 2 Ghana Local Mechanical Trades Assistants Processing Maintenance 6 Ghana Local Mechanical Apprentice Processing Maintenance 2 Ghana Local Electrical Coordinator Processing Maintenance 1 Ghana Local Electrical Leading Hand Processing Maintenance 1 Ghana Local Electrical Technician Processing Maintenance 4 Ghana Local Instrument Technician Processing Maintenance 4 Ghana Local Electrical Trades Assistant Processing Maintenance 4 Ghana Local Electrical Apprentice Processing Maintenance 2 Ghana Local Crane Driver Processing Maintenance 1 Ghana Local Technical Services Manager Tech Services Tech Services 1 SA Resort Geometallurgist Tech Services Tech Services 1 Ghana Local Mining Manager Mining Mining 1 SA Resort Mining Superintendent Mining Mining 1 SA Resort Geology Superintendent Mining Mining 1 Ghana Local

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Role	Department	Subdepartment	Positions	Home Base	Accommodation
Mining Administrator	Mining	Mining	1	Ghana	Local
Senior Planning Engineer	Mining	Mine Planning	1	Ghana	Local
Planning Engineer	Mining	Mine Planning	3	Ghana	Local
Mine Surveyor	Mining	Mine Planning	2	Ghana	Local
Surveyor Assistants	Mining	Mine Planning	4	Ghana	Local
Production Superintendent	Mining	Mine Operations	1	Ghana	Local
Production Engineer	Mining	Mine Operations	2	Ghana	Local
Pit Supervisor	Mining	Mine Operations	4	Ghana	Local
Drill & Blast Specialist	Mining	Mine Operations	1	SA	Resort
Drill & Blast Compliance Officer	Mining	Mine Operations	2	Ghana	Local
Senior Resource Geologist	Mining	Geology	1	Ghana	Local
Senior Mine Geologist	Mining	Geology	1	Ghana	Local
Mine Geologist	Mining	Geology	2	Ghana	Local
Pit Technician	Mining	Geology	4	Ghana	Local
GM Operations / Registered Manager	Management	Management	1	AUS	Resort
Personal Assistant	Management	Management	1	Ghana	Local
Admin Secretary	Admin	Admin	1	Ghana	Local
Driver/Courier	Admin	Admin	2	Ghana	Local
Administration Manager	Admin	Admin	1	Ghana	Local
Financial Coordinator	Admin	Finance	1	Ghana	Local
Senior Accountant	Admin	Finance	1	Ghana	Local
Accounts Clerk	Admin	Finance	1	Ghana	Local
Payroll Clerk	Admin	Finance	1	Ghana	Local
Accountant	Admin	Finance	1	Ghana	Local
Operational Technology Coordinator	Admin	Operational Technology	1	Ghana	Local
IT Officer	Admin	Operational Technology	2	Ghana	Local
Administration Coordinator	Admin	Administration Services	1	Ghana	Local
Camp Chef	Admin	Administration Services	1	Ghana	Local
Camp Cooks	Admin	Administration Services	2	Ghana	Local
Camp Wait Staff/Kitchen Hand	Admin	Administration Services	2	Ghana	Local
Camp Cleaning/Laundry Crew	Admin	Administration Services	2	Ghana	Local

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Role	Department	Subdepartment	Positions	Home Base	Accommodation
Site Cleaners	Admin	Administration Services	3	Ghana	Local
Bus Drivers	Admin	Administration Services	8	Ghana	Local
Senior HR Officer	Admin	Human Resources	1	Ghana	Local
HR Officer	Admin	Human Resources	1	Ghana	Local
HR Clerk	Admin	Human Resources	3	Ghana	Local
Supply and Logistics Coordinator	Admin	Supply & Logistics	1	Ghana	Local
Purchasing Officer	Admin	Supply & Logistics	2	Ghana	Local
Expeditor Clerk	Admin	Supply & Logistics	1	Ghana	Local
Storeman	Admin	Supply & Logistics	1	Ghana	Local
Warehouse Labour	Admin	Supply & Logistics	8	Ghana	Local
OH&S & Security Manager	OHS	OHS	1	Ghana	Local
OH&S Coordinator	OHS	OHS	1	Ghana	Local
OH&S Trainer	OHS	OHS	1	Ghana	Local
Health & Safety Officers	OHS	OHS	4	Ghana	Local
Security Supervisor	OHS	OHS	1	Ghana	Local
Environmental & Social Manager	Environment & Social	Environment & Social	1	AUS	Resort
Environmental Superintendent	Environment & Social	Environment	1	Ghana	Local
Social Performance Superintendent	Environment & Social	Social	1	Ghana	Local
Database and Mapping Specialist	Environment & Social	Social	1	Ghana	Local
Data Entry Officer	Environment & Social	Social	1	Ghana	Local
Administrative and Logistics Coordinator	Environment & Social	Social	1	Ghana	Local
Community and Livelihood Restoration Supervisor	Environment & Social	Social	1	Ghana	Local
Community Development and Livelihoods Officer	Environment & Social	Social	1	Ghana	Local
Senior Community Relations Officer	Environment & Social	Social	1	Ghana	Local

Community Relations Officer	Environment & Social	Social	1	Ghana	Local
Complaints & Grievance Officer	Environment & Social	Social	1	Ghana	Local

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TECHNICAL REPORT SUMMARY

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Role	Department	Subdepartment	Positions	Home Base	Accommodation
Environmental Monitoring Officer	Environment & Social	Environment	4	Ghana	Local
Senior Land Access and Resettlement Officer	Environment & Social	Social	1	Ghana	Local
Land Access and Resettlement Officer	Environment & Social	Social	1	Ghana	Local
Community Guides	Environment & Social	Social	2	Ghana	Local
Field Support Staff	Environment & Social	Social	2	Ghana	Local
TOTAL LABOUR			**236**		

Recruitment

Recruitment of personnel required by the operation will be initiated in adequate time to meet the manning build-up schedule. Each position will be advertised locally and will include a full job description and the necessary qualifications. Applicants will be screened to ensure that they have the required experience and capabilities and will follow pre-employment policy procedures to ensure that the best-fit person is selected for each position. Priority will be given to applicants from local towns and villages near the mine site.

It has been assumed that certain posts requiring specific skills or experience will be filled initially by expatriates. In addition to performing their job function, expatriate personnel will transfer knowledge and expertise to develop the capabilities of the local staff and support the long-term ALL objective of a 100% Ghanaian workforce within three years of startup.

Staff

Staff have been divided into five categories based on their skill level and place of residence.

- Expatriate (Overseas and African) management and senior technical staff who will live in company provided camp accommodation and will fly into Accra.
- Local management who will live in local towns and villages and will drive to site.
- Local shift senior staff who will live in local towns and villages.
- Local worker staff who will live in the local towns and villages and bus to site, working day and continuous shift roles.
- Local day and continuous shift junior staff who will live in the local towns and villages.

It is expected the local management and senior staff will be recruited from Accra or other regional centres and staff will relocate for work or commute on time off. All local staff have a 20% of base salary rental allowance included as part of their salary package to assist with local accommodation expenses.

Expatriate Overseas

Expatriate and senior staff personnel will be recruited from their home base (likely to be Australia, UK, or North America) on a fly in/fly out basis. Personnel will be rostered five weeks on, two weeks off and will work both day and continuous shift rosters depending on their job requirements. Expatriate staff will live in company provided accommodation and be bussed to and from the site.

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TECHNICAL REPORT SUMMARY

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ATLANTIC LITHIUM

These personnel will fly in and out of Ghana from their home base and will be bussed to and from the site at the beginning and end of their roster from the international airport at Accra. Return flights to their home base will be provided during the rostered off time.

Expatriate Africa

As with expatriate overseas senior staff, expatriate African staff will be recruited from their home base in Africa (likely to be South Africa or neighbouring West African countries) on a fly in/fly out basis. Expatriate staff will live in company provided camp accommodation and be bussed to and from the site.

These personnel will fly in and out of Ghana from their home base and will be bussed to and from the camp at the beginning and end of their roster from the international airport at Accra. Return flights to their home base will be provided during the rostered off time.

Local Management and Non-Shift Senior Staff

Local management and senior staff will be recruited from towns and cities throughout Ghana. These personnel will source their own accommodation in local towns and villages during their rostered-on time.

Local Junior Staff

Local junior staff will be recruited from local villages and will work both day and continuous shift rosters depending on their job requirements. Junior staff will source their own accommodation in the local villages.

Local Worker

Local workers will be recruited from local villages and will work both day and continuous shift rosters depending on their job requirements. Worker staff will source their own accommodation in the local villages.

21.2.3 Work Rosters

The plant will operate continuously (24 hours per day, seven days per week). In developing the work rosters, consideration has been given to the time that workers will spend travelling to and from their homes in the surrounding villages. The work rosters have been divided into four types, as summarised in Table 21-6 with further explanations in the sub-sections that follow.

TABLE 21-6 SUMMARY OF ROSTERS

Roster #	1	2	3	4
Roster Details	5 weeks on, 2 off (6 days per week) 4 weeks A/L	6-day week 1 long W/E per month 4 weeks A/L	3 weeks on, 1 off 4 weeks A/L	4 panel roster, 3 weeks on, 1 off 4 weeks A/L
Cycles per Year	7.4	13	13	13
Hours per Cycle	171	168	168	168
Hours per Year	2,229	2,184	2,184	2,184

Roster 1 – Expat Roster

Personnel will be rostered five weeks on, two weeks off. This will consist of 6 days on 1 day off for the five weeks on site. The expectation is most expats will be dayshift only and work 10-12 hours a day.

Roster 2 – Ghanaian Local

The expectation is that Ghanaian Management and senior technical personnel will work a dayshift only roster. Personnel will be rostered six days on, one day off, with one 4-day long weekend off per month. This roster is designed for maximum coverage and suited for employees originally from the local Ewoyaa surrounds.

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 337 of 368 Roster 3 – Ghanaian Non-Local This roster is a variation of Roster 2 and is used interchangeably. This roster is ‘3 weeks on, 1 week off’ roster, and is more suited to Ghanaians who have relocated from outside the Ewoyaa vicinity, to allow them a 1-week window to return to their home base between swings. Roster 4 - Continuous Shift Roster Four crews (panels) will be required to cover continuous operation positions. Continuous shift staff will work an 8-hour shift. The slow rotating schedule uses four teams and three 8-hour shifts to provide 24/7 coverage. Each team rotates through the following sequence every 28 days: 7-dayshifts, followed by 24 hours off; 7 swing shifts followed by 24 hours off; 7 nightshifts followed by 7 days off. The roster effectively provides a ‘3 weeks on, and 1 week off’ arrangement so non-locals can return to their home base for a 7-day period between their final nightshift and first dayshift. Senior and junior staff will work the continuous shift roster. A number of relief staff will be included in the continuous shift crews to cover absenteeism arising from training, annual leave, sick leave or other reasons. Roster Remarks Dayshift staff will work dayshifts only. Production critical staff will work the continuous shift roster. Additionally, an overtime allowance has been included in labour costs for all Ghanaian positions. The allowance is equivalent of working 10-hour days instead of 8-hour days, across 80% of the working days. Travel & Bussing ALL will not operate a bus service to transport staff between the site and local villages. A travel subsidy is included in the travel allowance as part of the labour cost, for daily travel to site. By not purchasing and operating buses it allows an opportunity for local entrepreneurs and already established businesses to provide transport as a service and keep jobs in the local communities. 21.2.4 Training and Development Pre-Employment Procedures A structured recruitment procedure will be adopted to ensure prospective employees are suitable for appropriate employment. Inductions All new personnel will be integrated into the organisation in a logical and coordinated manner to ensure they are aware of both their own and the operating company's responsibilities and values. Inductions will be performed for the following areas: • General Site Induction; • Admin & Support Services; • Mining (including ROM); • Tailings Area; • Process Plant Area; • Maintenance Area; • Stores Area; and • Port Area. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 338 of 368 Training Strategy The beneficial impact that a well-trained operating crew can have on the safety and economics of a project is recognised and, as such, a structured training programme will be established which will address all aspects of the operation: • General principles for stages and unit processes; • Standard operating procedures; • Safe work procedures; • Emergency procedures; • First aid training; • Confined space & working at heights training; • Emergency response training; • Leadership training; • Health and nutrition training; and • Environmental and social policies. Training will commence in advance of commissioning and will form part of ongoing operations. Training will take place both in the classroom and in a hands-on manner, to ensure theory is reinforced by practical application. Training will be carried out by persons experienced in training staff in mining and plant operations and maintenance. There will also be opportunity for some of the plant operations team to have hands on experience in operating and learning to operate a DMS plant during the preproduction period. The vendor will supply operational labour for 3 months which will allow ALL staff to get familiar with the equipment at a smaller scale. In the process plant, senior technical staff will run training sessions that cover the theory of the operations as well as safe work procedures and plant operating methods. 21.2.5 Health and Safety Implementation of Safety Policy All employees will be provided with a safe and healthy workplace environment. To achieve this policy, the following objectives have been set: • Ensure compliance with statutory regulations and maintain active awareness of new and changing regulations; • Aim to eliminate or control safety and health hazards in the working environment to achieve the highest possible standards for occupational safety in the mining industry; • Ensure prospective employees’ suitability for appropriate employment through a structured recruitment procedure; • Provide relevant occupational health and safety information and training to all personnel; • Develop and constantly review safe work practices and job training; • Conduct regular departmental safety meetings and provide an open forum for input from employees; • Provide effective emergency arrangements for the protection of employees and the public; • Proactively pursue good morale and safety awareness through regular employee interface, assessment and counselling; • Ensure contracting companies while engaged in work on site adopt this policy and objectives and maintain the safety standards of the operation for their employees and sub-contractors; and • Develop public awareness of the safety standards and objectives at ELP. In conjunction with this policy, a series of policy statements on specific individual safety and health matters will be maintained covering the following areas. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 339 of 368 Language and Communication Misunderstanding arising from language difficulties has been considered and as such, employees will be encouraged to speak and read English, particularly for OH&S requirements. Since it is unlikely that any of the expatriates will be competent in local languages, recruitment of senior staff will be strategic to provide multilingual personnel are deployed on each shift. In addition, safety training curricula will include an emphasis on communication across language barriers to ensure clear understanding, especially relating to safety issues and stakeholder engagement. Industrial Relations Wherever possible, a multi-skilling approach to operations and maintenance will be adopted. All applicable industrial relations laws will be adhered to. Rates of pay will include all applicable statutory allowances such as overtime, leave, accommodation, education, compensation insurance, health insurance, etc. Because of the number of people living in relatively close proximity to the operations area, maintenance of good relations with the local community will be an important aspect of the operations. For this reason, a community relations department is proposed with ten full-time community relations personnel who will report to the environment and community relations manager. This department’s tasks will include assisting local businesses to supply services and fresh produce to the mining operations. 21.2.6 Inventories & Logistics The site is located in a semi-urban area adjacent to a major highway and there is extensive in-country support for vehicles or equipment. The major ports of Takoradi and Tema are within a day’s drive from the site via paved roads. It is envisaged that light vehicle maintenance and supply of industrial parts can be serviced locally. Major and specialist mining and plant equipment spares will need to be sourced from overseas, but the operation intends to make full use of local availability where possible. Catastrophic failure of a major part cannot be provided for by normal spare parts inventory. Such failures may be handled by a temporary repair if possible while urgent measures are taken to obtain replacement parts. The proposed design allows for the bypass of most mechanical equipment and warehouse spares to minimise the potential for downtime from failures. Equipment suppliers will assist in identifying critical equipment parts to be included in the start-up spares inventory. As a general practice, an important consideration in the selection of, and negotiations with, equipment suppliers will be their ability to supply minor spare parts and consumables on a consignment basis. Allowance has been made in the capital cost estimate to purchase critical spares holdings as well as the initial stocks of wear parts, reagents and consumables. These are generally based on 90 days stocks or the normal transport quantity fitting in a container. The stocks will gradually be built up following handover using working capital if consignment stocks cannot be contracted. Warehousing and inventory control will adopt systems that have previously been installed in similar locations to ensure that records are kept of warehouse stocks and that replacements are ordered in sufficient time to ensure delivery well before they are required. 21.2.7 Organisational Structure The overall structure of the operations will be as outlined in Figure 21-4. The entire operations workforce will be under the control of a general manager who will be supported by six main departments each with a manager heading the department: • Mining; TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 340 of 368 • Technical Services; • Processing; • Health Safety & Security; • Administration; and • Environment and Social. Mining Department The mining department is responsible for overseeing mining activities and the mining contractor, with the structure shown in Figure 21-6. The mining department is split into smaller sub departments: A contract mining company will be used to mine the pits and conduct equipment maintenance. The mining contractor will also maintain haul roads and feed ore to the processing plant. The mining manager will be responsible for the department and will be assisted by the Mining Superintendent, Production Superintendent and Geology Superintendent. Exploration Department The exploration department will be a function of the group office, working across all of Atlantic’s exploration projects and with the Exploration Manager reporting directly to the COO. As a result, an exploration department has not been included in the Ewoyaa organisation structure. Technical Services Department The technical services department is responsible for bridging the mining and processing departments and working on geometallurgical outcomes to optimise both mining and processing. The team structure is shown in Figure 21-6alongside the mining structure. Process Department The process department is responsible for the day-to-day operation of the processing plant to ensure both budgeted throughput tonnage and concentrate production are achieved. The Process department consists of the following subdepartments, and the Processing team structure is shown in Figure 21-7. • Metallurgy; • Shipping; • Plant Production; • Maintenance; and • Contract Analytical Laboratory. The process manager will be responsible for the department and will be assisted operationally by the Plant Production Superintendent, Metallurgy Superintendent and the Maintenance Superintendent. The Plant Production and Metallurgy Superintendent will co-ordinate the activities of the processing plant and analytical laboratory. Included in Plant Production are the process plant ancillary circuit operations; tailings management, water services, plant maintenance. It is expected that operators will be trained and competent to operate the processing plant as well, and there will be personnel rotation through all areas of the processing plant and supporting services to ensure the operator crews have comprehensive understanding of the processing area. Reporting to the Metallurgy Superintendent is a shipping team who organise bulk loading and export of material from site and port and liaise with the logistics and haulage company and port authority.

TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

Plant maintenance and planning will be carried out by the plant maintenance team. The maintenance team will be responsible for maintaining the equipment on site in safe and good working order and will implement maintenance planning procedures including preventative maintenance.

The maintenance department staffing levels will be deployed to handle most repairs and rebuild tasks; however, for major tasks additional resources may be required. Maintenance costs include for engaging suitable contractors or employing additional casual labour to work under the direction of maintenance supervisors for major repairs.

Ongoing training of plant and maintenance personnel will be carried out by process and maintenance training officers to ensure continual improvement in operator skill and safety levels.

Administration Department

Administration functions will be provided by the following subdepartments:

- Finance and Accounting;
- Human Relations;
- Operational Technology;
- Supply & Logistics; and
- Administration.

The finance and accounting functions will include payroll and accounts.

The HR team will be responsible for all human resources, employee relations and personnel activities including recruitment, relocation, and education.

The Operational Technology team will address information technology (IT), communications, and process control systems and support.

The Supply and Logistics team will be responsible for all supply and logistics functions including purchasing and inventory control of plant consumables and warehousing.

Administration will look after camp, site transport, travel, and cleaning.

The administration manager will be responsible to the general manager for all the above functions. The structure of the administration department is shown in Figure 21-8.

Health Safety & Security

The HS&S department structure is shown in Figure 21-9. The HS&S department will be responsible for all aspects of health and safety including supply of on-site medical first-aid (including access to a doctor), emergency medical response requirements, OH&S training, and inductions. The medical and first aid services will be contracted to a medical services provider during construction and continue in operation.

The security responsibility will be contracted to a local security service contractor. The contractor is responsible for the loss control and security for the Project. Within the Mining License area, security functions will include supervision of all security equipment including cameras, sensors and other instruments and control of entry to the site. The security team will also provide background checks for all employees and contractors as required and assess risks and threats in the local area through gathering of local intelligence. A Security Management Plan will be prepared as part of the project's Operational Readiness.

The Health Safety & Security Manager is responsible for the above functions.

Environment and Social Department

The structure of the Environment and Social department is shown in Figure 21-10. The Environment and Social manager will have responsibility for all aspects of relations with the local community, as well as the environment.

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TECHNICAL REPORT SUMMARY
EWOYAA LITHIUM PROJECT

A Social Performance Superintendent will be appointed who is familiar with the region and local customs to ensure that the impact of the project on the local community is managed in such a way as to gain maximum support. The Social Performance Superintendent will be supported by a team of community relations officers, specialists and clerical staff.

The Environmental Superintendent will control all matters relating to the environment and reporting requirements. General labourers will be employed as required to assist with environmental tasks.

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FIGURE 21-4 OVERALL ATLANTIC ORGANISATIONAL STRUCTURE

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TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT


General Manager Operations
Personal Assistant
Tech Services Manager
Mining Manager
Process Manager
Health Safety & Security Manager
Administration Manager
Environment and Social Manager
Geometallurgy
Mine Planning
Mine Surveying
Drill and Blast
Mine Production
Geology
Contract Miner
Metallurgy
Shipping
Plant Production
Maintenance
Contract Laboratory
Health and Safety
Medical Services
Emergency Response
Security
Finance and Accounting
Human Relations (HR)
Operational Technology
Supply & Logistics
Administration.
Environment
Community Relations

FIGURE 21-5 MANAGEMENT STRUCTURE


Tech Services Manager
Mining Manager
Geometallurgist
Mining Administrator
Mining Contractor
Mining Superintendent
Production Superintendent
Geology Superintendent
Senior Planning Engineer
Mine Surveyors (2)
Drill & Blast Specialist
Production Engineers (2)
Senior Resource Geologist
Planning Engineers (3)
Surveyor Assistants (4)
Drill & Blast Officers (2)
Pit Supervisors (4)
Senior Mine Geologist
Mine Geologists (2)
Pit Technicians (4)

FIGURE 21-6 MINING AND TECHNICAL SERVICES DEPARTMENTS

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 345 of 368 FIGURE 21-7 PROCESSING DEPARTMENT TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 346 of 368 FIGURE 21-8 ADMINISTRATION DEPARTMENT TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 347 of 368 FIGURE 21-9 HEALTH SAFETY & SECURITY DEPARTMENT FIGURE 21-10 ENVIRONMENT AND SOCIAL DEPARTMENT TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 348 of 368 FIGURE 21-11 CONTRACTOR ORGANISATIONAL CHART

TECHNICAL REPORT SUMMARY

EWOYAA LITHIUM PROJECT

22.0 INTERPRETATION AND CONCLUSIONS

The project supports conventional and proven open pit mining and spodumene concentration technology. The spodumene bearing ore will be extracted from open pits with drill and blast and load and haul mining methods. Open pit waste rock will be disposed of in waste dumps, that incorporate an integrated tailings storage facility for process plant tailings.

The project investment will provide positive social, economic and material supply strategic impacts locally and nationally, including job creations, training, procurement and business opportunity throughout the region, from construction through operations.

22.1 MINERAL RESOURCE

Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations of the lithium-bearing pegmatite deposit on the Property. The data are of sufficient quantity and reliability to reasonably support the resource estimates in this TRS.

The geology of the Project area and controls to mineralisation are well-understood. Exploration techniques employed on the Project are appropriate and data derived from them are of sufficient quality to support the modelling of Mineral Resources in accordance with the JORC Code.

Based on an assessment of available QA/QC data, the entire lithium and whole-rock drill core assay dataset is acceptable for resource estimation with assaying posing minimal risk to the overall confidence level of the MRE.

Sufficient data are available to generate reliable mineral grade estimates using the ordinary kriging method for the ALL properties.

The depth, geometry, and grade of pegmatites on the properties make them amenable to exploitation by open cut mining methods.

For the Ewoyaa Lithium Project, this study has defined (at a 0.5% Li_2O reporting cut-off) a global Indicated and Inferred MRE of 4.2 Mt at 1.08% Li_2O, containing 45,400 t of lithium oxide with an effective date of March 2023.

22.2 MINING

The following summaries of interpretation and conclusion associated with the project are primarily focused on the mine plan and mining-specific issues.

- The depth, geometry, and grade of pegmatites on the properties make them amenable to exploitation by open cut mining methods.
- Inferred resources may be converted to indicated resources with future infill drilling.

22.3 METALLURGY TESTING

Metallurgical testwork was conducted at Nagrom from 2019 with the majority of the work being conducted between Q1 2022 to Q2 2023, under the supervision of Trinol Pty ltd.

A total of approximately 370 pegmatite drill core samples were taken from across the Ewoyaa deposits. These samples captured the varying mineralisation and levels of weathering, including "P1" coarse and "P2" fine mineralogy types from weathered 'transitional' and unweathered 'fresh' domains. From these samples, sixty-nine (69) drill hole composite samples were created and used for testing and represented a combination of variability and composite samples. See section 10.0.

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ATLANTIC LITHIUM

Heavy Liquid Separation (HLS) and Dense Medium Separation (DMS) were undertaken on variability and production composites. Recoveries attributable to P1 material and P2 material were partly based on HLS and DMS-250 test results and partly on calculation of assumed additional recovery from middlings. More details can be found in Section 10.9.

22.4 RECOVERY METHODS

- The recovery of lithium from ore to final product has been achieved through a DMS concentration stage.
- The DMS technology for the recovery of spodumene is a widely used technology for beneficiation of spodumene and therefore considered low risk technology.
- Testwork confirming the technologies applicability was undertaken across samples considered representative of the ore zones.
- Concentrate grades of 5.5-6.0% Lithia were achieved, making a saleable product.
- The average spodumene recovery for each ore type is shown below.

TABLE 22-1 FINAL DMS RECOVERIES BY SC GRADE AND % OF ORE TYPE

Concentrate Grade ($\%\ Li_2O$)	Ore Type	HLS Recovery ($\%\ Li_2O$) -10+0.5mm	Plant Recovery ($\%\ Li_2O$) -10+0.85mm	Plant Recovery ($\%\ Li_2O$) -10+1.0mm
5.50%	>90% P1	74.4%	67.2%	64.9%
	>80% P2	25.0%	14.9%	12.6%
6.00%	>90% P1	69.6%	62.1%	59.8%
	>80% P2	17.5%	7.0%	4.7%

- The production schedule for the project is based on processing 2.7 Mtpa of ROM ore to produce a nominal 215 ktpa of concentrate (6% Li_2O).
- Coarse rejects from the DMS plant will be hauled to the waste rock dump.
- Wet tailings from the process plant are pumped to a TSF integrated into the waste rock dump area and landform.

22.5 RISK & OPPORTUNITY EVALUATION

22.5.1 Introduction

The study undertook risk analysis at two levels:

- Hazards identification associated with the plant operation ("HAZID"); and
- Project development risk and opportunity analysis

Both work streams were prepared in accordance with the methodology outlined below.

22.5.2 Methodology

A standard Risk Assessment procedure was used for the Project and in accordance with the methodology described in AS/NZS ISO 31000 Risk management — Principles and guidelines.

The context is an assessment of the risks associated with the development of the Project and incorporation of actions, where appropriate, into the Study. During the Study risk treatment, actions that could be incorporated into the Study were identified, together with other actions that would be more appropriately managed during future stages of Project development.

Risk analysis involves developing an understanding of the risk and involves consideration of the causes and sources of a risk, their positive and negative consequences, and the likelihood that those consequences will occur. Factors that

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affect consequences and likelihood should be identified. An event can have multiple consequences and can affect multiple objectives. Existing controls and their effectiveness and efficiency should also be considered.

Implementation of further or future control actions can also be to be considered, with a subsequent reassessment of likelihood and consequence ratings to determine at a residual risk rating after controls.

Table 22-2 and Table 22-3 below outline the ratings that were applied when assessing the severity of a risk.

TABLE 22-2 RISK LIKELIHOOD OF OCCURRENCE

Rating	Description	Frequency
Almost certain	-Can be expected to occur in most circumstances -More than 75% chance of occurring -Complex process with minimal checks & balances	More than once per year
Likely	-Will probably occur in most circumstances -50–75% chance of occurring -Complex process with some checks & balances	At least once in 2 years
Possible	-Might occur at some time -25–50% chance of occurring -Previous audits/reports indicate non-compliance -Complex process with extensive checks & balances	At least once in 5 years
Unlikely	-Could occur at some time -Less than 25% chance of occurring -Non-complex process &/or existence of checks and balances	At least once in 10 years
Rare	-May only occur in exceptional circumstances -Simple process -No previous incidence of non-compliance	Less than once in 100 years

Risks will be analysed on the basis that management controls had been implemented.

The matrix and numbering shown in Table 22-4 below was used to rank each risk as Extreme (E), High (H), Moderate (M) or Low (L) using the given descriptors of likelihood and consequence.

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TABLE 22-3 RISK CONSEQUENCE RATING

Rating	Financial Implementation Total	Financial Operations Annual	Health & Safety	Environment	Social/Cultural Heritage	Reputation	Compliance
Extreme	10m–20m	10m–20m	Fatality or multiple serious (permanent) disabling injuries that are life threatening	Very serious, long-term environmental impairment of ecosystem function	Serious social impacts. Significant, medium-term damage to structures/ items of cultural significance	Serious public or media outcry (international coverage)	Multiple significant breaches of laws. Suspension of licence to operate
Major	2m–10m	2m–10m	Lost Time Injury (LTI)	Serious medium term environmental effects	Ongoing serious social issues. Significant, damage to structures/ items of cultural significance	Significant adverse national media/public/NGO attention	Single significant breach of laws which may result in prosecution
Moderate	200k–2m	200k–2m	Medically Treated Injury (MTI)	Moderate, short-term effects but not affecting ecosystem function	Ongoing social issues. Permanent damage to structures/ items of cultural significance	Attention from media and/or heightened concern by local community. Criticism by NGOs	Minor breach of laws which may result in prosecution. Failure to meet standard audit
Minor	50k–200k	50k–200k	Minor injury – no disabling impact	Minor effects on biological or physical environment	Minor medium-term impacts on local population. Mostly repairable	Minor, adverse local public or media attention and complaints	Multiple minor breaches of standards or guidelines requiring rectification
Insignificant	<50k	<50k	No harm or injury to personnel	No environmental damage	Low-level repairable damage to commonplace structures	Public concern restricted to local complaints	Single minor breach of standards or guidelines (internal)

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TABLE 22-4 RISK RANKING MATRIX

5X5 Risk Matrix		Likelihood				
		Almost certain	Likely	Possible	Unlikely	Rare
Consequences	Extreme	1	2	5	6	14
	Major	3	4	7	8	15
	Moderate	9	10	11	16	17
	Minor	12	13	18	19	20
	Insignificant	21	22	23	24	25

22.5.3 HAZID

A HAZID was undertaken focusing on design and operational elements that have the potential to cause significant personal injury or environmental impact, to allow these to be addressed early in the detailed design.

The HAZID was carried out for the FS in a workshop setting with attendees from Atlantic Lithium and Primero and facilitated by an independent representative. The results of the assessment constitute the HAZID register (Appendix 15.1), into which subsequent HAZID reviews were then conducted to complete the analysis.

Overall, no hazards (uncontrolled) were classified as extreme, and only two hazards were classified as high, related to interactions of personnel with vehicles and mobile plant. With future implementation of industry standard design practices and operational controls, the residual risk ratings for these items are all low. All other hazards have both uncontrolled and residual risk lower ratings to either medium or low.

22.5.4 Project Risk Assessment

Introduction

A risk assessment was undertaken to assess the impact of uncertainties on the objective of delivering and operating the Project within budget and on schedule. The risks identified related to Compliance, Electrical supply, Environmental and approvals, Health and Safety, Human Resources, Infrastructure, logistics, water modelling and owner's risks, Metallurgy, Geology, Mining, Processing, Security and Tailings and water dams.

The Project risk assessment was carried out for the FS in a workshop setting with attendees from Atlantic Lithium and all consultants and facilitated by an independent representative. The results of the assessment constitute the Project risk register, into which further reviews were then conducted by individual teams to complete risk works for their areas of study scope, including assignment of actions and risk owners for ongoing risk management.

Results

The results of the workshops are presented in the Project Risk Register (Appendix 15.2). Table 22-5 outlines the risks (uncontrolled) listed as Extreme or High, together with the management or mitigating actions and residual risk ratings.

In the categories studied, one risk (uncontrolled) was classified as Extreme, related to risk of obtaining and keeping an environmental permit (EP) required to conduct construction and operations. Long Project delays and delays to revenues would result. Mitigation actions relate to developing a strong understanding of the requirements to obtain and maintain the EP and carrying out the planned ESIA and RAP readiness works for the EP application in parallel to engineering and design works during 2023-24, leading to a residual risk rating of Medium.

Several risks were classified as HIGH, however with ongoing or future mitigation actions, all residual risk ratings lower to either Medium or Low.

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TABLE 22-5 PROJECT RISK REGISTER

Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
EIS renewal / applications required. Expiration of the environmental permit and delay or withholding of the grant of an extension by the EPA.	Financial	1-Extreme	Permit timelines integrated into project schedule and renewal responsibilities clear for operations. Mobilisation of owners team to undertake all required ESIA and RAP definition works after DTM to meet timelines for permit submission. Keep commitment register and company-wide alignment on contents.	5-Medium
Project transportation vehicle (trucks and passenger vehicles) accidents with community infrastructure, members and or livestock may affect the safety of the community.	Health & Safety	2-High	Impact study needed. Installation of in-vehicle speed and fatigue monitoring as contract condition with trucking company, and in all company vehicles. Training of drivers and preference for hiring female drivers.	5-Medium
HV power line - grid connection delay / construction and delay start up.	Financial	2-High	Compensation provided to PAPs affected by powerline. Agree MoU with GridCo to align on approach and responsibilities to relocate powerlines, engage stakeholders and compensate PAPs and sharing survey and valuation data. ECG Engineering, a consultant boasting 25+ years of dealing with the Ghana power authorities, engaged for FEED works and to be engaged for detailed design after DTM. Early commitment to powerline relocation works after DTM to de-risk schedule.	8-Medium
Lack of adequate power through the grid may result in increased costs for the project due to the need to self-generate power on site.	Financial	2-High	Considered a risk in PFS but not deemed a high risk after ECG works during FEED phase.	16-Low
VRA power load shed > 20% will result in reduced throughput. Plan currently assumes 10 M Watts.	Financial	2-High	Considered a risk in PFS but not deemed a high risk after ECG works during FEED phase.	16-Low
Loss of biodiversity including protected fauna and flora, ecosystems, endemic plant species due to vegetation clearing	Environment	2-High	Revegetating cleared land. ESIA study to be commissioned. Best practice to be implemented pending ESIA conditions to be received. As part of the ESIA:	11-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			• undertake baseline biodiversity study including terrestrial and aquatic ecology to establish sensitive biodiversity areas and species. • Use the information for infrastructure placements alternative assessment. • Undertake an impact assessment to assess impacts and develop mitigation and management measures. • Develop a Biodiversity Action Plan that sets out how these measures will be implemented.	
Crushing circuit production rate does not feed DMS plant at required rate; throughputs and recoveries not achieved.	Financial	2-High	DMS testwork conducted before and during the PFS provide indication that recoveries may vary greatly between P1 and P2 material. Provision of recrush in DMS circuit. Additional metallurgical samples have been collected for further testing. Option of downstream additional processing via spirals and/or future flotation circuit has potential to upgrade product recovery and specification.	7-Medium
Site Pedestrian access may result in injury	Health & Safety	2-High	High berms, signage, camera both ways on haul roads, Radio communication, sentry security guards. Facilitate underpass for community use (village traffic) if required. Height restriction booms and height markers.	16-Low
Community access or interaction with construction and operations areas	Health & Safety	2-High	Gate house located closer to main road to control site access. Plant buildings and administration areas fenced off to control access compound/fuel. Review overall fencing and security in detailed design, especially with respect to insurance requirements. Communication in communities prior to construction and operations phases.	5-Medium
Extensive and unsafe rural road use by ALL vehicles exceeds community expectations and damages roads.	Financial	3-High	In-vehicle speed monitoring, driver training and awareness, follow-up with drivers in case of speeding, financing of road maintenance and reparation by company,	11-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			careful assessment of company-community-government responsibilities with regards to road maintenance, limit use of community roads, if possible, establish community crossing points where company vehicles need to stop. Conduct an evaluation on daylight operations only. Integrate road use into the community engagement programmes. Community consultation via the ESIA process for the road to avoid towns and villages. Consider need for community road fund and community escorts. Assess need to avoid road use and/or reduce speed limit at certain times of day.	
Loss of agricultural and grazing lands due to mine and mine infrastructure placement.	Social/Cultural Heritage	3-High	As part of the ESIA, identify potential land that will be affected, and identify the communities / community members who will be affected. Subsequently, develop a RAP, containing a Livelihood Restoration Plan, to set the basis for negotiating the compensation requirements and rates and livelihood restoration support that will need to be applied. Identify and secure agricultural replacement land. Land access and construction starts when required land has been fully compensated for as per legal requirement. ESIA study to ensure potential affected lands are mapped with owners identified where possible and captured in a register for reference purposes.	11-Medium
Influx of workers and opportunity seekers causing increased pressure on existing social infrastructure such as medical, sanitation and hygiene facilities in the wider project area, partially due to lack of worker accommodation provided by the Company.	Social/ Cultural Heritage	3-High	As part of the ESIA, undertake an influx risk and impact assessment to determine all potential social impacts, assess the carrying capacity of current community infrastructure, evaluate potential pressure and develop mitigation and management measures to be implemented to try and reduce the severity of the social impacts. Identify relevant stakeholders and include them in the Stakeholder Engagement Plan and stakeholder database and undertake ongoing engagement and consultation with these stakeholders.	10-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			Assess the opportunity to provide worker accommodation and make budget provision to support local government in meeting increased demand for health, sanitation, education and other social services. ESIA study to be commissioned. Best practice to be implemented pending ESIA conditions to be received.	
Increase in social problems, decline of social cohesion and inflation of prices of basic goods and services due to influx of job seekers.	Social/Cultural Heritage	3-High	As part of the ESIA, undertake a socio-economic baseline study and impact assessment to determine all potential social impacts and develop mitigation and management measures to be implemented to try and reduce the severity of the social impacts. Subsequently, develop an Influx Management Plan setting out how influx will be managed. ESIA study to be commissioned. Best practice to be implemented pending ESIA conditions to be received.	11-Medium
Inability to achieve average speeds / cycle time in the road truck operation, due to road conditions, third-party use.	Financial	4-High	FS will use assumptions and designs commensurate with the study accuracy requirements. Ensure truck lead times are understood and truck capacity is evaluated during project ramp up.	16-Low
Ewoyaa township effected by mining operations and may need to resettle.	Social/Cultural Heritage	3-High	Ensure mining operations don't affect the village (noise and dust modelling, blast radius) Develop mitigations once noise modelling results are available, including noise reduction in vehicles, complaint management, reversing alarms connected to radio and not audible outside, community engagement.	7-Medium
Project delays damage reputation with local communities, in part due to set expectations.	Social/Cultural Heritage	4-High	Continued regular community engagement and management of expectations. Ensure community messaging is centrally controlled and managed across all stakeholder groups.	11-Medium
Inability to achieve ore feed specifications	Financial	4-High	Prepares Geological Model (production vs resource model) Production Scheduling - consider review of mine planning and articulate production processes to achieve level of selection, through sampling, blast hole analysis, reconciliation and stockpiling) Articulate next steps and scope in FEED.	7-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			Future Controls: Grade Control, Blasting Optimisation, Ongoing model reconciliation, Segregated stockpiles for blending	
Illegitimate compensation claims.	Financial	4-High	A current land use map of affected communities should be prepared using photogrammetry data, including communities' activities located in the affected area and affected by the Project. This will require updated mine and infrastructure plans to limit the areas of investigation. Physical verification to some extent should also be undertaken. Information on the project design and footprint needs to be kept highly confidential and managed accordingly until the cut-off date is declared. Physical verification of identified communities and facilities must be completed by tagging or marking each affected facility with an easily identifiable writing in paint specific to the identification and verification process.	7-Medium
Customs delays for imported materials and equipment for construction and operations.	Financial	4-High	Realistic procurement schedules built into the FS. Develop in country processes and permits and install focus team. Engage experienced freight forwarding agent with knowledge of port processes and logistics. Integrate a customs team within the project team	11-Medium
Non-compliance with legislative requirements and agreements, or perceived insufficiencies, with regard to the employment of local and national staff, including labourers and professional staff.	Social/Cultural Heritage	4-High	Local content, procurement, employment and contractor management plans agreed with local stakeholders and implemented for development. Communicate and manage stakeholder expectations around employment opportunities. Ensure that the Local Content Plan is updated regularly and implemented, especially prior to construction.	11-Medium
Environmental obligation from ESIA particularly after the government has reviewed and given feedback (added more commitments) are highly onerous and much more expensive than planned.	Environment	4-High	Ensure ESIA scoping is comprehensive and ESIA Terms of Reference are clear. Ensure sufficient time is scheduled for comprehensive ESIA process. ESIA costs have been factored into the Project costs. Make sufficient budget provision for ESMP implementation and refine budget after permitting.	7-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			Ensure schedule alignment and major contracts are not committed to until full confidence in schedule and ESIA process is underway.	
Pandemic (e.g. COVID-19) significantly impacts project development activities through direct health impacts or through travel restrictions.	Financial	4-High	Occupational health protocols – Vaccinations - Health cover - Access to hospitals. Track record of relatively effective management of disease outbreak in cities. ALL will have direct control of how mitigation controls are implemented at site. Implement health services contract (staffing) to support construction and operations phases. Utilise adaptive management measures to maintain relevant Covid-19 safety protocols: • Seek to prioritise vaccines to staff. • Establish operating structure that minimises travel including Video Conferencing. Follow Covid-19 rules.	8-Medium
Lack of company commitment to and alignment with international E&S standards may influence financiers' willingness to provide loans until additional environmental and social measures have been undertaken.	Financial	4-High	Align ESIA and all feasibility studies to IFC Performance Standards and other relevant standards, frameworks and guidelines as far as practicable. Board to confirm commitment to follow IFC performance standards and equator principles. Inquire about expected E&S standards early in process of engaging investors. ESS consistently review all ESIA related study methodologies and principles, reports, findings, and recommendations and certifies that adequate considerations are made to ensure compliance with international best practices.	11-Medium
Dust generation due to construction and operations that can negatively impact human health and the surrounding biodiversity.	Social/Cultural Heritage	4-High	As part of the ESIA, undertake an air quality baseline assessment to determine current ambient conditions. thereafter undertake modelling to determine potential dust impacts and define adequate buffer areas around project components and potential exceedances in permissible levels to determine where mitigation / management measures will need to be applied including plan for suppression and relocating major dust generating equipment and activities (e.g. potentially waste rock dumps).	11-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			Contractor must use dust suppression rig/equipment for exploration activities, and provision of PPE to workers. Intensify awareness of workers and locals on the health risks of the dust and the need to use PPE. Health and Safety Officer recruited by ALL to ensure adherence to PPE use and availability. ESIA study to be commissioned but baseline data collection ongoing since July 2021. Best practice to be implemented pending ESIA conditions to be received.	
Noise pollution as a result of exploration, construction and mining activities and transportation of personnel and materials.	Social/Cultural Heritage	4-High	As part of the ESIA, undertake a baseline noise study to determine ambient conditions. Thereafter, undertake noise modelling and define adequate noise buffers with clear indication of land use restrictions, carefully consider location of project infrastructure and distance to settlements, and develop other appropriate mitigation and management measures such as the implementation of technology to reduce noise generated by equipment, berms and noise walls. Plan drill activities that are in close proximity to communities to be carried out in a short period of time to minimise the inconvenience caused. Simulate noise impacts using modelling and determine mitigation / management measures. ESIA study to be commissioned but baseline data collection ongoing since July 2021. Best practice to be implemented pending ESIA conditions to be received. Drill rigs are currently far from settlements and thus the noise generated is not significant to cause problems for them. Vehicles used for transportation are not heavy trucks hence does not create too much nuisance.	11-Medium
Reduction in and loss of groundwater for communities due to dewatering activities and/or water use by exploration, construction and mine operation.	Social/Cultural Heritage	4-High	As part of the ESIA, undertake a baseline water study to define the area of influence, identify downstream communities and determine the ambient water quality, flow patterns and availability. Determine the mine water requirements including dewatering. Determine the potential impacts. Optimise water use designs and implement additional mitigation and management measures where applicable.	23-Low

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
			Subsequently, develop a Water Management Plan that sets out how the mitigation / management measures will be implemented. Desalination Plant Study. ESIA study to be commissioned. Initial baseline studies conducted with further baseline studies contracted to complement existing data since July 2021. Best practices to be implemented pending ESIA conditions to be received.	
Deterioration of staff (office and field) health due to poor workplace ergonomics and repetitive/monotonous tasks including, lifting of heavy equipment and material.	Health & Safety	4-High	Undertake scheduled review of staff workload, task implementation, and working tools to ensure appropriate ergonomic considerations have been made. Undertake training for workers on how to work ergonomically, taking breaks, and using tools and equipment properly to avoid stress and injury. Training on how to properly lift equipment. SOPs for (Mechanical Auger Drilling).	11-Medium
Vibration impacts associated with drilling and blasting activities, including vehicle and equipment vibration.	Social/Cultural Heritage	4-High	Define adequate buffer areas around planned infrastructure in line with regulatory requirements and define land use restrictions for buffer areas. Currently vibration caused by vehicles and equipment within the exploration area is not significant to cause a nuisance to nearby community and the environment. As part of the ESIA, undertake a vibration impact assessment to determine the potential sources and potential sphere of impact. Sphere of impact will inform additional studies that may include vibration crack assessment of community houses. Subsequently, develop an Air quality, Noise and Vibration Management Plan that sets out how these measures will be implemented. Conduct community level ground vibration monitoring and structural assessment before and after blasting within defined perimeter. UMaT contracted to undertake exploration Vibration Impact Assessment within the project footprint and make appropriate mitigatory recommendations. Recommendations and best practices to be implemented by ALL pending final via report from UMaT.	11-Medium

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Risk Item	Impact	Risk Rating	Current and Proposed Controls	Residual Risk Rating
Deterioration of air quality due to particulate matter and GHG emissions emanating from drilling rig operations, construction and mining activities, including development of the waste rock dumps.	Health & Safety	4-High	Installing dust and GHG trapping mechanisms on drilling rigs to minimise gaseous and particulate emissions, conduct air quality modelling to define adequate location of project infrastructure and environmental buffer areas around each infrastructure with clear land use restrictions to minimise impacts.	7-Medium

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22.5.5 Project Opportunities

The Project has several opportunities to capture further value from the planned operation and derisk the project implementation as outlined below.

SPODUMENE AND PRODUCT PRICING

Project revenue and financial upside is possible from higher realised product prices than those used in this study and as demonstrated in the sensitivity analysis in Section 19.0.

Higher prices may be realised via offtake pricing agreements for sale of the balance of products not part of the JV agreement with PLL.

INFERRED MATERIAL CONVERSION

As outlined in Section 11.7, 21% of the MRE is classified as Inferred material, however none of this material is included in the production schedule over the LOM.

Conversion of material currently classified as Inferred in the MRE into the measured or indicated categories will de-risk the production schedule in later years and has the potential to increase the size of the mined resource, with subsequent increased life of mine, longer production schedule, smaller stockpiling requirements and increased spodumene and secondary products produced.

Conversion of Inferred material can be achieved by infill drilling programs prior to and during mining operations to further identify ore and waste zones within the existing planned mining areas.

IMPLEMENTATION STRATEGIES

The project has several opportunities to de-risk the project schedule or to realise cost savings to ensure project development plans are met.

- Development of a detailed earthworks cut and fill balance to optimise earthwork quantities and cost for the bulk earthworks scope.
- Pre-assembly of conveyor sections in fabrication yards around Takoradi prior to transport to site, to reduce site-based installation hours.
- Purchase or hire of the Sisimbo resort as soon as possible to ensure the accommodation in ready for construction kick-off, but also to make use of the site for laydown or pre-assembly activities.
- International supply of structural steel, platework, electrical bulks and piping materials to realise improved cost or schedule or de-risk the reliance on locally based contractors.

FELDSPAR PRODUCT

Potential local markets exist for the sale of feldspar products, which can be recovered from waste streams from the process plant. Feldspar can be used for many applications such as in construction of building materials, as a flux in ceramics and glassmaking, in pottery and porcelain making and as abrasives in manufacturing and polishing.

Feldspar recovery consists of an additional DMS circuit and WHIMS iron removal stage treating the DMS rejects stream. A high-quality feldspar concentrate could be produced with greater than 10% alkalis, and less than 0.1% Fe_2O_3. Potential production qualities are shown in Table 22-6.

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TABLE 22-6 FELDSPAR ESTIMATES

Product	% of plant feed tonnage	Quantity est. tpa	Size range (mm)	Grade % Li_2O
Feldspar (future product)	~20% - 40%	500 - 1,000ktpa	-10+1	n/a

Market studies will be required to understanding the potential market size (demand) and requirements for feldspar materials. Further, engineering studies and representative testwork programs will be required to assess the feasibility of producing feldspar products that will be saleable in these markets.

FLOTATION

Another opportunity for the Project includes processing fines (<0.85 mm) and middlings streams through a flotation plant. Preliminary flotation sighter testwork performed indicates encouraging flotation stage recovery and achievement of >5% Li_2O concentrate grades.

The fines and middlings streams making up the proposed flotation feed represent approximately 1.1 Mtpa feed stream with an estimated grade of 0.7% Li_2O. Preliminary calculations for concentrate production are in the range of 80,000 tpa for a >5% Li_2O concentrate which represents an opportunity to increase Project value.

The flotation concentrate product would replace the current (lower grade) secondary product and would be a higher value, lower volume product. The opportunity has potential to de-risk the Project in the event that low-grade lithium bearing products market is adversely affected in the future.

TABLE 22-7 POTENTIAL FLOTATION PLANT FEEDSTOCK PER ANNUM

Stream	Quantity float feed est. tpa	% Li_2O
Fines	450,000	1.2
DMS Middlings	650,000	0.4
Total	1,100,000	0.7

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TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 365 of 368 23.0 RECOMMENDATIONS Specific recommendations for the Ewoyaa Lithium project are summarised below for the project areas. 23.1 MINERAL RESOURCE ALL is continuing to work both internally and with outside assistance to continue to further define their Resource Base and to Optimise the proposed LOM Plan. • Additional drilling along strike, up-dip and down-dip to extend known mineralisation. • Conduct infill drilling within non-mineralised pegmatite domains, where grade is more than 0.5% Li2O, in order to wireframe these zones within the mineralised domains. • Review four blanks from the 2022 drilling that appear to have been mis-labelled. 23.2 MINING The following mining related work is recommended to be investigated or progressed. • Appointment of the preferred bidder for contract mining, after final contract negotiations. • Short-term mine planning work including, but not limited to the following: - • Review of pit staging. • Review of waste dump location / design • Review of potential for additional pit backfill. • More detailed designs on pit development works, including access roads and short-term mine production schedules for the first two years. • Detailed ROM pad design and assessment of potential long-term stockpile requirements and location. • Increase UCS database to improve drill and blast analysis. • Pegmatites are notoriously hard and baseline penetration rates using blast hole drilling trials are recommended. • Undertake infill drilling in order to convert in-pit Inferred Resources to at least Indicated. • Optimise waste dumping strategy. • Assess possibility of relaxing the vibration limit from 2 mm/s to the more world-wide accepted standard of 5 mm/s. 23.3 METALLURGY TESTING / RECOVERY METHODS It is recommended to complete on-going testwork programs which will be completed H2 2023 and 2024: • Recrushing DMS testing. • Flotation testing of P1 and P2 ores. It is also recommended to further explore: • Flotation testing specifically with site water. ALL is continuing to work both internally and externally to continue to further refine their process and technology selections. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 366 of 368 24.0 REFERENCES 24.1 GEOLOGY Ashmore Advisory Pty Ltd Report, Ewoyaa Lithium Project Mineral Resource Estimate, January 25, 2023. Joint Ore Reserves Committee (2012). “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. The JORC Code, 2012 Edition”. Prepared by: The Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia (JORC). 24.2 MINING AND GEOTECHNICAL Mining Focus Consultants Pty Ltd Report, Atlantic Lithium Limited Ewoyaa Lithium Project Mining Study – 27 June 2023 George Boucher Consulting Report, Drilling and Blasting Analyses FS Level Review Ewoyaa Lithium Project. 24.3 METALLURGICAL TESTWORK Nagrom Metallurgical Report, T3020 - Flotation Testwork, May 27, 2022 Nagrom Metallurgical Report, T3020 - Comminution and Density Testwork, April 14, 2022 Nagrom Metallurgical Report, T3141 - DFS Testwork, March 31, 2023 Fremantle Metallurgy Report, Dynamic Thickener Testwork, May 2023 Slurry Systems Engineering Pty Ltd Report, RHEOLOGY TESTS AND PUMPABILITY ASSESSMENT T3141 COMP 1/3/8/9 TAILS THICKENER FEED COMPOSITE SAMPLE, 24 April 2023 24.4 INFRASTRUCTURE REC/Geocrest Report, Tailings Storage Facility and Water Storage Dam Front-End Engineering Design Report, Ewoyaa Lithium Project, Ghana, Atlantic Lithium Ltd, Rev B, 18 April 2023 REC/Geocrest Report, Civil Geotechnical FEED Design Report, Ewoyaa Lithium Project, Ghana, Atlantic Lithium Ltd, Rev A, 18 April 2023 SRK Report, Ewoyaa Lithium Project – Water Balance Mankessim, Ghana, July 2023 SRK Report, Ewoyaa Lithium Project, Mankessim, Ghana –Hydrological Water Supply Report, July 2023 SRK Report, Ewoyaa Lithium Project Mankessim, Ghana Updated Numerical Groundwater Model, July 2023 ECG Engineering Report, EWO-0001-G-FS-0001 Rev B - Power Supply Study DFS, 7 June 2023. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 367 of 368 24.5 ENVIRONMENTAL, SOCIAL AND PERMITTING Affam, M. and Ewusi A. (2022). Vibration Impact Assessment Studies for the Ewoyaa Lithium Project. Atlantic Lithium Limited. Ayimah, J. Y. (2014). Hydrogeochemical Studies Of Groundwater in the Southwestern Coastal Districts of the Central Region, Ghana. University of Ghana – UG Space. http://ugspace.ug.edu.gh/bitstream/handle/123456789/7907/Jerry?sequence=1 ESS. (2020). Hydrology and Hydrogeology Conceptual Model Report. Atlantic Lithium Limited. ESS. (2022). Draft Community Development Agreement - Ewoyaa Lithium Project, Ghana. Atlantic Lithium Limited. ESS. (2022). Draft Community Development Plan - Ewoyaa Lithium Project, Ghana. Atlantic Lithium Limited. ESS. (2022). Ewoyaa Lithium Project: Draft Emergency Response Plan. Atlantic Lithium Limited. ESS. (2022). Exploration Phase Environmental Monitoring Plan: Ewoyaa Lithium Project. Atlantic Lithium Limited. ESS. (2022). Draft Stakeholder Engagement Plan: Ewoyaa Lithium Project, Ghana. Atlantic Lithium Limited. Ghana Statistical Service (GSS). (2014). Population and Housing Census District Analytical Report: Mfantseman District. https://www2.statsghana.gov.gh/docfiles/2010_District_Report/Central/MFANTSEMAN.pdf Mfansteman Municipal Assembly (MMA). (2022). Medium-Term Development Plan 2022-2025. National Development Planning Commission. http://www.mfantsemanma.gov.gh/wp- content/uploads/2021/10/MFANTSEMAN-MTDP-2022-2025-DRAFT.pdf NEMAS Consult. (2019). Preliminary Environmental Baseline Assessment: Wet Season Report. Atlantic Lithium Limited. NEMAS Consult. (2020). Preliminary Environmental Baseline Assessment: Dry Season Report. Atlantic Lithium Limited. NEMAS Consult. (2021). Ewoyaa Lithium Project Biodiversity Survey: High-Level Assessment Report, Wet Season. Atlantic Lithium Limited. Yidana, S. M. (2010). Hydrochemical Characterisation of Aquifers Using Sequential Multivariate Analyses and Geographic Information Systems in a Tropical Setting. American Society of Civil Engineers. Yidana, S. M., Ophori, D. and Banoeng-Yakubo, B. (2008). Hydrogeological and Hydrochemical Characterisation of the Voltaian Basin: the Afram Plains area, Ghana. Environmental Geology 53: 1213-1223. TECHNICAL REPORT SUMMARY EWOYAA LITHIUM PROJECT Page 368 of 368 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT The Qualified Persons responsible for the development of this TRS have not relied upon any information provided by Piedmont Lithium Inc.